Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210002

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To Our Stockholders:

The boards of directors of BBCN Bancorp, Inc. and Wilshire Bancorp, Inc. have approved an agreement to merge our two companies. Before we can complete the merger, we must obtain the approval of the stockholders of BBCN Bancorp and of Wilshire Bancorp. We are sending you this document to ask for your vote to adopt the merger agreement, including approval of the principal terms of the merger, at the respective annual stockholder meetings of BBCN Bancorp and Wilshire Bancorp, which will be held on July 14, 2016.

Based on financial results as of March 31, 2016 and excluding anticipated merger adjustments to occur at the time of closing, the combined company will have approximately $13.1 billion in total assets, $10.1 billion in gross loans, $10.3 billion in deposits, and $1.8 billion in equity. The combined company will have the number one deposit market share position among Korean-American banks in California, New York, New Jersey, Washington and Alabama and the second largest deposit market share position in Illinois and Texas. We believe that the stockholders of both BBCN Bancorp and Wilshire Bancorp will benefit from the increased earnings power of the combined company and our improved ability to generate profitable growth and higher returns going forward.

In the proposed merger, Wilshire Bancorp will merge into BBCN Bancorp in a 100% stock-for-stock transaction valued at approximately $1.0 billion, based on the closing price of BBCN common stock on the date before our public announcement of the merger, and approximately $900 million, based on the closing price of BBCN common stock on May 26, 2016. Wilshire Bancorp shareholders will receive a fixed exchange ratio of 0.7034 of a share of BBCN Bancorp common stock in exchange for each share of Wilshire Bancorp common stock they own. To reflect the combination of our two companies, we are proposing to adopt the name Hope Bancorp, Inc. for our operations after the merger.

The exchange ratio in the merger will not be adjusted to reflect stock price changes between now and the closing. Based on the closing price of BBCN Bancorp’s common stock on December 4, 2015, the last trading day prior to the public announcement of the merger, the exchange ratio represented a value of $13.00 per share of Wilshire Bancorp’s common stock. The closing price of Wilshire Bancorp’s common stock on that date was $11.77. Using the closing price of BBCN Bancorp’s common stock on May 26, 2016, the exchange ratio represented a value of $11.34 per share of Wilshire Bancorp common stock. Based on the 0.7034 exchange ratio and the number of shares of Wilshire Bancorp common stock outstanding or reserved for issuance under outstanding stock options, performance units or other awards on the record date of the stockholder meetings, BBCN Bancorp expects that up to approximately 56 million shares of its common stock will become issuable to Wilshire Bancorp shareholders and holders of such options, performance units and other awards as a result of the merger.

You should obtain current market quotations for both BBCN Bancorp and Wilshire Bancorp common stock. BBCN Bancorp common stock is listed on the Nasdaq Global Select Market under the symbol “BBCN.” Wilshire Bancorp common stock is listed on the Nasdaq Global Select Market under the symbol “WIBC.”

The merger is intended to be tax-free to Wilshire Bancorp shareholders, other than with respect to any cash paid in lieu of issuing fractional shares of BBCN Bancorp common stock to them.

At our respective annual meetings, in addition to the merger, we will ask our stockholders to elect directors and vote on the other proposals described in the respective annual meeting notices that follow this letter. The accompanying disclosure document describes the annual meetings, the merger and the related merger agreements, and includes other important information about the proposals that will be presented for action at the annual meetings. Please read the entire document carefully, including the section entitled “Risk Factors” beginning on page 26.

Your vote is very important. Whether or not you plan to attend your meeting, please take the time to submit your proxy in accordance with the voting instructions contained in this document. If you do not vote, it will have the same effect as voting against the merger.

Each of our boards of directors recommends that the stockholders of BBCN Bancorp and Wilshire Bancorp vote “FOR” the merger. We strongly support this combination and believe it to be in the best interests of the stockholders of both companies.

Kevin S. Kim	Steven S. Koh
Chairman of the Board	Chairman of the Board
BBCN Bancorp, Inc.	Wilshire Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the BBCN Bancorp common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated May 27, 2016 and is first being mailed to stockholders of BBCN Bancorp and Wilshire Bancorp on or about June 10, 2016.

AVAILABLE INFORMATION

As permitted by SEC rules, this joint proxy statement/prospectus incorporates certain important business and financial information about BBCN Bancorp, Inc. and Wilshire Bancorp, Inc. from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the appropriate company at the following addresses and telephone numbers:

BBCN Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Attention: Corporate Secretary

Telephone: (213) 639-1700

Email: DavidW.Kim@BBCNBank.com

Wilshire Bancorp, Inc.

3200 Wilshire Boulevard, Suite 1400

Los Angeles, California 90010

Attention: Corporate Secretary

Telephone: (213) 387-3200

Email: LisaPai@WilshireBank.com

In order to ensure timely delivery of the documents, you must make your request no later than five business days prior to the date of the BBCN and Wilshire annual meetings, or no later than July 7, 2016.

You can also obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find Additional Information” beginning on page 218.

BBCN BANCORP, INC.

3731 Wilshire Boulevard, Suite 1000, Los Angeles, California 90010

Notice of Annual Meeting of Stockholders

To Be Held July 14, 2016

To the stockholders of BBCN Bancorp, Inc.:

Notice is hereby given that, pursuant to its bylaws and the call of its board of directors, the annual meeting of stockholders of BBCN Bancorp, Inc. will be held at Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California on Thursday, July 14, 2016 at 10:30 AM Los Angeles time. At the annual meeting, you will be asked to consider and vote on the following matters, all as set forth in greater detail in the accompanying joint proxy statement/prospectus:

1. Adoption and approval of the Agreement and Plan of Merger, dated December 7, 2015, providing for the merger of Wilshire Bancorp, Inc. with and into BBCN Bancorp, Inc. as described in the joint proxy statement/prospectus.

2. Approval of an amendment to the certificate of incorporation of BBCN Bancorp, Inc. to change its name to Hope Bancorp, Inc.

3. Approval of the issuance of BBCN Bancorp, Inc. common stock in connection with the merger of Wilshire Bancorp, Inc. with and into BBCN Bancorp, Inc. as described in the joint proxy statement/prospectus. .

4. Election of nine persons to serve as members of our board of directors until the close of the merger or, if the merger is not completed, until the next annual meeting of stockholders and until their successors are elected and have qualified. The following nine persons are our nominees for election:

Jinho Doo	Chung Hyun Lee	Gary E. Peterson
Jin Chul Jhung	William J. Lewis	Scott Yoon-Suk Whang
Kevin S. Kim	David P. Malone	Dale S. Zuehls

5. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016.

6. Approval, on an advisory and nonbinding basis, of the compensation paid to our “named executive officers” as described in the joint proxy statement/prospectus.

7. Approval of the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan.

8. Adjournment of the annual meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes in favor of the above proposals that are to be presented at the annual meeting.

9. Such other matters, if any, as may be properly presented for consideration and action at the annual meeting.

The BBCN Bancorp, Inc. board of directors recommends that you vote in favor of the merger, the name change amendment, the issuance of common stock in connection with the merger, the director nominees noted above, the ratification of our independent registered public accounting firm for the year ending December 31, 2016, the nonbinding, advisory vote on the compensation paid to our “named executive officers,” the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan, and each of the other proposals described in the joint proxy statement/prospectus.

Only stockholders of record at the close of business on May 26, 2016 will be entitled to notice of and to vote at the annual meeting or at any postponement or adjournment thereof.

Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage prepaid envelope provided, or cast your vote by telephone or Internet by following the instructions on your proxy card, the Notice of Internet Availability of Proxy Materials as soon as you can. The vote of every stockholder is important, and we appreciate your cooperation in returning your executed proxy promptly.

Your proxy, or your telephone or Internet vote, is revocable and will not affect your right to vote in person if you attend the annual meeting. If your shares are registered in your name and you attend the meeting, you may simply revoke your previously submitted proxy by voting your shares at that time. If you receive more than one proxy card or Notice of Internet Availability of Proxy Materials because your shares are registered in different names or addresses, you will need to follow the instructions in each set of proxy materials that you receive to ensure that all your shares will be voted at the annual meeting. If your shares are held by a broker or other nominee holder, and are not registered in your name, you will need additional documentation from your broker or other record holder to vote your shares in person at the annual meeting. Please indicate on the proxy card whether or not you expect to attend the annual meeting in person.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

By Order of the Board of Directors

Kevin S. Kim
Dated: May 27, 2016	Chairman of the Board, President and Chief Executive Officer
Los Angeles, California

Important Notice Regarding the Availability of Proxy Materials for the

2016 Annual Meeting of Stockholders to be Held on July 14, 2016

The joint proxy statement/prospectus and BBCN Bancorp Inc.’s 2015 Annual Report to Stockholders are available electronically at http://investors.bbcnbank.com/GenPage.aspx?IID=4055174&GKP=210421.

WILSHIRE BANCORP, INC.

3200 Wilshire Boulevard, Suite 1400 Los Angeles, California 90010

Notice of Annual Meeting of Shareholders

To Be Held July 14, 2016

To the shareholders of Wilshire Bancorp, Inc.:

The annual meeting of shareholders of Wilshire Bancorp, Inc. will be held at 3200 Wilshire Boulevard, 6th Floor, Los Angeles, California on Thursday, July 14, 2016 at 10:00 AM Los Angeles time. At the annual meeting, you will be asked to consider and vote on the following matters:

1. Approval of the principal terms of the Agreement and Plan of Merger, dated December 7, 2015, providing for the merger of Wilshire Bancorp, Inc. with and into BBCN Bancorp, Inc. as described in the joint proxy statement/prospectus.

2. Election of three directors assigned to Class III of our board of directors for three year terms expiring at our 2019 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

3. Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

4. Approval, on an advisory and nonbinding basis, of the compensation paid to our “named executive officers” as described in in the joint proxy statement/prospectus.

5. Adjournment of the meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes in favor of the above proposals that are to be presented at the meeting.

6. Such other matters, if any, as may be properly presented for consideration and action at the annual meeting.

The Wilshire board of directors recommends that you vote in favor of the merger, the director nominees and each of the other proposals described in the joint proxy statement/prospectus.

Only shareholders of record at the close of business on May 26, 2016 are entitled to notice of and to vote at the annual meeting.

Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage paid envelope provided, or cast your vote by telephone or Internet by following the instructions on your proxy card and the Notice of Internet Availability of Proxy Materials, as soon as you can. The vote of every shareholder is important and we appreciate your cooperation in returning your executed proxy promptly.

Your proxy, or your telephone or Internet vote, is revocable and will not affect your right to vote in person if you attend the annual meeting. If your shares are registered in your name and you attend the meeting, you may simply revoke your previously submitted proxy by voting your shares at that time. If you receive more than one proxy card or Notice of Internet Availability of Proxy Materials because your shares are registered in different names or addresses, you will need to follow the instructions in each set of proxy materials that you receive to ensure that all your shares will be voted at the annual meeting. If your shares are held by a broker or other nominee holder, and not registered in your name, you will need additional documentation from your broker or other record holder to vote your shares personally at the meeting. Please indicate on the proxy card whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

By Order of the Board of Directors

Jae Whan Yoo
Dated: May 27, 2016	President and Chief Executive Officer
Los Angeles, California

Important Notice Regarding the Availability of Proxy Materials for the

2016 Annual Meeting of Shareholders to be Held on July 14, 2016

The joint proxy statement/prospectus and Wilshire Bancorp Inc.’s 2015 Annual Report to Shareholders are available electronically at http://www.edocumentview.com/WIBC.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETINGS

The following are brief answers to certain questions that you may have about the BBCN Bancorp, Inc. annual meeting, Wilshire Bancorp, Inc. annual meeting and the merger. We urge you to read carefully the remainder of this joint proxy statement/prospectus, including the risk factors beginning on page 26, because the information in this section does not provide all of the information that might be important to you with respect to the merger and the meetings. Additional important information is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find Additional Information.”

Unless otherwise indicated in this joint proxy statement/prospectus or the context otherwise requires: references to “BBCN” are to BBCN Bancorp, Inc., including its subsidiary, BBCN Bank; references to “Wilshire” are to Wilshire Bancorp, Inc., including its subsidiary, Wilshire Bank; and “we,” “our” or “us” refer to both BBCN and Wilshire.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	We are delivering this document to you because it is a joint proxy statement being used by both the BBCN board of directors and the Wilshire board of directors to solicit proxies of their respective stockholders in connection with the approval of the merger and certain other matters described in in this joint proxy statement/prospectus.

In order to approve the merger and certain other matters described in in this joint proxy statement/prospectus, BBCN will hold its 2016 annual meeting of stockholders (which we refer to as the “BBCN annual meeting”) and Wilshire will hold its 2016 annual meeting of shareholders (which we refer to as the “Wilshire annual meeting”). This document serves as a joint proxy statement for the BBCN annual meeting and the Wilshire annual meeting and describes the proposals to be presented at each meeting.

In addition, this document is also a prospectus that is being delivered to Wilshire shareholders because BBCN is offering shares of its common stock to Wilshire shareholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is very important to us. We encourage you to submit your proxy as soon as possible.

Q:	What is the merger?

A:	BBCN and Wilshire have entered into an Agreement and Plan of Merger, dated as of December 7, 2015 (which we refer to as the “merger agreement”). Under the merger agreement, Wilshire will be merged with and into BBCN, with BBCN continuing as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Wilshire’s wholly-owned subsidiary bank, Wilshire Bank, will merge with and into BBCN’s wholly-owned subsidiary bank, BBCN Bank (which we refer to as the “bank merger”). A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Q:	What are holders of BBCN common stock being asked to vote on?

A:	BBCN’s board of directors is soliciting proxies from holders of its common stock with respect to the following matters:

•	adoption and approval of the merger agreement;

•	approval of an amendment to the certificate of incorporation of BBCN to change its name to “Hope Bancorp, Inc.”, (which we refer to herein as BBCN’s “name change amendment”);

•	approval of the issuance of BBCN common stock in connection with the merger of Wilshire with and into BBCN with BBCN surviving;

•	election of nine persons to serve as members of the BBCN board of directors until the close of the merger or, if the merger is not completed, until the next annual meeting of stockholders and until their successors are elected and have qualified;

•	ratification of the appointment of BDO USA, LLP as BBCN’s independent registered public accounting firm for the year ending December 31, 2016;

•	approval, on an advisory and nonbinding basis, of the compensation paid to BBCN’s “named executive officers” as described in the joint proxy statement/prospectus;

•	approval of the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan;

•	adjournment of the meeting if necessary or appropriate in the judgment of the BBCN board of directors to solicit additional proxies or votes in favor of the above proposals that are to be presented at the meeting; and

•	such other matters, if any, that may be properly presented for consideration and action at the meeting.

Q:	What will holders of BBCN common stock receive in the merger?

A:	If you are a holder of BBCN common stock, each share of common stock that you hold before the merger will continue to represent one share of BBCN common stock after the merger. Accordingly, holders of BBCN common stock will not receive anything in the merger for their shares.

Q:	What are holders of Wilshire common stock being asked to vote on?

A:	Wilshire is soliciting proxies from holders of its common stock with respect to the following matters:

•	Approval of the principal terms of the Agreement and Plan of Merger, dated December 7, 2015, providing for the merger of Wilshire Bancorp, Inc. with and into BBCN Bancorp, Inc. as described in the joint proxy statement/prospectus.

•	Election of three directors assigned to Class III of our board of directors for three year terms expiring at our 2019 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

•	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

•	Approval, on an advisory and nonbinding basis, of the compensation paid to our “named executive officers” as described in the joint proxy statement/prospectus.

•	Adjournment of the meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes in favor of the above proposals that are to be presented at the meeting.

•	Such other matters, if any, as may be properly presented for consideration and action at the annual meeting.

Q:	What will holders of Wilshire common stock receive in the merger?

A:	If you are a holder of Wilshire common stock, each share of common stock that you hold before the merger will be converted into the right to receive 0.7034 shares of BBCN common stock. This exchange ratio will not be adjusted to reflect changes in the market prices of BBCN or Wilshire common stock or changes in the number of outstanding shares resulting from the exercise of BBCN stock options or Wilshire stock options issued and outstanding as of the date of the merger agreement or thereafter in accordance with the merger agreement.

Q:	When and where are the annual meetings?

A:	The BBCN annual meeting will be held at Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, on July 14, 2016, starting at 10:30 AM Los Angeles time.

The Wilshire annual meeting will be held at 3200 Wilshire Boulevard, 6th Floor, Los Angeles, on July 14, 2016, starting at 10:00 AM Los Angeles time.

Q:	What is the record date for the annual meetings?

A:	The BBCN board of directors has fixed the close of business on May 26, 2016, as the record date for the purpose of determining the stockholders entitled to notice of and to vote at the BBCN annual meeting.

The Wilshire board of directors has fixed the close of business on May 26, 2016, as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Wilshire annual meeting.

Q:	How many votes do I have?

A:	You will have one vote for each share of BBCN common stock or Wilshire common stock that you owned, respectively, at the close of business on the record date, provided those shares are either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a broker, bank, or other nominee. There is no cumulative voting in the election of BBCN directors or Wilshire directors.

Q:	How will the merger affect outstanding Wilshire stock options and other equity awards?

A:	Each outstanding and unexercised option to purchase Wilshire common stock will become an option to purchase a number of shares of BBCN common stock equal to the number of shares of Wilshire common stock that could be purchased under the option multiplied by the exchange ratio and the exercise price per share of the Wilshire option will be adjusted by dividing the per share exercise price of each option by the exchange ratio. Except for the foregoing adjustments, each such converted BBCN stock option will have the same restrictions, terms and conditions as were applicable to the Wilshire stock option immediately prior to the completion of the merger.

Each Wilshire restricted share award will be converted into the number of restricted shares of BBCN common stock equal to the number of Wilshire restricted shares comprising the award multiplied by the exchange ratio. Except for the foregoing adjustment, each such converted BBCN restricted share will have the same restrictions, terms and conditions as were applicable to the Wilshire restricted shares immediately prior to the completion of the merger.

Q:	How does the BBCN board of directors recommend that I vote at the BBCN annual meeting if I am a holder of BBCN common stock?

A:	The BBCN board of directors recommends that you vote “FOR” the merger proposal, “FOR” the BBCN name change amendment proposal, “FOR” the common stock issuance in connection with the merger proposal, “FOR” the election of each of the director nominees, “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2016, “FOR” the approval, on a non-binding, advisory basis of the compensation paid to our “named executive officers”, “FOR” the approval of the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan, “FOR” the BBCN adjournment proposal and in the discretion of the proxies as to any other matter that may properly come before the BBCN annual meeting or any postponement or adjournment thereof. We currently expect that BBCN’s directors and executive officers will vote their shares “FOR” the foregoing proposals.

Q:	How does the Wilshire board of directors recommend that I vote at the Wilshire annual meeting if I am a holder of Wilshire common stock?

A:	The Wilshire board of directors recommends that you vote “FOR” the merger proposal, “FOR” the election of the director nominees, “FOR” the ratification of the appointment of our independent registered public accounting firm, “FOR” the approval, on an advisory and non-binding, basis of executive compensation and “FOR” the Wilshire adjournment proposal and in the discretion of the proxies as to any other matter that may properly come before the Wilshire annual meeting or any postponement or adjournment thereof. We currently expect that Wilshire’s directors and executive officers will vote their shares “FOR” the foregoing proposals.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted. If you hold stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-prepaid return envelope as soon as possible, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker or other nominee, you must direct your bank or broker or other nominee to vote in accordance with the instructions you have received from your bank or broker or other nominee.

Q:	What constitutes a quorum for the BBCN annual meeting?

A:	The presence at the BBCN annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of BBCN common stock entitled to vote at the BBCN annual meeting will constitute a quorum for the transaction of business at the BBCN annual meeting. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the Wilshire annual meeting?

A:	The presence at the Wilshire annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of Wilshire common stock entitled to vote at the Wilshire annual meeting will constitute a quorum for the transaction of business at the Wilshire annual meeting. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	If my shares are held in “street name” through a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	No. Your bank, broker or other nominee cannot vote your shares without instructions from you, except for certain routine matters. You should instruct your bank, broker or other nominee as to how to vote your shares, following the directions your bank, broker or other nominee provides to you. Please check the voting form used by your bank, broker or other nominee. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What is the vote required to approve each proposal at the BBCN annual meeting?

A:

Adoption and approval of the merger agreement proposal and the name change amendment proposal require the affirmative vote of the holders of a majority of the outstanding shares of BBCN common stock entitled to vote at the BBCN annual meeting. Directors will be elected by a plurality of the votes cast by holders of shares entitled to vote at the BBCN annual meeting, which means that the nine nominees receiving the largest number of affirmative votes will be elected to the board of directors to serve until the close of the merger or, if the merger is not completed, until the next annual meeting of stockholders and until their successors are elected and have qualified. The stock issuance in connection with the merger proposal, ratification of the appointment of BDO USA, LLP as BBCN’s independent registered public accounting firm for the year ending December 31, 2016, the non-binding, advisory vote to approve BBCN’s compensation paid to our “named executive officers” and the proposal to approve the BBCN Bancorp, Inc.’s 2016 Incentive Compensation Plan will require the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the BBCN annual meeting and entitled to vote on the matter at the BBCN annual meeting, so if you abstain, your abstention will have the effect of a vote “AGAINST” these proposals.

Q:	What is the vote required to approve each proposal at the Wilshire annual meeting?

A:	Approval of the principal terms of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Wilshire common stock entitled to vote at the Wilshire annual meeting. The affirmative vote of a majority of the votes cast at the annual meeting will be required to elect the director nominees. The advisory and non-binding vote to approve Wilshire’s executive compensation and the ratification of the appointment of Crowe Horwath LLP as Wilshire’s independent registered public accounting firm for the year ending December 31, 2016 will require the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter at the Wilshire annual meeting, so if you abstain, your abstention will have the effect of a vote “AGAINST” these proposals.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person, it will be more difficult to obtain the necessary quorum to hold the BBCN and/or Wilshire annual meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker or other nominee how to vote, or abstaining from voting will have the same effect as a vote “AGAINST” the merger and various other proposals for your company’s annual meeting. The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of BBCN common stock entitled to vote at the BBCN annual meeting and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Wilshire common stock entitled to vote at the Wilshire annual meeting.

Q:	Can I attend my company’s annual meeting and vote my shares in person?

A:	Yes. All holders of common stock of BBCN and all holders of common stock of Wilshire, including holders of record and holders whose shares are held through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of BBCN and Wilshire common stock can vote in person at the BBCN annual meeting and Wilshire annual meeting, respectively. If you wish to vote in person at your company’s meeting and if you are a holder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name through a broker, or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date and authorizing you to vote such shares at your company’s meeting (a “legal proxy” from your holder of record). At the appropriate time during your company’s meeting, the shareholders present will be asked whether they wish to vote in person. If you wish to vote in person at your company’s meeting, you should raise your hand at this time to receive a ballot to record your vote. Everyone who attends a meeting must abide by any rules for the conduct of the meeting distributed at the meeting.

Q:	Can I change or revoke my vote?

A:	BBCN stockholders: Yes. If you are a holder of record of BBCN common stock, you may change your vote or revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to BBCN’s corporate secretary, (3) attending the BBCN annual meeting in person, and voting by ballot at the BBCN annual meeting or (4) voting by telephone or the Internet at a later time but before the cutoff time for voting. Attendance at the BBCN annual meeting will not automatically revoke your proxy. A revocation letter or later-dated proxy first received by BBCN after the vote will not affect the vote. BBCN’s corporate secretary’s mailing address is: Corporate Secretary, BBCN Bancorp, Inc. 3731Wilshire Blvd. Suite 1000 Los Angeles, California 90010.

Wilshire shareholders: Yes. If you are a holder of record of Wilshire common stock, you may change your vote or revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Wilshire’s corporate secretary, (3) attending the Wilshire annual meeting in person, notifying the corporate secretary and voting by ballot at the annual meeting or (4) voting by telephone or the Internet at a later time. Attendance at the Wilshire annual meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Wilshire after the vote will not affect the vote. Wilshire’s corporate secretary’s mailing address is: Corporate Secretary, Wilshire Bancorp Inc., 3200 Wilshire Blvd. Suite 1400 Los Angeles, California 90010.

If you hold your shares of BBCN common stock or Wilshire common stock in “street name” through a bank or broker or other nominee, you should contact your bank or broker or other nominee to change your vote or revoke your proxy.

Q:	Will BBCN be required to submit the proposal to adopt the merger agreement to its stockholders even if the BBCN board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the BBCN annual meeting, BBCN is required to submit the proposal to adopt the merger agreement to its stockholders even if the BBCN board of directors has withdrawn, modified or qualified its recommendation to adopt the merger agreement.

Q:	Will Wilshire be required to submit the proposal to approve the principal terms of the merger agreement to its shareholders even if the Wilshire board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the Wilshire annual meeting, Wilshire is required to submit the proposal to approve the principal terms of the merger agreement to its shareholders even if the Wilshire board of directors has withdrawn, modified or qualified its recommendation to approve the principal terms of the merger agreement.

Q:	What are the material U.S. Federal income tax consequences of the merger to holders of Wilshire common stock?

A:	We have structured the merger so that BBCN, Wilshire and holders of their respective common stock will generally not recognize any gain or loss for federal income tax purposes on the exchange of Wilshire common stock for BBCN common stock in the merger, except with respect to the receipt of cash in lieu of fractional shares. As a condition to the closing, BBCN and Wilshire must each receive an opinion of counsel confirming these tax consequences. See “The Merger—United States Federal Income Tax Consequences” beginning on page 87.

Your tax consequences will depend on your personal situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Are Wilshire shareholders entitled to appraisal rights?

A:	Under California law, which is the law under which Wilshire is incorporated, Wilshire shareholders will generally not be entitled to dissenters’ appraisal rights in connection with the merger. Holders of Wilshire shares subject to restrictions on transfer will be entitled to dissent and seek appraisal for their shares common stock only if certain criteria are satisfied. See “The Merger—Dissenters’ Rights for Holders of Wilshire Shares Subject to Transfer Restrictions” beginning on page 92 for more information.

Q:	Are BBCN stockholders entitled to appraisal rights?

A:	Under Delaware law, which is the law under which BBCN is incorporated, BBCN stockholders are not entitled to appraisal rights in connections with the merger.

Q:	What should I do if I hold my shares of Wilshire stock in book-entry form?

A:	You are not required to take any special additional actions if your shares of Wilshire stock are held in book-entry form. After the completion of the merger, an exchange agent will send you instructions for exchanging your shares for the merger consideration.

Q:	Whom may I contact if I cannot locate my Wilshire stock certificate(s)?

A:	If you are unable to locate your original Wilshire stock certificate(s), you should contact Computershare, Wilshire’s transfer agent, at (800) 962-4284.

Q:	What should I do if I receive more than one set of voting materials?

A:	BBCN stockholders and Wilshire shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of BBCN and/or Wilshire common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of BBCN common stock or Wilshire common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both BBCN common stock and Wilshire common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of BBCN common stock and/or Wilshire common stock that you own.

Q:	When do you expect to complete the merger?

A:	BBCN and Wilshire expect to complete the merger in the second half of 2016. However, neither BBCN nor Wilshire can assure you of when or if the merger will be completed. BBCN and Wilshire must first obtain the approval of BBCN stockholders and Wilshire shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Wilshire common stock will not receive any consideration for their shares in connection with the merger. Instead, each of Wilshire and BBCN will remain an independent public company and their respective common stock will continue to be listed and traded on the Nasdaq Global Select Market. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by either BBCN or Wilshire to the other party. See “The Merger—The Merger Agreement—Termination” on page 107 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:	BBCN stockholders: If you have any questions about the merger, this joint proxy statement/prospectus or how to submit your proxy, or if you need additional copies of this joint proxy/prospectus or the enclosed proxy card or voting instructions, please contact BBCN’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

Wilshire shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus or would like additional copies of this joint proxy statement/prospectus, please contact Lisa K. Pai, at (213) 387-3200.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus. It may not contain all of the information that is important to you in deciding how to vote on the merger or the other matters that will be voted on at the BBCN annual meeting or Wilshire annual meeting. You should carefully read this entire document and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the merger described herein and the other matters that will be considered and voted on at the annual meetings. In addition, we incorporate important business and financial information about BBCN and Wilshire by reference into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 218 of this joint proxy statement/prospectus.

THE MERGER

Wilshire Will Merge With and Into BBCN (see page 42)

Subject to the terms and conditions of the merger agreement described in this joint proxy statement/prospectus, and in accordance with Delaware and California law, Wilshire will merge with and into BBCN. BBCN therefore will be the surviving corporation for legal purposes and its certificate of incorporation will be the certificate of incorporation of the combined company. The name of the combined company will be Hope Bancorp, Inc., subject to the approval of the name change amendment by BBCN’s stockholders. We refer in this joint proxy statement/prospectus to BBCN in its capacity as the legal surviving corporation as the “combined company.” BBCN’s bylaws, which will be amended to provide for agreed-upon corporate governance matters described under “The Merger—The Merger Agreement—Amendments to Bylaws” beginning on page 104, will be the bylaws of the combined company.

Concurrently with the merger of BBCN and Wilshire, Wilshire’s banking subsidiary, Wilshire Bank, will merge with and into BBCN’s bank subsidiary, BBCN Bank. BBCN Bank therefore will be the surviving bank for legal purposes, but its name will be changed to Bank of Hope to reflect the combined company’s name and the nationwide combination of the BBCN and Wilshire banking businesses.

In this joint proxy statement/prospectus we sometimes refer to the merger of our bank subsidiaries as the “bank merger” and we refer to the merger of BBCN and Wilshire as the “merger” or the “holding company merger.”

Wilshire Common Shareholders Will Receive 0.7034 of a Share of BBCN Common Stock for Each Share of Wilshire Common Stock; BBCN Stockholders Will Retain Their Shares (see page 43)

The merger agreement provides that Wilshire common shareholders will receive 0.7034 of a share of BBCN common stock for each share of Wilshire common stock they own. It is a condition to completion of the merger that the shares of BBCN common stock issued in the merger shall be listed for trading on the Nasdaq Global Select Market, which is the stock exchange on which both BBCN’s common stock and Wilshire’s common stock are currently listed for trading. Prior to the completion of the merger, BBCN’s common stock and Wilshire’s common stock will continue to be listed on the Nasdaq Global Select Market.

Upon completion of the merger, current BBCN stockholders and current Wilshire shareholders will own 59% and 41%, respectively, of the combined company. Upon completion of the merger, the Wilshire common stock currently listed on the Nasdaq Global Select Market will cease to be listed and will be removed from registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Assuming the number of shares of Wilshire common stock outstanding at the time of the merger equaled the number of shares outstanding on December 4, 2015 and that the value of BBCN common stock at the time of the merger equaled $18.48 per share, the closing price as of December 4, 2015, the aggregate purchase price for those Wilshire shares would be $1.021 billion. As noted below, however, the total value of the BBCN common stock issued to Wilshire shareholders upon completion of the merger will fluctuate based on the share price of BBCN common stock and the number of shares of Wilshire common stock and options outstanding on the date of the merger.

Merger Exchange Ratio Is Fixed (see page 43)

The exchange ratio in the merger agreement will not be adjusted to reflect changes in the market prices of BBCN or Wilshire common stock. No adjustment will be made to the exchange ratio for any increases or decreases in the number of outstanding shares resulting from the exercise of BBCN stock options or Wilshire stock options issued and outstanding as of the date of the merger agreement or for any new stock options or restricted stock issued thereafter up to certain amounts in accordance with the merger agreement. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our respective stockholders solely because of changes in the market price of the common stock of BBCN or Wilshire, although we may each have a right to terminate the merger agreement as a result of the occurrence of events that may also result in a decline in the price of the stock of the other. In addition, neither of us is permitted to terminate the merger agreement or resolicit the vote of our respective stockholders solely because of changes in the market price of the common stock of BBCN or Wilshire, although we may each have a right to terminate the merger agreement as a result of the occurrence of events that may also result in a decline in the price of the stock of the other. Accordingly, the market value of the BBCN common stock that Wilshire shareholders receive in the merger may vary significantly from its current value.

The table below shows the closing prices of BBCN and Wilshire common stock, which trade on the Nasdaq Global Select Market under the symbols “BBCN” and “WIBC,” respectively, and the pro forma equivalent per share value of Wilshire common stock at the close of the regular trading session on December 4, 2015, the last trading day before our public announcement of the merger, and May 26, 2016, the most recent trading day for which that information was available prior to the completion of this joint proxy statement/prospectus.

Closing Prices Per Share of BBCN and Wilshire Common Stock

Date	BBCN Closing Price	Wilshire Closing Price	Wilshire Pro Forma Equivalent Value Per Share(1)
December 4, 2015	$18.48	$11.77	$13.00
May 26, 2016	$16.12	$11.34	$11.34

(1)	The pro forma equivalent value per share of Wilshire common stock is calculated by multiplying the BBCN closing price by the exchange ratio of 0.7034.

During the period between December 4, 2015 and May 26, 2016, the Wilshire pro forma equivalent value per share, based on daily closing prices of BBCN common stock, has ranged from a low of $9.70 to a high of $13.09 per share.

The following table sets forth, for the periods indicated, the high and low sale prices per share of BBCN common stock and Wilshire common stock as reported by the Nasdaq Global Select Market. You may obtain current market quotations for the shares of both companies from a newspaper, the Internet or your stock broker.

High and Low Sales Prices Per Share of BBCN and Wilshire Common Stock

	BBCN Common Stock		Wilshire Common Stock
	High	Low	High	Low
Calendar Quarter
2014
First Quarter	$18.43	$14.32	$11.96	$9.52
Second Quarter	$17.81	$14.64	$11.44	$9.70
Third Quarter	$16.48	$14.26	$10.55	$9.08
Fourth Quarter	$15.07	$13.16	$10.32	$8.80
2015
First Quarter	$14.67	$12.77	$10.25	$9.02
Second Quarter	$15.50	$13.97	$12.97	$9.81
Third Quarter	$15.84	$13.83	$13.02	$9.90
Fourth Quarter	$19.63	$14.33	$12.63	$10.07
2016
First Quarter	$17.00	$13.59	$11.45	$9.40
Second Quarter (through May 26, 2016)	$16.37	$14.28	$11.53	$9.87

Shareholders

As of May 26, 2016, there were 801 stockholders of record of BBCN common stock, and as of May 26, 2016, there were 448 shareholders of record of Wilshire common stock (not including the number of persons or entities holding stock in nominee or “street name” through various brokerage firms).

Merger Generally Tax-Free to Shareholders (see page 87)

The merger has been structured to qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to our respective obligations to complete the merger that BBCN and Wilshire each receive a legal opinion from its legal counsel to the effect that the merger will so qualify. If the merger qualifies as a “reorganization” for federal income tax purposes and you are a holder of Wilshire common stock, you generally will not recognize any gain or loss for federal income tax purposes on the exchange of Wilshire common stock for BBCN common stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of BBCN common stock otherwise issuable to you. If you are a holder of BBCN stock who will retain your BBCN stock without change, you also will not recognize any gain or loss for federal income tax purposes.

The federal income tax consequences of the merger to you will depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws, none of which is discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a complete understanding of the tax consequences of the merger to you.

Our Boards of Directors Recommend that BBCN Stockholders and Wilshire Shareholders Approve the Merger (see pages 54 and 56)

BBCN Stockholders. The BBCN board of directors has determined that the merger agreement is advisable and in the best interests of BBCN and its stockholders and recommends that BBCN stockholders vote “FOR” adoption and approval of the merger agreement.

Wilshire Shareholders. The Wilshire board of directors has determined that the merger agreement is advisable and in the best interests of Wilshire and its shareholders and recommends that Wilshire shareholders vote “FOR” approval of the principal terms of the merger agreement.

Factors Considered by Our Boards of Directors. In determining whether to approve the merger, our boards of directors each evaluated the merger and the merger agreement, in consultation with our respective senior managements and legal and financial advisors, and considered the respective strategic, financial and other considerations referred to under “The Merger—BBCN’s Reasons for the Merger; Recommendation of the Merger by the BBCN Board of Directors” beginning on page 54 and “The Merger—Wilshire’s Reasons for the Merger; Recommendation of the Merger by the Wilshire Board of Directors” beginning on page 56.

We Have Received Opinions From Our Financial Advisors that the Merger Exchange Ratio is Fair (see page 59)

Opinion of BBCN’s Financial Advisor. In connection with the BBCN board of directors’ consideration of the merger agreement, BBCN’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, provided its opinion to the BBCN board of directors dated as of December 6, 2015 that, as of that date, and subject to and based on the qualifications and assumptions set forth in its opinion, the exchange ratio stated in the merger agreement was fair to BBCN from a financial point of view. The full text of KBW’s opinion is attached as Annex B to this joint proxy statement/prospectus. BBCN stockholders should read that opinion and the description of KBW’s opinion contained in this joint proxy statement/prospectus in their entirety. The opinion of KBW does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. BBCN does not expect that it will request an updated opinion from KBW.

Opinion of Wilshire’s Financial Advisor. In connection with the Wilshire board of directors’ consideration of the merger, Wilshire’s financial advisor, Sandler O’Neill & Partners, L.P., or Sandler O’Neill, provided its opinion to the Wilshire board of directors, dated December 6, 2015, to the effect that, as of such date and based upon the qualifications and assumptions set forth in the written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Wilshire common stock. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. Holders of Wilshire common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Wilshire’s board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Wilshire common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of Wilshire common stock as to how such holder of Wilshire common stock should vote at any meeting of shareholders called to consider and vote upon the merger.

Wilshire Shareholders Generally Will Not Have Dissenters’ Rights (see page 92)

Under California Corporations Code, Wilshire common shareholders generally will not be entitled to dissenters’ rights in connection with the merger because Wilshire’s shares are listed on the Nasdaq Global Select Market, and Wilshire shareholders will receive BBCN shares that will be listed on the Nasdaq Global Select Market and cash in lieu of fractional shares in the merger.

Holders of any Wilshire shares that are subject to restriction on transfer imposed by Wilshire or by applicable law will be entitled to dissent and seek appraisal for their shares only if certain criteria are satisfied. The provisions of California law governing dissenters’ rights are complex, and you should study them carefully if you hold any such shares and wish to exercise your dissenters’ rights. A copy of Sections 1300-1313 of the California Corporations Code is attached to this proxy statement/prospectus as Annex F. For a more detailed discussion of dissenters’ rights under California law, please see the section entitled “The Merger—Dissenters’ Rights for Holders of Wilshire Shares Subject to Transfer Restrictions” beginning on page 92 of this joint proxy statement/prospectus.

BBCN Stockholders Will Not Have Appraisal Rights (see page 121)

Under Delaware law, which is the law under which BBCN is incorporated, BBCN common stockholders will not be entitled to appraisal rights in connection with the merger.

Interests of Our Directors and Executive Officers in the Merger (see page 84)

Directors and executive officers of BBCN and Wilshire have interests in the merger that are different from, or are in addition to, the interests of the stockholders of BBCN and Wilshire. These interests include:

•	the agreed-upon appointments of directors and members of senior management of BBCN and Wilshire to board positions, senior management positions and consulting positions at the combined company after the merger that are described in this joint proxy statement/prospectus; and

•	rights of Wilshire executive officers and directors to continued indemnification and liability insurance coverage by BBCN after the merger for acts or omissions occurring prior to the merger.

Treatment of Stock Options and Other Equity-Based Awards (see page 91)

Under the merger agreement, Wilshire’s stock options and other equity-based awards will be assumed by the combined company as follows:

•	Stock Options. Upon completion of the merger, each outstanding and unexercised option to purchase Wilshire common stock will become an option to purchase a number of shares of BBCN common stock equal to the number of shares of Wilshire common stock that could be purchased under the option multiplied by the exchange ratio and the exercise price per share of the Wilshire option will be adjusted by dividing the per share exercise price of each option by the exchange ratio. Except for the foregoing adjustments, each such converted BBCN stock option will have the same restrictions, terms and conditions as were applicable to the Wilshire stock option immediately prior to the completion of the merger.

•	Restricted Shares. Upon completion of the merger, each Wilshire restricted share award will be converted into the number of restricted shares of BBCN common stock equal to the number of Wilshire restricted shares comprising the award multiplied by the exchange ratio. Except for the foregoing adjustment, each such converted BBCN restricted share will have the same restrictions, terms and conditions as were applicable to the Wilshire restricted shares immediately prior to the completion of the merger.

The merger will not affect the terms of any BBCN stock options or other equity-based awards.

Directors and Management Following the Merger; Bylaw Amendment (see pages 85 and 104)

Following the consummation of the merger, the board of directors of the combined company will consist of 16 members, with BBCN designating nine of these members and Wilshire designating seven of these members. Steven S. Koh, the current Chairman of the Board of Wilshire, will serve as the Chairman of the Board of the combined company and the combined bank. In addition, subject to any independence and expertise requirement under applicable legal requirements, (i) the nomination and governance committee of the combined company’s board of directors will be chaired by a continuing BBCN director; (ii) the human resources and compensation committee of the combined company’s board of directors will be chaired by a continuing BBCN director; (iii) the lead independent director of the combined company’s board of directors will be a continuing BBCN director; and (iv) the executive committee of the combined company’s board of directors will be chaired by a continuing Wilshire director.

The following table sets forth the board of directors of the combined company, as designated by each of BBCN and Wilshire.

Board of Directors of the Combined Company

Continuing BBCN Directors	Continuing Wilshire Directors
Jinho Doo	Donald D. Byun
Jin Chul Jhung	Steven J. Didion
Kevin S. Kim	Daisy Y. Ha
Chung Hyun Lee	Lawrence Jeon
William J. Lewis	Steven S. Koh
David P. Malone	Craig Mautner
Gary E. Peterson	John R. Taylor
Scott Yoon-Suk Whang
Dale S. Zuehls

Following the consummation of the merger, Kevin S. Kim, the current Chairman, President and Chief Executive Officer of BBCN, will serve as the President and Chief Executive Officer of the combined company and the combined bank. Mr. Kim’s employment with the combined company will be governed by his existing employment agreement with BBCN, which is described in more detail beginning on page 155 of this joint proxy statement/prospectus. BBCN and Wilshire have also agreed that the members of senior management from each company will serve in senior management positions of the combined company following the merger, as further described in “The Merger—Board of Directors and Management Following the Merger” beginning on page 85.

The merger agreement additionally provides that BBCN will offer a consulting agreement to with Jae Whan Yoo, Wilshire’s President and Chief Executive Officer, with the combined company for a one-year term beginning at the completion of the merger.

The increase in the size of the board of directors of the combined company, the service of Steven S. Koh as Chairman of the Board of the combined company and certain other corporate governance procedures will be set forth in an amendment to BBCN’s bylaws that will become effective as of the completion of the merger. The form of the bylaw amendments is set forth in an exhibit to the merger agreement and is attached as Annex D to this joint proxy statement/prospectus.

Consolidation Committee (see page 98)

The merger agreement provides that a Consolidation Committee be established and consist of three individuals designated by BBCN and three individuals designated by Wilshire. The Consolidation Committee will be responsible for developing integration policies and procedures for the combined company and overseeing management’s efforts in implementing such policies and procedures for the purpose of allowing BBCN and Wilshire to prepare to consummate the merger and be in a position to operate the combined company upon completion of the merger. The Consolidation Committee will also have the responsibility to determine certain executive officers of the combined company to the fullest extent permitted by law and the location of the headquarters and principal executive offices of the combined company. The Consolidation Committee is currently comprised of Scott Whang, David P. Malone and Kevin S. Kim, as designated by BBCN, and Steven S. Koh, John R. Taylor and Donald D. Byun, as designated by Wilshire.

Regulatory Approvals We Must Obtain for the Merger (see page 90)

To complete the merger and the bank merger, we must obtain the approval of the California Department of Business Oversight (the “DBO”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or “FRB”). We filed an application with the DBO on March 2, 2016, the FDIC on March 2, 2016 and the FRB on March 15, 2016. We received approval from the DBO, FDIC and the FRB on May 16, 2016, May 2, 2016 and May 12, 2016, respectively. See “The Merger—Regulatory Approvals” beginning on page 90 for a description of the regulatory approvals that must be obtained in connection with the merger.

Expected Timing of the Merger

We expect to complete the merger in the second half of 2016 if we receive stockholder and regulatory approvals for the merger. The merger agreement provides that it may be terminated by either BBCN or Wilshire if the merger has not been consummated by September 30, 2016. The merger agreement may also be extended one or more times, but not past March 31, 2017, by notice from either BBCN or Wilshire if the only unsatisfied condition to consummating the merger is receipt of any requisite regulatory approval and satisfying such condition is reasonably possible.

Conditions to Completion of the Merger (see page 105)

We may not complete the merger unless the following conditions are satisfied or, where legally permitted, waived:

•	the merger agreement must be adopted and approved by the common stockholders of BBCN and the principal terms of the merger agreement must be approved by the common shareholders of Wilshire;

•	BBCN’s name change amendment must be approved by the common stockholders of BBCN;

•	the shares of BBCN common stock to be issued in the merger must be approved by the common stockholders of BBCN;

•	the BBCN common stock to be issued in connection with the merger must be approved for listing on the Nasdaq Global Select Market;

•	we must obtain all necessary regulatory approvals of the merger and the bank merger from governmental authorities, and none of the approvals may contain a condition or restriction that would have a material adverse effect on the combined company after the merger;

•	the FDIC must have given the appropriate approval or consent required as a result of the merger for any loss-sharing agreements with the FDIC to which BBCN, Wilshire or any of their respective subsidiaries is a party;

•	we must obtain all consents and approvals necessary for the completion of the merger and the bank merger, other than approvals which would not reasonably be expected to have a material adverse effect on the combined company after the merger;

•	the registration statement of which this joint proxy statement/prospectus is a part must have been declared effective by the Securities and Exchange Commission and not be subject to a stop order or proceedings seeking a stop order;

•	no restraining order, injunction or other order legal restraint or prohibition to the completion of the merger or the bank merger may be in effect and no government action with respect to such a restraint or injunction may be pending;

•	no governmental action, statute, rule, regulation, order or decree applicable to the merger may impose any condition, requirement or restriction that would reasonably be expected to have a material adverse effect on the combined company after the merger;

•	our respective representations and warranties in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on BBCN or Wilshire, as the case may be;

•	we must each be in compliance in all material respects with our respective obligations under the merger agreement;

•	we must each receive an opinion of our respective tax counsel that the merger will be treated as a tax-free reorganization;

•	BBCN’s bylaws must be amended to provide for certain corporate governance arrangements after the merger, as described in the section entitled “The Merger—The Merger Agreement—Amendments to Bylaws”; and

•	a material adverse effect (as defined in the merger agreement) shall not have been suffered by BBCN or Wilshire.

Termination of the Merger Agreement; Fees Payable (see page 107)

We may jointly agree to terminate the merger agreement at any time, whether before or after stockholder approval. Either of us may also terminate the merger agreement, whether before or after stockholder approval, if:

•	any governmental entity denies a material regulatory approval and that denial has become final and nonappealable, except that this termination right is not available to a party whose non-compliance with the merger agreement resulted in that denial;

•	any governmental entity issues a final and nonappealable order that prohibits the merger, except that this termination right is not available to a party whose non-compliance with the merger agreement resulted in that order;

•	the merger is not completed on or before September 30, 2016 (or such later date as may be extended pursuant to the merger agreement), except that this termination right is not available to a party whose non-compliance with the merger agreement resulted in the failure to complete the merger by that date;

•	the other party’s board of directors fails to recommend that its stockholders vote in favor of the merger, makes a change in its recommendation or takes another action inconsistent with such recommendation, or the other party materially breaches its obligation to hold its stockholders’ meeting for the purpose of voting on the merger agreement, fails to prepare and mail this joint proxy statement/prospectus to its stockholders or fails to comply with provisions of the merger agreement prohibiting the solicitation of other acquisition proposals;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and that breach would prevent the other party from satisfying its closing conditions if it continued to exist, and such breach is not cured within 60 days after notice of the breach is delivered to the breaching party;

•	the stockholders of either party do not approve the merger at their respective meetings; or

•	the other party has suffered a material adverse effect since the date of the merger agreement.

The merger agreement provides that, in certain circumstances described more fully beginning on page 107, including a change in recommendation in favor of the merger agreement, a failure to hold a stockholders’ meeting to vote on the merger or a third party acquisition proposal, either of us may be required to pay a termination fee to the other of $40 million. The termination fees could discourage other companies from seeking to acquire or merge with either BBCN or Wilshire prior to completion of the merger.

The Rights of Wilshire Shareholders Will Change as Result of the Merger (see page 118)

The rights of Wilshire shareholders will change as a result of the merger due to differences in BBCN’s and Wilshire’s governing documents and states of incorporation. The rights of Wilshire shareholders are governed by California law and by its articles of incorporation and bylaws, each as amended to date. Upon the completion of the merger, Wilshire shareholders will become stockholders of BBCN, as the continuing legal entity in the merger, and the rights of Wilshire shareholders will therefore be governed by Delaware law and BBCN’s certificate of incorporation and bylaws, each as amended in accordance with the terms of the merger. See “The Merger—Comparison of Rights of Stockholders of BBCN and Wilshire” for a description of the material differences in stockholder rights under each of BBCN’s and Wilshire’s governing documents and states of incorporation.

Risk Factors (see page 26)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals. In particular, you should consider the factors under “Risk Factors.”

THE ANNUAL MEETINGS

BBCN Annual Meeting (see page 35)

The BBCN annual meeting will be held at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California on July 14, 2016, starting at 10:30 AM Los Angeles time. At the BBCN annual meeting, BBCN’s common stockholders will be asked to vote on the following matters:

•	adoption and approval of the merger agreement;

•	approval of BBCN’s name change amendment;

•	approval of the issuance of BBCN common stock in connection with the merger of Wilshire with and into BBCN with BBCN surviving;

•	election of nine persons to serve as members of BBCN’s board of directors until the close of the merger or, if the merger is not completed, until the next annual meeting of stockholders and until their successors are elected and have qualified. The following nine persons are our nominees for election:

Jinho Doo	Chung Hyun Lee	Gary E. Peterson
Jin Chul Jhung	William J. Lewis	Scott Yoon-Suk Whang
Kevin S. Kim	David P. Malone	Dale S. Zuehls

•	ratification of the appointment of BDO USA, LLP as BBCN’s independent registered public accounting firm for the year ending December 31, 2016;

•	approval, on an advisory and nonbinding basis, of the compensation paid to our “named executive officers” as described in the joint proxy statement/prospectus;

•	approval of the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan;

•	adjournment of the meeting, if necessary or appropriate, to solicit additional proxies or votes in favor of the matters to be presented at the BBCN annual meeting; and

•	any other matters that may be properly presented at the BBCN annual meeting.

You may vote at the BBCN annual meeting if you owned shares of BBCN common stock at the close of business on May 26, 2016. On that date, 79,604,188 shares of BBCN common stock were outstanding, 3.55% of which were owned and entitled to be voted by BBCN directors and executive officers. We currently expect that BBCN’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreement obligating them to do so.

The affirmative vote of a majority of the shares of BBCN common stock outstanding on the record date will be required to adopt and approve the merger agreement. See “BBCN Annual Meeting” beginning on page 35 for information regarding voting at the BBCN annual meeting and the votes that will be required for approval of the other proposals that will be presented at the BBCN annual meeting.

Wilshire Annual Meeting (see page 39)

The Wilshire annual meeting will be held at the 3200 Wilshire Blvd., 6th Floor, Los Angeles, California on July 14, 2016, starting at 10:00 AM Los Angeles time. At the Wilshire annual meeting, Wilshire’s shareholders will be asked to vote on the following matters:

•	Approval of the principal terms of the Agreement and Plan of Merger, dated December 7, 2015, providing for the merger of Wilshire Bancorp, Inc. with and into BBCN Bancorp, Inc. as described in the joint proxy statement/prospectus.

•	Election of three directors assigned to Class III of our board of directors for three year terms expiring at our 2019 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

•	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

•	Approval, on an advisory and nonbinding basis, of the compensation paid to our “named executive officers” as described in the joint proxy statement/prospectus.

•	Adjournment of the meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes in favor of the above proposals that are to be presented at the meeting.

•	Such other matters, if any, as may be properly presented for consideration and action at the annual meeting.

You may vote at the Wilshire annual meeting if you owned shares of Wilshire common stock at the close of business on May 26, 2016. On that date, 78,875,982 shares of Wilshire common stock were outstanding, approximately 9.83% of which were owned and entitled to be voted by Wilshire directors and executive officers and their affiliates. We currently expect that Wilshire’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreement obligating them to do so.

The affirmative vote of a majority of the shares of Wilshire common stock outstanding on the record date will be required to approve the principal terms of the merger agreement. See “Wilshire Annual Meeting” beginning on page 39 for additional information regarding voting at the Wilshire annual meeting and the votes that will be required for approval of the other proposals that will be presented at the meeting.

INFORMATION ABOUT BBCN AND WILSHIRE

BBCN Bancorp, Inc.

3731 Wilshire Boulevard,

Suite 1000

Los Angeles, California 90010

(213) 639-1700

BBCN is a corporation organized under the laws of the state of Delaware and is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $8.06 billion in assets as of March 31, 2016. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN Bank is a member bank of the Federal Reserve System having a network 50 full-service banking offices in the states of California, Illinois, New Jersey, New York, Virginia and Washington, eight loan production offices across California, Colorado, Georgia, Oregon, Texas, Virginia, and Washington and a representative office in Seoul, Korea. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

For further information, see “Description of BBCN” beginning on page 214. BBCN’s principal executive offices are located 3731 Wilshire Boulevard, Suite 1000, Los Angeles, California 90010, and its telephone number is (213) 639-1700.

Wilshire Bancorp, Inc.

3200 Wilshire Boulevard,

Suite 1400

Los Angeles, California 90010

(213) 387-3200

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire Bank, which operates 35 full-service branch offices in California, Texas, Alabama, Georgia, New Jersey, and New York. Wilshire Bancorp also operates five loan production offices of which three are utilized primarily for the origination of loans under the Small Business Administration lending program located in Colorado, Georgia, and Washington, and two that are utilized primarily for the origination of residential mortgage loans located in California. Wilshire Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.

For further information, see “Description of Wilshire” beginning on page 213. Wilshire’s principal executive offices are located 3200 Wilshire Boulevard, Suite 1400, Los Angeles, California 90010, and its telephone number is (213) 387-3200.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables present selected historical financial information of BBCN, selected historical financial information of Wilshire and selected unaudited pro forma combined condensed consolidated financial information reflecting the merger. This information is intended to aid you in understanding the financial aspects of the merger. The historical financial information shows the actual financial condition and results of operations of BBCN and Wilshire for the years indicated. As more completely described below, the pro forma unaudited combined condensed consolidated financial information is intended to illustrate certain financial effects of the proposed merger and does not indicate or reflect the actual financial condition or results of operations of BBCN, Wilshire or the combined company as of any date or for any period.

Selected Historical Financial Information of BBCN

The selected historical financial information of BBCN has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of BBCN filed by it with the Securities and Exchange Commission. See “Where You Can Find Additional Information” beginning on page 218.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Dollars in thousands, except share and per share data)
Income Statement Data:
Interest income	$83,461	$74,554	$313,660	$302,657	$283,073	$267,885	$161,895
Interest expense	11,854	9,431	40,618	36,060	30,018	29,647	32,077

Net interest income	71,607	65,123	273,042	266,597	253,055	238,238	129,818
Provision for loan losses	500	1,500	8,000	12,638	20,000	19,104	27,939

Net interest income after provision for loan losses	71,107	63,623	265,042	253,959	233,055	219,134	101,879
Noninterest income	8,775	11,048	43,691	44,187	42,719	39,449	22,922
Noninterest expense	40,049	39,077	153,384	151,624	141,620	120,950	82,026

Income before income tax provision	39,833	35,594	155,349	146,522	134,154	137,633	42,775
Income tax provision	16,210	14,236	63,091	57,907	52,399	54,410	15,660

Net income	$23,623	21,358	$92,258	$88,615	$81,755	$83,223	$27,115

Dividends and discount accretion on preferred stock	—	—	—	—	—	(5,640)	(4,568)

Net income available to common stockholders	$23,623	$21,358	$92,258	$88,615	$81,755	$77,583	$22,547

Per Common Share Data:
Earnings—basic	$0.30	$0.27	$1.16	$1.11	$1.03	$0.99	$0.53
Earnings—diluted	$0.30	$0.27	$1.16	$1.11	$1.03	$0.99	$0.53
Book value (period end, excluding preferred stock and warrants)	$12.09	$11.30	$11.79	$11.10	$10.18	$9.62	$8.64
Cash dividends declared per common share	$0.11	$0.10	$0.42	$0.35	$0.25	$0.05	$—
Number of common shares outstanding (period end)	79,597,106	79,542,321	79,566,356	79,503,552	79,441,525	78,041,511	77,984,252
Balance Sheet Data—At Period End:
Assets	$8,063,752	$7,267,905	$7,912,648	$7,140,330	$6,475,199	$5,640,661	$5,166,604
Securities available for sale	$1,087,897	$808,372	$1,010,556	$792,523	$701,751	$700,403	$736,920
Loans receivable, net of unearned loan fees and discounts (excludes loans held for sale)	$6,371,935	$5,710,639	$6,248,341	$5,565,192	$5,074,176	$4,296,252	$3,738,826
Deposits	$6,467,411	$5,803,254	$6,340,976	$5,693,452	$5,148,057	$4,384,035	$3,940,892
FHLB advances	$530,495	$480,881	$530,591	$480,975	$421,352	$420,722	$344,402
Subordinated debentures	$42,371	$42,199	$42,327	$42,158	$57,410	$41,846	$52,102
Stockholders’ equity	$961,982	$899,198	$938,095	$882,773	$809,374	$751,104	$795,939

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Dollars in thousands, except share and per share data)
Average Balance Sheet Data:
Assets	$7,875,940	$7,161,811	$7,389,530	$6,830,244	$6,042,674	$5,228,557	$3,168,124
Securities available for sale	$1,016,865	$778,305	$871,010	$713,775	$699,812	$690,719	$516,460
Gross loans, including loans held for sale	$6,269,428	$5,617,929	$5,846,658	$5,355,243	$4,692,089	$3,974,626	$2,352,253
Deposits	$6,290,704	$5,703,376	$5,879,704	$5,439,920	$4,739,261	$3,989,401	$2,360,786
Stockholders’ equity	$945,634	$890,206	$912,609	$848,443	$788,570	$775,718	$414,768
Selected Performance Ratios:
Return on average assets(1)	1.20%	1.19%	1.25%	1.30%	1.35%	1.59%	0.86%
Return on average stockholders’ equity(2)	9.99%	9.60%	10.11%	10.44%	10.37%	10.73%	6.54%
Average stockholders’ equity to average assets	12.01%	12.43%	12.35%	12.42%	13.05%	14.84%	13.09%
Dividend payout ratio (dividends per share/earnings per share)	36.67%	37.04%	36.21%	31.53%	24.27%	5.05%	0.00%
Net interest spread(3)	3.56%	3.62%	3.62%	3.88%	4.23%	4.59%	3.92%
Net interest margin(4)	3.84%	3.87%	3.88%	4.13%	4.46%	4.88%	4.29%
Yield on interest earning assets(5)	4.47%	4.44%	4.46%	4.68%	4.99%	5.48%	5.35%
Cost of interest bearing liabilities(6)	0.91%	0.82%	0.84%	0.80%	0.76%	0.89%	1.43%
Efficiency ratio(7)	49.82%	51.30%	48.43%	48.79%	47.88%	43.56%	53.70%

	For the Three Months Ended March 31,	For the Year Ended December 31,
	2016	2015	2014	2013	2012	2011
		(Dollars in thousands)
Regulatory Capital Ratios:
BBCN Bancorp:
Common Equity Tier 1	11.96%	12.08%	12.96%	12.65%	14.03%	16.91%
Leverage	11.44%	11.53%	11.62%	11.97%	12.76%	19.81%
Tier 1 risk-based	12.54%	12.67%	13.64%	13.66%	14.91%	18.15%
Total risk-based	13.64%	13.80%	14.80%	14.90%	16.16%	19.41%
BBCN Bank:
Common Equity Tier 1	12.45%	12.56%	13.44%	13.46%	14.47%	16.62%
Leverage	11.36%	11.43%	11.45%	11.79%	12.38%	18.13%
Tier I risk-based	12.45%	12.56%	13.44%	13.46%	14.47%	16.62%
Total risk-based	13.55%	13.69%	14.61%	14.70%	15.73%	17.88%
Asset Quality Data:
Nonaccrual loans	$43,548	$40,801	$46,353	$39,154	$29,653	$32,291
Loans 90 days or more past due and still accruing(8)	45	375	361	5	—	6
Restructured loans (accruing)	52,760	47,984	57,128	33,903	29,849	18,776

Total nonperforming loans	96,353	89,160	103,842	73,062	59,502	51,073
Other real estate owned	19,794	21,035	21,938	24,288	2,698	7,624

Total nonperforming assets	$116,147	$110,195	$125,780	$97,350	$62,200	$58,697

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Dollars in thousands)
Asset Quality Ratios:
Nonaccrual loans to loans receivable	0.68%	0.68%	0.65%	0.83%	0.77%	0.69%	0.86%
Nonperforming loans to loans receivable	1.51%	1.69%	1.43%	1.87%	1.44%	1.38%	1.37%
Nonperforming assets to total assets	1.44%	1.60%	1.39%	1.76%	1.50%	1.10%	1.14%
Nonperforming assets to loans receivable and other real estate owned	1.82%	2.03%	1.76%	2.25%	1.91%	1.45%	1.57%
Allowance for loan losses to loans receivable	1.21%	1.22%	1.22%	1.22%	1.33%	1.56%	1.66%
Allowance for loan losses to nonaccrual loans	176.49%	179.57%	187.27%	146.18%	171.94%	225.75%	191.86%
Allowance for loan losses to nonperforming loans	79.77%	72.00%	85.70%	65.25%	92.14%	112.50%	121.30%
Allowance for loan losses to nonperforming assets	66.17%	59.86%	69.34%	53.87%	69.15%	107.62%	105.55%
Net charge-offs (recoveries) to average gross loans	0.00%	(0.02)%	(0.01)%	0.23%	0.42%	0.36%	1.20%

Legacy Portfolio
Nonaccrual loans to loans receivable	0.53%	0.45%	0.48%	0.59%	0.45%	0.55%	1.35%
Nonperforming loans to loans receivable	1.36%	1.53%	1.25%	1.70%	1.23%	1.40%	2.13%
Allowance for loan losses to loans receivable	1.06%	1.08%	1.08%	1.19%	1.46%	1.82%	2.59%
Allowance for loan losses to nonaccrual loans	201.42%	238.66%	222.38%	203.52%	325.26%	329.03%	191.86%
Allowance for loan losses to nonperforming loans	78.07%	70.64%	86.23%	70.14%	118.68%	129.76%	121.30%

Acquired Portfolio
Nonaccrual loans to loans receivable	3.60%	2.65%	3.30%	2.70%	2.12%	1.18%	n/a
Nonperforming loans to loans receivable	4.39%	3.11%	4.21%	3.12%	2.30%	1.33%	n/a
Allowance for loan losses to loans receivable	3.93%	2.42%	3.50%	1.41%	0.75%	0.63%	n/a
Allowance for loan losses to nonaccrual loans	109.13%	91.34%	106.22%	51.97%	35.44%	53.44%	n/a
Allowance for loan losses to nonperforming loans	89.45%	77.85%	83.20%	45.00%	32.60%	47.60%	n/a

(1)	Net income divided by the average assets
(2)	Net income divided by the average stockholders’ equity
(3)	Difference between the average yield earned on interest earning assets and the average rate paid on interest bearing liabilities
(4)	Net interest income expressed as a percentage of average interest earning assets
(5)	Interest income divided by the average interest earning assets
(6)	Interest expense divided by the average interest bearing liabilities
(7)	Noninterest expense divided by the sum of net interest income plus noninterest income
(8)	Excludes acquired credit impaired loans totaling $13.1 million and $24.1 million as of March 31, 2016 and 2015, respectively, and $12.2 million, $30.4 million, $43.8 million, $17.7 million, and $23.9 million as of December 31, 2015, 2014, 2013, 2012, and 2011, respectively.

Selected Historical Financial Information of Wilshire

The selected historical financial information of Wilshire has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Wilshire filed by it with the Securities and Exchange Commission. See “Where You Can Find Additional Information” beginning on page 218.

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in thousands, except per share and ratio data)
Income Statement Information
Net interest income	$38,909	$36,491	$150,842	$145,537	$110,330	$99,902	$107,375
Provision (credit) for loan losses	300	—	700	—	—	(34,000)	59,100
Income before income tax expense (benefit)	20,414	28,849	95,906	89,264	67,657	87,972	3,295
Net income (loss)	13,190	18,619	61,405	59,009	45,376	92,305	(30,330)
Net income (loss) available to common stockholders	13,190	18,619	61,405	59,009	45,376	93,706	(33,988)

Performance Ratios
Return on average assets	1.12%	1.75%	1.36%	1.57%	1.56%	3.55%	-1.10%
Return on average equity	9.69%	14.89%	11.84%	12.65%	12.39%	30.18%	-11.46%
Net interest spread	3.24%	3.44%	3.31%	3.96%	3.84%	3.78%	3.88%
Net interest margin	3.54%	3.69%	3.58%	4.20%	4.07%	4.07%	4.15%
Average stockholder’s equity to average assets	11.59%	11.75%	11.49%	12.40%	12.63%	11.76%	7.39%
Efficiency ratio	56.27%	44.26%	50.84%	52.21%	53.18%	57.88%	52.44%

Per Common Share Information
Earnings (loss) Basic	$0.17	$0.24	$0.78	$0.75	$0.63	$1.31	$(0.61)
Earnings (loss) Diluted	0.17	0.24	0.78	0.75	0.63	1.31	(0.61)
Book value (period end, excluding preferred stock and warrants)	6.93	6.45	6.78	6.25	5.63	4.80	3.49
Tangible book value (period end)(1)	6.03	5.54	5.88	5.33	4.70	4.69	3.38
Cash dividends per common share	0.06	0.05	0.23	0.20	0.06	0.00	0.00
Number of common shares outstanding (period end)(2)	78,845,873	78,329,458	78,608,717	78,322,462	78,061,307	71,295,144	71,282,518

Balance Sheet Information (period end)
Gross loans, net of deferred loan fees	$3,885,328	$3,523,024	$3,844,927	$3,320,080	$2,864,399	$2,152,340	$1,981,486
Total assets	4,720,401	4,413,278	4,713,468	4,155,469	3,617,735	2,750,863	2,696,854
Deposits	3,853,572	3,635,166	3,839,876	3,401,259	2,871,510	2,166,809	2,202,309
Long-term debt(3)	272,077	221,837	292,016	121,779	81,875	61,857	87,321
Common stockholders’ equity	546,248	505,579	532,930	489,411	439,418	342,417	248,582
Capital Ratios
Tier 1 common equity risk-based	11.47%	11.58%	11.23%	N/A	N/A	N/A	N/A
Tier 1 risk-based	13.17%	13.38%	12.86%	14.13%	14.79%	18.47%	19.59%
Total risk-based	14.42%	14.64%	14.11%	15.38%	16.05%	19.74%	20.89%
Leverage	11.67%	11.86%	11.30%	12.11%	13.44%	14.87%	13.86%
Market Capitalization	$812,112	$780,945	$907,931	$793,407	$853,210	$418,502	$258,756

Market Price Per Share of Common Stock(4)
High	$11.35	$10.17	$12.95	$11.82	$11.13	$6.67	$8.01
Low	$9.56	$9.06	9.06	8.94	5.87	3.50	2.42

(1)	Tangible book value is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net, divided by the total number of common shares outstanding.
(2)	The increase in the number of common shares outstanding at the end of 2010 compared to the prior year is attributable to a public offering of shares of common stock that took place in 2010.
(3)	Includes junior subordinated deferrable interest debentures held by trusts that issued guaranteed preferred beneficial interests.
(4)	Closing prices. Wilshire Bancorp’s common stock is listed and traded on the Nasdaq Global Select Market.

Selected Unaudited Pro Forma Condensed Combined Financial Information of BBCN and Wilshire

The following table provides pro forma information about our financial condition and results of operations, including per share data, after giving effect to the merger. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Information at Period End” in the table below assumes the merger was completed on March 31, 2016. The information under “Unaudited Pro Forma Condensed Combined Income Statement Information” in the table below gives effect to the merger as if the merger had been completed on January 1, 2015. This pro forma financial information further assumes that the merger is accounted for using the acquisition method of accounting and reflects our current accounting estimates, with BBCN being considered the acquirer. The pro forma final information is also prepared using audited historical financial information of BBCN and Wilshire. See “The Merger—Accounting Treatment” on page 90.

The unaudited pro forma condensed combined financial information includes adjustments to record the assets and liabilities of Wilshire at their estimated fair values and is subject to further adjustment as of the date the merger is completed and as additional information becomes available and additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not indicate the financial results the combined company would have realized had the impact of possible revenue enhancements, expense efficiencies, transaction related expenses and asset dispositions, among other factors, been considered.

The information presented below should be read together with the historical consolidated financial statements of BBCN and Wilshire, including the related notes, incorporated by reference in this joint proxy statement/prospectus and together with the consolidated historical financial information for BBCN and Wilshire and the other pro forma financial information, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 218 and “The Merger—Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 109. The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

Selected Unaudited Pro Forma Condensed Combined

Financial Information of BBCN and Wilshire

(in thousands)

	For the Three Months Ended March 31, 2016	For the Year Ended December 31, 2015
Unaudited Pro Forma Condensed Combined Income Statement Information:
Net interest income	$114,375	$439,320
Provision for loan losses	800	8,700
Income before income tax expense	64,961	265,984
Net Income	39,547	162,206

	As of March 31, 2016	As of December 31, 2015
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Loans, net(1)	$10,014,116	$9,915,243
Total assets	13,071,390	13,032,828
Deposits	10,320,983	10,180,852
Long term debt(2)	109,172	108,049
Common stockholders’ equity	1,796,547	1,881,672

(1)	Excludes loans held-for-sale.
(2)	Includes junior subordinated deferrable interest debentures held by consolidated trusts that issued guaranteed preferred beneficial interests.

COMPARATIVE PER SHARE DATA

We present below for BBCN and Wilshire historical, unaudited pro forma condensed combined and unaudited pro forma equivalent per share financial information as of and for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively. You should read the information below together with the financial statements and related notes of BBCN and Wilshire that are incorporated by reference into this joint proxy statement/prospectus and with the pro forma financial information included under “The Merger—Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 109. In addition, for information on the closing prices of BBCN and Wilshire common stock, please see the table entitled “Closing Prices Per Share of BBCN and Wilshire Common Stock” appearing under “Summary—Merger Exchange Ratio is Fixed.”

Comparative Per Share Information

	As of and for the Three Months Ended March 31, 2016		For the Year Ended December 31, 2015
	BBCN	WIBC	BBCN	WIBC
Income per common share:
Basic:
Historical	$0.30	$0.17	$1.16	$0.78
Pro Forma Combined	$0.29	$0.21	$1.20	$0.85

Diluted:
Historical	$0.30	$0.17	$1.16	$0.78
Pro Forma Combined	$0.29	$0.21	$1.20	$0.84

Book Value Per Share
Historical	$12.09	$6.93	$11.79	$6.78
Pro Forma Combined(1)(2)	$13.30	$9.36	$13.95	$9.81

Dividend Per Share
Historical	$0.11	$0.06	$0.42	$0.23
Pro Forma Combined(1)(2)	$0.10	$0.07	$0.38	$0.27

(1)	The BBCN pro forma combined values were calculated by dividing total combined pro forma values by pro forma equivalent shares outstanding as of the period end.
(2)	The Wilshire pro forma equivalent per share amounts are calculated by multiplying the BBCN pro forma combined per common share amounts by the merger exchange ratio of 0.7034.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Caution Regarding Forward-Looking Statements,” you should carefully consider the following risks relating to the merger in deciding whether to vote for adoption and approval of the principal terms of the merger agreement. You should also consider the risks relating to the businesses of BBCN and Wilshire because these risks will also affect the combined company. The risks relating to the business of BBCN can be found in BBCN’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended or updated by any subsequent documents filed with the Securities and Exchange Commission, which are incorporated by reference into this joint proxy statement/prospectus. The risks relating to the business of Wilshire can be found in Wilshire’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended or updated by any subsequent documents filed with the Securities and Exchange Commission, which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 218.

Because the market price of BBCN and Wilshire common stock will fluctuate and the exchange ratio will not adjust for such changes, Wilshire shareholders cannot be sure of the market value of the BBCN common stock that they will receive in the merger.

Upon completion of the merger, each outstanding share of Wilshire common stock will be converted into 0.7034 of a share of BBCN common stock, with cash being paid in lieu of the issuance of fractional shares. This exchange ratio will not be adjusted for changes in the market price of either BBCN common stock or Wilshire common stock, whether such changes in market price result from an improvement or decline in the financial condition or operating results of either company, general market and economic conditions, regulatory considerations, the timing of the merger or other factors. Changes in the price of BBCN common stock prior to the merger will therefore affect the value that BBCN will pay, through the issuance of BBCN common stock, and that Wilshire common shareholders will receive in the merger. For example, based on the range of closing prices of BBCN common stock during the period from December 4, 2015, the last trading day before public announcement of the merger, through May 26, 2016, the most recent trading day preceding the completion of this joint proxy statement/prospectus for which that information is available, the exchange ratio represented a value ranging from a high of $13.09 to a low of $9.70 for each share of Wilshire common stock. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our respective stockholders solely because of changes in the market price of the common stock of BBCN or Wilshire, although we may each have a right to terminate the merger agreement as a result of the occurrence of events that may also result in a decline in the price of the stock of the other.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated, cannot be met or may have a material adverse effect on the combined company following the merger.

Before the merger may be completed, we must obtain various approvals or consents from bank regulatory authorities, including the Federal Reserve Board, the FDIC and the DBO. These approvals or consents require consideration by the bank regulatory authorities of various factors, including assessments of the managerial and financial resources and future prospects of the resulting institutions and the competitive effect of the contemplated transactions. The Community Reinvestment Act of 1977, as amended, also requires that the bank regulatory authorities, in deciding whether to approve the merger, assess the records of performance of BBCN Bank and Wilshire Bank in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. Each of BBCN Bank and Wilshire Bank currently maintains a Community Reinvestment Act rating of “Satisfactory” from its primary regulator.

As part of the review process under the Community Reinvestment Act, it is not unusual for the bank regulatory authorities to receive protests and other adverse comments from community groups and others. Any such protests or adverse comments could prolong the period during which the merger is subject to review by the bank regulatory authorities. The bank regulatory authorities also may impose conditions on the completion of the merger or require changes to the terms of the merger. Although BBCN and Wilshire do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the growth, revenues or other aspects of the business of the combined company following the merger.

There can be no assurance as to whether the regulatory approvals or consents will be received, the timing of those approvals and consents, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of BBCN and Wilshire to close the merger that the required regulatory approvals and consents generally do not require any action, condition or restriction reasonably expected to have a material adverse effect on the combined company after the merger. See “The Merger—Regulatory Approvals” on page 90. Accordingly, if we do not receive the required regulatory approvals and consents, the merger agreement may be terminated and the merger may not be completed.

We will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on both BBCN and Wilshire. These uncertainties may impair our ability to attract or motivate key personnel until the merger is completed and could cause customers, vendors and others that deal with us to seek to change existing business relationships with either of us. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, the combined company’s business following the merger could be negatively affected. In addition, the merger agreement restricts each of us from making acquisitions and taking other specified actions until the merger occurs, without the consent of the other. These restrictions may prevent each company from pursuing attractive business opportunities that may arise prior to the completion of the merger.

The merger may distract management of BBCN and Wilshire from their other responsibilities.

The merger of Wilshire and BBCN could cause the management of BBCN and Wilshire to focus their time and energies on matters related to the merger that otherwise would be directed to their respective businesses and operations. Any such distraction on the part of management, if significant, could affect the ability of BBCN and/or Wilshire to service existing business and develop new business and may adversely affect their businesses and earnings.

Combining the two companies may be more difficult, costly or time-consuming than expected.

BBCN and Wilshire have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of BBCN and Wilshire upon the completion of the merger. It is possible that the integration process could result in:

•	the loss of key employees,

•	the disruption of each company’s ongoing businesses, or

•	inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.

The loss of key employees could adversely affect the ability of BBCN, Wilshire and/or the combined company to successfully conduct businesses in the markets in which BBCN and Wilshire now operate, which could have an adverse effect on their financial results and the value of their common stock. In addition, if the combined company experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause BBCN, Wilshire and/or the combined company to lose customers or cause customers to remove their accounts from BBCN, Wilshire and/or the combined company and move their business to competing financial institutions. These integration matters could have an adverse effect on each of BBCN and Wilshire during this transition period and for an undetermined period after consummation of the merger.

The combined company may fail to realize cost savings for the merger.

Although BBCN and Wilshire expect to realize cost savings from the merger when fully phased in, it is possible that these potential cost savings may not be realized fully or realized at all, or may take longer to realize than expected. For example, future business developments may require the combined company to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. Cost savings also depend on the combined company’s ability to combine the businesses of BBCN and Wilshire in a manner that permits those costs savings to be realized. If the combined company is not able to combine the two companies successfully, these anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to close. Those conditions include BBCN stockholder approval, Wilshire shareholder approval, regulatory approvals, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In addition, BBCN or Wilshire may choose to terminate the merger agreement if the other party makes a change in recommendation. In addition to the foregoing, if the merger agreement is terminated and the BBCN or Wilshire board of directors seeks another merger or business combination, under certain circumstances BBCN or Wilshire may be required to pay a $40 million termination fee. See “The Merger—The Merger Agreement—Termination” for a more complete discussion of the circumstances under which the merger agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

Failure to complete the merger could negatively affect the market price of BBCN and Wilshire common stock and result in other adverse consequences.

If the merger is not completed for any reason, each of BBCN and Wilshire will be subject to a number of material risks, including the following:

•	the market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed and its anticipated benefits not realized;

•	the diversion of management’s attention from the day-to-day business operations or pursuit of other strategic opportunities and the potential disruption to its employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

•	if its board of directors seeks another merger or business combination, holders of its common stock cannot be certain that it will be able to find a party willing to pay an equivalent or greater consideration than that which it is expected to receive in the merger.

For further information on the closing conditions and the termination provisions of the merger agreement, see “The Merger—The Merger Agreement—Termination” on page 107 and “The Merger—The Merger Agreement—Conditions to Completion of the Merger” on page 105.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire BBCN or Wilshire.

Until the completion of the merger, with certain exceptions, BBCN and Wilshire are each prohibited from initiating, soliciting, encouraging or knowingly facilitating any inquiries with respect to an acquisition proposal, such as a merger, business combination or similar transaction, with any person or entity other than each other. In addition, BBCN and Wilshire have each agreed to pay a termination fee of $40 million to the other if it terminates the merger agreement to, among other things, enter into a definitive agreement relating to an acquisition proposal or if the other party terminates the merger agreement because, among other things, its board of directors fails to recommend the merger or makes a change in its recommendation of the merger, fails to prepare and mail to its stockholders this joint proxy statement/prospectus or fails to comply with the provisions of the merger agreement prohibiting solicitation of other acquisition proposals. These provisions could discourage other companies from trying to acquire BBCN and/or Wilshire even though such other companies might be willing to offer greater value to BBCN’s stockholders and/or Wilshire’s shareholders than offered in the merger agreement. The payment of the termination fee also could have a material adverse effect on the financial condition of BBCN and/or Wilshire.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition or results of operations of the combined company after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the identifiable Wilshire assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary. The final determination of the amount and allocation of the purchase price will be based upon the value of the BBCN common stock issuable in the merger, and the fair value of the assets and liabilities of Wilshire, as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

Impairment of goodwill resulting from the merger may adversely affect our results of operations.

Goodwill and other intangible assets are expected to increase substantially as a result of the merger. Based on BBCN’s preliminary purchase price allocation, goodwill of approximately $487.7 million and core deposits intangibles of $35.6 million are currently expected to be recorded by BBCN as a result of the merger. The actual amount of goodwill and core deposits intangibles recorded may be materially different and will depend on a number of factors, including changes in the net assets acquired and changes in the fair values of the net assets acquired. See “The Merger —Unaudited Pro Forma Condensed Combined Financial Statements.” Potential impairment of goodwill and amortization of other intangible assets could adversely affect each of our financial condition and results of operations. We assess our goodwill and other intangible assets and long-lived assets for impairment annually and more frequently when required by generally accepted accounting principles. We are required to record an impairment charge if circumstances indicate that the asset carrying values exceed their fair values. Our assessment of goodwill, other intangible assets, or long-lived assets could indicate that an impairment of the carrying value of such assets may have occurred that could result in a material, non-cash write-down of such assets, which could have a material adverse effect on our results of operations and future earnings.

The market price of BBCN common stock after the merger may be affected by factors different from those affecting the shares of Wilshire or BBCN currently.

Upon completion of the merger, holders of Wilshire common stock will become holders of BBCN common stock. BBCN’s business differs in important respects from that of Wilshire, and, accordingly, the results of operations of the combined company and the market price of BBCN common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of BBCN and Wilshire. For a discussion of the businesses of BBCN and Wilshire and of some important factors to consider in connection with those businesses, see the information provided under “Description of Wilshire” on page 213, “Description of BBCN” on page 214 and documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You can Find Additional Information” on page 218.

The shares of BBCN common stock to be received by holders of Wilshire common stock will have different rights from the shares of Wilshire common stock.

Upon completion of the merger, Wilshire shareholders will become BBCN stockholders and their rights as stockholders will be governed by the laws of the State of Delaware, the certificate of incorporation of BBCN and BBCN’s bylaws. The rights associated with Wilshire common stock are different from the rights associated with BBCN common stock. See “Comparison of Rights of Stockholders of BBCN and Wilshire” for a discussion of the different rights associated with Wilshire common stock.

Holders of BBCN and Wilshire common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of BBCN common stock and Wilshire common stock currently have the right to vote in the election of the board of directors and on other matters affecting BBCN and Wilshire, respectively. Upon the completion of the merger, each Wilshire shareholder who receives shares of BBCN common stock will become a stockholder of BBCN with a percentage ownership of BBCN that is smaller than the shareholder’s percentage ownership of Wilshire. Wilshire common stock will receive shares in the merger constituting approximately 41% of the outstanding shares of BBCN common stock immediately after the merger. As a result, current stockholders of BBCN as a group will own approximately 59% of the outstanding shares of BBCN common stock immediately after the merger. Because of this, Wilshire common shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Wilshire and current BBCN stockholders may have less influence on the combined company than they now have on the management and policies of BBCN.

Certain directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of the stockholders of BBCN and the shareholders Wilshire.

The respective members of the boards of directors and executive management of BBCN and Wilshire may be considered to have interests in the merger that are different from, or in addition to, those of the stockholders of BBCN and the shareholders of Wilshire generally. These interests include:

•	the agreed-upon appointments of directors and members of senior management of BBCN and Wilshire to board positions, senior management positions and consulting positions at the combined company after the merger; and

•	rights to continued indemnification and liability insurance coverage after the merger for acts or omissions occurring prior to the merger.

The interests of the boards of directors and executive management of BBCN and Wilshire may create potential conflicts of interest. The BBCN and Wilshire boards of directors were aware of these interests and considered these interests, among other matters, when making their respective decisions to approve the merger agreement, and in recommending that their stockholders vote in favor of the merger agreement. For a more complete description of these interests, see “The Merger—Interests of Directors and Executive Officers in the Merger.”

Litigation may be filed against the board of directors of Wilshire and/or BBCN that could prevent or delay the completion of the merger or result in the payment of damages following completion of the Merger.

In connection with the merger, it is possible that Wilshire shareholders and/or BBCN stockholders may file putative class action lawsuits against boards of directors of Wilshire and/or BBCN. Among other remedies, these shareholders and/or stockholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to BBCN and Wilshire, including any costs associated with indemnification obligations of BBCN and/or Wilshire. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

The fairness opinion received by the BBCN board of directors from KBW and the fairness opinion received by the Wilshire board of directors from Sandler O’Neill have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinions.

The fairness opinions of KBW and Sandler O’Neill were delivered to the parties’ respective board of directors on December 6, 2015. Changes in the operations and prospects of BBCN or Wilshire, general market and economic conditions and other factors which may be beyond the control of BBCN and Wilshire may have altered the value of BBCN or Wilshire or the sale prices of shares of BBCN common stock and Wilshire common stock as of the date of this joint proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. The opinions from KBW and Sandler O’Neill, each dated December 6, 2015, do not speak as of any date other than the dates of those opinions. For a description of the opinions that BBCN and Wilshire received from their respective financial advisors, see “The Merger—Opinions of BBCN and Wilshire Financial Advisors” beginning on page 59. For a description of the other factors considered by the BBCN board of directors in determining to approve the merger, see “The Merger—BBCN’s Reasons for the Merger; Recommendation of the Merger by the BBCN Board of Directors” beginning on page 54. For a description of the other factors considered by the Wilshire board of directors in determining to approve the merger, see “The Merger—Wilshire’s Reasons for the Merger; Recommendation of the Merger by the Wilshire Board of Directors” beginning on page 56.

Neither Wilshire shareholders nor BBCN stockholders will have dissenters’ appraisal rights in the merger unless they hold Wilshire shares subject to restrictions on transfer.

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under the California Corporations Code, no dissenters’ rights are available for stock listed on the Nasdaq Global Select Market, (i) except where there exists any restriction on transfer imposed by Wilshire or by any law or regulation or (ii) except where the stockholder is required to accept for the stock anything other than: (a) stock of any other corporation, which shares of stock are listed on any national securities exchange; (b) cash in lieu of fractional shares; or (c) any combination of foregoing clauses (a) and (b). Under the Delaware General Corporation Law, no dissenters’ rights are available for stock listed on the Nasdaq Global Select Market, except where the stockholder is required to accept for the stock anything other than: (i) stock listed on a national securities exchange or held of record by more than 2,000 holders; (ii) stock of the surviving corporation; (iii) cash in lieu of fractional shares; or (iv) any combination of foregoing clauses (i), (ii) and (iii).

Because BBCN common stock and Wilshire common stock are each listed on the Nasdaq Global Select Market, neither holders of BBCN common stock nor holders of Wilshire common stock will generally be entitled to dissenters’ appraisal rights in the merger with respect to their shares of BBCN common stock and Wilshire common stock, respectively, unless they hold Wilshire shares subject to restrictions on transfers imposed by Wilshire or by applicable law. For further information, see “The Merger—Dissenters’ Rights for Holders of Wilshire Shares Subject to Transfer Restrictions” on page 92. If appraisal rights are unavailable to Wilshire shareholders, Wilshire shareholders who oppose the merger and do not want to be a shareholder of the combined company may sell their share in the open market following the merger.

Implementation of the various provisions of the Dodd-Frank Act—in particular provisions that are applicable to banks and bank holding companies with $10 billion or more in assets—may delay the receipt of regulatory approvals and increase our operating costs or otherwise have a material effect on our business, financial condition or results of operations after the merger.

The Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010 significantly changes the bank regulatory structure and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and the rule-making process is still underway.

Several requirements in the Dodd-Frank Act for new banking regulations are applicable to certain banks and bank holding companies with $10 billion or more in assets. As a result of the merger, the combined company is expected to surpass this threshold, and these provisions, subject to a phase in period, may significantly increase compliance or operating costs of the combined company or otherwise have a significant impact on the business, financial condition and results of operations of the combined company. Such provisions include the following:

•	The Dodd-Frank Act created the Consumer Financial Protection Bureau (“CFPB”), which has broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Currently, the FDIC and the DBO examine both Wilshire Bank and BBCN Bank for compliance with consumer protection laws. However, the CFPB has examination and enforcement authority over all banks with more than $10 billion in assets, and accordingly will assume examination and enforcement authority over the combined company following the merger.

•	The Dodd-Frank Act increased the authority of the Federal Reserve Board to examine BBCN and its non-bank subsidiaries and gave the Federal Reserve Board the authority to establish rules regarding interchange fees charged for an electronic debit transaction by a payment card issuer that, together with its affiliates, has assets of $10 billion or more, and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer (the “Durbin Amendment”). By regulation, the Federal Reserve Board has limited the fees for such a transaction to the sum of 21 cents plus five basis points times the value of the transaction, plus up to one cent for fraud prevention costs. Following the merger, the effect of the Durbin Amendment will be to lower significantly our interchange or “swipe” revenue, but such lower fees are not expected to have a material adverse effect on our results of operation.

•	The Dodd-Frank Act established 1.35% as the minimum Designated Reserve Ratio (“DRR”). The FDIC has determined that the DRR should be 2.0% and has adopted a plan under which it will meet the statutory minimum DRR of 1.35% by the statutory deadline of September 30, 2020. The Dodd-Frank Act requires the FDIC to offset the effect of the increase in the statutory minimum DRR to 1.35% from the former statutory minimum of 1.15% on institutions with assets less than $10 billion. Following the Merger, we will not be entitled to benefit from the offset. The FDIC has not announced how it will implement this offset or how larger institutions will be affected by it.

•	The Dodd-Frank Act requires a publicly traded bank holding company with $10 billion or more in assets to establish and maintain a risk committee responsible for enterprise-wide risk management practices, comprised of an independent chairman and at least one risk management expert. The risk committee must approve and periodically review the risk-management policies of the bank holding company’s global operations and oversee the operations of its risk-management framework. The bank holding company’s risk-management framework must be commensurate with its structure, risk profile, complexity, activities and size. Assuming that the merger is consummated in the second half of 2016, these requirements should first apply to the combined company commencing on October 1, 2018. However, the combined company will need to build the necessary infrastructure to comply with these enhanced risk management requirements well before the effective date.

•	A bank holding company with more than $10 billion in assets is required under the Dodd-Frank Act to conduct annual stress tests using various scenarios established by the Federal Reserve, including a baseline, adverse and severely adverse economic conditions (known as “Dodd-Frank Act Stress Tests” or “DFAST”). The stress tests are designed to determine whether the capital planning of the combined company, assessment of its capital adequacy and risk management practices adequately protect it and its affiliates in the event of an economic downturn. The combined company must establish adequate internal controls, documentation, policies and procedures to ensure the annual stress adequately meets these objectives. The board of directors of the combined company will be required to review the combined company’s policies and procedures at least annually. The combined company will be required to report the results of its annual stress tests to the Federal Reserve, and it will be required to consider the results of the combined company’s stress tests as part of its capital planning and risk management practices. Assuming the merger is consummated in the second half of 2016, the combined company is anticipated to be subject to the DFAST regime commencing on January 1, 2018, but well in advance of that date, the combined company will need to undertake the planning and other actions that it deems reasonably necessary to achieve timely compliance.

It is difficult to predict the overall compliance cost of these provisions, which will become effective (with a phase-in period) when the combined company surpasses $10 billion in consolidated assets as a result of the merger. However, compliance with these provisions will likely require additional staffing, engagement of external consultants and other operating costs that could have a material adverse effect on the future financial condition and results of operations of the combined company.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus or they may be made a part of this joint proxy statement/prospectus by appearing in other documents filed with the Securities and Exchange Commission by BBCN or Wilshire and incorporated by reference. These statements include statements regarding the period following completion of the merger.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal,” “seek” and words and terms of similar substance used in connection with any discussion of future operating or financial performance of BBCN, Wilshire, the combined company or the merger identify forward-looking statements. All of these forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 26, the following risks related to the businesses of BBCN and Wilshire, among others, could cause our actual results or those of the combined company to differ materially from those described in the forward-looking statements:

•	we may not successfully manage the credit, liquidity, operational and business risks associated with each of our businesses, including, among others, risks of changes in market interest rates affecting the yields on our loans and other interest earning assets, the rates we pay on our deposits and other liabilities and resulting effects on our net interest income, and declines in commercial real estate values in the markets served by us;

•	management’s assumptions and estimates used in applying the company’s critical accounting policies, including among others determining appropriate amounts of provisions for loan losses, may prove unreliable and or not predictive of actual results;

•	increased competition from other banks and financial services companies, many of which have greater resources than BBCN and Wilshire combined and include large banks based in Korea with banking operations in the United States;

•	unfavorable political and international relations developments;

•	adverse changes in governmental or regulatory policies, including adverse interpretations of regulatory guidelines;

•	material litigation or investigations against BBCN or Wilshire;

•	increased costs of complying with regulatory and legal requirements;

•	the design of the company’s disclosure controls and procedures or internal controls may prove inadequate, or be circumvented, thereby causing losses or errors in information or a delay in the detection of fraud; and

•	adverse evaluations by bank regulatory authorities of the quality of our loans or other assets, management, systems of internal control or business risk identification, assessments and management, and restrictions on our growth or other aspects of our business that such regulatory authorities may impose as a result of such adverse evaluations.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference into this joint proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. Neither BBCN nor Wilshire undertakes any obligation to update these forward-looking statements, except as required by law.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the information provided under “Description of Wilshire” on page 213, “Description of BBCN” on page 214 and documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find Additional Information” on page 218.

BBCN ANNUAL MEETING

Date, Time and Place of the BBCN Annual Meeting

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the board of directors of BBCN in connection with its 2016 annual meeting of stockholders. The BBCN annual meeting is scheduled to be held as follows:

July 14, 2016

10:30AM Los Angeles time

Oxford Palace Hotel

745 South Oxford Avenue

Los Angeles, California

Purpose of the BBCN Annual Meeting

BBCN stockholders of record as of May 26, 2016 will be asked to consider and vote upon the following proposals at the BBCN annual meeting, including any postponement or adjournment thereof:

•	adoption and approval of the merger agreement (BBCN Proposal 1);

•	approval of BBCN’s name change amendment (BBCN Proposal 2);

•	approval of the issuance of BBCN common stock in connection with the merger of Wilshire with and into BBCN with BBCN surviving (BBCN Proposal 3);

•	Election of nine persons to serve as members of BBCN’s board of directors until the close of the merger or, if the merger is not completed, until the next annual meeting of stockholders and until their successors are elected and have qualified. The following nine persons are our nominees for election:

Jinho Doo	Chung Hyun Lee	Gary E. Peterson
Jin Chul Jhung	William J. Lewis	Scott Yoon-Suk Whang
Kevin S. Kim	David P. Malone	Dale S. Zuehls

•	ratification of the appointment of BDO USA, LLP as BBCN’s independent registered public accounting firm for the year ended December 31, 2016 (BBCN Proposal 5);

•	approval, on an advisory and nonbinding basis, of the compensation paid to BBCN’s “named executive officers” as described in this joint proxy statement/prospectus (BBCN Proposal 6);

•	approval of the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan (BBCN Proposal 7)

•	adjournment or postponement of the meeting, if necessary or appropriate in the judgment of the BBCN board of directors, to solicit additional proxies or votes in favor of the above proposals (BBCN Proposal 8); and

•	such other matters, if any, as may be properly presented for consideration and action at the BBCN annual meeting

Record Date for the Annual Meeting

The board of directors of BBCN has fixed the close of business on May 26, 2016 as the record date for determination of stockholders entitled to notice of and to vote at the BBCN annual meeting. On the record date, 79,604,188 shares of BBCN common stock were outstanding and there were 801 holders of record

Quorum; Votes Required

A majority of the shares of BBCN common stock outstanding on the record date must be present, either in person or by proxy, to constitute a quorum at the BBCN annual meeting. In order to be approved, the proposals require the following votes:

•	The affirmative vote of a majority of the shares of BBCN common stock outstanding on the record date will be required to adopt and approve the merger agreement.

•	The affirmative vote of a majority of the shares of BBCN common stock outstanding on the record date will be required to approve BBCN’s name change amendment.

•	The affirmative vote of a majority of the shares of BBCN common stock represented at the BBCN annual meeting and entitled to vote will be required to approve the issuance of BBCN common stock in connection with the merger of Wilshire with and into BBCN with BBCN surviving.

•	The affirmative vote of a plurality of the votes cast by holders of shares entitled to vote at the BBCN annual meeting, which means that the nine nominees receiving the largest number of affirmative votes will be elected to the board of directors to serve until the close of the merger or, if the merger is not completed, until the next annual meeting of stockholders and until their successors are elected and have qualified.

•	The affirmative vote of a majority of the shares of BBCN common stock represented at the BBCN annual meeting and entitled to vote will be required to ratify the appointment of BDO USA, LLP as BBCN’s independent registered public accounting firm for the year ended December 31, 2016.

•	The affirmative vote of a majority of the shares of BBCN common stock represented at the BBCN annual meeting and entitled to vote will be required for the nonbinding advisory approval of the compensation paid to BBCN’s “named executive officers” as described in this joint proxy statement/prospectus.

•	The affirmative vote of a majority of the shares of BBCN common stock represented at the BBCN annual meeting and entitled to vote will be required to approve the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan.

•	The affirmative vote of a majority of the shares of BBCN common stock represented at the BBCN meeting and entitled to vote will be required to adjourn or postpone the meeting.

At the BBCN annual meeting, each share of BBCN common stock will be entitled to one vote on all matters properly submitted to the BBCN stockholders.

As of the record date, BBCN directors and executive officers owned and were entitled to vote approximately 2,822,211 shares of BBCN common stock, representing approximately 3.55% of the outstanding shares of BBCN common stock. We currently expect that BBCN’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Attending the Annual Meeting

If you are a holder of record of BBCN common stock as of the record date and plan to attend the BBCN annual meeting, please indicate this when you vote. A photo identification will not be required for admission to the BBCN annual meeting, but will be required if you want to vote your BBCN common stock in person. If you want to vote your BBCN common stock held through a bank, broker or other nominee in person, you must obtain a written proxy in your name from the bank, broker or other nominee that holds your shares.

Proxies

All shares of BBCN common stock represented by properly executed proxies (including those given through voting by telephone or Internet) received before or at the BBCN annual meeting will, unless properly revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy , the shares represented thereby will be voted:

“FOR” adoption and approval of the merger agreement,

“FOR” approval of BBCN’s name change amendment;

“FOR” approval of the issuance of BBCN common stock in connection with the merger;

“FOR” election of all nominees for directors presented in BBCN Proposal 4;

“FOR” the ratification of the approval of BBCN’s independent registered public accounting firm for the year ended December 31, 2016;

“FOR” the approval on a nonbinding, advisory basis of the compensation paid to BBCN’s “named executive officers” as described in this joint proxy statement/prospectus;

“FOR” the approval of the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan; and

“FOR” the adjournment or postponement of the BBCN annual meeting if necessary or appropriate in the judgment of the BBCN board of directors.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your BBCN common stock represented by the proxy will be considered present at the BBCN annual meeting or any adjournment or postponement thereof solely for purposes of determining a quorum.

If your shares are held in an account at a broker or bank or other nominee, you must instruct the broker or bank or other nominee on how to vote your shares. If you do not provide voting instructions to your broker or bank or other nominee, your shares will not be voted on any proposal on which your broker or bank or other nominee does not have discretionary authority to vote. Under applicable rules, your broker or bank or other nominee does not have discretionary authority to vote on the merger proposal, the amendment to BBCN’s certificate of incorporation, the issuance of BBCN common stock in connection with the merger, the election of directors, the nonbinding, advisory vote to approve compensation paid to BBCN’s “named executive officers” or the approval of the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan at the BBCN annual meeting. If an executed proxy card returned by a broker or bank or other nominee holding shares indicates that the broker or bank or other nominee does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted with respect to that matter. This is called a broker non-vote. Your broker or bank or other nominee will vote your shares on these proposals only if you provide specific instructions on how to vote by following the instructions provided to you by your broker or bank or other nominee.

Because approval of the merger, BBCN’s name change amendment and the issuance of BBCN common stock in connection with the merger require the affirmative vote of a majority of the outstanding shares of BBCN common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against the merger, BBCN’s name change amendment and the issuance of BBCN common stock in connection with the merger. Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

BBCN does not expect that any matter or proposal other than the proposals described in this joint proxy statement/prospectus will be brought before the BBCN annual meeting or any postponement or adjournment thereof. If, however, other matters are properly presented, the persons named as proxies on the proxy card will vote in accordance with their judgment with respect to those matters.

If you are a BBCN stockholder of record, you may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary of BBCN, which notice should be sent to BBCN Bank, 3731 Wilshire Blvd., Suite 1000, Los Angeles, California 90010, Attention: Legal Department;

•	granting a subsequently dated proxy; or

•	if you are a holder of record, appearing in person and voting at the BBCN annual meeting.

If you hold your shares of BBCN common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

Attendance at the BBCN annual meeting will not in and of itself constitute revocation of a proxy. If the BBCN annual meeting is postponed or adjourned, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the same methods described above, except in certain circumstances that are not currently anticipated. BBCN would notify stockholders by public announcement or other means if such circumstances were to occur.

Voting by Telephone or Internet

BBCN stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards by telephone or Internet. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in BBCN’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded to you by your broker, bank or other holder of record to see which options are available.

BBCN stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.investorvote.com/BBCN and following the instructions provided on that website,

•	by telephone by calling the toll-free number 1-800-652-VOTE (8683) in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions, or

•	by completing, signing, dating and mailing their proxy card in the pre-addressed envelope that accompanies the delivery of paper proxy cards.

Solicitation of Proxies

BBCN and Wilshire will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, BBCN has retained MacKenzie Partners, Inc. BBCN estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $40,000. BBCN has also agreed to reimburse MacKenzie Partners, Inc. for reasonable and documented out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners, Inc. against certain claims, losses and damages. BBCN and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of BBCN common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means and personal solicitation by the directors, officers and employees of BBCN. No additional compensation will be paid to our directors, officers or employees for solicitation.

WILSHIRE ANNUAL MEETING

Date, Time and Place of the Wilshire Annual Meeting

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Wilshire in connection with its 2016 annual meeting of shareholders. The Wilshire annual meeting is scheduled to be held as follows:

July 14, 2016

10:00 AM, Los Angeles time

3200 Wilshire Boulevard, 6th Floor

Los Angeles, California

Purpose of the Wilshire Annual Meeting

The matters to be considered and voted upon at the Wilshire annual meeting will be:

•	Approval of the principal terms of the Agreement and Plan of Merger, dated December 7, 2015, providing for the merger of Wilshire Bancorp, Inc. with and into BBCN Bancorp, Inc. as described in the joint proxy statement/prospectus (Wilshire Proposal 1).

•	Election of three directors assigned to Class III of our board of directors for three year terms expiring at our 2019 Annual Meeting of Shareholders or until their successors are duly elected and qualified (Wilshire Proposal 2).

•	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Wilshire Proposal 3).

•	Approval, on an advisory and nonbinding basis, of the compensation paid to our “named executive officers” as described in in the joint proxy statement/prospectus (Wilshire Proposal 4).

•	Adjournment of the meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes in favor of the above proposals that are to be presented at the meeting (Wilshire Proposal 5).

•	Such other matters, if any, as may be properly presented for consideration and action at the annual meeting.

Record Date for the Annual Meeting

The Wilshire board of directors has fixed the close of business on May 26, 2016, as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the annual meeting. On the record date, 78,875,982 shares of Wilshire common stock were outstanding and there were 448 holders of record.

Quorum; Votes Required

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the Wilshire common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted as affirmative votes on any matters brought before the annual meeting. In the absence of a quorum, the Wilshire annual meeting may be adjourned to a later time by the vote of a majority of the shares of Wilshire common stock represented at the annual meeting and entitled to vote.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date. The affirmative vote of a majority of the shares of Wilshire common stock outstanding on the record date will be required to approve the principal terms of the merger agreement. Directors are elected by the affirmative vote of the majority of all votes cast at the annual meeting (assuming that such votes represent at least a majority of the required quorum). Accordingly, a director nominee will be elected only if the number of votes “FOR” that nominee exceeds the number of votes “Withheld.” For all other matters, including the ratification of the appointment of Wilshire’s accountants and the advisory and non-binding vote to approve executive compensation, the affirmative vote of a majority of the shares of Wilshire common stock represented at the annual meeting and entitled to vote (which shares voting affirmatively must also constitute at least a majority of the required quorum) will be required to approve each such matter submitted to the shareholders at the annual meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in the vote totals and, as such, will have no effect on any proposal other than the votes to approve principal terms of the merger agreement and the election of directors.

As of the record date, Wilshire directors and executive officers and their affiliates owned and were entitled to vote approximately 7,756,109 shares of Wilshire common stock, representing approximately 9.83% of the outstanding shares of Wilshire common stock. We currently expect that Wilshire’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Revocability of Proxies

A proxy for use at the Wilshire annual meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Wilshire an instrument revoking it or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. (Any shareholder who holds shares in certificate form and attends the annual meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Stockholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the annual meeting.)

Subject to such revocation, all shares represented by a properly executed proxy received in time for the annual meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted “FOR” approval of the principal terms of the merger agreement, “FOR” the election of all nominees for directors set forth herein, “FOR” each of the other Wilshire proposals described above under “Purpose of the Wilshire Annual Meeting” and, if any other business is properly presented at the annual meeting, in accordance with the recommendations of the Wilshire board of directors.

Because approval of the principal terms of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Wilshire common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against the merger. Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

Voting by Telephone or Internet

Wilshire shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards by telephone or Internet. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Wilshire’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Wilshire shareholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.edocumentview.com/WIBC and following the instructions provided on that website,

•	by telephone by calling the toll-free number 1-800-652-VOTE (8683) in the United States, United States territories or Canada on a touch-tone phone and following the recorded instructions, or

•	by completing, signing, dating their proxy card and mailing it in the pre-addressed envelope that accompanies the delivery of paper proxy cards.

Solicitation of Proxies

The solicitation of the proxy accompanying this joint proxy statement/prospectus is made by the Wilshire board of directors. BBCN and Wilshire will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. The proxies will be solicited principally through the mails, but directors, officers and employees of Wilshire may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in Wilshire is held of record by such entities, and Wilshire will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Wilshire may pay for and utilize the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

BBCN AND WILSHIRE PROPOSAL 1: THE MERGER

This section of this joint proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about BBCN and Wilshire into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page  218.

Explanatory Note Regarding the Merger Agreement

The merger agreement is described in this joint proxy statement/prospectus, and a copy of it is included as Annex A to this joint proxy statement/prospectus, to provide you with important information regarding the proposed merger and bank merger. Factual disclosures about BBCN and Wilshire contained in this joint proxy statement/prospectus or in the public reports filed by BBCN and Wilshire with the Securities and Exchange Commission may supplement, update or modify the factual disclosures and representations about BBCN and Wilshire contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by BBCN and Wilshire are qualified by and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue, whether due to a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders or reports and documents filed with the Securities and Exchange Commission and in some cases are qualified by disclosures that were made by each party to the other, which disclosures were reflected in schedules to the merger agreement that have not been described or included in this joint proxy statement/prospectus, including Annex A. Further, information concerning the subject matter of the representations and warranties in the merger agreement, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus.

General

BBCN and Wilshire entered into the merger agreement on December 7, 2015. The merger agreement provides both for the merger of Wilshire with and into BBCN and for the merger of their respective banking subsidiaries immediately following the merger, which we refer to herein as the bank merger, pursuant to a bank merger agreement substantially in the form attached as an exhibit to the merger agreement.

The Parties

BBCN

BBCN is a bank holding company headquartered in Los Angeles, California. Its principal subsidiary, BBCN Bank, is a California state chartered and FDIC-insured financial institution that offers commercial banking loan and deposit products, focusing primarily on small- to medium-sized businesses and individuals in multi-ethnic markets in California, New Jersey, and the New York City, Chicago, Seattle and Washington, D.C. metropolitan areas.

Additional information about BBCN and BBCN Bank is included in “Description of BBCN” on page 214 and the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find Additional Information” on page 218.

Wilshire

Wilshire is a bank holding company headquartered in Los Angeles, California. Its principal subsidiary, Wilshire Bank, is a California state chartered and FDIC-insured financial institution that offers commercial banking loan and deposit products, focusing primarily on small- to medium-sized businesses and individuals in multi-ethnic markets in Southern California, Texas, New Jersey, and the New York metropolitan area.

Additional information about Wilshire and Wilshire Bank is included in “Description of Wilshire” on page 213 and the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find Additional Information” on page 218.

Effect of the Merger; What Wilshire Shareholders Will Receive in the Merger

Upon completion of the merger, Wilshire will merge with and into BBCN, with BBCN being the surviving corporation in the merger.

In the merger, each outstanding share of Wilshire common stock will be converted into 0.7034 of a share of common stock of BBCN. No fractional shares will be issued, and cash will be paid instead of such issuance. The exchange ratio will not be adjusted to reflect stock price changes prior to the completion date of the merger. No adjustment will be made to the exchange ratio for any increases or decreases in the number of outstanding shares resulting from the exercise of BBCN stock options or Wilshire stock options issued and outstanding as of the date of the merger agreement or for any new stock options or restricted stock issued thereafter up to certain amounts in accordance with the merger agreement.

Background of the Merger

As part of their ongoing consideration and evaluation of their respective long-term prospects and strategies, each of the Wilshire and the BBCN board of directors and senior management have regularly reviewed and assessed their respective business strategies and objectives, including opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value for their respective stockholders. The strategic discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally, ongoing consolidation in the financial services industry and the specific challenges faced by each of Wilshire and BBCN as they seek to grow their business. Each company has considered various strategic alternatives, including continuing as an independent institution, acquiring other community banks and entering into a strategic merger with similarly sized institutions. In this regard, from time to time during the last several years, representatives from Wilshire and BBCN have had informal discussions about the possibility of a merger between them.

BBCN continually seeks potential merger and acquisition candidates to enhance the value of its franchise. BBCN was formed in 2011 through the merger of equals of Nara Bancorp and Center Financial Corporation. BBCN’s most recent acquisitions consisted of the acquisition of Foster Bankshares, Inc. and its subsidiary financial institution, Foster Bank, a Chicago, Illinois based bank, on August 13, 2013 and the acquisition of Pacific International Bancorp, Inc. and its subsidiary financial institution, Pacific International Bank, a Seattle, Washington based bank, on February 15, 2013. Following these relatively small acquisitions, BBCN was particularly interested in a transformative strategic transaction of significant size that would both enhance BBCN’s competitive position in the Korean-American banking community and further diversify its loan portfolio and revenue stream. Wilshire was well-known to BBCN, and the strength of its business lines, similar customer base and market area suggested it would be a good strategic fit with BBCN.

Over the past few years, Wilshire, consistent with the strategic plan adopted by its board of directors, has actively sought potential merger and acquisition and other growth opportunities to enhance shareholder value. Wilshire’s recent acquisitions include the acquisition of Saehan Bancorp and its subsidiary financial institution, Saehan Bank, a Los Angeles, California based bank, on November 11, 2013 and the acquisition of BankAsiana, a

Palisades Park, New Jersey based bank, on October 1, 2013. In connection with Wilshire’s strategic planning, the board of directors and management stressed the importance of enhancing shareholder value through mergers or acquisitions in order to remain competitive in the challenging economic, regulatory and interest rate climate, and to address potentially increased operating costs. The board of directors focused on identifying strong complementary franchises that shared Wilshire’s values and approach to community banking.

In August, 2015, it came to the attention of the BBCN board of directors that certain of its members had been in communication with Hanmi Financial Corporation (or “Hanmi”) regarding the possibility of a business combination between BBCN and Hanmi. Such discussions had not been disclosed to or authorized by the BBCN board of directors and, based on information received from the directors involved in such discussions, BBCN understands the discussions were initiated by Hanmi. At a board of directors meeting held on August 26, 2015, the BBCN board of directors agreed that any communications from Hanmi regarding a potential business combination should be directed to Mr. Dale Zuehls in his capacity as Lead Independent Director. The BBCN board of directors also discussed that any such communications should be shared with the full BBCN board of directors for its consideration.

On September 1, 2015 a news article in the Korean-American press incorrectly stated that BBCN had made a proposal to Hanmi “to commence an M&A discussion”.

On September 2, 2015, Mr. Zuehls sent a letter to Mr. Joseph Rho, Chairman of the Board of Hanmi, advising him that any future communications regarding a potential strategic transaction between Hanmi and BBCN should be directed to Mr. Zuehls or Mr. Kevin S. Kim, Chairman of the Board and Chief Executive Officer of BBCN. On September 2, Mr. Roh wrote back to Mr. Zuehls suggesting that Hanmi and BBCN explore the possibility of a merger. Mr. Zuehls advised Mr. Roh that he would convey this suggestion to the full board of directors of BBCN for its consideration.

On September 9, 2015, Mr. Kevin Kim had lunch with Mr. Steven Koh, Chairman of the Board of Wilshire. At their lunch meeting, Mr. Koh advised Mr. Kim that he had seen news reports of a potential transaction between BBCN and Hanmi, and he suggested that BBCN and Wilshire explore a possible combination. Mr. Kim said he would discuss the possibility with the BBCN board of directors. Following the lunch, on that same day Mr. Kim asked KBW, an investment bank that specializes on the financial services sector, to assist the BBCN board of directors in evaluating Hanmi and Wilshire as potential merger partners for BBCN. Other than this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to BBCN for which compensation was received. In August 2013, KBW acted as financial advisor to BBCN in connection with its acquisition of Foster Bankshares, Inc. In the past two years, KBW has not provided investment banking and financial advisory services to Wilshire.

On September 25, 2015, Mr. Kim and Mr. Koh had another lunch meeting, at which Mr. Koh reiterated his view that a combination of Wilshire and BBCN should be pursued.

On September 30, 2015, representatives of KBW and a representative of BBCN’s counsel, Morrison & Foerster LLP, attended a regular meeting of the BBCN board of directors. KBW discussed BBCN as a stand-alone company and reviewed with the board of directors certain financial aspects of a potential merger with either Wilshire or Hanmi. KBW noted that, while there was no specific proposal under consideration by BBCN with either Wilshire or Hanmi, based on current stock prices and publicly available financial information and subject to certain assumptions, a potential combination with either Wilshire or Hanmi could present an attractive opportunity for BBCN from a financial perspective depending on the market premium to be paid. KBW further noted that, assuming payment of the same premium, a Wilshire transaction could have a higher earnings per share accretion and a lower tangible book value earn back period than a Hanmi transaction because the consensus earnings estimate for Wilshire was higher than it was for Hanmi and Wilshire had a potential for higher cost savings because its branch overlap with BBCN was more extensive than Hanmi’s overlap with BBCN. Following the departure of the KBW representatives from the meeting, the BBCN board of directors continued its discussion of the two potential opportunities and unanimously decided to move forward in exploring a possible combination with Wilshire. In so deciding, the BBCN board of directors and senior management discussed the merits of trying to negotiate with both Wilshire and Hanmi at the same time and concluded, based on a number of factors (including the resources necessary to conduct due diligence on two sizeable institutions at the same time), that it would be preferable to pursue discussions with one of the parties first to see whether a business combination was feasible. The BBCN directors and senior management also discussed the cultural fit of both institutions with BBCN. The BBCN board of directors’ decision stipulated that if the discussions with Wilshire did not proceed in a constructive manner, or if BBCN was unable to come to acceptable terms with Wilshire, then BBCN should explore a potential merger with Hanmi. The BBCN board of directors did not consider other acquisition targets because, based on asset size and quality, customer base, geographic focus and other common attributes, the BBCN board of directors concluded that only two potential acquisition targets – Wilshire and Hanmi – presented BBCN with the opportunity to complete a transformative strategic transaction of significant size that would both enhance BBCN’s competitive position in the Korean-American banking community and further diversify its loan portfolio and revenue stream.

The BBCN board of directors appointed an ad hoc committee (the “BBCN Ad Hoc Committee”) consisting of directors David Malone, Scott Whang, Dale Zuehls, Gary Peterson and Kevin Kim, for the sole purpose of exploring a business combination with Wilshire. The BBCN board of directors also determined that it was important to obtain an exclusive dealing period with Wilshire. The BBCN board of directors agreed to retain KBW as its financial adviser and Morrison & Foerster LLP as its legal adviser with respect to the possible merger.

On October 1, 2015, Mr. Kim sent a letter to Wilshire expressing an interest in exploring a potential transaction between BBCN and Wilshire. Also on October 1, 2015, BBCN asked KBW to contact Wilshire’s financial advisor to commence discussions on the exchange ratio in a potential merger.

On October 2, 2015, the Wilshire board of directors held a special meeting to discuss the letter from BBCN. The letter did not contain any proposed deal terms, but was accompanied by a mutual non-disclosure agreement that would govern information to be shared by the parties in connection with the potential merger. The Wilshire board of directors agreed that it was consistent with the board of directors’ fiduciary duties to proceed and learn more about a potential transaction with BBCN. At the meeting, the Wilshire board of directors adopted resolutions establishing a special committee consisting of Messrs. Steven Koh, Donald Byun, Steve Didion and John Taylor to, among other things, evaluate and negotiate the terms of a potential transaction with BBCN (the “Wilshire Special Committee”). The Wilshire board of directors also agreed at the meeting to engage Sandler O’Neill as Wilshire’s outside financial advisor in connection with the overture for BBCN. Hunton & Williams LLP, Wilshire’s outside legal counsel, then joined the meeting by telephone and the Wilshire board of directors continued to discuss the proposal from BBCN and decided to move forward with negotiations.

The BBCN Ad Hoc Committee held a telephonic meeting on October 5, 2015 and discussed the process for conducting negotiations with Wilshire. The BBCN Ad Hoc Committee agreed that Mr. David Malone and Mr. Scott Whang would serve as the primary negotiators with Wilshire on corporate governance and other non-financial issues.

On October 6, 2015, the Wilshire Special Committee held a meeting to prepare for a lunch meeting with representatives of BBCN that would occur later that day. The Wilshire Special Committee appointed Mr. Byun and Mr. Taylor to spearhead negotiations with representatives of the BBCN Ad Hoc Committee on behalf of the Wilshire Special Committee. Mr. Didion was appointed to serve as the Wilshire Special Committee’s liaison with Wilshire’s outside advisors, Hunton & Williams LLP and Sandler O’Neill. Mr. Steven Koh served as the chairman of the Wilshire Special Committee and led direct communications with Mr. Kevin Kim of BBCN.

At the lunch discussion on October 6, 2015, representatives from each of the Wilshire Special Committee and the BBCN Ad Hoc Committee discussed process and logistics of a potential transaction. The parties’ respective legal counsel separately discussed the mutual non-disclosure agreement.

On October 8, 2015, the Wilshire Special Committee met via conference call, which was joined by Hunton & Williams LLP and Sandler O’Neill. During this meeting, there was discussion regarding the process to be expected for the proposed merger with BBCN to occur, as well as related legal issues and typical business points to be negotiated, including the proposed terms of the mutual non-disclosure agreement and the ownership percentages and related exchange ratio. One of the proposed terms of the mutual non-disclosure agreement sought to provide for exclusivity between the parties. The Wilshire Special Committee determined that exclusivity between the parties was not appropriate unless and until it appeared likely that agreement would be reached by the parties as to the key financial terms of the proposed merger. Moreover, in consideration of the relative sizes of the parties, the Wilshire Special Committee determined that the addition of a standstill provision in the mutual non-disclosure agreement would be appropriate. There was also further discussion by the Wilshire Special Committee of potential strategic alternatives to the proposed merger with BBCN. At the conclusion of the meeting, the Wilshire Special Committee authorized Mr. Steven Koh to execute the mutual non-disclosure agreement without the exclusivity provision and with the addition of a standstill provision.

On October 8, 2015, BBCN and Wilshire signed a mutual nondisclosure agreement (the “NDA”), excluding the proposed exclusivity provision and including the proposed standstill provision.

On October 9, 2015, Mr. Malone and Mr. Whang met with Mr. Byun and Mr. Taylor. At this meeting, the participants agreed, in principle, to structure the proposed transaction as a merger of equals. A discussion ensued regarding corporate governance of the combined entity and other non-financial issues.

On October 12, 2015, KBW and Sandler O’Neill discussed an approach for determining the respective percentages of the combined entity that would be initially owned by the stockholders of BBCN and the shareholders of Wilshire. During these discussions, Sandler O’Neill informed KBW that Wilshire would not accept an ownership split that would result in an effective price for the Wilshire shares that was lower than the market price of Wilshire’s stock.

On October 13, 2015, the Wilshire Special Committee met via conference call, joined by Hunton & Williams LLP and Sandler O’Neill, to discuss merger-related topics that might arise at a meeting with BBCN representatives later that day, including key assumptions for modeling the economic terms of the transaction.

On October 13, 2015, Mr. Malone and Mr. Whang met with Mr. Taylor and Mr. Byun to continue their discussions on non-financial issues. These discussions focused upon board composition for the combined entity and related corporate governance matters.

Later that same day, the BBCN Ad Hoc Committee held a telephonic meeting, which included representatives of KBW and Morrison & Foerster LLP. The BBCN Ad Hoc Committee discussed with KBW potential ownership percentages of BBCN stockholders and Wilshire shareholders in the combined company. The BBCN Ad Hoc Committee also discussed corporate governance matters and agreed to recommend to the BBCN board of directors that the board of directors for the combined entity would have 16 directors, with 9 appointed by BBCN and 7 appointed by Wilshire. The BBCN Ad Hoc Committee also approved a recommendation to the BBCN board of directors with respect to related corporate governance matters, including a recommendation that the Chairman of the Board of Wilshire and Wilshire Bank serve as Chairman of the Board of the combined company and the combined bank, while the CEO of BBCN and BBCN Bank would serve as the CEO of the combined company and the combined bank.

The Wilshire Special Committee also met again on October 13, 2015 so that Messrs. Byun and Taylor could provide an update regarding their meeting with BBCN representatives. The Wilshire Special Committee was joined by Hunton & Williams LLP and Sandler O’Neill. The Wilshire Special Committee discussed various merger-related topics such as the potential ownership percentage of the combined company. In addition, the Wilshire Special Committee agreed to share with BBCN a draft of Wilshire’s earnings release for the third quarter of 2015.

On October 14, 2015, a meeting of the Wilshire Special Committee was held via conference call, joined by Hunton & Williams LLP and Sandler O’Neill, to discuss, among other things, Wilshire’s upcoming earnings release.

On October 14, 2015, a meeting of the BBCN Ad Hoc Committee was held via conference call, joined by Morrison & Foerster LLP and KBW, to discuss reports by Mr. Malone and Mr. Whang on the representatives’ meetings held on October 9, 2015 and October 13, 2015, and to approve proposed terms for inclusion in a discussion framework.

On October 15, 2015, representatives of BBCN and Wilshire agreed to defer continued discussions on the ownership split until third quarter earnings had been released and most research analysts had updated their earnings projections for both companies. That same day, BBCN provided Wilshire with a discussion framework outlining various other merger terms to be discussed by the parties.

On October 16, 2015, a meeting of the Wilshire Special Committee was held via conference call, joined by Hunton & Williams LLP and Sandler O’Neill, to discuss the framework provided by BBCN; to discuss, plan and organize the due diligence process; and to discuss the upcoming earnings release and subsequent analyst and investor calls.

From mid-October through the date of the signing of the merger agreement, Mr. Steven Koh and Mr. Alex Ko, acting for Wilshire, periodically held discussions with Mr. Kevin Kim and Mr. Douglas Goddard, the Chief Financial Officer of BBCN, to discuss issues relating to the potential merger, including key underlying assumptions for determining the exchange ratio and integration and consolidation issues for the combined company and combined bank.

On October 21, 2015, the BBCN Ad Hoc Committee met to review the state of negotiations and to prepare its recommendations to the full board of directors. Later that day, the BBCN board of directors held a board meeting. Representatives of KBW and Morrison & Foerster LLP participated in the board meeting. The BBCN Ad Hoc Committee and representatives of KBW updated the board of directors on the discussions with Wilshire. They reported that the ownership split of a combined entity remained unresolved and discussed the respective positions of Wilshire and BBCN on this issue. KBW noted the importance of having the most current earnings estimates for both companies before finalizing negotiations of the ownership split and exchange ratio. The BBCN board of directors also discussed the current proposals on corporate governance, including the proposal for a 9/7 split on the board of directors for the combined entity. After reviewing these matters, the BBCN board of directors authorized the continuation of negotiations with Wilshire by a vote of ten to zero, with one abstention, but instructed the BBCN Ad Hoc Committee to seek a board of directors split of 10/7 for the combined entity.

BBCN Director Scott Whang contacted Wilshire Director Donald Byun later that day to propose a 10/7 board of directors split for the combined entity. Following internal discussions at Wilshire, Mr. Byun advised Mr. Whang on the morning of October 22 that Wilshire would not agree to a 10/7 board of directors split for the combined entity.

Also on October 21, 2015, a meeting of the Wilshire Special Committee was held via conference call, joined by Hunton & Williams LLP and Sandler O’Neill, to discuss, among other things, analyst reports of Wilshire’s and BBCN’s future earnings and the potential effect of such reports on the merger negotiations, as well as the possible board composition of the combined company. The Wilshire Special Committee asked Mr. Ko to work with Wilshire’s senior management to prepare for next week’s board meeting a standalone forecast for Wilshire’s operations through 2020.

On October 27, 2015, KBW and Sandler O’Neill held discussions regarding the key earnings assumptions that would drive the exchange ratio. Based on the recently issued earnings reports and the updated analyst estimates, BBCN took the position that, upon completion of the merger, Wilshire’s stockholders should own 40% of the combined entity, while Wilshire sought ownership of 42% of the combined entity. No agreement was reached at that time on the ownership split. That evening, Mr. Kevin Kim met with Mr. Steven Koh and they continued discussions regarding the ownership split as well as the number of directors each company would appoint to the initial board of directors of the combined entity.

On October 28, 2015, the Wilshire Special Committee and Wilshire board of directors held a joint meeting to discuss, among other things, the standalone forecast through 2020 which was prepared by Wilshire management at the request of the Wilshire Special Committee. The Wilshire board of directors and management engaged in a prolonged discussion regarding the projected compounded annual growth rate in Wilshire’s earnings per share and the underlying assumptions used by management in preparing that forecast including management’s projections for the period in question with respect to Wilshire’s efficiency ratio, the rise in interest rates (and the potential corresponding rise in the average rate on Wilshire’s loans), loan and deposit growth and increases in SBA and mortgage loan production. Based on this discussion, the Wilshire board of directors felt that the projected level of interest rate increases was too high given recent indications in the market, that the projected drop in the efficiency ratio was unlikely given Wilshire’s recent performance, and that the projected ongoing loan growth rate was too high given Wilshire’s size and the expected higher interest rate environment. Accordingly, the Wilshire board of directors asked management to modify and reduce the underlying assumptions discussed. Later that evening, Mr. Ko distributed to the Wilshire board of directors a revised standalone forecast based on these discussions, with which the Wilshire board of directors agreed.

That same day, the Wilshire board of directors discussed the proposed merger with BBCN. Hunton & Williams LLP made a presentation to the board of directors regarding the board of directors’ fiduciary duties in evaluating the proposed merger with BBCN, among other matters. Sandler O’Neill then updated the board of directors regarding the background and timeline of the discussions with BBCN and discussed on a preliminary basis certain financial aspects of the proposed merger with BBCN.

The Wilshire board of directors approved resolutions authorizing the Wilshire Special Committee to continue to evaluate and negotiate a potential merger transaction with BBCN, including with regards to adding an exclusivity provision to the NDA, subject to the parties reaching a mutual understanding on an acceptable exchange ratio.

On October 28, 2015 and over the ensuing week, KBW and Sandler O’Neill held more discussions regarding the ownership split of the combined entity.

On November 3, 2015, a meeting of the Wilshire Special Committee was held via conference call, joined by Sandler O’Neill, to discuss, among other things, potential pricing and ownership percentage of the combined company. The Wilshire Special Committee determined that an ownership interest of less than 41.0% in the combined company would not be sufficiently favorable to Wilshire’s shareholders and authorized Sandler O’Neill to inform KBW that Wilshire was willing to accept ownership of 41.5% of the combined entity. Later that day, Sandler O’Neill informed KBW that Wilshire was willing to accept ownership of 41.5% of the combined entity.

On the morning of November 4, 2015, the Wilshire Special Committee met to discuss the upcoming meeting between Mr. Steven Koh and Mr. Kevin Kim of BBCN. During their ensuing meeting, Mr. Kim and Mr. Koh discussed the proposed ownership split and agreed to recommend to their respective boards of directors an agreement whereby the shareholders of Wilshire would receive 41.25% of the combined entity.

The Wilshire Special Committee met again on the afternoon of November 4, 2015 via conference call, joined by Hunton & Williams LLP and Sandler O’Neill. Mr. Steven Koh reported to the committee the results of his lunch meeting with Mr. Kevin Kim. Mr. Didion then alerted the Wilshire Special Committee that he had received an unsolicited phone call from Hanmi’s President inquiring as to the possibility of a potential transaction between Hanmi and Wilshire. No terms were proposed or discussed during such phone call. The Wilshire Special Committee proceeded to discuss strategic alternatives to a merger with BBCN, including the possibility of a potential transaction with Hanmi, continuing as a standalone entity or a business combination with another party. After further discussion, including the lack of any specifics from Hanmi in the call to Mr. Didion, the perceived differences in corporate cultures at the two institutions based on, among other things, past business interactions, and the current progress in discussions and due diligence with BBCN, the Wilshire Special Committee agreed that due diligence and the negotiation of a merger agreement with BBCN should move forward and that Wilshire would not respond to Hanmi’s inquiry. In addition, the Wilshire Special Committee did not discuss inviting or soliciting discussions with merger partners other than BBCN or Hanmi, as the consensus during prior discussions held by the Wilshire Special Committee and the full board of directors of Wilshire was that only two potential merger partners, BBCN and Hanmi, would provide Wilshire and its shareholders the opportunity to engage in a significant strategic business combination in the Korean-American banking space that would complement Wilshire’s current customer base, geographic footprint, and product offerings.

On November 4, 2015, a non-binding discussion framework reflecting the proposed terms discussed above was distributed to the BBCN Ad Hoc Committee and the Wilshire Special Committee. That same day, the parties executed an amendment to the NDA adding an exclusivity provision which expired 60 days after October 8, 2015, the effective date of the NDA. On November 5, 2015, the BBCN Ad Hoc Committee met and approved continuing the process with Wilshire based on the terms reflected in the non-binding discussion framework. Both parties agreed to commence due diligence immediately. In the ensuing weeks, both sides populated data rooms with the requested due diligence items.

Following the execution of the amendment to the NDA, BBCN and Wilshire continued to discuss the nonfinancial terms of the merger, including the composition of the combined company board of directors, the combined company management team, the name and headquarters of the combined company, various closing conditions and other significant provisions.

On November 9, 2015, Hanmi sent a private letter addressed to Mr. Zuehls requesting an opportunity to commence exploratory merger discussions. In accordance with the requirements of the exclusivity provision in the NDA, BBCN informed Wilshire of the Hanmi letter.

On November 18, 2015, the BBCN board of directors met and discussed the negotiations with Wilshire as well as the letter received from Hanmi. The BBCN board of directors debated whether or not to allow the exclusivity period to expire without signing an agreement with Wilshire, and then to undertake parallel negotiations with both Wilshire and Hanmi to ascertain which presented the better opportunity. After considering this issue, the substantial progress made as of November 18, 2015 towards reaching an agreement with Wilshire and the risk that discussions with Hanmi could result in losing the opportunity with Wilshire with no assurances that an agreement on a business combination could be reached with Hanmi, the BBCN board of directors by a majority vote agreed to continue the negotiations with Wilshire with a view towards reaching a definitive agreement. Seven of the 13 BBCN directors voted to continue negotiating with Wilshire with a view towards reaching a definitive agreement based on the non-binding discussion framework agreed to by the BBCN Ad Hoc Committee and the Wilshire Special Committee; four of the BBCN directors also voted to continue negotiating with Wilshire only, but recommended renegotiation of certain corporate governance terms reflected in the non-binding discussion framework; and two of the BBCN directors voted to wait for the exclusivity period with Wilshire to expire and, thereafter, to proceed with negotiating with Wilshire and Hanmi to compare both options. The BBCN board of directors also voted unanimously that Mr. Zuehls respond to Hanmi’s letter stating that BBCN was not in a position to have discussions regarding a potential transaction at that time. Mr. Zuehls sent his response to Hanmi’s letter on November 18, 2015.

On November 18, 2015, a representative from JP Morgan Chase & Co. acting on behalf of Hanmi contacted a KBW representative to ask why BBCN had not responded to Hanmi’s November 9, 2015 letter. On the same day, a representative from Sullivan & Cromwell LLP acting on behalf of Hanmi contacted a representative of Morrison & Foerster LLP asking the same question. The JP Morgan Chase & Co. and Sullivan & Cromwell LLP representatives indicated that BBCN should expect a more explicit proposal from Hanmi the following week. Also on that day, an article appeared in the Korea Herald reporting that BBCN and Wilshire were in merger discussions.

On November 18, 2015, the Wilshire Special Committee met to discuss recent conversations between Wilshire and BBCN regarding certain merger-related topics.

On November 20, 2015, Morrison & Foerster LLP delivered the first draft of a definitive merger agreement to Wilshire’s counsel, Hunton & Williams LLP. The draft included (1) a 16-member board of directors of the combined company, of which nine members would be BBCN representatives and seven members would be Wilshire representatives, (2) the Chairman of the Board of Wilshire would be the Chairman of the combined company, (3) the President, CEO and Chairman of the Board of BBCN would be the President and CEO of the combined company, (4) the creation of a consolidation committee, consisting of three individuals from each party, to determine various integration issues such as the name and headquarters of the combined company, and (5) a termination fee of $40 million, payable by either party under specified circumstances.

On Friday, November 20, 2015, Hanmi sent a letter to the BBCN board of directors with copies to representatives of KBW and Morrison & Foerster LLP. The letter outlined a non-binding proposal for Hanmi to acquire BBCN with a proposed exchange ratio of 0.7331 shares of Hanmi stock for each share of BBCN stock. The proposal would have resulted in BBCN’s stockholders owning approximately 64.6% of the combined entity. The non-binding proposal implied a “take-under” in which the Hanmi stockholders would incur a discount to market of approximately 9.1% for their contribution to a combined entity. In its letter, Hanmi stated that their proposal represented a 15.3% premium to BBCN’s volume weighted average price from October 21, 2015 to November 20, 2015.

On Monday, November 23, 2015, in compliance with BBCN’s exclusivity agreement with Wilshire, Morrison & Foerster LLP shared Hanmi’s letter with Hunton & Williams LLP.

After the market closed on Monday, November 23, 2015, Hanmi publicly disclosed its November 20 letter together with an investor presentation related to its non-binding proposal. Late in the afternoon of November 23, the BBCN Ad Hoc Committee held a telephonic meeting to discuss the Hanmi proposal. The BBCN Ad Hoc Committee approved the issuance of a press release stating that BBCN had received Hanmi’s unsolicited proposal and had in place a process to evaluate the proposal; the press release was issued on November 24, 2015 by BBCN. The BBCN Ad Hoc Committee instructed KBW to compare the Hanmi proposal and the Wilshire transaction. That same afternoon, the Wilshire Special Committee met via conference call, joined by Hunton & Williams LLP and Sandler O’Neill, to discuss the potential effect, if any, of Hanmi’s public announcement on the discussions between BBCN and Wilshire.

On November 24, 2015, the Wilshire Special Committee held a meeting, joined via telephone by Hunton & Williams LLP and Sandler O’Neill, to discuss the draft of the definitive agreement and certain changes proposed by Hunton & Williams LLP. The Committee discussed provisions related to governance of the combined company, the proposed break-up fee associated with the transaction, and board approval of the transaction, among other items. The Committee authorized Hunton & Williams LLP to send a revised draft of the definitive agreement to Morrison & Foerster LLP.

In the afternoon of November 24, 2015, the BBCN Ad Hoc Committee met to discuss the Hanmi proposal. Representatives of KBW and Morrison & Foerster LLP participated in the meeting. A representative of Morrison & Foerster LLP reviewed with the BBCN Ad Hoc Committee the fiduciary duties of directors. KBW compared the Hanmi proposal with the negotiated terms of the proposed transaction with Wilshire. KBW noted preliminarily that, based on current stock prices and publicly available financial information and subject to certain assumptions, a potential combination with either Wilshire or Hanmi could present an attractive opportunity for BBCN from a financial perspective. The BBCN Ad Hoc Committee discussed these alternatives, the status of negotiations with Wilshire, the risk that asking Wilshire for permission to hold discussions with Hanmi could disrupt, and possibly result in termination of, the negotiations with Wilshire, the risk that an agreement with Hanmi would not be reached or would not be approved by Hanmi’s stockholders and the implications of allowing the exclusivity period to expire and then seeking to hold parallel discussions with both Hanmi and Wilshire. The BBCN Ad Hoc Committee unanimously concluded that it was in the best interests of the stockholders of BBCN to continue the negotiations with Wilshire with a view to reaching an agreement expeditiously, if possible. The BBCN Ad Hoc Committee resolved to present this recommendation to the full BBCN board of directors for its consideration and directed KBW to prepare an updated financial analysis for the BBCN board of directors.

Later that day, representatives of Morrison & Foerster LLP received an email from representatives of the law firm Morgan Lewis & Bockius LLP, who advised that they had been retained by four members of the BBCN board of directors in relation to the board of directors’ consideration of a potential combination with Wilshire or Hanmi. Morgan Lewis & Bockius LLP also advised Morrison & Foerster LLP that the four directors had engaged Morgan Joseph Artisan (“Morgan Joseph”) as their financial adviser. Correspondence ensued between Morrison & Foerster LLP and Morgan Lewis & Bockius LLP over the next week regarding the role of Morgan Lewis & Bockius LLP and Morgan Joseph, their request for certain documents and the importance of protecting the confidentiality of BBCN’s board proceedings.

On November 25, 2015, Hunton & Williams LLP delivered a revised draft of the definitive merger agreement to Morrison & Foerster LLP. Among the changes proposed by Hunton & Williams LLP was a proposal that the termination fee payable by BBCN in connection with the proposed transaction with Wilshire be increased to approximately $60 million. The proposed revisions also included an expansion of the circumstances that would trigger payment of a termination fee. On November 30, 2015, representatives of Morrison & Foerster LLP and Hunton & Williams LLP held a telephone conference to discuss the definitive merger agreement and on December 1, 2015, Morrison & Foerster LLP delivered a revised draft of the definitive agreement. The revised draft reflected BBCN’s position that the termination fee for both parties should be $40 million.

On November 27, 2015, representatives from BBCN and Wilshire, along with their respective financial advisors and legal counsel, met to prepare for the upcoming meetings with the Federal Reserve, the FDIC and the California Department of Business Oversight (“DBO”) and to review the presentation to be used in connection with such meetings.

On November 30, 2015, representatives of Wilshire and BBCN met with the Federal Reserve and FDIC in San Francisco and on December 2, 2015 with the DBO to discuss the proposed merger.

Also on November 30, 2015, the Chief Financial Officers of BBCN and Wilshire and representatives of KBW and Sandler O’Neill met to discuss potential cost savings.

The BBCN Ad Hoc Committee held a meeting on December 1, 2015. Representatives of Morrison & Foerster LLP were present for a portion of the meeting and provided a detailed review of the draft definitive merger agreement.

The Wilshire Special Committee also held a meeting on December 1, 2015 via conference call, joined by Hunton & Williams LLP and Sandler O’Neill. Hunton & Williams LLP indicated that the parties had made progress regarding the definitive agreement and the related bank merger agreement, though there were still several open items to resolve, including the break-up fee, which the Wilshire Special Committee then discussed.

Later that day, senior management of Wilshire and BBCN met in Morrison & Foerster LLP’s Los Angeles offices to conduct management due diligence interviews. Representatives of KBW, Sandler O’Neill, Morrison & Foerster LLP and Hunton & Williams LLP also attended.

On December 2, 2015, Morrison & Foerster LLP and Hunton & Williams LLP held a telephone conference to continue negotiation of the merger agreement. During these negotiations, a tentative compromise was reached, whereby the termination fee would be $40 million for both parties, but the circumstances under which such fee would be payable were expanded as requested by Wilshire. Specifically, BBCN and Wilshire agreed that the definition of “superior proposal” in the merger agreement would be amended to expand the circumstances under which an acquisition proposal from Hanmi would trigger payment of a termination fee, and that a termination fee of $40 million would be payable by either BBCN or Wilshire if such party completes a superior proposal transaction with Hanmi. BBCN and Wilshire also agreed that the definition of “superior proposal” in the merger agreement would take into account all legal, financial, regulatory, stockholder approval risk and other aspects of the proposal and the entity making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) in determining whether a proposal is a superior proposal for purposes of the merger agreement. Later that evening, Morrison & Foerster LLP distributed a revised draft of the agreement which reflected these changes.

On December 2, 2015 representatives of Morrison & Foerster LLP and representatives of Morgan Lewis & Bockius LLP held a teleconference to discuss the process by which the board of directors of BBCN would consider the Hanmi and Wilshire matters. The representatives of Morrison & Foerster LLP and Morgan Lewis & Bockius LLP discussed the general principles that the BBCN board of directors should follow, including acting in good faith, on an informed basis, and in the best interests of the BBCN stockholders in considering the Hanmi and Wilshire matters. The Morgan Lewis representatives suggested the possibility of appointing a new independent committee to negotiate on a parallel basis with Hanmi and Wilshire. No agreement was reached on this proposal.

Also on December 2, 2015, the Wilshire Special Committee held a meeting via conference call, joined by Hunton & Williams LLP. Hunton & Williams LLP updated the Wilshire Special Committee on the state of the definitive agreement and discussions with BBCN’s counsel. The Wilshire Special Committee discussed various open items in the definitive agreement, including the proposed break-up fee and the definition of a superior proposal.

On December 4, 2015, the Wilshire Special Committee held a meeting via conference call, joined by Hunton & Williams LLP and Sandler O’Neill, to discuss the status of the definitive agreement and the remaining open items, including the definition of a superior proposal, a proposed amendment to the BBCN bylaws regarding corporate governance matters, the possibility of appraisal rights and the events that would trigger an adjustment to the exchange ratio between the signing of the merger agreement and closing.

Also on December 4, 2015, the board of directors of BBCN held a special board meeting to discuss the Hanmi proposal and its implications for the on-going negotiations with Wilshire. Representatives of KBW and Morrison & Foerster LLP attended the meeting. At the outset of the meeting, pursuant to the request of their clients, representatives of Morgan Lewis & Bockius LLP were invited to present their views on the board process in relation to the potential strategic transactions with Hanmi and Wilshire. The representatives from Morgan Lewis & Bockius LLP proposed that BBCN should delay finalizing the merger agreement with Wilshire to allow the BBCN board of directors to establish a new independent board committee to negotiate on a parallel basis with Hanmi and Wilshire. The attorneys from Morgan Lewis & Bockius LLP then left the meeting. Representatives of Morrison & Foerster LLP reviewed the process undertaken by the BBCN board of directors to date and discussed the BBCN board of directors’ fiduciary duty under the current circumstances. KBW then discussed the two potential transactions, based on the terms set forth in the non-binding proposal received from Hanmi and the negotiated terms in the draft agreement with Wilshire.

Following a discussion, including consideration of the presentations by Morgan Lewis & Bockius LLP, Morrison & Foerster LLP and KBW, the BBCN board of directors, by a vote of nine to four, approved proceeding with finalization of the proposed merger with Wilshire. In so deciding, the BBCN board of directors considered the relative economic benefits to the BBCN stockholders from both transactions, the execution risk inherent in the non-binding proposal made by Hanmi, as well as the risk of losing the opportunity to conclude a deal with Wilshire while the exclusivity provision remained in effect. Specifically, based on a discounted cash flow analysis, KBW advised that the BBCN portion of the aggregate combined valuation of a BBCN/Hanmi deal on the terms set forth in Hanmi’s unsolicited proposal is approximately $45 million or 2.4% higher than the BBCN portion of the aggregate combined valuation of the terms in the negotiated BBCN/Wilshire deal. Based on this information, the BBCN board of directors concluded that the two deals were comparable in value and that it was not worth risking a highly beneficial transaction with Wilshire for a relatively small potential additional gain from a transaction with Hanmi, particularly when comparing the execution risk of both deals. With respect to such execution risk, the BBCN board of directors noted that BBCN and Wilshire already had completed substantial due diligence of each other and had negotiated a substantially completed draft of the merger agreement. The BBCN board of directors also considered the fact that the exclusivity provisions of the letter of intent would expire shortly on December 7, 2015. The BBCN board of directors concluded that there was substantially greater execution risk in the Hanmi proposal as neither BBCN nor Hanmi had yet to engage in any due diligence or any negotiation on terms of a BBCN/Hanmi merger agreement. The BBCN board of directors also considered the uncertainties of obtaining Hanmi stockholder approval for a BBCN/Hanmi transaction on the terms proposed by Hanmi, which, in substance constituted a takeover of Hanmi by BBCN at a below market price. The BBCN board of directors also considered the possibility that a delay by BBCN to consider the Hanmi proposal could result in Wilshire abandoning the proposed transaction with BBCN. Based on these considerations, the BBCN board of directors, by a nine to four vote, concluded that it was in the best interests of BBCN and its stockholders to proceed with finalizing the merger agreement with Wilshire.

That evening, Mr. Kevin Kim met with Mr. Steven Koh and asked Wilshire to reduce the Wilshire shareholders’ percentage ownership in the combined entity upon closing of the merger from 41.25% to 41.0%, and to agree to a 10/7 split on the board of directors of the combined entity. Mr. Koh said that, subject to discussion with the Wilshire Special Committee and outside advisors, he could recommend to the board of directors a merger in which the shareholders of Wilshire would receive upon closing of the merger shares equal to 41% of the combined entity. However, he would not support any other changes to the negotiated terms. Mr. Kim advised that he understood Mr. Koh’s position and would recommend that the BBCN board of directors approve the merger on the terms indicated by Mr. Koh.

On December 6, 2015, the board of directors of BBCN held a special meeting to consider the proposed merger with Wilshire. Representatives of KBW and Morrison & Foerster LLP attended the special meeting. In addition, members of BBCN’s senior management were present for portions of the special meeting. Members of BBCN’s senior management presented reports to the BBCN board of directors regarding the due diligence they had conducted on Wilshire. KBW reviewed with the board of directors the structure and other terms of the proposed merger and KBW’s financial analysis of Wilshire, BBCN and the proposed merger. In connection with the deliberation by the board of directors, KBW rendered to the BBCN board of directors its oral opinion, subsequently confirmed in writing, as described under “—Opinions of BBCN and Wilshire Financial Advisors—Opinion of BBCN’s Financial Advisor,” that, based upon and subject to the considerations set forth in the opinion and based upon such other matters as KBW considered relevant, the exchange ratio was fair, from a financial point of view, to the stockholders of BBCN as of the date of the opinion. Representatives of Morrison & Foerster LLP reviewed with the board of directors the merger agreement, which was in substantially final form, together with an updated summary of the key terms of the merger agreement. Representatives of Morrison & Foerster LLP also discussed with the board of directors the legal standards applicable to the board of directors’ decisions with respect to its consideration of the proposed merger. Following these presentations and discussions, and taking into account the factors described under “—BBCN’s Reasons for the Merger; Recommendation of the Merger by the BBCN Board of Directors,” the board of directors of BBCN, by a nine to four vote, (i) determined that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of BBCN and its stockholders, (ii) approved and adopted the merger agreement with Wilshire, (iii) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of BBCN and (iv) recommended that BBCN’s stockholders adopt and approve the merger agreement.

The Wilshire Special Committee and Wilshire board of directors also met on the afternoon of December 6, 2015 to consider the proposed transaction with BBCN. Representatives of Wilshire’s management, Hunton & Williams LLP, and Sandler O’Neill were also in attendance. Wilshire’s Special Committee recommended to the Wilshire board of directors that it approve the transactions contemplated by the definitive agreement. Wilshire’s management then provided information regarding operational and financial considerations relating to the proposed consolidation of the businesses of Wilshire and BBCN discovered during due diligence. Hunton & Williams LLP summarized certain terms and conditions of the merger agreement and the transactions contemplated thereby, as well as reasons for the merger and the differences in shareholder rights under the charters of each Wilshire and BBCN. Sandler O’Neill reviewed certain financial aspects of the proposed transaction, and rendered its oral fairness opinion, confirmed in a letter dated December 6, 2015, to the Wilshire board of directors to the effect that, as of such date and based on the qualifications and assumptions set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Wilshire common stock. See “The Merger—Opinions of BBCN and Wilshire Financial Advisors—Opinion of Wilshire’s Financial Advisor” and Annex C to this this joint proxy statement/prospectus.

Following these presentations, reviews and a discussion among the Wilshire board of directors, including consideration of the factors described under “The Merger—Wilshire’s Reasons for the Merger; Recommendation of the Merger by the Wilshire Board of Directors,” the Wilshire board of directors also (i) determined that it is in the best interest of Wilshire and its shareholders to proceed with the merger, (ii) approved the merger agreement and the transactions contemplated by the merger agreement, (iii) directed that the approval of the principal terms of the merger agreement be submitted to a vote at a meeting of the shareholders of Wilshire and (iv) recommended that Wilshire’s shareholders approve the principal terms of the merger agreement.

The merger agreement was executed on the evening of December 6, 2015, and the proposed merger was announced early in the morning of December 7, 2015 in a joint press release issued by BBCN and Wilshire.

BBCN’s Reasons for the Merger; Recommendation of the Merger by the BBCN Board of Directors

In evaluating the merger agreement, the BBCN board of directors consulted with BBCN management, as well as its financial and legal advisors, and, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the stock issuance, and to recommend that BBCN’s stockholders vote “FOR” approval of the merger, the stock issuance and the change in BBCN’s name, the BBCN board of directors considered a number of factors, including the following:

•	The respective businesses, operations, financial condition, asset quality, earnings and prospects of BBCN and Wilshire.

•	The historical trading prices of BBCN and Wilshire stock.

•	The potential of creating the preeminent Korean-American bank serving all of the major metropolitan areas in the United States with a significant Korean-American population.

•	The enhanced growth opportunities resulting from a larger scale operation, including a broader customer base, more diversified sources of revenue, an expanded presence in underserved markets and increased lending capabilities.

•	The fact that the stockholders of BBCN will own approximately 59% of the outstanding shares of the company upon completion of the merger, thereby enabling them to participate in the future performance of the combined company.

•	The potential cost savings to be realized from a combination with Wilshire.

•	The opportunity for significant earnings accretion which may be realized by the stockholders of BBCN after giving effect to anticipated cost savings as a result of the merger.

•	Trends and developments in the banking industry, the competitive environment for financial institutions generally and in BBCN’s local markets, and the range of strategic alternatives available to BBCN to enhance its competitive position, including to operate as a stand-alone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative as well as the BBCN board of directors’ assessment that none of these alternatives was reasonably likely to present superior opportunities for BBCN to enhance shareholder value, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks.

•	The complementary nature of the business operations and management cultures of the two companies, which the BBCN board of directors believes should facilitate integration of BBCN and Wilshire.

•	The historical experience of both BBCN and Wilshire in successfully integrating prior acquisitions, including the merger of equals of Center and Nara which created BBCN.

•	The benefits of a combination with Wilshire as compared to alternative growth strategies.

•	The ability to provide greater resources for investment in risk management, IT, employee training and development and new product development.

•	The results of management’s due diligence investigation of Wilshire, its business operations, its loan portfolio and its growth strategy.

•	The reputation and business experience of Wilshire and its management.

•	The benefits of creating a deeper management bench from the combined talents from BBCN and Wilshire.

•	The written opinion of Keefe, Bruyette & Woods, BBCN’s financial advisor, dated as of December 6, 2015, to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio provided in the merger agreement was fair, from a financial point of view, to BBCN.

•	The terms of the merger agreement, which was reviewed with BBCN’s legal and financial advisers, including the fixed exchange ratio, the fact that under certain circumstances Wilshire is required to pay BBCN a termination fee of $40 million if the merger agreement is terminated in relation to an alternative acquisition proposal for Wilshire and the requirement that Wilshire submit the merger to its stockholders for adoption even if the Wilshire board of directors recommends in favor of an alternative proposal.

•	The likelihood that the proposed combination with Wilshire will receive all necessary regulatory and stockholder approvals required in order to complete the merger.

The BBCN board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

•	The dilution to BBCN’s stockholders resulting from the issuance of new shares to Wilshire’s stockholders.

•	The risk that the merger may not be completed as a result of failure to receive required regulatory or shareholder approvals or as a result of the receipt of a superior acquisition proposal from a third party by Wilshire or other intervening events.

•	The potential length of the regulatory approval process and the period of time that BBCN may be subject to the provisions of the merger agreement which place certain limitations on its business operations.

•	The risk of diverting management’s focus and resources from other strategic opportunities and from operational matters.

•	The risk that the anticipated cost savings and other benefits of the merger may not be fully realized.

•	Potential difficulties and unforeseen costs which may be encountered in the integration of the two banking operations, including without limitation, loss of customer relationships and employee attrition.

•	The risk that BBCN’s due diligence investigation of Wilshire failed to identify potential problems which may adversely affect the financial condition or operating results of the combined company.

•	Restrictions in the merger agreement which limit or impede BBCN’s ability to explore other strategic opportunities.

•	The risk that BBCN may have to pay Wilshire a termination fee of $40 million if, under certain circumstances, BBCN terminates the merger agreement to pursue other alternatives.

•	Various other risks described under “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the BBCN board of directors is not intended to be exhaustive, but includes the material factors considered by the BBCN board of directors. In reaching its decision to approve the merger agreement, the merger, the stock issuance and the other transactions and actions contemplated by the merger agreement, the BBCN board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BBCN board of directors considered all these factors as a whole, including discussions with, and questioning of, BBCN’s management and BBCN’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the BBCN board of directors determined that the merger agreement, the stock issuance, the amendments to BBCN’s Certificate of Incorporation and BBCN’s bylaws and the other transactions contemplated by the merger agreement, are advisable and in the best interests of BBCN and its stockholders, and adopted and approved the merger agreement and the transactions and actions contemplated by it.

The BBCN Board of Directors Recommends That BBCN Stockholders Vote “FOR” the Proposal to Adopt and Approve the Merger Agreement.

In considering the recommendation of the BBCN board of directors with respect to the proposal to adopt and approve the merger agreement, BBCN stockholders should be aware that BBCN’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other BBCN stockholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement be adopted and approved by BBCN’s stockholders. See “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of BBCN Directors and Executive Officers” beginning on page 84.

In addition, please note that this explanation of the reasoning of the BBCN board of directors and other information presented in this section includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Caution Regarding Forward-Looking Statements” on page 34.

Wilshire’s Reasons for the Merger; Recommendation of the Merger by the Wilshire Board of Directors

At a meeting held on December 6, 2015, after a careful review of the facts and circumstances relating to the merger, the Wilshire board of directors (i) approved and declared advisable the merger agreement and the transactions contemplated thereby, (ii) determined that the terms of the merger agreement and the merger and the other transactions contemplated thereby were fair to, and in the best interests of, Wilshire and its shareholders and (iii) resolved to recommend that Wilshire shareholders approve the principal terms of the merger agreement and directed that this matter be submitted for consideration of Wilshire shareholders at a shareholders’ meeting. In reaching its decision, the Wilshire board of directors considered a number of factors, including the following benefits, each of which the Wilshire board of directors believes supports its recommendation:

•	the understanding of, and the presentations of Wilshire’s management regarding, each of Wilshire’s and BBCN’s business, operations, management, financial condition, asset quality, earnings and prospects compared to the risks and challenges associated with the operation of Wilshire’s business as an independent entity (including the risk factors set forth in Wilshire’s Annual Report on Form 10-K for the year ended December 31, 2014);

•

the analysis by the Wilshire board of directors of other strategic alternatives for Wilshire, including to operate as a stand-alone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative, as well as the Wilshire board of directors’ assessment that none of these alternatives was reasonably likely to present superior opportunities for Wilshire to create greater value for Wilshire shareholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•	the reputation, competence, business practices, integrity and experience of BBCN and its management;

•	Wilshire management’s view that the merger will allow for greater opportunities for Wilshire’s clients, customers and other constituencies within the communities in which Wilshire operates, and Wilshire management’s view that the potential synergies and diversification from the merger relating to enhanced product offerings and customer service opportunities beyond the level the Wilshire board of directors believed to be reasonably achievable by Wilshire on an independent basis;

•	the common strategic vision of BBCN and Wilshire for the future of the combined company as a focused multi-regional financial service provider serving all segments of our communities as well as the needs for specialized delivery channels, such as products and services provided in customers’ native languages, of certain segments of client base;

•	the combined institution will have an ability to achieve economies of scale, including that the merger would enable the combined company to achieve the largest deposit market share among Korean-American banks in Los Angeles, the community with the largest Korean-American population, which is a key demographic constituency of Wilshire and BBCN;

•	anticipated cost savings from expected efficiencies to be achieved in operations and systems, reduced payments to vendors and third parties, including lease payments and real estate costs, and elimination of duplicate positions, while achieving a greater ability to respond to increasing compliance requirements and greater regulation;

•	the combination of complementary areas of expertise, particularly among senior management of each company, and the ability of the combined company to draw on the combined intellectual capital, technical expertise and experience of a deeper and more diverse workforce;

•	the conclusion of the Wilshire board of directors that BBCN’s financial condition, earnings and prospects make it more likely that the combined company will have a superior financial condition, increased financial stability, superior pro forma capital levels and better future access to capital, greater ability to spread business strategy execution risks across a larger enterprise and additional options for future potential strategic alternatives on an independent basis, and thus, Wilshire’s shareholders will participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company’s common stock following the merger;

•	the combined company will have greater financial resources and a higher lending limit than Wilshire would have as an independent entity;

•	the financial presentation of Sandler O’Neill to the Wilshire board of directors on December 6, 2015 and Sandler O’Neill’s opinion, dated December 6, 2015, to the Wilshire board of directors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio was fair from a financial point of view to holders of Wilshire common stock;

•	the results of Wilshire’s due diligence investigation of BBCN, including the results of Unicon Financial Services, Inc.’s loan review;

•	the review by the Wilshire board of directors with its legal counsel of the structure of the merger and the terms of the merger agreement;

•	the fact that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the Exchange Ratio, are fair and reasonable;

•	the likelihood that the merger will be completed in compliance with applicable law, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained in a timely fashion;

•	the fact that Wilshire has the ability to seek specific performance by BBCN of its obligations to consummate the merger contained in the merger agreement;

•	the expectation that the merger will be treated for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and shareholders will not recognize any gain or loss for United States federal income tax purposes as a result of the completion of the merger, except with respect to any cash they receive for fractional shares;

•	the ability of the Wilshire board of directors under the merger agreement to withdraw or modify their recommendation in favor of the principal terms of the merger agreement under certain circumstances and the fact that Wilshire has the right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions described in the merger agreement (including the right of BBCN to match any competing bid) and the payment of a termination fee of $40 million; and

•	the fact that the combined company will be a Delaware entity able to draw upon well-established principles of corporate governance in making legal and business decisions and a substantial body of case law that has been developed by the Delaware courts construing Delaware corporate law, which will enhance the relative clarity and predictability of the laws applicable to the combined company, as well as an enhanced ability to attract and retain directors and officers, including with respect to candidates who already are familiar with Delaware corporate law from their past business experience.

The Wilshire board of directors also considered the potential risks outlined below but concluded that the anticipated benefits of the merger were likely to outweigh these risks. The risks included:

•	the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Wilshire and/or BBCN;

•	the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome conditions that would allow either party to terminate the merger agreement or refused to consummate the merger;

•	the potential for diversion of Wilshire management and employee attention, and for Wilshire and BBCN employee attrition, during the period prior to the completion of the merger and the potential effect on Wilshire’s and BBCN’s respective business and relations with customers, service providers and other stakeholders (including creditors), whether or not the merger is completed;

•	the risk that certain members of Wilshire’s and BBCN’s senior management might choose not to remain employed with the combined company;

•	the requirement that Wilshire conduct its business in the ordinary course and the other restrictions on the conduct of Wilshire’s business prior to completion of the merger, which may delay or prevent Wilshire from undertaking business opportunities that may arise pending completion of the merger;

•	the potential that the no-solicitation covenants and the termination fee provisions in the merger agreement could have the effect of discouraging an alternative proposal for Wilshire;

•	the potential that BBCN may receive a superior proposal from a third party;

•	the costs to be incurred in connection with the merger, including the costs of integrating the businesses of Wilshire and BBCN and the transaction expenses arising from the merger;

•	the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger;

•	the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Wilshire and BBCN, although the Wilshire board of directors believes that such risk is manageable in light of similar culture and joint due diligence efforts, including third party review of each bank’s credit portfolio;

•	the fact that because the stock consideration in the merger is a fixed exchange ratio of shares of Wilshire common stock to BBCN common stock, Wilshire shareholders could be adversely affected by a decrease in the trading price of BBCN common stock during the pendency of the merger, although Wilshire shareholders could also benefit from any increase in the trading price of BBCN common stock during the pendency of the merger;

•	the fact that certain provisions of the merger agreement prohibit Wilshire from soliciting, and limiting its ability to respond to, proposals for alternative transactions; and

•	the interests that certain officers and/or directors of Wilshire have in the merger.

The foregoing benefits and risks are the material factors the Wilshire board of directors considered in its determination, but the Wilshire board of directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor.

The Wilshire board of directors collectively made its determination based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Wilshire and its shareholders.

The Wilshire board of directors noted that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings and earnings accretion/dilution. However, the Wilshire board of directors concluded that the potential positive factors outweighed the potential risks of completing the merger.

It should be noted that this explanation of the Wilshire board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Caution Regarding Forward-Looking Statements” on page 34.

For the reasons set forth above, the Wilshire board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interest of Wilshire and its shareholders and approved the merger agreement.

The Wilshire Board of Directors Recommends That Wilshire Shareholders Vote “FOR” the Approval of the Principal Terms of the Merger Agreement.

Opinions of BBCN’s and Wilshire’s Financial Advisors

Opinion of BBCN’s Financial Advisor

BBCN engaged KBW to render financial advisory and investment banking services to BBCN, including delivering a financial opinion to the BBCN board of directors as to the fairness, from a financial point of view, to BBCN of the exchange ratio in the merger. BBCN selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and familiarity with BBCN. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the BBCN board of directors held on December 6, 2015 at which the BBCN board of directors evaluated the proposed merger. At this meeting, KBW discussed with the BBCN board of directors the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to BBCN. Following such discussion, the BBCN board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the BBCN board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to BBCN. It did not address the underlying business decision of BBCN to engage in the merger or enter into the merger agreement or constitute a recommendation to the BBCN board of directors in connection with the merger, and it does not constitute a recommendation to any holder of BBCN common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon, without independent verification, material bearing upon the merger and bearing upon the financial and operating condition of BBCN and Wilshire, including, among other things:

•	a draft of the merger agreement, dated December 5, 2015 (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of BBCN;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of BBCN;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of Wilshire;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of Wilshire;

•	certain regulatory filings of BBCN, BBCN Bank, Wilshire and Wilshire Bank, including (as applicable) the quarterly reports on Form FRY-9C and the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2014 and the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	certain other interim reports and other communications of BBCN and Wilshire to their respective stockholders; and

•	other financial information concerning the businesses and operations of BBCN and Wilshire furnished to KBW by BBCN and Wilshire or which KBW was otherwise directed to use for purposes of its opinion and analyses, all of which formed a substantial basis for the opinion.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of BBCN and Wilshire;

•	the assets and liabilities of BBCN and Wilshire;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of BBCN and Wilshire with similar information for certain other companies the securities of which are publicly traded;

•	the publicly available consensus “street estimates” of BBCN for 2015 through 2017 (as well as assumed BBCN long term growth rates that were provided to KBW by BBCN management), all of which information was discussed with KBW by BBCN’s management and used and relied upon by KBW, without independent verification, at the direction of such management with the consent of the BBCN board of directors;

•	the publicly available consensus “street estimates” of Wilshire for 2015 through 2017 (as well as assumed Wilshire long term growth rates that were provided to us by BBCN management), all of which information was discussed with KBW by BBCN and Wilshire managements and used and relied upon by KBW, without independent verification, based on such discussions and at the direction of BBCN management with the consent of the BBCN board of directors; and

•	estimates regarding certain pro forma financial effects of the merger on BBCN (including but not limited to the cost savings and related expenses expected to result or be derived from the merger) that were prepared by BBCN management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the BBCN board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by management of BBCN and Wilshire regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW has relied upon and assumed the accuracy and completeness of all of the financial and other information provided to KBW or publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of BBCN as to the reasonableness and achievability of the publicly available consensus “street estimates” and assumed long term growth rates of BBCN and Wilshire referred to above, that were provided to or otherwise discussed with KBW by BBCN management and, in the case of Wilshire “street estimates” and long term growth rates, Wilshire management, and that in each case KBW was directed by BBCN management to use. KBW further relied upon BBCN management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the merger on BBCN (and the assumptions and bases therefor) that were prepared by, and provided to and discussed with KBW by, BBCN management and that KBW was directed by BBCN management to use. KBW assumed, at the direction of BBCN, that all of the foregoing information reflected, or in the case of the BBCN and Wilshire publicly available “street estimates” referred to above were consistent with, the best available estimates and reasonable judgments of BBCN management, and that the forecasts, projections and estimates set forth therein would be realized in the amounts and in the time periods then estimated.

It is understood that the portion of the foregoing financial information that was provided to KBW was not prepared with the expectation of public disclosure, that such information, together with the publicly available consensus “street estimates” of BBCN and Wilshire referred to above that KBW was directed to use, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the managements of BBCN and Wilshire and with the consent of the BBCN board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either BBCN or Wilshire since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with BBCN’s consent that the aggregate allowances for loan and lease losses for BBCN and Wilshire were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of BBCN or Wilshire, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did KBW evaluate the solvency, financial capability or fair value of BBCN or Wilshire under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement that had been reviewed by KBW) with no adjustments to the exchange ratio and with no other consideration or payments in respect of the Wilshire common stock;

•	that any related transactions (including the bank subsidiary merger) would be completed as contemplated by the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions (including the bank subsidiary merger) and that all conditions to the completion of the merger and any related transactions (including the bank subsidiary merger) would be satisfied without any waivers or modifications to the merger agreement or any related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the bank subsidiary merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of BBCN, Wilshire or the pro forma entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of BBCN that BBCN relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to BBCN, Wilshire, the merger and any related transaction (including the bank subsidiary merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to BBCN. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank subsidiary merger), including without limitation, the form or structure of the merger or any related transaction (including the bank subsidiary merger), any consequences of the merger to BBCN, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction (including the bank subsidiary merger), or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. It is understood that subsequent developments may affect the conclusion reached in KBW’s opinion and that KBW does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of BBCN to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by BBCN or the BBCN board of directors;

•	the fairness of the amount or nature of any compensation to any of BBCN’s officers, directors or employees, or any class of such persons, relative to the exchange ratio;

•	the effect of the merger or any related transaction (including the bank subsidiary merger) on, or the fairness of the consideration to be received by, holders of any class of securities of BBCN or Wilshire or any other party to any other transaction contemplated by the merger agreement (including the bank subsidiary merger);

•	the actual value of BBCN common stock to be issued in the merger;

•	the prices, trading range or volume at which BBCN common stock or Wilshire common stock may trade following the public announcement of the merger or the prices, trading range or volume at which BBCN common stock may trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to BBCN, Wilshire, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, BBCN and Wilshire. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the BBCN board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the BBCN board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between BBCN and Wilshire and the decision to enter into the merger agreement was solely that of the BBCN board of directors.

The following is a summary of the material financial analyses presented by KBW to the BBCN board of directors in connection with KBW’s opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the BBCN board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $1,027.6 million, or $13.00 per outstanding share of Wilshire common stock, based on the 0.7034x exchange ratio in the merger and the closing price of BBCN common stock on December 4, 2015. In addition to the financial analyses described below, KBW reviewed with the BBCN board of directors for informational purposes, among other things, the implied transaction multiple for the proposed merger of 15.7x Wilshire’s estimated 2016 earnings per share (“EPS”) using consensus “street estimates” for Wilshire and based on the indicative price of $13.00 per outstanding share of Wilshire common stock used to calculate the merger consideration.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of BBCN and Wilshire to 17 major exchange traded banks and bank holding companies (referred to as the selected companies) headquartered in the West (Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming) with total assets between $3.0 billion and $15.0 billion. Merger targets and thrifts were excluded from the selected companies.

The selected companies were:

Washington Federal, Inc.	Banner Corporation
Western Alliance Bancorporation	Central Pacific Financial Corp.
Cathay General Bancorp Glacier Bancorp, Inc.	Westamerica Bancorporation National Bank Holdings Corporation
Columbia Banking System, Inc. First Interstate BancSystem, Inc. CVB Financial Corp. Banc of California, Inc. Opus Bank	Hanmi Financial Corporation TriCo Bancshares Heritage Financial Corporation CoBiz Financial Inc.

To perform this analysis, KBW used profitability data and other financial information for, as of, or, in the case of information for the last twelve month (“LTM”) period, through, the most recent completed quarter (“MRQ”) ended September 30, 2015 and market price information as of December 4, 2015. KBW also used 2015 and 2016 EPS estimates taken from consensus “street estimates” for BBCN, Wilshire and the selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in BBCN’s and Wilshire’s respective historical financial statements, or the data prepared by Sandler O’Neill presented under the section “The Merger—Opinions of BBCN and Wilshire Financial Advisors—Opinion of Wilshire’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of BBCN, Wilshire and the selected companies:

			Selected Companies
	BBCN	WIBC	Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Assets(1)	1.28%	1.48%	1.00%	1.10%	1.07%	1.22%
LTM Core Return on Average Equity(1)	10.34%	12.69%	8.22%	9.28%	9.47%	10.09%
LTM Net Interest Margin	3.89%	3.67%	3.44%	3.81%	3.86%	4.13%
LTM Fee Income / Revenue Ratio(2)	14.7%	23.6%	9.9%	18.2%	19.2%	22.3%
LTM Efficiency Ratio	48.7%	49.5%	66.7%	60.2%	62.0%	49.8%

(1)	Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities, and amortization of intangibles.
(2)	Excludes gains / losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of BBCN, Wilshire and the selected companies:

			Selected Companies
	BBCN	WIBC	Bottom Quartile	Average	Median	Top Quartile
Tangible Common Equity / Tangible Assets	10.99%	9.76%	8.63%	9.82%	9.88%	11.18%
Leverage Ratio	11.76%	11.54%	10.13%	10.81%	10.87%	11.50%
Tier 1 Capital Ratio	12.95%	13.23%	12.18%	14.07%	13.80%	15.00%
Total Capital Ratio	14.05%	14.48%	13.39%	15.32%	15.17%	16.27%
Loans / Deposits	99.1%	92.1%	72.8%	80.1%	78.7%	92.7%
Loan Loss Reserve / Gross Loans	1.19%	1.38%	1.15%	1.43%	1.43%	1.55%
Nonperforming Assets / Loans + OREO	1.78%	1.96%	2.00%	1.83%	1.76%	1.12%
LTM Net Charge-offs / Average Loans	0.05%	0.10%	0.07%	0.00%	0.02%	(0.06%)

In addition, KBW’s analysis showed the following concerning the market performance of BBCN, Wilshire and the selected companies (excluding the impact of the LTM EPS and 2015 estimated EPS multiple of one of the selected companies, which multiple was not considered to be meaningful because it was greater than 30.0x):

			Selected Companies
	BBCN	WIBC	Bottom Quartile	Average	Median	Top Quartile
One—Year Stock Price Change	34.7%	21.3%	12.4%	20.8%	18.2%	25.9%
One—Year Total Return	37.8%	23.6%	14.5%	23.4%	21.6%	30.8%
YTD Stock Price Change	28.5%	16.2%	9.2%	16.8%	15.3%	25.0%
Stock Price / Book Value per Share	1.58x	1.76x	1.39x	1.66x	1.58x	2.00x
Stock Price / Tangible Book Value per Share	1.79x	2.03x	1.67x	1.99x	1.92x	2.29x
Stock Price / LTM EPS	15.8x	14.5x	16.4x	18.5x	18.4x	20.5x
Stock Price / 2015 EPS	15.7x	14.8x	16.0x	17.9x	17.7x	19.7x
Stock Price / 2016 EPS	15.2x	14.2x	14.7x	16.4x	16.3x	17.1x
Dividend Yield	2.4%	2.0%	1.4%	2.0%	2.1%	2.6%
2016 Dividend Payout	36.1%	29.0%	24.0%	32.1%	34.2%	37.6%

No company used as a comparison in the above selected companies analysis is identical to BBCN or Wilshire. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 9 selected U.S. nationwide depositories transactions announced since January 1, 2014, with announced deal values greater than $500 million. Transactions where the acquired company was a thrift company or had characteristics resembling those of a thrift were excluded from the selected transactions. The selected transactions included:

Acquiror	Acquired Company
KeyCorp	First Niagara Financial Group, Inc.
Bank of the Ozarks, Inc.	Community & Southern Holdings, Inc.
BB&T Corporation	National Penn Bancshares, Inc.
PacWest Bancorp	Square 1 Financial, Inc.
Royal Bank of Canada	City National Corporation
BB&T Corporation	Susquehanna Bancshares, Inc.
Banner Corporation	Starbuck Bancshares, Inc.
Sterling Bancorp	Hudson Valley Holding Corp.
First Citizens BancShares, Inc.	First Citizens Bancorporation, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the applicable acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and forward year EPS consensus “street estimates” prior to the announcement of the acquisition:

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•	Price per common share to forward year estimated EPS of the acquired company for each selected transaction in which the acquired company was publicly traded and had research coverage;

•	Price per common share to book value per share and tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total common equity and total tangible common equity;

•	Transaction value as a percentage of deposits of the acquired company; and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the indicative price of $13.00 per share of Wilshire common stock, or the implied fully diluted transaction value for the proposed merger of $1,027.6 million where applicable, and using historical financial information for Wilshire as of September 30, 2015 and 2016 EPS consensus “street estimates” for Wilshire.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS and forward year estimated EPS multiples for certain selected transactions, which multiples were not considered to be meaningful because they were negative, greater than 70.0x or not available due to lack of research coverage):

Selected Transactions
	BBCN / WIBC	Bottom Quartile	Average	Median	Top Quartile
Price / LTM EPS	16.0x	17.4x	24.9x	21.1x	26.8x
Price / Forward EPS	15.7x	18.1x	20.8x	18.4x	19.0x
Price / Book Value per Share	1.94x	1.06x	1.55x	1.59x	1.84x
Price / Tangible Book Value per Share	2.24x	1.68x	1.93x	1.88x	2.19x
Transaction Value / Deposits	26.1%	18.4%	20.7%	19.4%	26.1%
Core Deposit Premium	22.9%	7.8%	11.1%	9.4%	15.4%

No company or transaction used as a comparison in the above selected transaction analysis is identical to BBCN, Wilshire or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of BBCN and Wilshire to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments or synergies. To perform this analysis, KBW used (i) balance sheet data for BBCN and Wilshire as of September 30, 2015, (ii) LTM earnings data for BBCN and Wilshire as reported through September 30, 2015, and (iii) 2015, 2016 and 2017 EPS consensus “street estimates” for BBCN and Wilshire. The results of KBW’s analysis are set forth in the following table, which compares the results of KBW’s analysis with the implied pro forma ownership percentages of BBCN and Wilshire shareholders in the combined company assuming (based on the assumptions set forth above that were used to calculate the implied fully diluted transaction value) that each share of Wilshire common stock will be exchanged for 0.7034 of a share of BBCN common stock in the merger based on 100% stock:

	BBCN % of Total	WIBC % of Total
Ownership
100% stock	59.0%	41.0%

Balance Sheet
Assets	61.5%	38.5%
Gross Loans	62.2%	37.8%
Deposits	60.5%	39.5%
Tangible Common Equity	64.3%	35.7%

Net Income to Common
LTM Net Income as of 9/30/2015	59.2%	40.8%
2015 Net Income Est	59.9%	40.1%
2016 Net Income Est	59.8%	40.2%
2017 Net Income Est	59.5%	40.5%

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of BBCN and Wilshire. Using closing balance sheet estimates as of June 30, 2016 for BBCN and Wilshire per consensus “street estimates”, EPS consensus “street estimates” for BBCN and Wilshire and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto) provided by BBCN management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to BBCN’s 2017 and 2018 estimated EPS and dilutive to BBCN’s estimated tangible book value per share as of June 30, 2016. Furthermore, the analysis indicated that, pro forma for the merger, each of BBCN’s Tangible Common Equity to Tangible Assets ratio, Common equity Tier 1 Ratio, Leverage Ratio and Total Risk-based Capital Ratio as of June 30, 2016 could be lower. For all of the above analysis, the actual results achieved by BBCN following the merger may vary from the projected results, and the variations may be material.

Wilshire Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Wilshire, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto. In this analysis, KBW used EPS consensus “street estimates” of Wilshire for 2015 through 2017, assumed earnings growth rates that were provided to KBW by Wilshire management and approved by BBCN management, and estimated cost savings and related expenses and accounting adjustments that were provided by BBCN management. KBW assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Wilshire could generate over the five-year period from 2016 to

2021, (ii) the present value of Wilshire’s implied terminal value at the end of such period, and (iii) the present value of estimated cost savings and related expenses and accounting adjustments. KBW assumed that Wilshire would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. In calculating the terminal value of Wilshire, KBW applied a range of 13.0x to 17.0x estimated 2021 net income. This discounted cash flow analysis resulted in a range of implied values per share of Wilshire common stock of $15.93 per share to $22.89 per share.

BBCN Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of BBCN. In this analysis, KBW used EPS consensus “street estimates” of BBCN for 2015 through 2017 and assumed a long term growth rate that was provided to KBW by BBCN management. KBW assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that BBCN could generate over the five-year period from 2016 to 2021 and (ii) the present value of BBCN’s implied terminal value at the end of such period. KBW assumed that BBCN would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. In calculating the terminal value of BBCN, KBW applied a range of 13.0x to 17.0x estimated 2021 net income. This discounted cash flow analysis resulted in a range of implied values per share of BBCN common stock of $17.00 per share to $23.57 per share.

BBCN & Wilshire Combined Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of BBCN and Wilshire in a pro forma scenario to estimate a range for the implied equity value of the pro forma entity. In this analysis, KBW used closing balance sheet estimates as of June 30, 2016 for BBCN and Wilshire per consensus “street estimates”, EPS consensus “street estimates” for BBCN and Wilshire and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto) provided by BBCN management, and assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that the pro forma entity could generate over the five-year period from 2016 to 2021 as a combined company, and (ii) the present value of the combined entity’s implied terminal value at the end of such period. KBW assumed that the pro forma entity would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of the pro forma entity, KBW applied a range of 13.0x to 17.0x estimated 2021 net income. This discounted cash flow analysis resulted in a range of implied values per share of the combined entity’s common stock of $19.93 per share to $28.19 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Wilshire.

Miscellaneous. KBW acted as financial advisor to BBCN in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker dealer further to existing sales and trading relationships between certain KBW broker-dealer affiliates and each of BBCN and Wilshire, KBW and its affiliates may from time to time purchase securities from, and sell securities to, BBCN and Wilshire. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of BBCN and Wilshire for their own respective accounts and for the accounts of their respective customers.

Pursuant to the KBW engagement agreement, BBCN agreed to pay KBW a non-refundable cash fee equal to $6,750,000, $750,000 of which became payable concurrently with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. BBCN also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to BBCN for which compensation was received. In August 2013, KBW acted as financial advisor to BBCN in connection with its acquisition of Foster Bankshares, Inc. In the past two years, KBW has not provided investment banking and financial advisory services to Wilshire. We may in the future provide investment banking and financial advisory services to BBCN or Wilshire and receive compensation for such services.

Opinion of Wilshire’s Financial Advisor

By letter dated October 9, 2015, Wilshire Bancorp retained Sandler O’Neill to act as financial advisor to Wilshire Bancorp’s board of directors in connection with Wilshire Bancorp’s consideration of a possible business combination. Wilshire Bancorp selected Sandler O’Neill as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 6, 2015 meeting at which Wilshire Bancorp’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio was fair to the holders of Wilshire Bancorp common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Wilshire Bancorp common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Wilshire Bancorp’s board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Wilshire Bancorp common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of Wilshire Bancorp common stock as to how such holder of Wilshire Bancorp common stock should vote at any meeting of shareholders called to consider and vote upon the merger. It does not address the underlying business decision of Wilshire Bancorp to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Wilshire Bancorp or the effect of any other transaction in which Wilshire Bancorp might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Wilshire Bancorp’s officers, directors, or employees, or class of such persons, relative to the merger consideration to be received by Wilshire Bancorp’s common shareholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed, among other things:

•	A draft of the merger agreement, dated December 5, 2015;

•	Certain publicly available financial statements and other historical financial information of Wilshire Bancorp that Sandler O’Neill deemed relevant;

•	Certain publicly available financial statements and other historical financial information of BBCN that Sandler O’Neill deemed relevant;

•	Publicly available mean analyst earnings per share estimates for Wilshire Bancorp for the years ending December 31, 2015 through December 31, 2017, and estimated earnings per share growth rates for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Wilshire Bancorp;

•	Publicly available mean analyst earnings per share estimates for BBCN for the years ending December 31, 2015 through December 31, 2017, and an estimated long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of BBCN;

•	The relative contribution of assets, liabilities, equity, and earnings of Wilshire Bancorp and BBCN to the combined entity;

•	The pro forma financial impact of the merger on BBCN based on assumptions related to transaction expenses, purchase accounting adjustments, certain loan loss provision reversals, an estimated dividend payout ratio as well as certain cost savings, as provided by the senior management of BBCN;

•	The publicly reported historical price and trading activity for Wilshire Bancorp and BBCN common stock, including a comparison of certain financial and stock market information for Wilshire Bancorp and BBCN common stock and similar publicly available information for certain other similar companies, the securities of which are publicly traded;

•	A comparison of certain financial information for the Wilshire Bancorp and BBCN with similar bank and thrift institutions for which publicly available information is available;

•	The financial terms of certain other recent merger and acquisition transactions in the commercial banking industry, to the extent publicly available;

•	The current market environment generally and the commercial banking environment in particular; and

•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Wilshire Bancorp the business, financial condition, results of operations and prospects of Wilshire Bancorp and held similar discussions with the senior management of BBCN regarding the business, financial condition, results of operations and prospects of BBCN.

In performing its review, Sandler O’Neill relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Wilshire Bancorp and BBCN, or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill further relied on the assurances of the senior managements of Wilshire Bancorp and BBCN that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Wilshire Bancorp or BBCN, nor did Sandler O’Neill review any individual credit files of Wilshire Bancorp or BBCN. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Wilshire Bancorp or BBCN and Sandler O’Neill assumed, with Wilshire Bancorp’s consent, that the respective allowances for loan losses for both Wilshire Bancorp and BBCN were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available mean analyst earnings per share estimates for Wilshire Bancorp for the years ending December 31, 2015 through December 31, 2017, and estimated earnings per share growth rates for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Wilshire Bancorp. In addition, Sandler O’Neill used publicly available mean analyst earnings per share estimates for BBCN for the years ending December 31, 2015 through December 31, 2017, and an estimated long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of BBCN. Sandler O’Neill also received and used in its analyses certain assumptions related to transaction expenses, purchase accounting adjustments, certain loan loss provision reversals, an estimated dividend payout ratio as well as certain cost savings, as provided by the senior management of BBCN. With respect to the foregoing information used by Sandler O’Neill, the senior managements of Wilshire Bancorp and BBCN confirmed to Sandler O’Neill that such information reflected (or, in the case of publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates of the senior managements of Wilshire Bancorp and BBCN, respectively, and Sandler O’Neill assumed that the financial results reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to any such information or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Wilshire Bancorp or BBCN since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that Wilshire Bancorp and BBCN would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Wilshire Bancorp’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement, that all of the representations and warranties contained in the merger agreement were true and correct in all material respects, that each of the parties to the merger agreement would perform in all material respects all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement were not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Wilshire Bancorp, BBCN or the merger in any respect that would be material to Sandler O’Neill’s analyses, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transactions contemplated in connection therewith.

Sandler O’Neill’s analyses and the views expressed therein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of Wilshire Bancorp common stock after the date of its opinion or what the value of BBCN’s common stock would be once it is actually received by the holders of Wilshire Bancorp common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Wilshire Bancorp’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Wilshire

Bancorp or BBCN and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Wilshire Bancorp and BBCN and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Wilshire Bancorp, BBCN, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Wilshire Bancorp’s board of directors at its December 6, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Wilshire Bancorp common stock or the prices at which Wilshire Bancorp or BBCN common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Wilshire Bancorp’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Wilshire Bancorp’s board of directors or senior management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, upon the effective time of the merger, each share of Wilshire Bancorp common stock issued and outstanding immediately prior to the effective time, other than certain shares described in the merger agreement, will be converted into the right to receive 0.7034 of a share of BBCN common stock. Using the closing stock price of BBCN common stock as of December 4, 2015 for valuing BBCN common stock and BBCN options issuable in the merger, Sandler O’Neill calculated an aggregate implied transaction value of approximately $1.0 billion, or a transaction price per share of approximately $13.00. Based upon financial information for Wilshire Bancorp as or for the twelve months ended September 30, 2015 (unless otherwise indicated), Sandler O’Neill calculated the following implied transaction metrics.

Transaction Price / Last Twelve Months (“LTM”) Earnings Per Share	16.0x
Transaction Price / Mean Analyst 2015E Earnings Per Share	16.5x
Transaction Price / Mean Analyst 2016E Earnings Per Share	15.7x
Transaction Price / Book Value Per Share	194%
Transaction Price / Tangible Book Value Per Share	224%
Tangible Book Premium / Core Deposits	22.9%
1-Day Market Premium as of December 4, 2015	10.4%

Contribution Analysis. Sandler O’Neill reviewed the relative contribution of assets, liabilities, equity and earnings to be made by Wilshire Bancorp and BBCN to the combined entity based on financial information for both companies as of or for the period ended September 30, 2015 (unless otherwise indicated) and market data as of December 4, 2015. This analysis indicated that the contributions to the combined entity were as follows:

(dollars in millions)	BBCN	Wilshire Bancorp
Assets	61.5%	38.5%
Net Loans	62.2%	37.8%
Total Deposits	60.5%	39.5%
Core Deposits	63.3%	36.7%
Non-Interest Bearing Deposits	60.3%	39.7%
Tangible Equity	64.3%	35.7%
Total Equity	63.8%	36.2%
Market Capitalization	61.4%	38.6%
LTM Net Income	59.2%	40.8%
2015E Net Income¹	60.1%	39.9%
2016E Net Income¹	59.7%	40.3%

[1]	Net income projections based on mean analyst EPS estimates as provided by Factset

Stock Trading History. Sandler O’Neill reviewed the historical publicly reported trading prices of Wilshire Bancorp common stock and BBCN common stock for the one-year and three-year periods ended December 4, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Wilshire Bancorp common stock and BBCN common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Wilshire Bancorp’s One-Year Stock Performance

	Beginning Value December 4, 2014	Ending Value December 4, 2015
Wilshire Bancorp	100%	121.3%
S&P 500 Index	100%	101.0%
Nasdaq Index	100%	107.8%
Wilshire Bancorp Western Region Peer Group	100%	118.7%
Wilshire Bancorp Asian-American Peer Group	100%	128.0%

Wilshire Bancorp’s Three-Year Stock Performance

	Beginning Value December 4, 2012	Ending Value December 4, 2015
Wilshire Bancorp	100%	208.7%
S&P 500 Index	100%	148.7%
Nasdaq Index	100%	171.6%
Wilshire Bancorp Western Region Peer Group	100%	157.2%
Wilshire Bancorp Asian-American Peer Group	100%	205.1%

BBCN’s One-Year Stock Performance

	Beginning Value December 4, 2014	Ending Value December 4, 2015
BBCN	100%	134.7%
S&P 500 Index	100%	101.0%
Nasdaq Index	100%	107.8%
BBCN Western Region Peer Group	100%	120.7%
BBCN Asian-American Peer Group	100%	128.0%

BBCN’s Three-Year Stock Performance

	Beginning Value December 4, 2012	Ending Value December 4, 2015
BBCN	100%	160.0%
S&P 500 Index	100%	148.7%
Nasdaq Index	100%	171.6%
BBCN Western Region Peer Group	100%	178.6%
BBCN Asian-American Peer Group	100%	205.1%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Wilshire Bancorp and two groups of financial institutions selected by Sandler O’Neill. The first group consisted of nine banks whose securities are publicly traded on a United States exchange, headquartered in the Western Region of the United States with assets between $3.0 billion and $8.0 billion, excluding mutual holding companies and targets of announced merger transactions (the “Wilshire Western Region Peer Group”). The Wilshire Western Region Peer Group consisted of the following companies:

Wilshire Western Region Peer Group

CVB Financial Corp.	Central Pacific Financial Corp.
BBCN Bancorp, Inc.	Hanmi Financial Corporation
Banc of California, Inc.	TriCo Bancshares
Opus Bank	Heritage Financial Corporation
Westamerica Bancorporation

The analysis compared publicly available financial information for Wilshire Bancorp with corresponding data for the Wilshire Western Region Peer Group as of or for the twelve months ended September 30, 2015 (unless otherwise indicated), with pricing data as of December 4, 2015. The table below sets forth the data for Wilshire Bancorp and the high, low, mean, and median data for the Wilshire Western Region Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in Wilshire Bancorp’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

Wilshire Bancorp Comparable Company Analysis (Wilshire Western Region Peer Group)

	Wilshire Bancorp	Peer Group High	Peer Group Low	Peer Group Mean	Peer Group Median
Total Assets ($ millions)[1]	4,740	7,880	3,595	5,640	5,022
Market Capitalization ($ millions)	925	1,935	568	1,021	818
Stock Price / Tangible Book Value	203%	309%	144%	193%	178%
Stock Price / LTM Earnings Per Share	14.6x	25.8x	14.0x	19.5x	19.0x
Stock Price / Mean Analyst 2015E Earnings Per Share	14.8x	21.0x	12.9x	17.0x	16.2x
Stock Price / Mean Analyst 2016E Earnings Per Share	14.2x	20.8x	11.4x	15.4x	15.1x
Stock Price / Mean Analyst 2017E Earnings Per Share	12.7x	19.8x	9.7x	14.1x	14.0x
LTM Net Interest Margin	3.67%	4.27%	3.31%	3.79%	3.86%
LTM Efficiency Ratio	49%	77%	43%	59%	66%
LTM Return on Average Assets	1.46%	1.36%	0.67%	0.99%	0.94%
LTM Return on Average Equity	12.6%	11.4%	5.9%	8.5%	7.3%
Tangible Common Equity / Tangible Assets	9.8%	11.5%	5.5%	9.5%	9.8%
Total Risk Based Capital Ratio	14.5%	18.7%	12.2%	14.6%	14.3%
Allowance for Loan and Lease Loss Reserve / Gross Loans	1.38%	2.14%	0.65%	1.37%	1.48%
Non-Performing Assets / Total Assets[2]	1.51%	1.94%	0.28%	0.99%	0.99%

[1]	CVB Financial Corp.’s assets adjusted for pending acquisition not previously included.
[2]	NPAs equal to nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

The second group consisted of five banks in the United States whose securities are publicly traded on a United States exchange, with assets greater than $2.0 billion and whose primary business has an Asian-American focus, excluding mutual holding companies and targets of announced merger transactions (the “Wilshire Asian-American Peer Group”). The Wilshire Asian-American Peer Group consisted of the following companies:

Wilshire Asian-American Peer Group

East West Bancorp Inc.	Hanmi Financial Corp.
Cathay General Bancorp	Preferred Bank
BBCN Bancorp Inc.

The analysis compared publicly available financial information for Wilshire Bancorp with corresponding data for the Wilshire Asian-American Peer Group as of or for the twelve months ended September 30, 2015 (unless otherwise indicated), with pricing data as of December 4, 2015. The table below sets forth the data for Wilshire Bancorp and the high, low, mean, and median data for the Wilshire Asian-American Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in Wilshire Bancorp’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

Wilshire Bancorp Comparable Company Analysis (Wilshire Asian-American Peer Group)

	Wilshire Bancorp	Peer Group High	Peer Group Low	Peer Group Mean	Peer Group Median
Total Assets ($ millions)	4,740	31,374	2,283	11,641	7,583
Market Capitalization ($ millions)	925	6,270	490	2,356	1,470
Price / Tangible Book Value	203%	244%	169%	197%	191%
Stock Price / LTM Earnings Per Share	14.6x	24.0x	16.0x	18.4x	16.9x
Stock Price / Mean Analyst 2015E Earnings Per Share	14.8x	16.9x	15.7x	16.4x	16.3x
Stock Price / Mean Analyst 2016E Earnings Per Share	14.2x	16.0x	14.7x	15.4x	15.3x
Stock Price / Mean Analyst 2017E Earnings Per Share	12.7x	14.6x	13.3x	14.0x	14.0x
LTM Net Interest Margin	3.67%	3.96%	3.41%	3.72%	3.86%
LTM Efficiency Ratio	49%	67%	40%	50%	48%
LTM Return on Average Assets	1.46%	1.37%	0.83%	1.21%	1.27%
LTM Return on Average Equity	12.6%	12.6%	7.3%	10.2%	10.3%
Tangible Common Equity / Tangible Assets	9.8%	11.5%	8.4%	10.6%	11.0%
Total Risk Based Capital Ratio	14.5%	15.3%	12.6%	13.9%	14.1%
Allowance for Loan and Lease Loss Reserve / Gross Loans	1.38%	1.52%	1.15%	1.33%	1.31%
Non-Performing Assets / Total Assets[1]	1.51%	1.47%	0.35%	1.01%	1.07%

[1]	NPAs equal to nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Sandler O’Neill performed a similar analysis for BBCN by comparing selected financial information for BBCN and two groups of financial institutions selected by Sandler O’Neill. The first group consisted of 10 banks whose securities are publicly traded on a United States exchange, headquartered in the Western Region of the United States with assets between $5.0 billion and $15.0 billion, excluding mutual holding companies and targets of announced merger transactions (the “BBCN Western Region Peer Group”). The BBCN Western Region Peer Group consisted of the following companies:

BBCN Western Region Peer Group

Western Alliance Bancorporation	First Interstate BancSystem, Inc.
Cathay General Bancorp	CVB Financial Corp.
Banner Corporation	Banc of California, Inc.
Glacier Bancorp, Inc.	Opus Bank
Columbia Banking System, Inc.	Westamerica Bancorporation

The analysis compared publicly available financial information for BBCN with corresponding data for the BBCN Western Region Peer Group as of or for the twelve months ended September 30, 2015 (unless otherwise indicated), with pricing data as of December 4, 2015. The table below sets forth the data for BBCN and the high, low, mean, and median data for the BBCN Western Region Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in BBCN’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

BBCN Comparable Company Analysis (BBCN Western Region Peer Group)

	BBCN	Peer Group High	Peer Group Low	Peer Group Mean	Peer Group Median
Total Assets ($ millions)[1]	7,583	14,210	5,001	9,006	8,680
Market Capitalization ($ millions)	1,470	3,918	568	1,890	1,846
Stock Price / Tangible Book Value	179%	325%	144%	225%	221%
Stock Price / LTM Earnings Per Share	16.0x	25.8x	14.0x	18.9x	18.7x
Stock Price / Mean Analyst 2015E Earnings Per Share	15.7x	22.5x	12.9x	18.7x	19.3x
Stock Price / Mean Analyst 2016E Earnings Per Share	15.1x	20.8x	11.4x	16.1x	16.7x
Stock Price / Mean Analyst 2017E Earnings Per Share	14.0x	19.8x	9.7x	14.6x	14.8x
LTM Net Interest Margin	3.89%	4.46%	3.41%	3.84%	3.79%
LTM Efficiency Ratio	49%	77%	43%	55%	53%
LTM Return on Average Assets	1.27%	1.56%	0.67%	1.17%	1.17%
LTM Return on Average Equity	10.3%	15.2%	5.9%	9.8%	9.5%
Tangible Common Equity / Tangible Assets	11.0%	12.2%	5.5%	9.5%	9.5%
Total Risk Based Capital Ratio	14.1%	18.7%	12.1%	14.6%	14.3%
Allowance for Loan and Lease Loss Reserve / Gross Loans	1.19%	2.66%	0.65%	1.45%	1.47%
Non-Performing Assets / Total Assets[2]	1.41%	1.65%	0.28%	0.96%	0.91%

[1]	Assets adjusted for pending and closed acquisitions not previously included in in the case of Cathay General Bancorp, Banner Corporation, Glacier Bancorp, Inc. and CVB Financial Corp.
[2]	NPAs equal to nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

The second group consisted of five banks in the United States whose securities are publicly traded on a United States exchange, with assets greater than $2.0 billion and whose primary business has an Asian-American focus, excluding mutual holding companies and targets of announced merger transactions (the “BBCN Asian-American Peer Group”). The BBCN Asian-American Peer Group consisted of the following companies:

BBCN Asian-American Peer Group

East West Bancorp Inc.	Hanmi Financial Corp.
Cathay General Bancorp	Preferred Bank
Wilshire Bancorp Inc.

The analysis compared publicly available financial information for BBCN with corresponding data for the BBCN Asian-American Peer Group as of or for the twelve months ended September 30, 2015 (unless otherwise indicated), with pricing data as of December 4, 2015. The table below sets forth the data for BBCN and the high, low, mean, and median data for the BBCN Asian-American Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in BBCN’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

BBCN Comparable Company Analysis (BBCN Asian-American Peer Group)

	BBCN	Peer Group High	Peer Group Low	Peer Group Mean	Peer Group Median
Total Assets ($ millions)	7,583	31,374	2,283	11,072	4,740
Market Capitalization ($ millions)	1,470	6,270	490	2,247	925
Stock Price / Tangible Book Value	179%	244%	169%	202%	201%
Stock Price / LTM Earnings Per Share	16.0x	24.0x	14.6x	18.1x	16.9x
Stock Price / Mean Analyst 2015E Earnings Per Share	15.7x	16.9x	14.8x	16.2x	16.3x
Stock Price / Mean Analyst 2016E Earnings Per Share	15.1x	16.0x	14.2x	15.2x	15.3x
Stock Price / Mean Analyst 2017E Earnings Per Share	14.0x	14.6x	12.7x	13.7x	13.6x
LTM Net Interest Margin	3.89%	3.96%	3.41%	3.68%	3.67%
LTM Efficiency Ratio	49%	67%	40%	50%	48%
LTM Return on Average Assets	1.27%	1.46%	0.83%	1.25%	1.31%
LTM Return on Average Equity	10.3%	12.6%	7.3%	10.7%	11.7%
Tangible Common Equity / Tangible Assets	11.0%	11.5%	8.4%	10.4%	11.0%
Total Risk Based Capital Ratio	14.1%	15.3%	12.6%	14.0%	14.5%
Allowance for Loan and Lease Loss Reserve / Gross Loans	1.19%	1.52%	1.15%	1.37%	1.38%
Non-Performing Assets / Total Assets[1]	1.41%	1.51%	0.35%	1.03%	1.07%

[1]	NPAs equal to nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions. The group consisted of nine nationwide bank and thrift transactions announced between January 1, 2013 and December 4, 2015 with over $100 million in reported deal value and where the pro forma ownership of the target was greater than 40% (the “Precedent Transactions”).

The Precedent Transactions were composed of the following transactions:

Acquiror	Target
Nicolet Bankshares, Inc.	Baylake Corp.
Yadkin Financial Corporation	VantageSouth Bancshares, Inc.
Center Bancorp, Inc.	ConnectOne Bancorp, Inc.
Rockville Financial, Inc.	United Financial Bancorp, Inc.
Heritage Financial Corporation	Washington Banking Company
Mercantile Bank Corporation	Firstbank Corporation
Peoples Financial Services Corp.	Penseco Financial Services Corporation
Union First Market Bankshares Corp.	StellarOne Corporation
Provident New York Bancorp	Sterling Bancorp

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following quantitative transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Precedent Transactions.

	Wilshire Bancorp / BBCN	Precedent Transactions High	Precedent Transactions Low	Precedent Transactions Mean	Precedent Transactions Median
Transaction price/LTM earnings per share[1]	16.0x	48.5x	13.9x	20.9x	16.3x
Transaction price/Book value per share	194%	179%	103%	132%	127%
Transaction price/Tangible book value per share	224%	179%	140%	153%	148%
Core deposit premium	22.9%	14.7%	5.3%	7.7%	7.2%
1-Day market premium	10.4%	26.1%	5.2%	15.6%	14.8%

[1]	Excluded the LTM earnings per share multiple of one of the Precedent Transactions which was deemed not meaningful because it was greater than 50.0x

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Wilshire Bancorp common stock, assuming Wilshire Bancorp performed in accordance with publicly available mean analyst earnings estimates for Wilshire Bancorp for the years ending December 31, 2015 through December 31, 2017 and estimated earnings per share growth rates for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Wilshire Bancorp. To approximate the terminal value of Wilshire Bancorp common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 13.0x to 23.0x and multiples of December 31, 2019 tangible book value ranging from 140% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Wilshire Bancorp common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Wilshire Bancorp common stock of $9.67 to $20.58 when applying multiples of earnings and $7.92 to $16.20 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
8.0%	$12.08	$13.78	$15.48	$17.18	$18.88	$20.58
9.0%	$11.63	$13.26	$14.90	$16.53	$18.17	$19.81
10.0%	$11.20	$12.77	$14.35	$15.92	$17.49	$19.07
11.0%	$10.79	$12.30	$13.82	$15.33	$16.85	$18.36
12.0%	$10.40	$11.86	$13.31	$14.77	$16.23	$17.69
13.0%	$10.03	$11.43	$12.83	$14.24	$15.64	$17.05
14.0%	$9.67	$11.02	$12.38	$13.73	$15.08	$16.43

Tangible Book Value Multiples

Discount Rate	140%	160%	180%	200%	220%	240%
8.0%	$9.87	$11.14	$12.40	$13.67	$14.93	$16.20
9.0%	$9.51	$10.73	$11.94	$13.16	$14.38	$15.59
10.0%	$9.16	$10.33	$11.50	$12.67	$13.84	$15.01
11.0%	$8.83	$9.96	$11.08	$12.21	$13.33	$14.46
12.0%	$8.51	$9.60	$10.68	$11.76	$12.85	$13.93
13.0%	$8.21	$9.25	$10.30	$11.34	$12.39	$13.43
14.0%	$7.92	$8.93	$9.93	$10.94	$11.94	$12.95

Sandler O’Neill also considered and discussed with the Wilshire Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Wilshire Bancorp’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Wilshire Bancorp common stock, applying the price to 2019 earnings multiples range of 13.0x to 23.0x referred to above and a discount rate of 12.00%.

Earnings Per Share Multiples

Annual Estimate Variance	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
(25.0%)	$8.03	$9.12	$10.22	$11.31	$12.40	$13.50
(20.0%)	$8.50	$9.67	$10.84	$12.00	$13.17	$14.34
(15.0%)	$8.98	$10.22	$11.46	$12.70	$13.93	$15.17
(10.0%)	$9.45	$10.76	$12.08	$13.39	$14.70	$16.01
(5.0%)	$9.92	$11.31	$12.70	$14.08	$15.47	$16.85
0.0%	$10.40	$11.86	$13.31	$14.77	$16.23	$17.69
5.0%	$10.87	$12.40	$13.93	$15.47	$17.00	$18.53
10.0%	$11.35	$12.95	$14.55	$16.16	$17.76	$19.37
15.0%	$11.82	$13.50	$15.17	$16.85	$18.53	$20.20
20.0%	$12.29	$14.04	$15.79	$17.54	$19.29	$21.04
25.0%	$12.77	$14.59	$16.41	$18.24	$20.06	$21.88

Sandler O’Neill also performed an analysis that estimated the net present value per share of BBCN common stock, assuming that BBCN performed in accordance with publicly available mean analyst earnings per share estimates for BBCN for the years ending December 31, 2015 through December 31, 2017 and an estimated earnings per share growth rate for BBCN for the years ending December 31, 2018 and December 31, 2019, as provided by BBCN senior management. To approximate the terminal value of BBCN common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 13.0x to 23.0x and multiples of December 31, 2019 tangible book value ranging from 140% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BBCN common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BBCN common stock of $13.16 to $27.69 when applying earnings multiples and $12.81 to $26.12 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
8.0%	$16.40	$18.66	$20.92	$23.17	$25.43	$27.69
9.0%	$15.79	$17.97	$20.14	$22.31	$24.48	$26.65
10.0%	$15.22	$17.31	$19.40	$21.48	$23.57	$25.66
11.0%	$14.67	$16.68	$18.69	$20.70	$22.71	$24.72
12.0%	$14.14	$16.08	$18.01	$19.95	$21.88	$23.82
13.0%	$13.64	$15.50	$17.37	$19.23	$21.09	$22.96
14.0%	$13.16	$14.96	$16.75	$18.55	$20.34	$22.14

Tangible Book Value Multiples

Discount Rate	140%	160%	180%	200%	220%	240%
8.0%	$15.95	$17.99	$20.02	$22.05	$24.09	$26.12
9.0%	$15.36	$17.32	$19.28	$21.23	$23.19	$25.14
10.0%	$14.80	$16.69	$18.57	$20.45	$22.33	$24.21
11.0%	$14.27	$16.08	$17.89	$19.70	$21.51	$23.32
12.0%	$13.76	$15.50	$17.24	$18.99	$20.73	$22.47
13.0%	$13.27	$14.95	$16.63	$18.31	$19.98	$21.66
14.0%	$12.81	$14.42	$16.04	$17.66	$19.27	$20.89

Sandler O’Neill also considered and discussed with the Wilshire Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming BBCN’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for BBCN common stock, applying the price to 2019 earnings multiples range of 13.0x to 23.0x referred to above and a discount rate of 12.00%.

Earnings Per Share Multiples

Annual Estimate Variance	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
(25.0%)	$11.00	$12.45	$13.90	$15.35	$16.80	$18.25
(20.0%)	$11.63	$13.17	$14.72	$16.27	$17.82	$19.37
(15.0%)	$12.25	$13.90	$15.54	$17.19	$18.83	$20.48
(10.0%)	$12.88	$14.63	$16.37	$18.11	$19.85	$21.59
(5.0%)	$13.51	$15.35	$17.19	$19.03	$20.87	$22.71
0.0%	$14.14	$16.08	$18.01	$19.95	$21.88	$23.82
5.0%	$14.77	$16.80	$18.83	$20.87	$22.90	$24.93
10.0%	$15.40	$17.53	$19.66	$21.79	$23.92	$26.04
15.0%	$16.03	$18.25	$20.48	$22.71	$24.93	$27.16
20.0%	$16.66	$18.98	$21.30	$23.63	$25.95	$28.27
25.0%	$17.29	$19.71	$22.13	$24.54	$26.96	$29.38

In connection with its analyses, Sandler O’Neill considered and discussed with the Wilshire Bancorp board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes at the end of the second calendar quarter of 2016 and (ii) all outstanding Wilshire Bancorp stock options are converted into BBCN options in accordance with the merger agreement. Sandler O’Neill also utilized the following: (a) estimated earnings per share for BBCN Bancorp, based on mean analyst consensus estimates and an estimated long-term earnings per share growth rate as provided by BBCN Bancorp senior management; (b) estimated earnings per share for Wilshire Bancorp, based on mean analyst consensus estimates and estimated long-term earnings per share growth rates as provided by the senior management of Wilshire Bancorp, (c) purchase accounting adjustments provided by the senior management of BBCN consisting of (i) a credit mark on loans, (ii) an interest rate mark on loans, and (iii) a core deposit intangible; (d) cost savings projections as provided by BBCN senior management; (e) estimated pre-tax one-time transaction costs and expenses as provided by BBCN senior management; (f) a combined company dividend payout ratio as provided by BBCN senior management; and (g) an annual pre-tax opportunity cost of cash as provided by BBCN senior management. The analysis indicated that the merger could be accretive to BBCN’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2016 through 2019 and dilutive to estimated tangible book value per share at close and at the year-end of 2016 through 2019.

In connection with this analysis, Sandler O’Neill considered and discussed with the Wilshire Bancorp board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as Wilshire Bancorp’s financial advisor in connection with the merger and a significant portion of Sandler O’Neill’s fee is contingent upon the closing of the merger. Sandler O’Neill’s fee is equal to 0.85% of the aggregate purchase price, and is currently estimated to be approximately $8.5 million, which will become due and payable in immediately available funds on the day of closing of the merger. Sandler O’Neill also received a $500,000 fee from Wilshire Bancorp as a result of rendering its opinion, which fairness opinion fee will be credited in full towards the transaction fee that will become due and payable to Sandler O’Neill on the day of closing of the merger. Wilshire Bancorp has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

In the two years preceding the date of its opinion, Sandler O’Neill did not provide any investment banking services or receive any compensation for such services from Wilshire Bancorp or BBCN. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from or sell securities to Wilshire, BBCN or their respective affiliates. Sandler O’Neill may also actively trade the securities of Wilshire or BBCN for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Unaudited Forward-Looking Information Exchanged by BBCN and Wilshire

BBCN and Wilshire do not as a matter of course make public long-term projections as to future earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, BBCN and Wilshire have included in this joint proxy statement/prospectus certain unaudited prospective financial information regarding their respective anticipated future operations that were made available to BBCN, Wilshire and their respective financial advisors, as applicable. None of BBCN, Wilshire, their respective financial advisors or any other person makes any representation as to the accuracy of such information or the ultimate performance of BBCN, Wilshire or the combined entity compared to the prospective financial information. The inclusion of such unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such information will be necessarily predictive of actual future results nor construed as financial guidance, and it should not be relied on as such, and should not be regarded as an indication that any of BBCN, Wilshire, their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results. There can be no assurance that such unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Such unaudited prospective financial information reflects numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to BBCN’s and Wilshire’s respective businesses, all of which are difficult to predict and many of which are beyond the control of BBCN or Wilshire.

The accompanying unaudited prospective financial information were not prepared for the purpose of public disclosure, nor were they intended to comply with the guidelines for financial forecasts established by the American Institute of Certified Public Accountants or any other established guidelines regarding projections or forecasts. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. Neither of BBCN’s or Wilshire’s independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Neither BBCN nor Wilshire intend to update or otherwise revise any of such unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate. Stockholders are urged to review BBCN’s and Wilshire’s most recent SEC filings for a description of risk factors with respect to their respective businesses. See also the sections of this joint proxy statement/prospectus entitled “Where You Can Find Additional Information,” “Risk Factors” and “Caution Regarding Forward-Looking Statements.”

Certain Unaudited Prospective Financial Information of BBCN

The following unaudited prospective financial information and assumptions with respect to BBCN were provided by BBCN management to KBW, discussed by BBCN management with such party, and, in the case of KBW, used and relied on by KBW in connection with its fairness opinion to the BBCN board of directors. At the time the unaudited prospective financial information and assumptions were provided to KBW, they represented the best estimates and judgments of BBCN management, which prepared the unaudited prospective financial information and assumptions in good faith.

•	A BBCN return on average assets of 1.30% in 2021, assuming BBCN earnings per share of $1.22 and $1.32 for calendar years 2016 and 2017, respectively, per consensus street estimates, and BBCN management approved extrapolation of BBCN earnings per share for calendar years 2018 through 2021 at an assumed 9.0% long-term earnings annual growth rate and an asset compound annual growth rate of 6.77% for calendar years 2016 through 2021;

•	Approximately $42.3 million in annualized pre-tax cost savings, phased in at 55% in calendar year 2016 and 100% in calendar year 2017, with a 3% annual growth in cost savings base in calendar year 2017 and thereafter;

•	Approximately $45.0 million in one-time pre-tax merger related costs;

•	Core deposit intangibles of $35.6 million (amortized over 10 years);

•	Gross loan markdown of $97.2 million, consisting of pre-tax loan credit mark of $77.8 million and interest rate mark of $19.4 million;

•	Marginal tax rate of 40%; and

•	Opportunity Cost of Cash: 2.00%.

Certain (but not all) of the above unaudited prospective financial information and assumptions with respect to BBCN also were provided to Wilshire and its financial advisor, Sandler O’Neill. The following unaudited prospective financial information and assumptions with respect to BBCN was provided by BBCN management to Sandler O’Neill and KBW, discussed by BBCN management with each such party, and, in the case of Sandler O’Neill, used and relied on by Sandler O’Neill in connection with its fairness opinion to the Wilshire board of directors. At the time the unaudited prospective financial information and assumptions were provided to Wilshire and Sandler O’Neill, they represented the best estimates and judgments of BBCN management, which prepared the unaudited prospective financial information and assumptions in good faith.

•	A long-term annual earnings per share growth rate assumption for BBCN of 9.0%;

•	Approximately $42.3 million in annualized pre-tax cost savings, phased in at 55% in calendar year 2016 and 100% in calendar year 2017, with a 3% annual growth in cost savings base in calendar year 2017 and thereafter;

•	Approximately $60.0 million in one-time pre-tax merger related costs;

•	Core deposit intangibles of $35.6 million (amortized over 10 years);

•	Gross loan markdown of $103 million, consisting of pre-tax loan credit mark of $75 million and interest rate mark of $28 million;

•	Marginal tax rate of 40%; and

•	Opportunity Cost of Cash: 2.00%.

The differences in the unaudited prospective financial information provided by BBCN with respect to one-time pre-tax merger related costs and loan marks to KBW and Sandler O’Neill, respectively, were the result of the information provided to KBW being based on more current estimates and judgments of BBCN management.

Certain Unaudited Prospective Financial Information of Wilshire

The following unaudited prospective financial information and assumptions with respect to Wilshire were provided by BBCN management to KBW, discussed by BBCN management with such party, and, in the case of KBW, used and relied on by KBW in connection with its fairness opinion to the BBCN board of directors. At the time the unaudited prospective financial information and assumptions were provided to KBW, they represented the best estimates and judgments of BBCN management, which prepared the unaudited prospective financial information and assumptions in good faith.

•	A Wilshire return on average assets of 1.54% in 2021, assuming Wilshire earnings per share of $0.83 and $0.91 for calendar years 2016 and 2017, respectively, per consensus street estimates, and Wilshire management approved extrapolation of Wilshire earnings per share at an assumed 16.5% earnings growth rate in 2018, 10.8% earnings growth rate in 2019, 12.4% earnings growth rate in 2020 and 9.0% earnings growth rate in 2021, and an asset compound annual growth rate of 7.8% for calendar years 2016 through 2021 and a return on average assets of 1.54% in 2021.

The following unaudited prospective financial information and assumptions with respect to Wilshire were provided by Wilshire management to Sandler O’Neill, discussed by Wilshire management with such party, and, in the case of Sandler O’Neill, used and relied on by Sandler O’Neill in connection with its fairness opinion to the Wilshire board of directors. At the time the unaudited prospective financial information and assumptions were provided to Sandler O’Neill, they represented the best estimates and judgments of Wilshire management, which prepared the unaudited prospective financial information and assumptions in good faith.

•	A 2018 earnings per share growth rate assumption for Wilshire of 18.0%; and

•	A 2019 earnings per share growth rate assumption for Wilshire of 10.0%.

Interests of Directors and Executive Officers in the Merger

In considering the recommendations of the boards of directors of BBCN and Wilshire to vote for the proposal to adopt and approve the merger agreement, stockholders of BBCN and Wilshire should be aware that members of the board of directors and executive management may be considered to have interests in the merger that may differ from those of the stockholders of BBCN and Wilshire. The BBCN and Wilshire boards of directors were aware of these interests during their deliberations on the merits of the merger and in making their decisions to recommend to the respective stockholders of BBCN and Wilshire that they vote to adopt and approve the merger agreement.

Interests of BBCN Directors and Executive Officers

BBCN Management and Board of Directors Positions

The merger agreement provides that Kevin S. Kim, BBCN’s current Chairman, President and Chief Executive Officer, will serve as President and Chief Executive Officer of the combined company. Mr. Kim’s employment with the combined company will be governed by his existing employment agreement with BBCN, which is described in more detail beginning on page 155 of this joint proxy statement/prospectus.

In addition, the board of directors of the combined company will consist of 16 members, with BBCN designating nine directors to serve on such board of directors. The merger agreement provides for the BBCN bylaws to be amended upon the consummation of the merger to reflect these arrangements. Other members of BBCN’s management will serve in senior management positions at the combined company. For further information, see “The Merger—Board of Directors and Management Following the Merger” below.

Interests of Wilshire Directors and Executive Officers

Wilshire Management and Board of Directors Positions

Steven S. Koh, the current Chairman of Wilshire, will serve as Chairman of the Board of the combined company. In addition, the board of directors of the combined company will consist of 16 members, with Wilshire designating seven directors to serve on such board of directors. The merger agreement provides for the BBCN bylaws to be amended upon the consummation of the merger to reflect these arrangements. Other members of Wilshire’s management will serve in senior management positions at the combined company. For further information, see “The Merger—Board of Directors and Management Following the Merger” below.

Indemnification and Insurance

The merger agreement provides that, upon completion of the merger, BBCN will, to the fullest extent permitted by law, indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Wilshire and its subsidiaries to the same extent those persons were entitled to indemnification or advancement of expenses under Wilshire’s articles of incorporation, bylaws and indemnification agreements, if any.

The merger agreement also provides that BBCN will maintain for a period of six years after completion of the merger the current directors’ and officers’ liability insurance policies maintained by Wilshire, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although BBCN will not be required to make annual premium payments in excess of 300% of the premiums paid by Wilshire as of the date of the merger agreement for directors’ and officers’ liability insurance, and instead will be required to maintain policies of insurance which, in the combined company’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of such premiums paid by Wilshire. In lieu of the foregoing requirements, Wilshire, in consultation with, but only upon the consent of, BBCN, may obtain on or prior to the effective date of the merger a six-year “tail” policy or “extended discovery period” under Wilshire’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described above if and to the extent that the same may be obtained for an amount that does not exceed 300% of Wilshire’s current annual premium.

Separation and Release Agreement and Consultant Agreement

Under a separation and release agreement (the “Separation and Release Agreement”) expected to be entered into at the completion of the merger, Jae Whan Yoo’s employment with Wilshire and Wilshire Bank, including as President and Chief Executive Officer, will be terminated effective as of the completion of the merger. Subject to his execution and delivery of the Separation and Release Agreement (including the release of claims thereunder), Mr. Yoo will receive (i) any accrued but unpaid compensation through the date of termination; (ii) acceleration of all unvested stock options granted to him prior to termination; and (iii) a retention payment equal to his annual base salary of $400,000, less the amount of severance payments that may be due to Mr. Yoo under his employment agreement with Wilshire. Under Mr. Yoo’s employment agreement, which is summarized in more detail beginning on page 206 of this joint proxy statement/prospectus and is qualified in its entirety by the full text of his employment agreement, upon the termination of his employment at the completion of the merger, Mr. Yoo is entitled to severance payments in an amount equal to the lesser of twelve months of his base salary or the duration of the remaining term of his employment agreement.

As provided in the merger agreement and the Separation and Release Agreement, following his termination of employment with Wilshire, Mr. Yoo will have the option to enter into a consulting agreement with BBCN (the “Consultant Agreement”), contingent upon and commencing as of the closing of the merger, to provide advisory services to BBCN for a twelve-month term following the closing of the merger. During the term of the Consulting Agreement, Mr. Yoo will be entitled to a monthly consultant fee of $25,000 and Mr. Yoo and his spouse will be entitled to continue to participate in the group health insurance plans of BBCN to the same extent and at the same cost to Mr. Yoo as an executive of BBCN.

The foregoing description is qualified in its entirety by the full text of the forms of the Separation and Release Agreement and Consultant Agreement, which are incorporated by reference herein and filed as exhibits to this joint proxy statement/prospectus.

Board of Directors and Management Following the Merger

Board of Directors. The board of directors of the combined company following the merger will consist of 16 members. Nine of these members will be current members of the BBCN board of directors as designated by BBCN, whom we collectively refer to as “continuing BBCN directors.” The remaining seven members of the board of directors of the combined company after the merger will current members of the Wilshire board of directors as designated by Wilshire, whom we collectively refer to as “continuing Wilshire directors.”

Board of Directors of the Combined Company

Continuing BBCN Directors	Continuing Wilshire Directors
Jinho Doo	Donald D. Byun
Jin Chul Jhung	Steven J. Didion
Kevin S. Kim	Daisy Y. Ha
Chung Hyun Lee	Lawrence Jeon
William J. Lewis	Steven S. Koh
David P. Malone	Craig Mautner
Gary E. Peterson	John R. Taylor
Scott Yoon-Suk Whang
Dale S. Zuehls

The arrangements described above will be included in the amendments to the bylaws of BBCN to become effective no later than the completion of the merger that are described under “The Merger—The Merger Agreement—Amendments to Bylaws” below.

Board Committees. The amended bylaws of the combined company after the merger will provide for the Nomination and Governance Committee and the Human Resources and Compensation Committee to each be chaired by a continuing BBCN director, the Executive Committee of the combined company’s board of directors to be chaired by a continuing Wilshire director and the lead independent director of the combined company’s board of directors to be a continuing BBCN director. In addition, the merger agreement provides for a Consolidation Committee of the board of directors, consisting of three individuals designated by Wilshire and three individuals designated by BBCN. The Consolidation Committee will be responsible for developing integration policies and procedures for the combined company and overseeing management’s efforts in implementing such policies and procedures.

Director Nominees. Biographical information with respect to the nominees for director of BBCN, who will be the BBCN designees to the board of directors of the combined company after the merger, is set forth under “Other Proposals to be Considered at the BBCN Annual Meeting—BBCN Proposal 4: Election of Directors” beginning on page 125. Biographical information with respect to the nominees for director of Wilshire, who will be the Wilshire designees to the board of directors of the combined company after the merger, is set forth under “Other Proposals to be Considered at the Wilshire Annual Meeting—Wilshire Proposal 2: Election of Directors” beginning on page 181.

If the merger is not completed, the BBCN directors set forth under “Other Proposals to be Considered at the BBCN Annual Meeting—BBCN Proposal 4: Election of Directors” beginning on page 125 and the Wilshire directors set forth under “Other Proposals to be Considered at the Wilshire Annual Meeting—Wilshire Proposal 2: Election of Directors” beginning on page 181 are nominated for election to serve until the next annual meeting of stockholders for their respective companies.

Executive Management. The persons jointly selected by the boards of directors of BBCN and Wilshire to be the senior executive officers of the combined company are shown in the following table, together with their current positions with BBCN or Wilshire. As discussed in more detail under “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of BBCN Directors and Executive Officers” above, Kevin S. Kim will serve as the President and Chief Executive Officer of the combined company as of the effective time of the merger. Each of the other persons listed will serve in the respective positions listed at the discretion of the board of directors of the combined company.

Senior Executive Officers of the Combined Company

Name	Position with Combined Company	Current Position
Kevin S. Kim	President and Chief Executive Officer	BBCN Chairman, President and Chief Executive Officer
Kyu S. Kim	Head of Community Banking & Senior Executive Vice President	BBCN Chief Operating Officer & Senior Executive Vice President
Mark Lee	Head of Corporate Banking & Senior Executive Vice President	BBCN Chief Credit Officer & Senior Executive Vice President
Doug Goddard	Chief Financial Officer & Executive Vice President	BBCN Chief Financial Officer & Executive Vice President
Alex Ko	Chief Financial Strategist/Deputy CFO & Executive Vice President	Wilshire Chief Financial Officer & Executive Vice President
Peter Koh	Chief Credit Officer & Executive Vice President	Wilshire Chief Credit Officer & Executive Vice President
Minkyun You	Chief Risk Officer & Executive Vice President	BBCN Chief Risk Officer & Executive Vice President
Thomas Ng	Chief Compliance Officer & Senior Vice President	Wilshire Chief Risk Officer & Senior Vice President
Lisa Pai	Chief Admin Officer & Executive Vice President	Wilshire Chief Legal and Human Resources Officer & Executive Vice President
David Kim	Chief Operations Officer & Executive Vice President	BBCN Chief Operations Administrator, General Counsel & Executive Vice President
Brian Van Dyk	Chief Information Officer & Executive Vice President	BBCN Chief Information Officer & Executive Vice President
Jake Seo	Chief Technology Officer & Senior Vice President	Wilshire Chief Information Officer & Senior Vice President
Jason Kim	Chief Lending Officer & Executive Vice President	BBCN Chief Lending Officer & Executive Vice President
David Song	Chief Business Banking Officer & Executive Vice President	Wilshire Chief Commercial Banking Officer & Executive Vice President
Janette K. Mah	Chief Mortgage Banking Officer & Executive Vice President	Wilshire Chief Mortgage Banking Officer & Executive Vice President
Daniel Kim	Chief Planning Officer & Executive Vice President	BBCN Chief Planning Officer & Executive Vice President

United States Federal Income Tax Consequences of the Merger

The following discussion describes the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Wilshire common stock who exchange shares of Wilshire common stock for shares of BBCN stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Wilshire common stock who for United States federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation, created or organized under the laws of the United States or any state thereof, or the District of Columbia;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) was in existence on August 20, 1996 and has properly elected under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Wilshire common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Wilshire common stock, you should consult your tax advisor regarding the tax consequences of the merger.

This discussion does not address the tax consequences to U.S. holders of Wilshire preferred stock or to holders of BBCN stock. This discussion also does not address any tax consequences arising under the alternative minimum tax, the 3.8% Medicare tax on net investment income, the laws of any state, local or foreign jurisdiction, or any United States federal laws other than United States federal income tax laws. Additionally, this discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances or if they are subject to special rules, such as those relating to:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	S corporations or its shareholders;

•	entities treated as partnerships or other pass-through entities for United States federal tax purposes or investors those entities;

•	mutual funds;

•	dealers in securities or foreign currencies;

•	traders in securities who elect the mark-to-market method of accounting;

•	persons subject to the alternative minimum tax provisions of the Code;

•	stockholders who acquired their Wilshire common stock through the exercise of exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•	persons that purchased or sell their shares of Wilshire common stock as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the United States dollar;

•	persons who are not U.S. holders;

•	persons who have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders as defined below;

•	holders of options granted under any Wilshire benefit plan; or

•	stockholders who hold their stock as part of a hedge, straddle, a constructive sale, conversion or other risk-reduction transaction.

This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. Further, this discussion addresses only Wilshire shareholders who hold their shares of Wilshire common stock as capital assets within the meaning of Section 1221 of the Code.

ALL HOLDERS OF WILSHIRE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

The obligation of BBCN to complete the merger is conditioned upon the receipt of an opinion from Morrison & Foerster LLP, counsel to BBCN, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code based upon representations made by BBCN and Wilshire. The obligation of Wilshire to complete the merger is conditioned upon the receipt of an opinion from Hunton & Williams LLP, counsel to Wilshire, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code based upon representations made by BBCN and Wilshire. Neither of these opinions is binding on the Internal Revenue Service or the courts. BBCN and Wilshire have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. The following assumes the receipt of the opinions described above.

Federal Income Tax Consequences of the Merger. In addition, the discussion herein under the heading “United States Federal Income Tax Consequences of the Merger” sets forth the opinion of Morrison & Foerster LLP, counsel to BBCN, and Hunton & Williams LLP, counsel to Wilshire, as to the material federal income tax consequences of the merger generally applicable to the U.S. holders of Wilshire common stock as a result of the merger.

Based on representations contained in representation letters provided by BBCN and Wilshire and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the qualifications and limitations set forth above, it is the opinion of Morrison & Foerster LLP and Hunton & Williams LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that the material United States federal income tax consequences of the merger generally applicable to U.S. holders of Wilshire common stock will include the following:

•	no gain or loss will be recognized by BBCN or Wilshire as a result of merger;

•	a U.S. holder of Wilshire common stock will not recognize gain or loss on the exchange of Wilshire common stock solely for BBCN common stock, except with respect to any cash received in lieu of issuance of a fractional share of BBCN common stock;

•	a Wilshire shareholder’s aggregate tax basis in the BBCN common stock received in the merger (including any fractional share interest deemed to be received and exchanged for cash) will equal the holder’s aggregate tax basis in the Wilshire common stock for which it is exchanged; and

•	a Wilshire shareholder’s holding period for the BBCN common stock received in the merger (including any fractional share interest deemed to be received and exchanged for cash) will include the holder’s holding period for the shares of Wilshire common stock for which it is exchanged.

Cash Instead of Fractional Shares. A holder of Wilshire common stock who receives cash instead of a fractional shares of BBCN common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold to BBCN that fractional share of BBCN common stock for cash. As a result, a holder of Wilshire common stock will generally gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of BBCN common stock. Gain or loss recognized with respect to the cash received in lieu of a fractional share of BBCN common stock will generally be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Dissenting Wilshire Shareholders. The above discussion does not apply to Wilshire shareholders who properly perfect dissenters’ rights. Any Wilshire shareholder who dissents from the merger and receives solely cash in exchange for such Wilshire common stock generally will recognize capital gain or loss equal to the difference between the amount of cash received by the dissenting Wilshire shareholder and the shareholder’s adjusted tax basis in the Wilshire common stock surrendered in exchange therefor. Such capital gain or loss will be long-term capital gain or loss if the holder held the Wilshire common stock for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Non-corporate U.S. holders of Wilshire common stock may be subject to information reporting and backup withholding on any cash payments received instead of a fractional share interest in BBCN common stock (or cash payments received in the case of a dissenting Wilshire shareholder). U.S. holders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 included in the letter of transmittal to be delivered following the completion of the merger; or

•	are otherwise exempt from backup withholding.

•	Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. holder’s United States federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

The preceding discussion is intended only as a general discussion of material United States federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to will depend upon the facts of each holder’s particular situation. Accordingly, we strongly urge holders to consult with a tax advisor to determine the particular tax return reporting requirements, the applicability and effect of federal, state, local or foreign income or other tax laws and the effect of any proposed changes in the tax law.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method of accounting, with BBCN being considered the acquirer based, among other factors, on the relative sizes of the two companies. Under the acquisition method of accounting, the assets and liabilities of Wilshire as of the effective time of the merger will be recorded at their respective fair values and added to those of BBCN, while the recorded assets and liabilities of BBCN will be carried forward at their recorded amounts. All identifiable intangibles of Wilshire will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of the fair value of the shares of BBCN stock issuable in connection with the merger, exceeds the fair value of the net assets, including identifiable intangibles, of Wilshire at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identifiable intangibles will be amortized over their estimated lives. Financial statements of BBCN issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Wilshire. See “The Merger—Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 109.

Regulatory Approvals

To complete the merger, we must obtain prior approval from the DBO, the FDIC for the bank merger, and from the Federal Reserve Board for the holding company merger. We have agreed to cooperate with each other and to use all reasonable best efforts to comply promptly with applicable legal requirements to obtain required regulatory and other approvals and to complete the merger and the bank merger as soon as practicable.

Federal Reserve Board Approval. Federal Reserve Board approval of the merger must be obtained under the Bank Holding Company Act of 1956, or BHCA. In reviewing merger transactions under the BHCA, the Federal Reserve Board considers, among other factors, the competitive impact of the merger. The Federal Reserve Board also considers the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served, as well as the companies’ complying with money laundering laws. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application for the merger, and it is authorized to hold a public meeting or other proceeding if it determines that such hearing or proceeding would be appropriate.

Under the Community Reinvestment Act of 1977, or CRA, the Federal Reserve Board must take into account the record of performance of each party to a merger in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the companies and their subsidiaries. As of their last respective examinations, each of BBCN Bank and Wilshire Bank was rated “satisfactory” with respect to CRA compliance.

We filed an application with the Federal Reserve Board on March 15, 2016. We received approval from the Federal Reserve Board on May 12, 2016.

FDIC and DBO Approval. The prior approval of the FDIC under the Bank Merger Act provisions of the Federal Deposit Insurance Act and of the DBO under the California Financial Code will be required to complete the contemplated merger of BBCN Bank with and into Wilshire Bank. In reviewing the merger of the banks, the FDIC and the DBO will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity.

We filed an application with the DBO and FDIC on March 2, 2015 and March 15, 2016, respectively. We received approval from the DBO and FDIC on May 16, 2016 and May 2, 2016, respectively.

Exchange of Wilshire Stock Certificates

Promptly after the merger is completed, if you are a Wilshire shareholder, the combined company’s exchange agent will mail to you a letter of transmittal form and instructions for use in surrendering your Wilshire stock certificates in exchange for the whole shares of BBCN common stock which you are entitled to receive under the merger agreement and payment in lieu of the issuance of any fractional shares of BBCN common stock which you would otherwise be entitled to receive.

DO NOT SUBMIT YOUR WILSHIRE STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

Wilshire shareholders will receive statements indicating book-entry ownership of BBCN stock and may request stock certificates representing the number of full shares of BBCN stock to which they are entitled under the merger agreement. Wilshire shareholders also will receive a check in the amount of any cash payment that they are entitled to receive pursuant to the merger agreement in lieu of any fractional shares of BBCN common stock that would have been otherwise issuable to them as a result of the merger, without interest. In accordance with the merger agreement, the amount of cash payable to a Wilshire shareholder will be determined by multiplying the fractional number of shares that a shareholder would otherwise receive by the closing price per share of BBCN common stock as reported by the Nasdaq Global Select Market on the last trading day immediately preceding the completion of the merger.

BBCN will be entitled to deduct and withhold from any consideration payable to any Wilshire shareholder such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Treatment of Stock Options and Other Equity-Based Awards

As of May 26, 2016, Wilshire had outstanding stock options issued to employees for the purchase of an aggregate of 765,583 shares of Wilshire common stock that were issued pursuant to Wilshire’s 2008 Stock Incentive Plan and Wilshire’s 1997 Stock Option Plan and 207,176 shares of Wilshire common stock had been issued pursuant to awards under that plan to employees that remain subject to certain restrictions on transfer and possible forfeiture for specified vesting periods, which we refer to as Wilshire restricted shares. When the merger is completed:

•	each outstanding and unexercised option to purchase Wilshire common stock will become an option to purchase a number of shares of BBCN common stock equal to the number of shares of Wilshire common stock that could be purchased under the option multiplied by the exchange ratio and the exercise price per share of the Wilshire option will be adjusted by dividing the per share exercise price of each option by the exchange ratio. Except for the foregoing adjustments, each such converted BBCN stock option will have the same restrictions, terms and conditions as were applicable to the Wilshire stock option immediately prior to the completion of the merger; and

•	each Wilshire restricted share award will be converted into the number of restricted shares of BBCN common stock equal to the number of Wilshire restricted shares comprising the award multiplied by the exchange ratio. Except for the foregoing adjustment, each such converted BBCN restricted share will have the same restrictions, terms and conditions as were applicable to the Wilshire restricted shares immediately prior to the completion of the merger.

As of May 26, 2016, stock options for the purchase of a total of 464,436 shares of BBCN common stock and performance units and restricted stock relating to 61,800 shares of BBCN common stock are outstanding under BBCN’s 2007 Equity Incentive Plan and BBCN’s 2006 Stock Incentive Plans. The merger will not affect the terms of any of such stock options or performance units and restricted stock.

Dissenters’ Rights for Holders of Wilshire Shares Subject to Transfer Restrictions

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under California law, no dissenters’ rights are available for shares, such as Wilshire’s, listed on the Nasdaq Global Select Market, (i) except where there exists any restriction on transfer imposed by Wilshire or by any law or regulation, or (ii) except where the holder of shares is required to accept for the shares anything other than: (a) shares of any other corporation, which shares are listed on any national securities exchange certified by the Commissioner of Corporations, including the Nasdaq Global Select Market; (b) cash in lieu of fractional shares; or (c) any combination of the shares and cash in lieu of fractional shares described in the foregoing clauses (a) and (b). Accordingly, Wilshire shareholders generally will not have dissenters’ rights under Chapter 13 of the California Corporations Code unless their shares are subject to a restriction on transfer imposed by Wilshire or by any law or regulation because Wilshire shareholders will receive BBCN shares that will be listed on the Nasdaq Global Select Market and cash in lieu of their fractional shares.

Any Wilshire shareholders that hold shares subject to restrictions on transfers imposed by Wilshire or by any law or regulation who wish to exercise dissenters’ rights must comply with all of the procedures required by California law. We have included a copy of California Corporations Code—Chapter 13—Dissenters’ Rights as Annex F to this joint proxy statement/prospectus. If a Wilshire shareholder has a beneficial interest in Wilshire shares that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters’ rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below. DISSENTERS’ RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES.

The following discussion is a summary of the material provisions of California law relating to dissenters’ rights. This summary is qualified in its entirety by the full text of Sections 1300 through 1313 of the California Corporations Code, a copy of which is attached to this joint proxy statement/prospectus as Annex F and incorporated herein by reference. ANY WILSHIRE SHAREHOLDER WHO WISHES TO EXERCISE

DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THIS SECTION AND ANNEX F (SECTIONS 1300 THROUGH 1313 OF THE California Corporations Code) CAREFULLY, SHOULD CONSULT HIS OR HER LEGAL ADVISOR (SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS) AND SHOULD VOTE “AGAINST” THE APPROVAL OF THE MERGER. IF YOU DECIDE TO EXERCISE YOUR DISSENTERS’ RIGHTS AND HAVE ALREADY SUBMITTED YOUR SHARE CERTIFICATES, YOU MUST NOTIFY THE EXCHANGE AGENT, AND YOUR SHARE CERTIFICATES WILL BE RETURNED TO YOU. IF YOU FAIL TO MAKE A PROPER ELECTION OR PERFECT THE STATUS OF YOUR DISSENTING SHARES, YOU WILL LOSE YOUR DISSENTERS’ RIGHTS ON SUCH SHARES.

Wilshire shares must satisfy each of the following requirements to be perfected as dissenting shares under California law:

•	The Wilshire shares must have been outstanding on May 26, 2016, the Record Date.

•	The Wilshire shares must be subject to a restriction on transfer imposed by Wilshire or by law or regulation.

•	The Wilshire shares must not have been voted “FOR” the merger proposal.

•	The holder of such Wilshire share must make a written demand no later than the date of Wilshire’s annual meeting that Wilshire purchase the Wilshire shares at fair market value (as described below).

•	The holder of such Wilshire shares must submit share certificates for endorsement no later than the date of Wilshire’s annual meeting (scheduled on July 14, 2016) (as described below).

A VOTE IN FAVOR OF THE MERGER BY A WILSHIRE SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO DISSENTERS’ RIGHTS.

A vote against the merger does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the California Corporations Code, holders of dissenting shares may require Wilshire to purchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following approval of the principal terms of the merger agreement and approval of the merger by the Wilshire shareholders, Wilshire is required to mail to each holder of dissenting shares a notice of the approval of the principal terms of the merger agreement and approval of the merger accompanied by a copy of Sections 1300 through 1304 of the California Corporations Code, a statement of the price determined by Wilshire to represent the fair market value of dissenting shares (which will constitute an offer by Wilshire to purchase such dissenting shares at such stated price), and a brief description of the procedure to be followed if the holders of dissenting shares desire to exercise their dissenters’ rights.

By no later than Wilshire’s annual meeting, a dissenting shareholder must demand that Wilshire purchase such shareholder’s dissenting shares in a statement setting forth the number and class of dissenting shares held of record that the dissenting shareholder demands that Wilshire purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Such holder must also, within 30 days after the date on which notice of the approval of the principal terms of the merger agreement and approval of the merger by Wilshire shareholders is mailed to the holders of dissenting shares, submit to

Wilshire or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Wilshire purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners.

An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. SHAREHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE DISSENTERS’ RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH NOMINEE.

A Wilshire shareholder who elects to exercise dissenters’ rights pursuant to Sections 1300 through 1313 of the California Corporations Code should deliver a written demand no later than the date of the Wilshire annual meeting to:

Wilshire Bancorp, Inc.

3200 Wilshire Blvd, Suite 1400

Los Angeles, California 90010

Attention: Corporate Secretary

If upon the surrender of the certificates representing the dissenting shares, Wilshire and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid to the holder of the dissenting shares within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived. The holders of dissenting shares are entitled to interest thereon at the legal rate on judgments from the date of the merger agreement.

If Wilshire and a dissenting shareholder disagree as to the fair market value for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in the California superior court located in the proper county, within six months after the date on which the notice of the approval of the principal terms of the merger agreement and approval of the merger by Wilshire shareholders is mailed, to resolve such dispute. In such action, the court will determine whether the Wilshire shares held by such shareholder are dissenting shares, the fair market value of such Wilshire shares, or both. The California Corporations Code provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Wilshire consents to such request for withdrawal.

As the BBCN common shares to be issued to the Wilshire shareholders at the closing of the merger are listed on the Nasdaq Global Select Market, Wilshire shareholders will not have the right to have Wilshire purchase their Wilshire shares at the fair market value determined under Chapter 13 of the California Corporations Code unless their shares are subject to a restriction on transfer imposed by Wilshire or by any law or regulation.

If a Wilshire shareholder fails to perfect his, her or its dissenting rights or effectively withdraws or loses such rights, such holder’s Wilshire shares will thereupon be deemed to have been canceled and converted as set forth in the merger agreement at the effective time of the merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF DISSENTERS’ RIGHTS, IN WHICH EVENT YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, IF YOU ARE AN WILSHIRE SHAREHOLDER AND ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS UNDER THE CALIFORNIA CORPORATIONS CODE, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

Subject to the provisions of Chapter 13 of the California Corporations Code, Wilshire shareholders who have exercised their dissenters’ rights will not have the right at law or in equity to challenge the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had been legally voted in favor of the merger. In addition, if a Wilshire shareholder initiates any action to challenge the validity of the merger or to have it set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his or her shares as a holder of dissenting shares.

Except as expressly limited in Chapter 13 of the California Corporations Code, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.

Delisting and Deregistration of Wilshire Stock Following the Merger

Prior to the completion of the merger, each of BBCN’s common stock and Wilshire’s common stock will continue to be listed on the Nasdaq Global Select Market. Upon completion of the merger, the Wilshire common stock currently listed on the Nasdaq Global Select Market will cease to be listed and will be removed from registration under the Exchange Act.

The Merger Agreement

The following section of this joint proxy statement/prospectus describes the material terms of the merger agreement. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement since it, and not the following description, constitutes the agreement of BBCN and Wilshire.

Completion of the Merger

The merger will be completed when we file a certificate of merger with the Delaware Secretary of State. A certificate of merger or other document required to make the merger effective in California will be filed with the California Secretary of State. We may, however, agree to a later time for completion of the merger and specify that time in the certificate of merger. The closing of the merger will take place no later than the fifth business day following the satisfaction or waiver of the closing conditions in the merger agreement, which are described below, unless we agree to another date.

The Bank Merger

The merger agreement requires BBCN and Wilshire to cause BBCN Bank and Wilshire Bank, respectively, to enter into a bank merger agreement. The bank merger agreement provides for the merger of Wilshire Bank with and into BBCN Bank, with such merger to be completed concurrently with or as soon as reasonably practicable after the merger of BBCN and Wilshire.

Possible Alternative Bank Merger Structure

The merger agreement provides that BBCN and Wilshire may agree to change the structure of the bank merger. No such change, however, is permitted that would:

•	alter the kind or amount of consideration to be issued or retained by holders of BBCN common stock or Wilshire common stock,

•	adversely affect the tax consequences of the merger to stockholders;

•	materially delay receipt of any required regulatory approval; or

•	otherwise cause any closing condition not to be capable of being fulfilled (unless waived by the party entitled to its benefits).

This provision of the merger agreement was included to accommodate the possibility of changing the designation of which bank subsidiary would be the surviving legal entity in the bank merger, which was contemplated as a possibility but had not been decided upon at the time the merger agreement was signed by the parties.

Representations and Warranties

The merger agreement contains customary reciprocal representations and warranties by each party relating to, among other things:

•	corporate organization and similar corporate matters;

•	capital structure;

•	organization and qualification of trusts;

•	authorization of the merger agreement and absence of conflicts;

•	required consents or approvals of governmental entities;

•	documents, registrations and statements filed with the Securities and Exchange Commission, financial statements included in those documents, regulatory reports filed with governmental entities, the absence of material undisclosed liabilities and compliance with the Nasdaq Stock Market listing and corporate governance rules;

•	information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	compliance with applicable laws and reporting requirements;

•	accounting practices and internal controls;

•	legal proceedings;

•	taxes;

•	material agreements;

•	employee benefits and compliance with labor laws;

•	bank subsidiaries;

•	agreements with regulators;

•	absence of specified changes or events;

•	board approval and applicable state takeover laws;

•	the stockholder vote required to adopt and approve the merger agreement and/or the principal terms of the merger;

•	ownership and leasehold interests in properties;

•	the condition of assets;

•	intellectual property;

•	derivative contracts and transactions;

•	loan portfolio;

•	insurance;

•	affiliate transactions;

•	brokers and finders;

•	opinion of financial advisor;

•	absence of certain business practices; and

•	environmental matters.

Conduct of Business Pending the Merger

Under the merger agreement, BBCN and Wilshire have agreed that, during the period before completion of the merger, except as permitted by the merger agreement or consented to by the other party, BBCN and Wilshire will:

•	carry on their respective businesses in the ordinary course consistent with past practice, and

•	will use all reasonable efforts to preserve intact their business organizations, maintain their licenses and authorizations issued by any governmental entities, use all reasonable efforts to preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and use all reasonable efforts to maintain their respective properties and assets in their present state of repair, order and condition, in each case such that their goodwill and ongoing businesses will not be impaired.

BBCN and Wilshire have agreed not to enter into any new material line of business or materially change their lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies, except as required by law or policies of a governmental entity. BBCN and Wilshire have also agreed that they will not incur or commit to any capital expenditures, other than in the ordinary course of business consistent with past practice. BBCN and Wilshire have further agreed not to enter into, terminate or change any material lease or agreement, except in the ordinary course of business consistent with past practice, or take or fail to take any action that causes a material breach of any material lease or agreement.

In addition to the above agreements regarding the conduct of business generally, each of BBCN and Wilshire have agreed to specific restrictions relating to the conduct of their respective businesses, including prohibitions of the following (in each case subject to exceptions specified in the merger agreement):

•	declaration or payment of dividends and changes in capital stock;

•	repurchase or redemption of capital stock;

•	issuance or sale of capital stock, voting debt or other equity interests;

•	amendment of their respective articles of incorporation or bylaws;

•	acquisition of assets or other entities;

•	disposition of assets;

•	incurrence or guarantee of long-term debt or prepayment or voluntary repayment of subordinated indebtedness or trust preferred securities;

•	actions that would result, or might reasonably be expected to result, in a breach of any representations and warranties in the merger agreement, in any conditions to the merger not being satisfied or in a violation of the merger agreement;

•	change accounting methods in any material respect;

•	making or rescission of any material tax election, material amendment of any previously filed tax return or settlement or compromise of any material tax liability or refund;

•	change in employee benefit plans or compensation of directors, officers and employees;

•	material change in its investment securities portfolio, hedging strategy or interest rate risk position;

•	liquidation, dissolution, restructuring, recapitalization or reorganization; and

•	foreclosure on real estate without conducting environmental assessments.

Consolidation Committee

The merger agreement provides that a Consolidation Committee of the board of directors be established after execution of the merger agreement and to consist of three individuals designated by BBCN and three individuals designated by Wilshire. The Consolidation Committee will be responsible for considering the development of strategic and integration policies and procedures for the combined company, coordinating consolidation and integration related communications and overseeing management’s efforts in the integration of BBCN and Wilshire for the purpose of allowing BBCN and Wilshire to prepare to consummate the merger and the bank merger and be in a position to operate the combined company and surviving bank upon completion of the merger and bank merger. The Consolidation Committee will also have the responsibility to determine certain executive officers of the combined company to the fullest extent permitted by law and the location of the headquarters and principal executive offices of the combined company.

The Consolidation Committee is comprised of Scott Whang, David P. Malone and Kevin S. Kim, as designated by BBCN, and Steven S. Koh, John R. Taylor and Donald D. Byun, as designated by Wilshire. The Consolidation Committee has been conducting regular meetings for the purpose of overseeing management’s planning and preparation for the integration process and reporting thereon to their respective boards of directors.

Reasonable Best Efforts to Obtain Required Stockholder Vote

Each party has agreed to take all lawful action to call and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the required stockholder vote to approve the merger. In addition, each party has agreed that its board of directors will use its commercially reasonable efforts to obtain the required stockholder vote to approve the merger and, in the case of BBCN, to approve BBCN’s name change amendment and to approve the issuance of BBCN common stock in connection with the merger of Wilshire with and into BBCN. This agreement does not prohibit either board of directors from making a change in its recommendation to stockholders to approve the merger, under the circumstances described below. The merger agreement does not, however, relieve BBCN or Wilshire, in the event of a change in its board of directors’ recommendation, from its obligation to submit the merger agreement to its stockholders for a vote to approve the merger unless the merger agreement is terminated under the circumstances described below.

Board Recommendation

The merger agreement provides that the board of directors (including committees) of BBCN and the board of directors (including committees) of Wilshire shall not:

•	withdraw, modify or qualify its recommendation in favor of the merger in a manner adverse to the other party, or adopt a resolution to withdraw, modify or qualify its recommendation in a manner adverse to the other party or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted as indicating that such board of directors or any board committee does not support the merger and the merger agreement or does not believe that the merger and the merger agreement are in the best interests of its stockholders;

•	fail to reaffirm its recommendation or fail to state publicly, in each case without qualification, that the merger and the merger agreement are in the best interests of its stockholders within five business days after the other party requests in writing that such action be taken;

•	fail to announce publicly within ten business days after a tender offer or exchange offer relating to Wilshire common stock, in the case of the Wilshire board of directors, or BBCN common stock, in the case of the BBCN board of directors, has been commenced, that it recommends rejection of such tender or exchange offer;

•	fail to issue within ten business days after an acquisition proposal (as defined below) is publicly announced with respect to Wilshire, in the case of the Wilshire board of directors, or BBCN, in the case of the BBCN board of directors, a press release announcing its opposition to such acquisition proposal;

•	approve, endorse or recommend any such acquisition proposal with respect to Wilshire, in the case of the Wilshire board of directors, or BBCN, in the case of the BBCN board of directors; or

•	resolve or propose to take any action described above.

Each of the foregoing actions is referred to in the merger agreement as a “change in recommendation.” Notwithstanding the foregoing, and subject to the conditions described below, the respective boards of directors of BBCN and Wilshire may, at any time prior to the approval of the principal terms of the merger by Wilshire shareholders, in the case of the Wilshire board of directors, or at any time prior to the adoption of the merger agreement, the approval of BBCN’s name change amendment and the approval of the issuance of BBCN common stock in connection with the merger of Wilshire with and into BBCN by BBCN stockholders, in the case of the BBCN board of directors, make a change in recommendation in response to a superior proposal (as defined below) or an intervening event (as defined below). The BBCN and Wilshire boards of directors may only make a change in recommendation:

•	if:

•	after the date of the merger agreement, a superior proposal is made to Wilshire or BBCN and is not withdrawn;

•	such superior proposal was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, the merger agreement;

•	the party to whom the superior proposal was directed, referred to as a “target party,” has complied with its obligations to provide notices to the other party of any acquisition proposal and other matters requiring notice under the merger agreement;

•	at least five business days prior to each meeting of the board of directors of a target party, at which such board of directors will consider and determine whether any such offer constitutes a superior proposal, the target party provides the other party with a written notice specifying the meeting date and time, the reasons for holding such meeting, the terms and conditions of such offer (including a copy of any draft definitive agreement reflecting such offer) and the identity of the party making such offer;

•	such board of directors determines in good faith, after taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that the offer constitutes a superior proposal;

•	such board of directors does not effect, or cause the target party to effect, a change in recommendation at any time within five business days after the other party receives written notice from the target party confirming that such board of directors has determined that the offer is a superior proposal and intends to effect a change in recommendation;

•	during such five business day period, if requested by such other party, the target party engages in good faith negotiations with such other party to amend the merger agreement in such a manner that the offer that was determined to constitute a superior proposal no longer constitutes a superior proposal;

•	at the end of such five business day period, such offer has not been withdrawn and continues to constitute a superior proposal (taking into account any changes to the terms of the merger agreement proposed by the other party as a result of negotiations); and

•	the board of directors of the target party reasonably determines in good faith, after taking into account the advice of its outside legal counsel that, in light of the superior proposal, a change in recommendation is required for such board of directors to comply with its fiduciary duties to its stockholders under applicable law; or

•	if:

•	an intervening event occurs;

•	at least five business days prior to each meeting of the BBCN or Wilshire board of directors, as the case may be, at which such board of directors intends to consider whether the intervening event requires such board of directors to make a change in recommendation, the party whose board of directors is to meet for such purpose provides the other party with a written notice specifying the meeting date and time and the reasons for holding such meeting, including a reasonably detailed explanation of the intervening event;

•	during such five business day period, if requested by the party so notified, the party whose board of directors is to meet for such purpose engages in good faith negotiations with the party so notified to amend the merger agreement in a manner that obviates the need to effect or cause a change in recommendation as a result of such intervening event; and

•	the board of directors that is considering whether to make a change in recommendation reasonably determines in good faith, after taking into account the advice of outside legal counsel, that, in light of such intervening event, a change in recommendation is required for such board of directors to comply with its fiduciary duties to its stockholders under applicable law.

For purposes of the merger agreement, an “intervening event” is defined as a material development or change in circumstances (that is not related to an acquisition proposal or a potential acquisition proposal) that occurs or arises after the date of the merger agreement that was neither known to Wilshire or BBCN or any of their respective executive officers, directors, advisors and representatives nor reasonably foreseeable by Wilshire or BBCN or any of their respective executive officers, directors, advisors and representatives as of the date of the merger agreement.

No Solicitation of Alternative Transactions

The merger agreement contains detailed provisions prohibiting each of us from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, we have agreed that neither of us may:

•	initiate, solicit, encourage or knowingly facilitate any inquiries with respect to an acquisition proposal, or make any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal, as described below;

•	have any discussions with, or provide any confidential information to, any person relating to an acquisition proposal, engage in any negotiations concerning an acquisition proposal, or otherwise cooperate with, or encourage or knowingly facilitate, an effort or attempt to make an acquisition proposal or other proposal that could reasonably be expected to lead to an acquisition proposal; or

•	approve, endorse or recommend, or propose to approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose or agree to do any of the foregoing.

BBCN and Wilshire further have agreed in the merger agreement that:

•	each party will immediately terminate any existing activities, discussions or negotiations existing as of the date of the merger agreement with any third parties conducted before that date with respect to any acquisition proposal or any proposal that could reasonably be expected to lead to an acquisition proposal;

•	each party will promptly request each third party, if any, that has executed a confidentiality agreement with such party before the date of the merger agreement in connection with the consideration of any acquisition proposal or any other such proposal, to return or destroy all confidential information or data previously furnished to such third party;

•	each party will enforce, and not release any third party from or waive, any provisions of any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party with respect to any acquisition proposal or any other such proposal;

•	each party will not take any action to render inapplicable or to exempt any third party from Section 203 of the Delaware General Corporation Law or any other antitakeover legislation; and

•	each party will use commercially reasonable efforts to inform its and its subsidiaries’ respective directors, executive officers, key employees, agents and representatives of the foregoing obligations in the merger agreement.

The “no solicitation” provisions of the merger agreement will not permit either BBCN or Wilshire to terminate the merger agreement or affect any of their other obligations under the merger agreement, including our respective obligations to call and hold meetings of our respective stockholders to vote on the merger agreement.

For purposes of the merger agreement, the term “acquisition proposal” means, with respect to either BBCN or Wilshire, any proposal or offer that constitutes, or could reasonably be expected to lead to, a transaction to effect:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving either BBCN or Wilshire or any of their subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning 20% or more of any class of equity securities or any amount of securities representing 20% or more of the total voting power of either BBCN or Wilshire or of the total voting power of the surviving parent entity in the transaction, or any of BBCN’s or Wilshire’s respective subsidiaries;

•	any purchase or sale of 20% or more of the consolidated assets of either BBCN or Wilshire and their respective subsidiaries, taken as a whole, including stock of our respective subsidiaries;

•	any purchase or sale of, or tender or exchange offer for, or other acquisition of, the voting securities of either BBCN or Wilshire that, if consummated, would result in any person (or the stockholders of such person) beneficially owning 20% or more of any class of equity securities or any amount of securities representing 20% or more of the total voting power of either BBCN or Wilshire or of the total voting power of the surviving parent entity in the transaction, or any of BBCN’s or Wilshire’s respective subsidiaries; or

•	a liquidation, dissolution or winding up of BBCN or Wilshire.

The “no solicitation” restrictions notwithstanding, if either of us receives an unsolicited bona fide written acquisition proposal, the party receiving that proposal may engage in discussions and negotiations with or provide nonpublic information to the entity or person in response to an unsolicited bona fide written acquisition proposal by such entity or person made or renewed after the date of the merger agreement, but only if:

•	the board of directors of the party receiving the acquisition proposal receives the acquisition proposal prior to that party’s stockholders’ meeting to approve the merger and, in the case of BBCN, to approve BBCN’s name change amendment and to approve the issuance of BBCN common stock in connection with the merger of Wilshire with and into BBCN;

•	the party receiving the acquisition proposal enters into a confidentiality agreement (a copy of which must be provided to the other party) with the entity or person making the inquiry or proposal having provisions (including standstill provisions) that are no less favorable to the party providing the information than those contained in the confidentiality agreement between BBCN and Wilshire;

•	the board of directors of the party receiving the acquisition proposal concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal and that engaging in such discussions and negotiations with, or providing nonpublic information to, such person making the proposal is necessary in order for such board of directors to comply with its fiduciary duties to its stockholders under applicable law;

•	the party receiving the acquisition proposal notifies the other party to the merger agreement promptly, and any event within 24 hours, of that party’s receipt of any acquisition proposal or any request for nonpublic information by any third party that is considering making, or that has made, an acquisition proposal;

•	the party receiving the acquisition proposal notifies the other party to the merger agreement promptly, and in any event within 24 hours, if it enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information to any third party;

•	the party receiving the acquisition proposal promptly provides the other party to the merger agreement copies of all material nonpublic information so provided not previously provided to the other party;

•	the party keeps the other party to the merger agreement promptly and fully informed of the status and terms of any proposals, offers, discussions or negotiations on a current basis, including by providing within 24 hours of receipt a copy of all material documentation (including all draft agreements) or correspondence relating thereto (including copies of all changes in any terms); and

•	the party provides the other party to the merger agreement, at least five business days prior to each meeting of the board of directors of the party at which such board of directors shall consider and determine whether any offer constitutes a superior proposal, written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the board of directors of the party (including a copy of any draft definitive agreement reflecting the offer) and the identity of the third party making the offer.

For purposes of the merger agreement, the term “superior proposal” means a bona fide written acquisition proposal which the board of directors of BBCN or Wilshire, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, stockholder approval risk and other aspects of the proposal and the entity or person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) is:

•	more favorable to the respective stockholders of BBCN or Wilshire, as the case may be, from a financial point of view, than the merger (after taking into account all adjustments or modifications that the other party to the merger agreement may propose pursuant to the terms of the merger agreement); and

•	not subject to any financing contingencies (and if financing is required, then such financing is reasonably committed to the third party making the acquisition proposal) and is reasonably likely to be provided; and

•	reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed.

For the purpose of defining superior proposal in the merger agreement, each reference to “20%” in the definition of acquisition proposal is modified to be “50%” if the third party making the proposal is not a financial institution (or any parent, subsidiary or other affiliate thereof) that has publicly announced an acquisition proposal to BBCN at any time within 60 days prior to the date of the merger agreement.

Corporate Governance and Name Change

Under the merger agreement, the combined company’s board of directors will be constituted as provided in the section entitled “The Merger—The Merger Agreement—Amendments to Bylaws” below. In particular, of the 16 members of the board of directors of the combined company, nine will be comprised of current BBCN directors designated by BBCN and seven will be comprised of current Wilshire directors designated by Wilshire. Subject to any independence and expertise requirements under applicable law and stock exchange rules, the Nominating and Governance Committee and the Human Resources and Compensation Committee will each be chaired by a continuing BBCN director, the lead independent director of the board of directors of the combined company will be a continuing BBCN Director and the Executive Committee of the board of directors of the combined company will be a continuing Wilshire director.

Steven S. Koh, the current Chairman of the Board of Wilshire, will serve as Chairman of the Board of the combined company and the Chairman of the Board of the combined company’s bank subsidiary resulting from the bank merger. Kevin S. Kim, the current Chairman of the Board, President and Chief Executive officer of BBCN, will serve as the President and Chief Executive Officer of the combined company and the President and Chief Executive Officer of the combined company’s bank subsidiary resulting from the bank merger. Mr. Kim’s employment with the combined company will be governed by his existing employment agreement with BBCN, which is described in more detail beginning on page 155 of this joint proxy statement/prospectus.

The merger agreement additionally provides that, prior to the closing, BBCN shall offer to enter into a consulting agreement with Jae Whan Yoo, Wilshire’s President and Chief Executive Officer, on a one-year term beginning at the completion of the merger.

On or prior to the effectiveness of the merger, BBCN will cause the persons indicated in the section entitled “The Merger—Board of Directors and Management Following the Merger” above to be elected or appointed to the offices of BBCN specified in that section, with such appointments to become effective as of the completion of the merger.

BBCN has agreed in the merger agreement that its board of directors will use commercially reasonable efforts to obtain the required stockholder vote to approve BBCN’s name change amendment, which would be effective on the completion of the merger.

Amendments to Bylaws

The following paragraphs describe the material terms of the amendments to BBCN’s bylaws that are required by the merger agreement to be adopted by BBCN as a condition to completion of the merger. The following summary is qualified in its entirety by reference to the complete text of the form of bylaw amendments, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the full text of these amendments for a complete statement of their terms.

The bylaws of BBCN will be amended effective not later than the completion of the merger. The amendment will add new sections to the bylaws providing for the following:

•	The board of directors of the combined company will consist of 16 members. Nine of these members will be current directors of BBCN whom we collectively refer to as “continuing BBCN directors.” The remaining seven members of the board of directors of the combined company will be current directors of Wilshire, whom we collectively refer to as “continuing Wilshire directors.”

•	Steven S. Koh, the current Chairman of the Board of Wilshire, will serve as Chairman of the Board of the combined company and the Chairman of the Board of the combined company’s bank subsidiary resulting from the bank merger.

•	The Nominating and Governance Committee and the Human Resources and Compensation Committee will each be chaired by a continuing BBCN director, the lead independent director of the board of directors of the combined company will be a continuing BBCN Director, and the Executive Committee of the board of directors of the combined company will be a continuing Wilshire director.

Additional Agreements

BBCN and Wilshire have agreed to cooperate with the other and to use their reasonable best efforts to:

•	take all actions necessary to comply promptly with all legal requirements with respect to the merger and to consummate the merger and the bank merger as promptly as practicable; and

•	obtain any required approval of, or any exemption by, any governmental authority or any other third party in connection with the merger or the bank merger unless, in each case, it will require any of the parties or the combined company to pay any amounts (other than customary filing fees) or divest any banking office, or impose any conditions that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the combined company after the merger.

The merger agreement also contains covenants relating to cooperation between BBCN and Wilshire in the preparation of this joint proxy statement/prospectus and additional agreements between BBCN and Wilshire relating to, among other things, consultation regarding transition matters, access to information, mutual notice of specified matters, communications with governmental authorities, the assumption of Wilshire’s outstanding debt by BBCN upon the completion of the merger, directors’ and officers’ insurance and related indemnification matters, public announcements and tax matters.

Employment Benefit Plans; Wilshire Stock Options and Restricted Shares

BBCN and Wilshire have agreed that their respective employee benefit plans will remain in effect after completion of the merger with respect to employees covered by those plans. BBCN and Wilshire have also agreed that the combined company will formulate benefit plans after the effective time of the merger on a basis that does not discriminate between employees who were covered by the benefit plans of BBCN and employees who were covered by the benefit plans of Wilshire. Wilshire has agreed that, upon the request of BBCN, it will amend any of its benefit plans to implement the parties’ agreements and to avoid duplication of benefits and terminate any plans or arrangements providing for severance benefits, such termination to be effective prior to the completion of the merger. BBCN and Wilshire have also agreed to adopt a severance and retention plan in amounts and with other terms that are mutually acceptable to BBCN and Wilshire.

The BBCN board of directors will adopt a resolution providing that the exchange by Wilshire officers and directors of their shares of Wilshire common stock for BBCN common stock in connection with the merger is intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

Conditions to Completion of the Merger

Conditions to Both Parties’ Obligations. We may not complete the merger unless each of the following conditions is satisfied or appropriately waived:

•	the principal terms of the merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Wilshire common stock;

•	the merger agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of BBCN common stock;

•	BBCN’s name change amendment shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of BBCN common stock;

•	the shares of BBCN common stock to be issued in the merger shall have been approved by the affirmative vote of the holders of a majority of the votes cast at the BBCN annual meeting;

•	the shares of BBCN common stock to be issued in the merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

•	all regulatory consents and approvals required from the Federal Reserve Board, the DBO and the FDIC shall have been obtained and such consents and approvals shall not require either party to take any action that would reasonably be expected to have a material adverse effect on the combined company after the merger;

•	the FDIC shall have given the appropriate approval required as a result of the merger for any loss-sharing agreements with the FDIC to which BBCN, Wilshire or any of their respective subsidiaries is a party;

•	all other approvals necessary for the completion of the merger and the bank merger shall have been obtained, other than approvals the failure to obtain which would not reasonably be expected to have a material adverse effect on the combined company after the merger;

•	the registration statement of which this joint proxy statement/prospectus is a part shall have been declared effective by the Securities and Exchange Commission and shall not be subject to any stop order or proceedings seeking a stop order;

•	no restraining order, injunction or other legal restraint or prohibition to the completion of the merger or the bank merger shall be in effect, no government action with respect to such a legal restraint or prohibition shall be pending, and no governmental action, statute, rule, regulation or order shall exist which makes the consummation of the merger illegal; and

•	no governmental action, statute, rule, regulation, order or decree applicable to the merger shall require BBCN, Wilshire or the combined company, in connection with obtaining any required regulatory approvals, to pay any amounts (other than customary filing fees), divest any banking office or impose any other condition, requirement or restriction on the combined company that would reasonably be expected to have a material adverse effect on the combined company.

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	certain fundamental representations and warranties of the other party must be true and correct (other than de minimus inaccuracies therein) as of the date of the merger agreement and as of the closing date; and all other representations and warranties of the other party must be true and correct in all respects (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers) as of the date of the merger agreement and as of the closing date (unless any representation or warranty is made only as of a specific date, in which case it must be true and correct as of such specified date), subject to any exceptions that do not have, and would not, individually or in the aggregate, reasonably be expected to have, a material adverse effect on the other party;

•	the other party must have performed in all material respects all obligations that it is required by the merger agreement to perform on or prior to the closing date;

•	such party must have received an opinion from its tax counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes; and

•	since the date of the merger agreement, the other party must not have suffered a material adverse effect, as defined in the merger agreement (see below).

Wilshire’s obligation to complete the merger is also subject to the satisfaction or waiver of the following additional condition:

•	BBCN’s bylaws must be amended to provide for certain corporate governance arrangements after the merger, as described in the section entitled “The Merger—The Merger Agreement—Amendments to Bylaws.”

The term “material adverse effect” is defined in the merger agreement to mean, with respect to any entity or person, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such entity or person and its subsidiaries, taken as a whole; on the ability of such entity or person to perform its obligations under the merger agreement or the bank merger agreement on a timely basis; or on the ability of such entity or person to consummate the merger or the bank merger. However, any change or event occurring after the date of the merger agreement caused by or resulting from the following will not be deemed to have a material adverse effect:

•	changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere;

•	changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such party relative to similarly situated California state chartered banks operating in Los Angeles, California;

•	changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such party relative to similarly situated California state chartered banks operating in Los Angeles, California;

•	changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally;

•	actions or omissions of BBCN or Wilshire taken with the prior written consent of the other or required under the merger agreement;

•	any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such party relative to similarly situated California state chartered banks;

•	the announcement of the merger agreement, the bank merger agreement, the merger and the bank merger, including any stockholder litigation relating to the merger and the other transactions contemplated by the merger agreement;

•	a decline in the price of BBCN’s common stock or Wilshire’s common stock on Nasdaq, although the facts giving rise to such decline may be taken into account in determining a material adverse effect; or

•	any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period, although the facts giving rise to such failure may be taken into account in determining a material adverse effect.

Termination

BBCN or Wilshire may jointly agree to terminate the merger agreement at any time, whether before or after stockholder approval of the merger. Either party may also terminate the merger agreement, whether before or after approval of the merger, if:

•	any governmental entity of competent jurisdiction that must grant a material regulatory approval has denied approval of the merger and the denial has become final and nonappealable, except that this right to terminate will not be available to a party whose failure to comply with the merger agreement has been the cause of, or resulted, in that action;

•	any governmental entity of competent jurisdiction issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action has become final and nonappealable, except that this right to terminate will not be available to a party whose failure to comply with the merger agreement has been the cause of, or resulted, in that action;

•	the merger is not completed on or before September 30, 2016 (which date may be further extended, but not past March 31, 2017, by notice by either party delivered to the other party if the only condition to the completing the merger is receiving regulatory approval and the satisfaction of such condition remains reasonably possible), except that this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date;

•	the other party’s board of directors fails to recommend that its stockholders vote in favor of the merger, makes a change in its recommendation or takes any other action inconsistent with such recommendation, or the other party materially breaches its obligations under the merger agreement to hold its stockholders’ meeting for the purpose of voting on the merger agreement, fails to prepare and mail to its stockholders this joint proxy statement/prospectus or fails to comply with provisions of the merger agreement prohibiting solicitation of other acquisition proposals;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach would, if occurring or continuing on the closing date, prevent satisfaction by the other party of the relevant closing condition and such breach, if curable, has not been cured within 60 days following written notice of such breach to the breaching party;

•	the stockholders of either party do not approve the merger at their respective stockholders’ meeting; or

•	the other party has suffered a material adverse effect since the date of the merger agreement.

Effect of Termination

The merger agreement provides that each party will be required to pay a termination fee to the other party of $40 million in certain circumstances. A party must pay the full termination fee on the business day following the termination, if the merger agreement is terminated due to:

•	such party’s board of directors failing to recommend the merger or making a change in recommendation; or

•	such party materially breaching its obligations under the merger agreement to hold its stockholders’ meeting for the purpose of voting on the merger agreement, failing to prepare and mail to its stockholders this joint proxy statement/prospectus or failing to comply with the provisions of the merger agreement prohibiting solicitation of other acquisition proposals.

A party must also pay the full termination fee upon the first to occur of the date of execution of a definitive agreement relating to an acquisition proposal or the consummation of the transaction contemplated in an acquisition proposal, if:

•	the merger agreement is terminated because (a) the required stockholder vote of a party was not obtained at such party’s stockholders’ meeting, or (b) the merger has not been completed by September 30, 2016 (or any such later date as may be extended pursuant to the merger agreement), or (c) breach by such party of its representations, warranties, covenants or agreements set forth in the merger agreement that causes a condition to the merger not to be satisfied;

•	after the date of such termination of the merger agreement and before the date of the stockholder vote, an acquisition proposal is made or renewed to such party or its board of directors, publicly announced or otherwise become publicly known; and

•	within eighteen (18) months after the date of such termination of the merger agreement, such party or any of its subsidiaries executes a definitive agreement with respect to, or consummates (a) an acquisition proposal with a financial institution (or any parent, subsidiary or other affiliate) that has publicly announced an acquisition proposal to BBCN at any time within 60 days prior to the date of the merger agreement, or (b) any other acquisition proposal (substituting for purposes of any other acquisition proposals “50%” for “20%” in the definition thereof).

The termination and termination fee provisions described above and the provisions described in the section entitled “The Merger—The Merger Agreement—No Solicitation of Alternative Transactions” above may discourage third parties from seeking to acquire or merge with BBCN or Wilshire.

Amendment, Extension and Waiver

BBCN and Wilshire may amend the merger agreement, by action authorized by their respective boards of directors, at any time before or after approval of the merger by their respective stockholders. After approval of the merger by either of their respective stockholders, no amendment may be made which by law requires further approval by those stockholders, unless BBCN and Wilshire obtain that further approval.

At any time before the completion of the merger, BBCN and Wilshire may, by written action authorized by their respective boards of directors:

•	extend the time for the performance of any of the obligations in the merger agreement;

•	waive any inaccuracies in the representations and warranties in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expense, except that:

•	if the merger is completed, the combined company will pay any property or transfer taxes imposed on either party in connection with the merger; and

•	all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement of which it is a part will be shared equally by BBCN and Wilshire.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial information and explanatory notes illustrate the effect of the merger on the BBCN’s consolidated financial position and results of operations and its subsidiaries and of Wilshire and its subsidiaries based upon the companies’ respective historical consolidated financial positions and results of operations under the acquisition method of accounting with BBCN treated as the acquirer. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of BBCN and Wilshire, which are incorporated by reference or provided elsewhere in this joint proxy statement/prospectus.

In accordance with generally accepted accounting principles in the United States of America, or GAAP, the assets and liabilities of Wilshire will be recorded by BBCN at their estimated fair values as of the acquisition date. The unaudited pro forma condensed combined balance sheet gives effect to the merger, as if the transaction had occurred on March 31, 2016. The unaudited pro forma condensed combined income statements for the year ended December 31, 2015 and for the three months ended March 31, 2016 assume the merger took place on January 1, 2015.

The unaudited pro forma condensed combined financial information includes BBCN’s estimated adjustments to record assets and liabilities of Wilshire at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final amount and allocation of the purchase price will be determined after the merger is completed and after completion of further analyses to determine the fair value of Wilshire’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact BBCN’s statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Wilshire’s stockholders’ equity, including results of operations from March 31, 2016 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

BBCN anticipates that the merger with Wilshire will provide the combined company with financial benefits that include reduced combined operating expenses. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenues, or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period shown.

The pro forma stockholders’ equity and net income should not be considered indicative of the market value of BBCN common stock or the actual or future results of operations of BBCN for any period. Actual results may be materially different than the pro forma information presented.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. As stated above, the adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and maybe revised.

Pro Forma Combined Balance Sheet

As of March 31, 2016

(in thousands, except share and per share data)

	BBCN Bancorp (unaudited)	Wilshire Bancorp (unaudited)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Assets:
Cash and cash equivalents	$236,101	$115,577	$(16,090)	G	$335,588
Other investments	49,365	—	—		49,365
Securities available for sale, at fair value	1,087,897	512,257	—		1,600,154
Securities held to maturity	—	19	—		19
Non-covered loans held for sale, at the lower of cost or fair value	13,843	90,392	—	E	104,235
Gross non-covered loans	6,371,935	3,794,936	(75,899)	B,C	10,090,972
Non-covered loans allowance for loan losses	(76,856)	(52,668)	52,668	B	(76,856)
Other real estate owned	19,794	10,128	—	E	29,922
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	18,964	16,539	—		35,503
Premises and equipment, net	35,134	15,718	—		50,852
Accrued interest receivable	15,660	9,171	—		24,831
Deferred tax assets, net	53,564	17,897	(4,311)	H	67,150
Cash surrender value of bank owned life insurance	47,292	25,174	—		72,466
Customers’ acceptance liabilities	2,769	8,900	—		11,669
Servicing assets	11,856	19,324	—	E	31,180
Investments in affordable housing projects	24,379	47,257	—		71,636
Goodwill	105,401	67,473	298,454	I	471,328
Other intangible assets, net	2,607	2,985	32,415	I	38,007
Other assets	44,047	19,322	—		63,369

Total assets	$8,063,752	$4,720,401	$287,237		$13,071,390

Liabilities:
Deposits	$6,467,411	$3,853,572	$—	E	$10,320,983
FHLB Borrowings	530,495	200,000	4,196	D	734,691
Long-term subordinated debentures	42,371	72,077	(5,276)	D	109,172
Acceptances outstanding	2,769	8,900	—		11,669
Other liabilities	58,724	39,604	—		98,328

Total liabilities	$7,101,770	$4,174,153	$(1,080)		$11,274,843
Stockholders’ equity	$961,982	$546,248	$288,317	A,K	$1,796,547

Total liabilities and stockholders’ equity	$8,063,752	$4,720,401	$287,237		$13,071,390

Total common shares outstanding	79,597,106	78,845,873			135,057,293	K

Book value per share	$12.09	$6.93	$1.82		$13.30

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Pro Forma Combined Income Statement

For the three months ended March 31, 2016

(in thousands, except share and per share data)

	BBCN Bancorp (unaudited)	Wilshire Bancorp (unaudited)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Interest income	$83,461	$46,249	$3,820	C	$133,530
Interest expense	(11,854)	(7,340)	39	D,F	(19,155)
Provision for loan losses	(500)	(300)	—		(800)

Net interest income after provision for loan losses	71,107	38,609	3,859		113,575
Non-interest income	8,775	8,458	—		17,233
Non-interest expense	(40,049)	(26,653)	855	J	(65,847)

Income before income tax provision	39,833	20,414	4,714		64,961
Income tax provision	16,210	7,224	1,980	H	25,414

Net income available to common stockholders	23,623	13,190	2,734		39,547

Weighted average shares outstanding—Basic	79,583,188	78,674,604			135,043,375	L

Weighted average shares outstanding—Diluted	79,613,245	78,974,448			135,163,872	L

Earnings per share—Basic	$0.30	$0.17	$0.02		$0.29

Earnings per share—Diluted	$0.30	$0.17	$0.02		$0.29

Unaudited Pro Forma Condensed Combined Income Statement

For the twelve months ended December 31, 2015

(in thousands, except share and per share data)

	BBCN Bancorp (audited)	Wilshire Bancorp (audited)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Interest income	$313,660	$176,893	$15,279	C	$505,832
Interest expense	(40,618)	(26,051)	157	D,F	(66,512)
Provision for loan losses	(8,000)	(700)	—		(8,700)

Net interest income after provision for loan losses	$265,042	$150,142	$15,436		$430,620
Non-interest income	43,691	45,654	—		89,345
Non-interest expense	(153,384)	(99,890)	(708)	J	(253,982)

Income before income tax provision	$155,349	$95,906	$14,728		$265,983
Income tax provision	63,091	34,501	6,185	H	103,777

Net income available to common stockholders	$92,258	$61,405	$8,543		$162,206

Weighted average shares outstanding—Basic	79,549,651	78,486,883			134,843,023	M

Weighted average shares outstanding—Diluted	79,611,800	78,818,556			135,052,772	M

Earnings per share—Basic	$1.16	$0.78	$0.06		$1.20

Earnings per share—Diluted	$1.16	$0.78	$0.06		$1.20

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger includes the unaudited pro forma condensed combined balance sheet as of March 31, 2016 assuming the merger and subsequent combination were completed on March 31, 2016. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2016 and for the year ended December 31, 2015 were prepared assuming the merger and subsequent combination were completed on January 1, 2015. For the purposes of the unaudited pro forma condensed combined financial statements, the purchase price is currently estimated at approximately $842.4 million, which is based upon a price of $15.19 per share (the closing price on March 31, 2016) of BBCN common stock and an implied value per share of Wilshire common stock of $10.68. The pro forma adjustments included herein reflect the conversion of Wilshire common stock into BBCN common stock at the exchange ratio stated in the merger agreement of 0.7034 of a share of BBCN common stock for each of the approximately 78.8 million shares of Wilshire common stock outstanding as of March 31, 2016.

The merger will be accounted for as an acquisition of Wilshire by BBCN in accordance with the acquisition method of accounting as detailed in ASC 805-10, Business Combinations. The acquisition method of accounting requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree based on their fair values as of the date of acquisition. As described in more detail in ASC 805-10, goodwill, if any, will be recognized as of the acquisition date, in the amount equal to the excess of the consideration transferred over the fair value of identifiable net assets acquired. Based on BBCN’s preliminary purchase price allocation, goodwill of approximately $365.9 million is currently expected to be recorded by BBCN in the period the merger is completed.

As the merger is recorded using the acquisition method of accounting, all loans of Wilshire are recorded at fair value, including adjustments for credit, and no allowance for credit losses is carried over to BBCN’s balance sheet. In addition, certain anticipated nonrecurring costs associated with the merger, such as severance costs, accounting fees, legal and other professional fees and conversion related expenditures are not reflected in the pro forma statements of income.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated income statements for the three months ended March 31, 2016 and for the year ended December 31, 2015, we assumed no adjustments to the historical amount of Wilshire’s provision for credit losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Wilshire’s provision for credit losses presented.

The historical financial results of BBCN include merger and acquisition integration costs of $1.2 million and $1.5 million for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively. These integration costs primarily consisted of legal and other professional fees and due diligence related costs.

The historical financial results of Wilshire for the three months ended March 31, 2016 and for the year ended December 31, 2015 included professional fees of $458 thousand and $994 thousand, respectively, associated with the merger.

The merger is expected to result in annual cost savings to be achieved following the consummation of the merger. These expected savings have not been included in the pro forma combined amounts.

2.	Preliminary Purchase Accounting Allocations

The unaudited pro forma condensed combined financial information for the merger includes the unaudited pro forma condensed combined balance sheet as of March 31, 2016 assuming the merger and subsequent combination were completed on March 31, 2016. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2016 and for the year ended December 31, 2015 were prepared assuming the merger and subsequent combination were completed on January 1, 2015.

Preliminary Purchase Accounting Allocations

(in thousands)

Total consideration(1)	$842,440
Less equity at book value	(546,248)
Elimination of allowance for loan losses	(52,668)
Elimination of previously recorded goodwill	67,473
Elimination of previously recorded core deposit intangible	2,985
Other expected transaction costs(2)	8,215
Deferred tax effect of adjustments (42)%	4,311
Allocated to:
Loans	75,899
Core deposit intangible	(35,400)
Borrowings	(1,080)

Excess of consideration paid over fair value of net assets acquired (goodwill)	$365,927

(1)	The purchase price is based on a price of $15.19 per share of BBCN common stock (closing price as of March 31, 2016), which resulted in 55,460,187 shares being issued.
(2)	Other expected transaction costs consist of financial adviser fees and other transaction related costs.

3.	Preliminary Pro Forma Adjustments

A.	Adjustment to eliminate Wilshire’s shareholders’ equity reflects the issuance of approximately 55.4 million shares of BBCN common stock, calculated by multiplying Wilshire’s 78.8 million shares outstanding as of March 31, 2016 by the merger exchange ratio of 0.7034. The value of BBCN common stock to be issued is based on the stock price as of March 31, 2016. The actual value of this adjustment is subject to market fluctuation, and will be based on the stock price as of the acquisition date.

B.	Adjustment to record the fair value of the loan portfolio being acquired from Wilshire was estimated by BBCN to be at a 2.0% discount of the gross loan portfolio balance at March 31, 2016. This adjustment reflects our estimates of both market rate differential of 0.5% and the potential adjustments required by FASB ASC 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality of 1.5%. Because the acquired loans are recorded at fair value at the acquisition date, the adjustment includes the reversal of the historical Wilshire allowance for loan losses of $52.7 million.

In accordance with GAAP, subsequent to the effective date BBCN will record the fair value difference pertaining to market rate differential into interest income over the remaining term of loan portfolio, which is estimated to be five years. In addition, the fact that the loans acquired with deteriorated credit quality are recorded at fair value at acquisition date could result in a reduction in the amount of loan loss provision expense required on these loans in the future. Subsequent to the completion of the merger transaction, BBCN will finalize its determination of the fair values of the acquired loans, which could significantly change both the amount and the composition of the estimated purchase accounting adjustments.

C.	The impact of the loan fair value adjustment pertaining to market rate differential will be recognized over the estimated remaining life of the loan portfolio of five years. The accretion for the three months ended March 31, 2016 is estimated to be approximately $3.8 million before tax. The accretion for the first 12 months after the effective date is estimated to be approximately $15.3 million before tax.

D.	The adjustment to fair value of the outstanding FHLB borrowing assumed from Wilshire was a premium of $4.2 million and the adjustment to fair value of the subordinated debt assumed from Wilshire was a discount of $5.3 million. In accordance with GAAP, subsequent to the effective date, BBCN will record amortization and accretion to the face amount in interest expense over the remaining term of the debt.

E.	The fair values of loans held for sale, servicing assets, other real estate owned, and deposits are assumed to approximate Wilshire’s historical carrying values at March 31, 2016 which are subject to change when the analysis is complete.

F.	The adjustments for amortization related to FHLB borrowing and accretion related to the subordinated debt assumed, for the three months ended March 31, 2016, were estimated to be $118 thousand and $79 thousand, respectively. For the twelve months ended December 31, 2015, amortization related to FHLB borrowing and accretion related to subordinated debt were estimated to be $472 thousand and $315 thousand, respectively. The amortization for the FHLB borrowing was calculated using the straight-line method assuming an average maturity date of five years. The accretion of the subordinated debt was calculated using straight-line method assuming an average maturity date of 20 years.

G.	Adjustment to record incremental direct costs associated with the merger included accountant, attorney, and financial advisor fees. These incremental direct costs, which reduced equity of $16.1 million related to the merger, are expected to be incurred by BBCN and Wilshire. Some of these costs may not be tax deductible. The deductibility of such costs will be determined subsequent to the completion of the merger.

In connection with the merger, the plan to integrate the operations of BBCN and Wilshire is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies, among others. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain furniture and equipment. Costs that may be incurred in relation to these plans and decisions are not reflected in the unaudited condensed combined pro forma financial statements.

H.	Adjustment to deferred tax assets and income tax provision represents the tax effect of the pro forma adjustments using the current statutory tax rate in effect of 35% plus a combined state tax rate net of federal benefit of 7%.

I.

Adjustments to other assets included an increase to core deposits intangibles of $32.4 million and an increase to goodwill of $298.5 million. These adjustments reflected herein were based on current assumptions and valuations and are subject to change. Total core deposits intangibles related to Wilshire is approximately $35.4 million and total goodwill from the transaction is estimated to be $365.9 million. A core deposit intangible arises from a financial institution or a financial institution branch having a deposit base comprised of funds associated with stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits typically are at lower interest rates and can be expected to be retained on a long-term basis. Deposit customer relationships have value due to their favorable interest rates in comparison to market rates for alternative funding sources with expected lives comparable to expected lives of the core deposits. The discounted cash flow method, which will be used to value the asset, is based upon the principle of future benefits; economic value tends to be based on anticipated future benefits as measured by cash flows expected to occur in the future. Based on recently completed transactions, the overall value assigned to the non-time deposits approximated 1.5 percent of the related balances. The additional amortization was based on a straight-line basis over ten years, which approximates $3.2 million for the first year.

J.	Adjustment to non-interest expense was made to exclude the actual costs of $1.2 million and $458 thousand for the three months ended March 31, 2016 incurred by BBCN and Wilshire, respectively, related to the merger and included $810 thousand of amortization of the core deposit intangible for the three months ended March 31, 2016. For the year ended December 31, 2015, adjustments were made to exclude the actual costs of $1.5 million and $994 thousand incurred by BBCN and Wilshire, respectively, related to the merger and included $3.2 million of amortization of the core deposit intangible.

K.	The pro forma combined total shares outstanding are calculated by adding BBCN’s 79.6 million historical shares outstanding at March 31, 2016 and Wilshire’s pro forma equivalent shares, which were calculated by multiplying Wilshire’s 78.8 million historical shares outstanding at March 31, 2016 by the merger exchange ratio of 0.7034.

L.	The pro forma combined basic weighted average shares outstanding are calculated by adding BBCN’s 79.6 million historical basic weighted average shares outstanding for the three months ended March 31, 2016 and the 55.5 million shares issued in connection with merger, which were calculated by multiplying Wilshire’s 78.8 million historical shares outstanding at March 31, 2016 by the merger exchange ratio of 0.7034. The pro forma combined diluted weighted average shares outstanding are calculated by adding BBCN’s 79.6 million historical diluted weighted average shares outstanding for the three months ended March 31, 2016 and 55.6 million diluted shares in connection with the merger, which were calculated by multiplying Wilshire’s 79.0 million historical diluted weighted average shares for the three months ended March 31, 2015 by the merger exchange ratio of 0.7034.

M.	The pro forma combined basic weighted average shares outstanding are calculated by adding BBCN’s 79.5 million historical basic weighted average shares outstanding for the year ended December 31, 2015 and the 55.3 million shares issued in connection with merger, which were calculated by multiplying Wilshire’s 78.6 million historical shares outstanding at December 31, 2015 by the merger exchange ratio of 0.7034. The pro forma combined diluted weighted average shares outstanding are calculated by adding BBCN’s 79.6 million historical diluted weighted average shares outstanding for the year ended December 31, 2015 and 55.4 million diluted shares in connection with the merger, which were calculated by multiplying Wilshire’s 78.8 million historical diluted weighted average shares outstanding at December 31, 2015 by the merger exchange ratio of 0.7034.

For purposes of the unaudited pro forma condensed combined financial statements, all other items in Wilshire’s historical financial statements at March 31, 2016 are assumed to approximate fair value.

DESCRIPTION OF BBCN CAPITAL STOCK

As a result of the merger, Wilshire shareholders will become stockholders of BBCN. Your rights as stockholders of BBCN will be governed by the Delaware General Corporation Law and the certificate of incorporation, as amended, and the amended and restated bylaws, of BBCN. The following description of the material terms of BBCN’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger.

General

BBCN’s authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the record date for the BBCN annual meeting, 79,604,188 shares of BBCN common stock were outstanding. Also as of that date, 19,553 shares of BBCN common stock were reserved for issuance upon the exercise of the warrant held by the U.S. Department of the Treasury in connection with BBCN’s participation in the TARP Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008.

BBCN’s capital stock, both common and preferred, constitutes non-withdrawable capital and is not insured by the Federal Deposit Insurance Corporation. All of the outstanding shares of BBCN common and preferred stock are, and the shares of BBCN common stock issued in connection with the merger will be, fully paid and non-assessable.

Because BBCN is a holding company, the rights of BBCN to participate in any distribution of assets of any subsidiary, including BBCN Bank, upon its liquidation or reorganization or otherwise (and thus the ability of BBCN’s stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that BBCN itself may be a creditor of that subsidiary with recognized claims. Claims on BBCN’s subsidiaries by creditors other than BBCN will include substantial obligations with respect to deposit liabilities and purchased funds.

BBCN Warrant

In June 2012, BBCN redeemed all of the Fixed Rate Cumulative Perpetual Preferred Stock issued under the U.S. Department of the Treasury’s TARP Capital Purchase Program.

BBCN assumed certain warrants (related to the TARP Capital Purchase Plan) to purchase shares of BBCN’s common stock. On May 20, 2015, the U.S. Treasury Department completed an auction to sell certain of its warrant positions, and BBCN submitted the winning bid to repurchase an outstanding warrant to purchase 350,767 shares of BBCN’s common stock. BBCN repurchased this warrant for $1.2 million. As of March 31, 2016, the U.S. Treasury Department held one remaining warrant for the purchase of 19,420 shares of BBCN’s common stock.

BBCN Common Stock

Each share of BBCN common stock has the same relative rights as, and is identical in all respects with, each other share of BBCN common stock.

Voting Rights

Holders of BBCN common stock are entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors, and are not entitled to cumulate their votes for the election of directors.

Dividends

Holders of BBCN common stock may receive dividends when, as and if declared by the BBCN board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled. BBCN’s ability to pay dividends is subject to statutory and regulatory limitations applicable to BBCN or to BBCN Bank.

As a bank holding company, BBCN’s ability to pay dividends is affected by the ability of its subsidiaries to pay dividends to BBCN. BBCN Bank is a California state-chartered bank that is a member bank of the Federal Reserve System and is subject to restrictions under both federal and state laws and regulations which limit its ability to transfer funds to BBCN through cash dividends or through intercompany loans or advances. Under federal law and regulations, BBCN Bank may not, without the approval of the Federal Reserve Board, pay dividends exceeding its net income for its current fiscal year and its two preceding fiscal years, less the sum of dividends paid during such periods and any transfers required by the Federal Reserve Board or required to be made for the retirement of preferred stock. A California state bank may declare a dividend without the approval of the DBO as long as the total dividends declared in a calendar year do not exceed the lesser of the bank’s retained earnings or the total of its net income for the three fiscal years preceding the dividend declaration, less any dividends paid during that period. In addition to these statutory and regulatory limitations, as a matter of general bank regulatory policy the Federal Reserve Board discourages the payment of dividends on common stock by bank holding companies and by banks that are members of the Federal Reserve System in amounts exceeding the paying entity’s net income available to common stockholders for the preceding four fiscal quarters or if the paying entity’s prospective rate of earnings retention is not consistent with its capital needs and current and prospective financial condition.

Liquidation Preference

Holders of BBCN common stock are not entitled to a liquidation preference in respect of those shares. Upon liquidation, dissolution or winding up of BBCN, the holders of BBCN common stock would be entitled to share ratably in all assets remaining after the payment of all liabilities of BBCN and of all preferential amounts to which any preferred stock may be entitled.

Other Matters

The holders of BBCN common stock have no preemptive or other subscription rights. BBCN common stock is not subject to call or redemption.

Restrictions on Ownership of BBCN Common Stock

The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of BBCN’s outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of BBCN’s outstanding common stock, or 5% or more of BBCN’s common stock under certain circumstances, would be subject to regulation as a bank holding company under the Bank Holding Company Act. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of BBCN’s outstanding common stock under the Change in Bank Control Act of 1978. Under the California Financial Code, the approval of the DBO is required for any person to acquire control, directly or indirectly, of a California state bank or its holding company. For this purpose a person is deemed to have acquired control of a bank or holding company if the person, directly or indirectly, has the power to vote 25% or more of the voting power of the bank or holding company or to direct or to cause the direction of the management and policies of the bank or holding company. Further, a person who directly or indirectly owns or controls 10% or more of the outstanding voting stock of a bank or holding company or other company is presumed, subject to final determination by the DBO, to control that bank, holding company or other company.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF BBCN AND WILSHIRE

The rights of Wilshire’s shareholders are currently governed by the California Corporations Code and the Articles of Incorporation, as amended, and Amended and Restated Bylaws of Wilshire. The rights of BBCN’s stockholders are currently governed by the Delaware General Corporation Law and the Certificate of Incorporation, as amended, and Amended and Restated Bylaws of BBCN. If the merger is completed, shareholders of Wilshire will become stockholders of BBCN, and their rights will be governed by the Delaware General Corporation Law, the certificate of incorporation of BBCN and BBCN’s bylaws, as amended in accordance with the merger agreement. Although the Delaware General Corporation Law refers to “stockholders” and “stock” and the California Corporations Code refers to “shareholders” and “shares,” for convenience we refer to all such concepts in this section as “stockholders” and “stock,” in accordance with the Delaware General Corporation Law terminology.

The table below summarizes the material differences between the rights of Wilshire’s stockholders and those of BBCN’s stockholders pursuant to the California Corporations Code, the Delaware General Corporation Law and their respective constitutive documents as they are currently in effect. While BBCN and Wilshire believe that the summary table includes the material differences between the rights of their respective stockholders prior to the merger, this summary does not include a complete description of all the differences between the rights of BBCN’s stockholders and those of Wilshire’s stockholders, nor does it include a complete description of the specific rights of the respective stockholders discussed. The inclusion of differences in the rights of these stockholders in the table is not intended to indicate that all of such differences should necessarily be considered material by you or that other differences that you may consider equally important do not exist.

You are urged to read carefully the relevant provisions of the California Corporations Code and the Delaware General Corporation Law, as well as the BBCN’s and Wilshire’s governing documents. Copies of BBCN’s and Wilshire’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find Additional Information” on page 218.

Authorized Capital Stock

BBCN	Wilshire
The authorized capital stock of BBCN consists of 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. BBCN’s certificate of incorporation authorizes the board of directors, without stockholder approval, to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of preferred stock, except that no series of preferred stock shall contain voting rights that entitle the holders to more than one vote per share of preferred stock (except for convertible preferred stock).	The authorized capital stock of Wilshire consists of 200,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, with $1,000 par value. Wilshire’s articles of incorporation authorizes the board of directors, without stockholder approval, to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of preferred stock.

Number and Classes of Board of Directors

BBCN	Wilshire
The board of directors of BBCN will have nine members following the BBCN annual meeting and 16 members upon consummation of the merger. The bylaws of BBCN provide that the number of directors may be no less than five and no more than 25, with the exact number to be fixed by resolution of the board of directors. The board of directors of BBCN is not divided into classes having different terms of office.	The size of the board of directors of Wilshire is set at nine members. The bylaws of Wilshire provide that the number of directors may be no less than eight and no more than 15, with the exact number of directors to be fixed by a bylaw or amendment or by resolution of the board of directors or stockholders. The board of directors of Wilshire is divided into three classes having staggered three-year terms of office.

Cumulative Voting

BBCN	Wilshire
The Delaware General Corporation Law provides that a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in the election of directions. BBCN’s certificate of incorporation does not provide for cumulative voting by stockholders in the election of directors.	The California Corporations Code generally requires that cumulative voting be available to stockholders in the election of directions, with certain exceptions. Wilshire’s articles of incorporation provide for the elimination of cumulative voting by stockholders in the election of directors.

Removal of Directors

BBCN	Wilshire
The certificate of incorporation and the bylaws of BBCN do not provide specific provisions for removal of directors. The Delaware General Corporation Law provides that, any or all directors may be removed from office at any time, with or without cause, by the holders of at least a majority of shares then entitled to vote in the election of directors.	The bylaws of Wilshire provide that any or all of the directors may be removed, with or without cause, if such removal is approved by holders of a majority of the outstanding shares entitled to vote; provided, however, that (1) if the articles of incorporation provide for cumulative voting, no director may be removed if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected, and (2) if the Articles of Incorporation provide for a classified board of directors under Section 301.5 of the California Corporations Code, no director may be removed if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of stockholders or, if greater, the number of directors for whom removal is being sought, were then being elected.

Vacancies on the Board of Directors

BBCN	Wilshire
BBCN’s bylaws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. Except in vacancies and newly created directorships resulting from an increase in the authorized number of directors, directors are elected by a plurality of votes cast at an annual meeting of stockholders.	Wilshire’s bylaws provide that, except for a vacancy created by the removal of a director, vacancies on the board of directors may be filled by appointment by the board of directors. If the number of directors then in office is less than a quorum, vacancies may be filled by the unanimous written consent of the directors then in office, the affirmative vote of a majority of directors at a special meeting or a sole remaining director. A vacancy created by the removal of a director may be filled only by stockholders, except that a vacancy created by the board of directors declaring an office of a director vacant because a director has been convicted of a felony or declared of unsound mind by an order of court may be filled by the board of directors.

Amendment of Articles or Certificate of Incorporation

BBCN	Wilshire
BBCN’s certificate of incorporation may be amended by approval of the board of directors and the majority of outstanding stock entitled to vote.	Wilshire’s articles of incorporation may be amended if approved by the board of directors and if approved by the outstanding stock entitled to vote, either before or after the approval by the board of directors. Notwithstanding the foregoing, the affirmative vote of the holders of at least 66 2/3% or more of the outstanding stock of Wilshire is required to amend, repeal or adopt any provision inconsistent with Article VI (Business Combinations) and Article VIII (Election of Directors) of Wilshire’s articles of incorporation.

Amendment of Bylaws

BBCN	Wilshire
The Delaware General Corporation Law provides that stockholders have the power to amend the bylaws of a corporation unless the certificate of incorporation grants such power to the board of directors, in which case either the stockholders or the board of directors may amend the bylaws. BBCN’s certificate of incorporation grants power to amend bylaws to the board of directors.	Wilshire’s bylaws provide that the bylaws may be amended by the stockholders or the board of directors. Notwithstanding the foregoing, the affirmative vote of the holders of at least 66 2/3% or more of the outstanding stock of Wilshire is required to amend, repeal or adopt any provision inconsistent with Sections 1.2 (Advance Notice of Nomination of Directors), 2.1 (Powers; Number; Qualifications) and 7.5 (Indemnification) of Wilshire’s bylaws.

Meetings of Stockholders

BBCN	Wilshire
BBCN’s bylaws provide that an annual meeting of stockholders is to be held on a date, time and place determined by the board of directors. Special meetings of stockholders may be called by resolution adopted by a majority of the board of directors or by written request of stockholders owning in the aggregate 10% or more of BBCN’s outstanding common stock.	Wilshire’s bylaws provide that an annual meeting of stockholders is to be held on a date and time determined by the board of directors. Special meetings of stockholders may be called at any time by the Chairman of the Board, the chief executive officer, the board of directors or stockholders holding in the aggregate 10% or more of the outstanding shares entitled to vote.

Notice of Stockholder Proposals and Director Nominations

BBCN	Wilshire
BBCN’s bylaws provide that in order for stockholders to make a proposal for action or nominate a director, notice by such stockholder must be received by BBCN not less than 100 days, nor more than 120 days, prior to the first anniversary of the immediately preceding annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be received by BBCN not later than the close of business on the tenth day following the day on which notice or public announcement of the date of the meeting is first given by BBCN.	Wilshire’s bylaws provide that in order for stockholders to nominate a director, notice by such stockholder must be received by Wilshire not less than 60 nor more than 90 days in advance of the date of the meeting. In the event that the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, notice by the stockholder must be received by Wilshire not later than ten days after the public announcement or disclosure.

Payment of Dividends

BBCN	Wilshire
The Delaware General Corporation Law permits the payment of dividends to stockholders only out of surplus (as defined in the Delaware General Corporation Law) or, if there is no such surplus, net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year; provided, however that dividends may not be paid out of net profits if, after the payment of such dividend, BBCN’s capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of BBCN’s assets.	The California Corporations Code permits the payment of dividends to stockholders so long as it would not cause Wilshire to likely become unable to meet its liabilities and if (1) Wilshire’s retained earnings immediately prior to the distribution equals at least the sum of the proposed dividend plus the amount of cumulative dividends in arrears on any series of preferred stock that is senior in dividend preference to the class or series to which the applicable dividend is being made, or (2) immediately after giving effect to the dividend, the value of Wilshire’s assets equals or exceeds the sum of its liabilities and the amount of preferential rights upon dissolution, including accrued but unpaid dividends, of stockholders with rights upon dissolution superior to those of stockholders receiving the dividends.

Appraisal and Dissenters’ Rights

BBCN	Wilshire
Under the Delaware General Corporation Law, stockholders generally have appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. Under the Delaware General Corporation Law, however, no dissenters’ rights are available for stock, such as BBCN’s, listed on the Nasdaq Global Select Market, except where the stockholder is required to accept for the stock anything other than: (a) stock listed on a national securities exchange or held of record by more than 2,000 holders; (b) stock of the surviving corporation; (c) cash in lieu of fractional shares; or (c) any combination of foregoing clauses (a), (b) and (c).

Under the California Corporations Code, stockholders generally have appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements.

Under the California Corporations Code, however, no dissenters’ rights are available for stock, such as Wilshire’s, listed on Nasdaq Global Select Market, (i) except where there exists any restriction on transfer imposed by Wilshire or by any law or regulation or (ii) except where the stockholder is required to accept for the stock anything other than: (a) stock of any other corporation, which shares of stock are listed on any national securities exchange; (b) cash in lieu of fractional shares; or (c) any combination of foregoing clauses (a) and (b).

Indemnification and Liability Exculpation of Directors and Officers

BBCN	Wilshire
BBCN’s certificate of incorporation provides for indemnification of current and former directors and officers to the fullest extent permitted under the Delaware General Corporation Law. BBCN’s certificate of incorporation provides that a director of BBCN will not be liable to BBCN or its stockholders for monetary damages for breach of fiduciary duty as a director.	Wilshire’s articles of incorporation authorize Wilshire to provide indemnification of directors and officers in excess of the indemnification provided under the California Corporations Code, subject to certain exceptions. Wilshire’s articles of incorporation provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law.

Anti-Takeover Statutes

BBCN	Wilshire
BBCN is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder, unless certain conditions under the Delaware General Corporation Law are satisfied.	The California Corporations Code does not provide for any specific anti-takeover provisions.

OTHER PROPOSALS TO BE CONSIDERED AT THE BBCN ANNUAL MEETING

Unless otherwise indicated or the context otherwise requires, references to “we,” “our,” “us” or the “Company” in the following sections of this joint proxy statement/prospectus that relate to the other proposals to be considered at the BBCN annual meeting are to BBCN Bancorp, Inc., including its subsidiary, BBCN Bank.

BBCN PROPOSAL 2: APPROVAL OF BBCN’S NAME CHANGE AMENDMENT

As discussed in this joint proxy statement/prospectus, BBCN is asking its stockholders to approve BBCN’s name change amendment. BBCN will file the amendment to its certificate of incorporation in the form attached as Annex E to this joint proxy statement/prospectus in the State of Delaware in order to effect the name change immediately prior to or concurrently with the merger. For a summary of and detailed information regarding this proposal, see information about the merger and merger agreement elsewhere in this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” beginning on page 42 and “The Merger Agreement” beginning on page 95. You are urged to read carefully this joint proxy statement/prospectus and the entire amendment to BBCN’s certificate of incorporation included as Annex E in their entirety before voting on this proposal.

Pursuant to the merger agreement, approval of BBCN’s name change amendment is a condition to the closing of the merger. If this proposal is not approved, the merger will not be completed.

The affirmative vote of a majority of the shares of BBCN common stock outstanding on the record date will be required to amend BBCN’s certificate of incorporation to change BBCN’s name.

The BBCN Board of Directors Recommends That BBCN Stockholders Vote “FOR” the Proposal to Approve BBCN’s Name Change Amendment.

BBCN PROPOSAL 3: ISSUANCE OF BBCN COMMON STOCK

As discussed in this joint proxy statement/prospectus, BBCN is asking its stockholders to approve the proposal to issue shares of BBCN common stock to the Wilshire shareholders in connection with the merger. For a summary of and detailed information regarding this proposal, see the information about the merger, the merger agreement and the issuance of shares of BBCN common stock in connection the merger elsewhere in this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” beginning on page 42 and “The Merger Agreement” beginning on page 95. You are urged to read carefully this joint proxy solicitation statement/prospectus and the merger agreement included as Annex A in their entirety before voting on this proposal.

Nasdaq rules require stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction. As of February 22, 2016, BBCN had 79,566,356 shares of common stock outstanding, and it is currently estimated that BBCN will issue or reserve for issuance approximately 55,921,620 shares of common stock of the combined company in connection with the merger.

Pursuant to the merger agreement, approval of the proposal to issue shares of BBCN common stock pursuant to the merger agreement is a condition to the closing of the merger. If this proposal is not approved, the merger will not be completed.

The affirmative vote of a majority of the shares of BBCN common stock represented at the BBCN annual meeting and entitled to vote will be required to approve the issuance of BBCN common stock in connection with the merger of Wilshire with and into BBCN.

The BBCN Board Of Directors Recommends That BBCN Stockholders Vote “FOR” the Proposal to Approve the Issuance of BBCN Common Stock in Connection with the Merger.

BBCN PROPOSAL 4: ELECTION OF DIRECTORS

BBCN’s Certificate of Incorporation and Bylaws provide that the number of directors may be no less than five and no more than twenty-five, with the exact number to be fixed by resolution of the board of directors or stockholders. Currently the board of directors has eleven members, and pursuant to a resolution passed by the board of directors, the board of directors will be reduced to nine members concurrent with the BBCN annual meeting. Directors are to be elected each year at the annual meeting of stockholders. The BBCN board of directors will submit to the stockholders for their vote at the BBCN annual meeting a slate of directors comprised of nine nominees to serve until the close of the merger described in Proposal 1 above or, if the merger is not completed until the next annual meeting of stockholders and until their successors are elected and have been qualified. If the merger is consummated, the nine nominees of the BBCN board of directors, together with the seven nominees of the Wilshire board of directors, will be appointed to serve on the surviving corporation’s board of directors immediately upon effectiveness of the merger. See “The Merger—Board of Directors and Management Following the Merger” beginning on page 85.

BBCN’s director nominees are:

Jinho Doo	Chung Hyun Lee	Gary E. Peterson

Jin Chul Jhung	William J. Lewis	Scott Yoon-Suk Whang

Kevin S. Kim	David P. Malone	Dale S. Zuehls

The BBCN nominees for director consist of all of the directors of BBCN who were previously elected by the stockholders at the 2015 annual meeting of stockholders, other than former directors Kiho Choi and C.K. (Chuck) Hong, each of whom resigned from the BBCN board of directors, effective as of January 21, 2016, and directors Sang Hoon Kim and Peter Y.S. Kim, who will be retiring from the board of directors concurrent with the BBCN annual meeting.

Each nominee has agreed to serve if elected and the board of directors has no reason to believe that any nominee will become unavailable to serve as a director. The proxy holders named on the proxy card will vote all proxies for the election of the nine nominees listed above unless authority to vote for the election of any of the directors is specifically withheld. If any of the nominees should become unable to serve as a director, the proxies solicited hereby may be voted for a substitute nominee designated by the board of directors. The nine nominees receiving the highest number of affirmative votes of the shares entitled to be voted at the BBCN annual meeting for the election of directors shall be elected as directors. Abstentions and votes cast against nominees will have no effect on the election of directors.

It is the Company’s policy to encourage its directors and nominees for election as directors to attend the annual meeting. All of the nominees who were elected by the stockholders at the 2015 annual meeting of stockholders attended our 2015 annual meeting of stockholders with the exception of Peter Y.S. Kim.

We believe that each nominee has skills, experience and personal qualities which we seek in our directors and that the combination of these nominees creates an effective, engaged and well-functioning board of directors that serves us and our stockholders well.

The BBCN Board of Directors Recommends That BBCN Stockholders Vote “FOR” All Nominees.

Director Nomination Process

As specified in its charter, the Nomination and Governance Committee is appointed by the board of directors of the Company to assist the board of directors in identifying qualified individuals to become members of the board of directors, consistent with criteria approved by the board of directors, and to recommend to the board of directors the director nominees for the annual meetings of stockholders. The Nomination and

Governance Committee will utilize the same standards for evaluating director candidates recommended by stockholders as it does for candidates proposed by the board of directors or members thereof.

The Nomination and Governance Committee considers many factors in nominating individuals to serve on the board of directors, including the following:

•	diversity of professional disciplines and backgrounds;

•	experience in business, finance and/or administration;

•	familiarity with national and international business matters;

•	familiarity and experience with the commercial banking industry;

•	personal prominence and reputation, and the ability to enhance the reputation of the Bank;

•	time available to devote to the work of the board of directors and one or more of its committees;

•	specific qualifications that complement and enhance the overall core competencies of the board of directors and/or the specific committees to which they may be assigned;

•	activities and associations of each candidate to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on the board of directors;

•	interests of the stockholders as a whole;

•	independence determination;

•	the age of a nominee; and

•	the extent to which a nominee may add diversity to the board of directors.

The Company’s Corporate Governance Guidelines require all directors who are age seventy-five or older at the time of an annual meeting to retire.

Nominations, other than those made by or at the direction of the board of directors or by the Nomination and Governance Committee, may only be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received at the principal executive offices of the Company (i) in the case of an annual meeting of the stockholders, not less than 100 days, nor more than 120 days, prior to the anniversary of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the annual meeting of stockholders was first given or made by the Company, and (ii) in the case of a special meeting of the stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the special meeting was first given or made by the Company.

A stockholder’s written nomination notice to the Secretary of the Company must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14(a) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a stockholder shall be eligible for election as a director of the Company unless nominated in accordance with the procedures for the same, which are set forth in full in the

Company’s bylaws. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the applicable procedures, and, if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded.

Director Nominee Qualifications and Experience

Our board of directors believes that the following nine nominees provide our Company with the combined skills, experience and personal qualities needed for an effective, engaged and well-functioning board of directors.

The following is a brief description of our current directors that have been nominated by the board of directors to stand for reelection as a director at the BBCN annual meeting. The age indicated in each nominee’s biography is as of February 29, 2016. The Company knows of no arrangements, including any pledge by any person of the Company’s securities, the operation of which may, at a subsequent date, result in a change in control of the Company. There are no arrangements or understandings by which any of the directors or nominees for director of the Company were selected. There is no family relationship between any of the directors, nominees or executive officers.

Jinho Doo, age 60, has served as a director of BBCN Bancorp and BBCN Bank since October 29, 2014. He is currently Chief Executive Officer of New York City-based Key Capital Management, LLC, where he manages a hedge fund. From 2007 to 2012, Mr. Doo was Chief Executive Officer of JSD Investment Advisory Services, LLC, based in Los Angeles, during which time he provided investment advisory services to Korean-American community banks and foreign exchange consulting services to financial institutions. Previously, Mr. Doo was a Managing Director at DaeYu Investment Management Co, LTD, in Seoul, Korea and served as Director, Head of Korean Desk, Bonds Division at BZW Asia Hong Kong, an affiliate of Barclays Capital, in Hong Kong. Mr. Doo began his professional career in 1982 as a foreign exchange trader at Standard Chartered Bank, Seoul Branch, and in 1988 joined Los Angeles-based Hanmi Bank, from which he retired in 1996 as Vice President and Manager of the Investment and Accounting department. Mr. Doo earned his B.A. in Portuguese with a minor in Economics from Hankuk University of Foreign Studies in Seoul, Korea and his M.S. in Finance from Texas A&M University in College Station, Texas.

Director Qualification Highlights	Committee Membership
• Capital markets knowledge and experience • Financial statement expertise • Asset liability management	• Audit Committee (financial expert) • Asset/Liability Committee • Strategic & Business Planning Committee

Jin Chul Jhung, age 72, has served as a director of BBCN Bancorp and BBCN Bank since 2011. Mr. Jhung served as a director of Center Bank for 13 years and of Center Financial Corporation since its formation in 2000 until the merger of equals with Nara Bancorp, Inc. and Nara Bank. Mr. Jhung served as Chairman of the Board of Center Financial Corporation and Center Bank from 2009 to 2010. He has owned and operated Royal Imex, Inc., an import and wholesale business in the United States for more than 34 years. Mr. Jhung also serves as Chairman or Director of various Korean-American community organizations including as President of the Overseas Korean Traders Association, Chairman of the first and fifth World Korean Business Conventions, and as Director of the Centennial Committee of Korean Immigration to the United States. He has received numerous awards and commendations from many civic and governmental agencies such as the Export Industry Official Commendation from the Korea Industry and Commerce Minister. On December 8, 2010, Mr. Jhung was presented with a presidential merit award by the Korean government. Mr. Jhung received a B.S. degree in Business Administration from Korea University in Seoul, Korea, as well as an Honorary Ph.D. degree from Dongseo University in Busan, Korea.

Director Qualification Highlights	Committee Membership
• Knowledge of import and wholesale businesses • Deep understanding of core commercial banking customer needs • Community knowledge and relations	• Board Risk & Compliance Committee • Director Loan Committee • Strategic & Business Planning Committee

Kevin S. Kim, age 58, is Chairman, President and Chief Executive Officer of BBCN Bancorp and President and Chief Executive Officer of BBCN Bank. He has been President and Chief Executive Officer of BBCN Bancorp since March 2013 and of BBCN Bank since April 2014. He has been Chairman of the Board of BBCN Bancorp since May 2012 and served as Chairman of the Board of BBCN Bank from December 2011 through June 2014. Formerly a director of Center Financial Corporation and Center Bank from 2008 until the merger of equals with Nara Bancorp, Inc. and Nara Bank completed on November 30, 2011, Mr. Kim was the lead negotiator from Center resulting in the creation of BBCN. Prior to joining BBCN as the President and Chief Executive Officer, Mr. Kim practiced law for 18 years, focusing on corporate and business transactions, tax planning, and real estate transactions. Mr. Kim began his professional career as a Certified Public Accountant working for approximately 10 years at Arthur Andersen LLP and KPMG LLP. Mr. Kim serves on the board of directors of United Way of Greater Los Angeles. He received a B.A. degree with a major in English and a minor in International Trade from Hankuk University of Foreign Studies in Seoul, Korea, an M.B.A. degree from the Anderson School of Management, the University of California, Los Angeles, and a J.D. degree from Loyola Law School in California. Mr. Kim is a graduate of the ABA Stonier Graduate School of Banking, University of Pennsylvania, and earned the Wharton Leadership Certificate from The Wharton School Aresty Institute of Executive Education.

Director Qualification Highlights	Committee Membership
• Legal and public accounting background and expertise • Leadership of BBCN Bank • Community knowledge and relations	• Executive Committee • Strategic & Business Planning Committee

Chung Hyun Lee, age 74, has been a member of the BBCN Bancorp and BBCN Bank boards since 2011. He was one of the founding directors of Center Bank and Center Financial Corporation and continuously served as a director of Center Bank for 26 years and of Center Financial Corporation for 11 years, until the merger of equals with Nara Bancorp, Inc. and Nara Bank. He owned and operated cosmetics importing businesses in the United States for 35 years and retired from his position as President of NuArt International, Inc. in October 2010. He received a B.S. degree in Industrial Engineering from Hanyang University in Seoul, Korea, as well as a Masters in Industrial Engineering from the University of Southern California. Mr. Lee is active in the broader Korean-American community in Southern California and currently serves as a Director of the Overseas Korean Trade Association as well as a Director of the Korean Chamber of Commerce in Los Angeles. He also has served in the past as Vice Chairman of the Korean Chamber of Commerce in Los Angeles, President of the South Bay Lions Club, Chairman of the Korean American Inter-Cultural Foundation, and Director of the Korean Federation of Los Angeles.

Director Qualification Highlights	Committee Membership
• Extensive experience leading international businesses • Strategic planning and operations • Community knowledge and relations	• Director Loan Committee, Chair • Board Risk & Compliance Committee • Asset/Liability Committee

William J. Lewis, age 72, has served as a director of BBCN Bancorp and BBCN Bank since September 15, 2014. He most recently served as Executive Vice President and Chief Credit Officer of Pasadena-based East West Bank, during which period the bank grew from approximately $3 billion to approximately $24 billion. Prior to joining East West Bank, he served as Executive Vice President and Chief Credit Officer at PriVest Bank, based in Costa Mesa, California, from 1998 until it was acquired by American Security Bank in 2002. From 1994 to 1998, he served in the same capacity at Eldorado Bank based in Tustin, California. Previously, Mr. Lewis was Senior Vice President and Chief Credit Officer for Los Angeles based Sanwa Bank. He began his banking career in 1969 at First Interstate Bank in Los Angeles where he held various branch and credit management positions during his 13-year tenure with the bank. Mr. Lewis earned his B.B.A. in Industrial Administration from the University of New Mexico and his M.B.A. from Golden Gate University. He also completed the Executive Leadership Program at USC Marshall School of Business.

Director Qualification Highlights	Committee Membership
• Leadership experience at publicly held, growth oriented financial institutions • Extensive banking and operational experience • Credit management background	• Asset/Liability Committee, Chair • Director Loan Committee • Board Risk & Compliance Committee • Audit Committee

David P. Malone, age 65, has been a director of BBCN Bancorp and BBCN Bank since May 20, 2014 and was appointed Chairman of the Board of the Bank effective June 26, 2014. Prior to joining the board of directors, Mr. Malone completed a 15-year tenure at Community Bank in Pasadena, California, where he served as Chairman in 2013, President and Chief Executive Officer from 2008 to 2013, and Chief Operating Officer and Chief Financial Officer from 1998 to 2008. Under Mr. Malone’s leadership, Community Bank grew into one of the leading financial institutions in Southern California, with more than $3 billion in assets and 17 offices across five counties. While at Community Bank, Mr. Malone was responsible for transforming the company into a relationship-oriented community bank, developing a high performing sales culture, introducing new business lines, and expanding the bank’s geographical footprint. Mr. Malone’s efforts helped Community Bank achieve consistent profitability throughout the last recession, generate five consecutive years of balance sheet growth and post record profitability in his last two years as President and Chief Executive Officer. During his professional career, Mr. Malone also served as Executive Vice President and Chief Financial Officer for both Metrobank and Merchant Bank of California. He began his professional career as a Certified Public Accountant with Arthur Andersen, where he later served as a Senior Manager, providing strategic and operational consulting services to financial institutions in the Western United States. Mr. Malone earned a B.S. degree in Accounting from California State University, Northridge.

Director Qualification Highlights	Committee Membership
• Leadership experience at growth oriented financial institutions • Extensive banking and operational experience • Financial statement expertise	• Board Risk & Compliance Committee, Chair • Nomination & Governance Committee • Human Resource & Compensation Committee • Asset/Liability Committee • Audit Committee • Executive Committee; Chair

Gary E. Peterson, age 62, has served as a director of BBCN Bancorp and BBCN Bank since October 29, 2014. He is founder of IMAG Consulting Services LLC, a consulting and advisory firm specializing in regulatory compliance, as well as anti-money laundering (“AML”), Bank Secrecy Act (“BSA”) and wholesale and retail banking compliance, and a frequent industry speaker related to these topics. With more than three decades of experience providing counsel and oversight to U.S.-based and global financial institutions, Mr. Peterson was recruited in 2010 by HSBC North America to head up a major expansion and remediation of the company’s anti-money laundering efforts and subsequently appointed as Senior Executive Vice President and Chief Compliance Officer in 2012, responsible for managing the activities of AML, general banking compliance and securities compliance staff in the U.S. He returned in early 2014 as President of IMAG Consulting Services LLC. Mr. Peterson also advises on strategic planning initiatives relating to the compliance, technology and risk aspects of acquisitions, mergers and new product and service launches. Prior to forming IMAG Consulting Services LLC, Mr. Peterson was Senior Vice President, Chief of Staff, General Counsel and Head of Compliance of Midland Bank PLC from 1985-1992 and was responsible for legal, regulatory and compliance oversight over retail, corporate and commercial banking, treasury and capital markets, wealth management services, securities, asset management and investment banking businesses. Upon HSBC’s acquisition of Midland, he became Regional Compliance Director, Western Hemisphere, and Secretary of its U.S. bank holding company. Mr. Peterson began his professional career as an associate at the law firm of Fellner and Rovins in New York City. He is a summa cum laude graduate of Lehigh University in Bethlehem, Pennsylvania, and earned his J.D. from the School of Law of Case Western Reserve University in Cleveland, Ohio. Mr. Peterson is a member of the New York State bar.

Director Qualification Highlights	Committee Membership
• Recent operational banking experience • Extensive risk and compliance background, including BSA and AML • Knowledge of regulatory environment	• Board Risk & Compliance Committee, Chair • Audit Committee • Strategic & Business Planning Committee

Scott Yoon-Suk Whang, age 70, has been a director of BBCN Bancorp and BBCN Bank since 2007. Mr. Whang previously served in the capacities of Vice-Chairman of BBCN Bancorp from May 2012 through June 2014, and Lead Independent Director of BBCN Bancorp and BBCN Bank from March 2013 to June 2014. Mr. Whang was the lead negotiator from Nara resulting in the creation of BBCN upon the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation. He is a goal-oriented entrepreneur who has started three successful companies over the past 20 years. Mr. Whang currently serves as President and CEO of Orange Circle Studios, a company he founded in 2008. In 1985, he founded Codra Enterprises, a provider of new product development and manufacturing outsourcing services to the gift and stationery industry, and served as its Chairman until December 2007. In 1990, Mr. Whang also founded Avalanche Publishing, Inc., one of the leading publishers of various gift and stationery products serving large national retailers, as well as office chains and specialty gift stores, and served as the CEO until he negotiated the sale of the company in 2006. Previously, Mr. Whang held various management positions with Daewoo Corporation, where he began his career in the early 1970s until he resigned from the position as President of the western division of Daewoo International (USA) in 1985. In 2006, Mr. Whang was chosen as entrepreneur of the year by the Korean American Chamber of Commerce in recognition of his success in the mainstream publishing industry and as an exemplary minority entrepreneur. Mr. Whang graduated from the College of Business Administration at Seoul National University with a B.A. degree in International Economy.

Director Qualification Highlights	Committee Membership
• Extensive entrepreneurial and M&A experience • Strategic planning, management and operations experience • Community knowledge and relations	• Human Resource & Compensation Committee, Chair • Nomination & Governance Committee • Strategic & Business Planning Committee • Executive Committee

Dale S. Zuehls, age 65, was appointed to the boards of directors of BBCN Bancorp and BBCN Bank effective March 20, 2014. A principal of specialty accounting and consulting firm Zuehls, Legaspi & Company, Dr. Zuehls has more than 40 years of experience in the areas of complex auditing, accounting, forensic accounting, complex tax issues, performance measurement and related consulting matters. In addition to being a Certified Public Accountant, Dr. Zuehls has a Ph.D. in accounting and holds a law degree. He is also Certified in Financial Forensics and Accredited in Business Valuations by the American Institute of Certified Public Accountants, and is a member of the American Certified Fraud Examiners. Previously, Dr. Zuehls held various leadership positions at KPMG and Arthur Andersen & Co., two of the largest public accounting firms. A recognized expert in complex accounting matters, Dr. Zuehls has taught in Ph.D. and Masters’ programs at Southern California-based universities and has held seminars on various accounting and tax issues. He serves on the Audit Committee of the largest research foundation at California State University, Los Angeles. Dr. Zuehls earned his B.S. degree in accounting at California State University, Los Angeles, his M.A. and Ph.D. degrees from Stafford University in England, and his J.D. degree from Southwestern University School of Law, Los Angeles.

Director Qualification Highlights	Committee Membership
• Extensive audit, accounting, performance measurement and legal experience • Financial statement expertise • Risk management and corporate governance e knowledge and experience	• Audit Committee, Chair (financial expert) • Human Resource & Compensation Committee • Nomination & Governance Committee • Strategic & Business Planning Committee • Executive Committee

Corporate Governance

In performing its role, our board of directors is guided by our Corporate Governance Guidelines, which establish a framework for the governance of our board of directors and the management of the Company. We believe that sound and prudent corporate governance is essential to the integrity of our Company. Our board of directors oversees the Company’s corporate governance and takes seriously its responsibility to promote the best interests of our stockholders, employees, customers and the communities that we serve. Good corporate governance is the basis for our decision-making and control processes and enhances the relationships we have with all of our stakeholders.

The Corporate Governance Guidelines were adopted by our board of directors and reflect regulatory requirements and broadly recognized best governance practices, including the Nasdaq Stock Market corporate governance continued listing standards. The Corporate Governance Guidelines are reviewed regularly and updated as appropriate, but at a minimum on an annual basis. The full text of the Corporate Governance Guidelines can be found on our website at www.BBCNbank.com, in the Corporate Governance section under the About menu. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

In addition, the Company has adopted a Director Code of Ethics and Business Conduct that applies to all directors, as well as Code of Ethics and Business Conduct which applies to all officers and employees, both of which are in the Corporate Governance section of our website. If the Company makes any substantive amendments to the director or employee versions of the Code of Ethics and Business Conduct or grants waiver from a material provision of the Code of Ethics and Business Conduct to any director or executive officer, it is the Company’s policy to promptly disclose the nature of the amendment or waiver.

Board Leadership Structure

Our board of directors is committed to having a sound governance structure that promotes the best interest of all Company stockholders. Our leadership structure includes the following principles:

•	Yearly Elections. We believe that yearly elections hold the directors accountable to our stockholders, as each director is subject to re-nomination and re-election each year.

•	Independent Oversight. All of our directors are independent, except for Kevin S. Kim, Chairman, President and Chief Executive Officer of the Company. Our board of directors has affirmatively determined that the other 10 directors are independent under SEC and Nasdaq Stock Market corporate governance rules, as applicable.

•	Chairman of the Board. The Chairman of the Board is appointed annually by our board of directors. Kevin S. Kim has served in the capacity of Chairman since May 31, 2012 and his responsibilities include, among others, presiding at and calling board and stockholder meetings and preparing meeting schedules, agendas and materials in collaboration with the Lead Independent Director.

•	Lead Independent Director. In the case where the Chairman of the Board is not deemed to be independent, we believe an independent director should be designated to serve in a lead capacity as a liaison between the independent directors and the Chairman. Dale S. Zuehls was appointed Lead Independent Director effective June 26, 2014 and his responsibilities include, among others, coordinating the evaluation process of and providing feedback to the Chairman related to his performance, in collaboration with the Chair of the Human Resources and Compensation Committee, and presiding over executive sessions of independent directors, which are held regularly after each scheduled in-person board meeting.

We believe our board structure serves the interests of the stockholders by balancing the practicalities of running the Company with the need for director accountability.

Board Independence

The Nasdaq Stock Market listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our legal counsel to ensure that our board of directors’ determinations of independence are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq Stock Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management the Company’s independent registered accounting firm, BDO, our board of directors affirmatively has determined that all of our directors, other than Kevin S. Kim, our Chairman, President and Chief Executive Officer, are independent directors within the meaning of the applicable Nasdaq Stock Market listing standards and SEC rules and regulations. See “Board Leadership Structure” above.

Board Diversity

Our board of directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Nomination and Governance Committee Charter, however, requires the Nomination and Governance Committee to review the qualifications of candidates to our board of directors. This assessment includes the consideration of the following factors, among others:

•	Personal and professional ethics and integrity, including personal prominence and reputation, and ability to enhance the reputation of the Company;

•	Diversity among the existing board members, specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry;

•	Financial acumen, including whether the candidate, through education or experience, has an understanding of financial statement matters and the preparation and analysis of financial statements;

•	Professional and personal accomplishments, including involvement in civic and charitable activities;

•	Educational background; and

•	Whether the candidate has expressed a willingness to devote sufficient time to carrying out his duties and responsibilities effectively and is committed to service on the board of directors.

As currently comprised, our board of directors is a group of individuals who are drawn from various market sectors and industry groups with a presence in the Company’s markets, as well as a wealth of banking experience. Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current board representation provides backgrounds in accounting, auditing, banking, Internet marketing, retail and wholesale, printing, transportation/trucking, international trade and IT solutions. The expertise of these individuals covers accounting, audit and financial reporting, corporate management, strategic planning, business acquisitions, bank risk and compliance, enterprise risk management, IT operations, corporate governance, credit review and administration, marketing, international operations, and retail and small business operations. The Nomination and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, provide a significant composite mix of experience, knowledge and abilities, as discussed above, which will allow our board of directors to fulfill its responsibilities and fiduciary duties. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis.

Committees of the Board

The Company’s board of directors has four standing committees, including the Audit Committee, Nomination and Governance Committee, Human Resources and Compensation Committee and Asset/Liability Committee.

During 2015, there were 9 regular and 3 special meetings of the Company board of directors. All of the current directors attended at least 75% of the aggregate total number of meetings of our board of directors and the committees on which they served during their periods of service in 2015, with the exception of Peter Y.S. Kim.

Audit Committee

The Audit Committee is appointed by our board of directors to assist our board of directors in overseeing the Company’s accounting and reporting practices, audits of financial statements, and to assist our board of directors in monitoring the integrity of the Company’s financial statements, compliance with legal and regulatory related audit and accounting matters, including the Sarbanes-Oxley Act of 2002, qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and independent auditors. The Audit Committee operates under a charter adopted by our board of directors a copy of which can be found in the Corporate Governance section of our website at www.BBCNbank.com. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

The current members of the Audit Committee include directors Dale S. Zuehls (Chair), Jinho Doo and Gary E. Peterson. Each of the members of the Audit Committee is “independent” as defined by our policy, the listing standards for the Nasdaq Stock Market and SEC Rule 10a-3. Our board of directors has determined that Dale S. Zuehls and Jinho Doo each satisfy the requirements established by the SEC for qualification as an “audit committee financial expert.” The Audit Committee held sixteen meetings in 2015.

Nomination and Governance Committee

The Nomination and Governance Committee is appointed by our board of directors to assist our board of directors in identifying qualified individuals to become board members, consistent with criteria approved by our board of directors, to determine the composition of our board of directors and to recommend to our board of directors the director nominees for each annual meeting. The Nomination and Governance Committee is also responsible for assuring that an appropriate governance structure is established and maintained and for conducting an annual assessment of our board of directors’ performance and effectiveness. The Nomination and Governance Committee operates under a charter adopted by our board of directors, a copy of which can be found in the Corporate Governance section of our website at www.BBCNbank.com. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

The current members of the Nomination and Governance Committee include directors Peter Y.S. Kim (Chair), Sang Hoon Kim, David P. Malone, Scott Yoon-Suk Whang and Dale S. Zuehls. Each of the members of the Nomination and Governance Committee is “independent” as defined by our policy and the listing standards of the Nasdaq Stock Market. The Nomination and Governance Committee held four meetings in 2015.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (also referred to as the “Compensation Committee”) is appointed by our board of directors to assist our board of directors in establishing the overall compensation of our Chief Executive Officer and executive officers who have the title of “Executive Vice President” or above. The Compensation Committee is also responsible for considering and making recommendations to our board of directors concerning compensation, benefit plans, and implementation of sound personnel policies and practices.

The Compensation Committee monitors the performance of our executive officers in relation to applicable corporate goals and strategies, and seeks to ensure that compensation and benefits are at levels that enable us to attract and retain high quality employees, are consistent with our strategic goals, are internally equitable and are consistent with all regulatory requirements. The Compensation Committee operates under a charter adopted by our board of directors, a copy of which can be found in the Corporate Governance section of our website at www.BBCNbank.com. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

The current members of the Compensation Committee include directors Scott Yoon-Suk Whang (Chair), Peter Y.S. Kim, David P. Malone and Dale S. Zuehls. Each of the members of the Compensation Committee is “independent” as defined by our policy and the listing standards of the Nasdaq Stock Market.

The Compensation Committee meets at least four times a year and also holds special meetings and telephonic meetings to discuss extraordinary items, such as the hiring or dismissal of employees at the Executive Vice President level or above. For fiscal year 2015, the Compensation Committee met a total of nine times. The Chair of the Compensation Committee regularly reports to our board of directors on the Compensation Committee’s actions and recommendations. The Compensation Committee has authority to retain outside counsel, compensation consultants and other advisors to assist as needed.

Additional information regarding the Compensation Committee is provided below under the caption “Compensation Discussion and Analysis—Roles and Responsibilities of Human Resources and Compensation Committee.”

Asset/Liability Committee

The Asset/Liability Committee is appointed by our board of directors to assist our board of directors in assessing the adequacy and monitoring the implementation of the Bank’s and the Company’s Asset/Liability Management Policy (the “ALM Policy”) and related procedures. The ALM Policy includes specific policies and procedures relating to (i) interest rate risk, (ii) market/investment risk, (iii) liquidity risk, (iv) credit risk, and (v) capital risk. The Asset/Liability Committee oversees the implementation of processes for managing the Bank’s interest rate, liquidity, and similar market risks relating to the Bank’s balance sheet and associated activities, including the adoption from time to time of risk limits and capital levels. The Asset/Liability Committee operates under a charter adopted by our board of directors, a copy of which can be found in the Corporate Governance section of our website at www.BBCNbank.com. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

The current members of the Asset/Liability Committee include directors William J. Lewis (Chair), Jinho Doo, Chung Hyun Lee and David P. Malone. Each of the members of the Asset/Liability Committee is “independent” as defined by our policy and the listing standards of the Nasdaq Stock Market. The Asset/Liability Committee held four meetings in 2015.

Board Communication

A formal process for stockholder communications with our board of directors is posted in the corporate governance section of the Company’s website at www.BBCNbank.com. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein. Interested parties may communicate with the Company’s board of directors as follows:

By writing to:	By email to:
BBCN Bancorp, Inc. 3731 Wilshire Blvd., Suite 1000 Los Angeles, CA 90010 Attn: Lead Independent Director	LeadIndependentDirector@BBCNbank.com

Any communication sent must state the number of shares owned by the stockholder sending the communication. The Lead Independent Director will review each communication and forward the communication to our board of directors or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening or similarly inappropriate, in which case, the Lead Independent Director may disregard the communication. Every effort is made to ensure that the views of stockholders are heard by our board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Equity Ownership Guidelines

We believe the ownership of our Company’s stock by our directors ensures a strong alignment of the interests of our board of directors with that of its stockholders. As stated in the Company’s Corporate Governance Guidelines, each independent director of our board of directors must own at least two times the value of their annual director cash compensation in Company common stock within three years of their appointment. The requirements of these provisions may be met by the vesting of performance units, the exercise of stock options or the purchase of our Company’s common stock in the open market.

Hedging and Pledging Prohibition

The Company’s Insider Trading Policy, as amended and approved by our board of directors on February 19, 2015, explicitly prohibits directors and employees from engaging in hedging transactions involving the Company’s stock. Directors and employees are further prohibited from pledging their securities in the Company as collateral for a loan, and the Company’s stock may not be held in margin accounts. Exceptions to the pledging prohibition may be granted by the Company’s Legal Department in cases where the director or employee clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives in the areas of strategy, operations, reporting, and compliance without exposing the organization to undue risk. Our board of directors recognizes that these objectives are important to improve and sustain long-term organizational performance and stockholder value. A fundamental part of risk management is not only identifying the risks our Company faces and implementing steps to manage those risks, but also determining what constitutes the appropriate level of risk based upon our Company’s activities.

Our board of directors participates in the Company’s annual enterprise risk management assessment, which is led by the Company’s Chief Risk Officer, Minkyun You. In this process, risk is assessed throughout the Company by focusing on nine areas of risk, including risks relating to: credit, liquidity, interest rates, foreign exchange, operational, country, compliance/legal, strategic and reputation. Risks that simultaneously affect different parts of the Company are identified, and an interrelated response is made. Our board of directors provides ongoing oversight of enterprise-wide risks through a periodic enterprise risk assessment update.

While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of our board of directors also have responsibility for risk management. In particular, the Board Risk and Compliance Committee assists our board of directors in fulfilling its oversight responsibility with respect to regulatory, compliance and operational risk and enterprise risk management issues that affect the Company and works closely with the Company’s legal and risk departments. The Audit Committee helps our board of directors monitor financial risk and internal controls from a risk-based perspective and oversees the annual audit plan. It also reviews reports from the Company’s internal audit department. The Director’s Loan Committee oversees credit risk by identifying, monitoring, and controlling repayment risk associated with the

Bank’s lending activities. The Business Development/Strategic Planning committee oversees risks associated with the planned short- and long-term direction of the Company and ensures ongoing board involvement with and oversight of the Company’s three-year strategic plan.

The Asset/Liability Committee oversees the implementation of an effective process for managing the Bank’s interest rate, liquidity, and similar market risks relating to the Bank’s balance sheet and associated activities.

In overseeing compensation, the Human Resource and Compensation Committee strives to design incentives that encourage a conservative level of risk-taking behavior consistent with the Company’s business strategy and in compliance with all laws and the Interagency Guidance on Incentive Compensation.

Finally, the Company’s Nomination and Governance Committee approves the code of conduct and business ethics policies relating to employees and directors, respectively. In addition, it conducts an annual assessment of corporate governance policies and potential risk associated with governance and related party matters.

Director Compensation

The Company provides cash compensation to its directors commensurate with their positions on the board of directors and the board committees. From time-to-time, the Company also uses stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. The Company’s compensation and benefits programs are designed to pay directors fairly for work required for an organization of the size and scope of the Company, align the directors’ interest with the long-term interests of stockholders, and provide compensation that is transparent and straightforward for stockholders to understand. In setting director compensation, the Company considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level and experience required by our board of directors. The Company also considers board compensation practices at similarly situated banks, while keeping in mind the compensation philosophy of the Company and the stockholders’ interests.

Cash Compensation

For 2015, each non-management director received an annual cash retainer of $54,000, paid in monthly installments of $4,500. The Lead Independent Director of the Company and the Chairman of the Company’s wholly owned subsidiary, BBCN Bank, each received an additional $18,000 annual retainer, paid in monthly installments of $1,500. The committee Chairs of our board of director’s standing committees and other board committees each received an additional annual retainer of $6,000 for their services, paid in monthly installments of $500. Each director received an additional $1,000 per month for board meeting participation. Committee members each received an additional annual retainer of $6,000, paid in monthly installments of $500. Committee Chairs received the additional annual retainers as members of the committees they chair, in addition to their annual retainers for serving as such committee Chairs.

Throughout 2015, each director was given the option to receive $1,250 per month in cash or to participate in the Bank’s health and life insurance policy, up to a cost of $1,250 per month. The directors also received reimbursement for expenses, which included reasonable travel expenses to attend board or committee meetings, reasonable outside seminar expenses, and other special board-related expenses.

In May 2004, Jin Chul Jhung, Peter Y.S. Kim, Sang Hoon Kim and Chung Hyun Lee each became a participant in Center Bank’s Director Survivor Income Plan, which provides for a payment to each director’s chosen beneficiary in the amount of $200,000. Former Center Bank, in return, purchased whole life insurance policies insuring the life of each director in amounts which exceed the benefits payable to such beneficiaries with the Company as beneficiary of each of the insurance policies.

Long-Term Equity Incentive Awards

Directors may be granted equity awards upon their appointment to our board of directors. Periodically, the Company reevaluates board compensation, including the grant of new stock options and performance units. Please see “Beneficial Ownership of Directors and Executive Officers” on page 164 of this joint proxy statement/prospectus, for information concerning stock and options held by our directors.

The following table presents information concerning the compensation of our non-employee directors during 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jinho Doo	72,000			15,000	87,000
Jin Chul Jhung	81,000			19,944	100,944
Peter Y.S. Kim	84,000			18,048	102,048
Sang Hoon Kim	84,000			19,944	103,944
Chung Hyun Lee	84,000			19,944	103,944
William J. Lewis	84,000			15,000	99,000
David P. Malone (Chairman, BBCN Bank)	96,000			15,000	111,000
Gary E. Peterson	75,000			15,000	90,000
Scott Yoon-Suk Whang	78,000			15,000	93,000
Dale S. Zuehls (Lead Independent Director)	96,000			15,000	111,000
Kiho Choi(4)	72,000			15,000	87,000
C.K. (Chuck) Hong(4)	72,000			15,000	87,000

(1)	Amounts shown include payment of annual board membership retainers for the Company and Bank, board meeting attendance fees, annual committee membership fees, chairmanship and lead independent director annual retainers and bonuses.
(2)	As of December 31, 2015, each of the following directors had 23,415 vested, exercisable stock options outstanding: Jin Chul Jhung, Peter Y.S. Kim, Sang Hoon Kim and Chung Hyun Lee under the 2006 Center Stock Incentive Plan, which was assumed by the Company.
(3)	Amounts include payments made to certain directors for or in lieu of receiving life insurance coverage and health insurance coverage paid by the Company: $15,000 each to Messrs. Choi, Doo, Hong, Jhung, Peter Y.S. Kim, Sang Hoon Kim, Lee, Lewis, Malone, Peterson, Whang and Zuehls. Amounts also include the estimated value of coverage during 2015 under the Director Survivor Income Plan of $4,944 for Messrs. Jhung, Sang Hoon Kim and Lee, and $3,048 for Peter Y.S. Kim based on the cost of coverage specified by the IRS group-term life insurance premium table.
(4)	Messrs. Choi and Hong resigned from the board of directors of the Company and Bank effective January 21, 2016.

BBCN PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDIT FIRM

Executive Summary

The Audit Committee reports to our board of directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process.

Pursuant to its charter, the Audit Committee has the following responsibilities:

•	Review the quarterly and audited annual financial statements;

•	Review the adequacy of internal control systems and financial reporting procedures with management and the independent auditor; and

•	Review and approve the general scope of the annual audit and the fees charged by the independent auditor.

The Audit Committee of our board of directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending December 31, 2016 and has further directed that the selection of BDO be submitted for ratification by the stockholders at the BBCN annual meeting. The Company anticipates that a representative of BDO will be present at the BBCN annual meeting and will be available to respond to your appropriate questions and make such statements as the representative may desire.

Following a competitive request for proposal process undertaken by the Audit Committee, following the recommendation of the Audit Committee the Company notified KPMG LLP (“KPMG”) on June 24, 2015 that they had been dismissed as the Company’s independent registered public accounting firm and engaged BDO effective June 30, 2015 as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

KPMG was the independent registered public accounting firm for BBCN from March 15, 2012 through June 24, 2015. The change in accountants was not a result of any dissatisfaction with the quality of professional services rendered by KPMG. The audit reports of KPMG on the Company’s financial statements for the years ended December 31, 2012, 2013 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2012, 2013 and 2014, and through June 24, 2015, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in their report. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K of the SEC’s rules and regulations have occurred during the fiscal years ended December 31, 2012, 2013 or 2014 or through June 24, 2015. The Company requested KPMG to furnish the Company with a letter addressed to the SEC stating whether KPMG agrees with the above statements. A copy of KPMG’s letter, dated June 30, 2015, was attached as Exhibit 16 to our Form 8-K filed with the SEC on June 30, 2015. The Company does not anticipate that a representative of KPMG will be present at the BBCN annual meeting.

During the fiscal years ended December 31, 2012, 2013 and 2014 and through June 24, 2015, neither the Company nor anyone acting on its behalf consulted BDO regarding (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (2) any matter that was either the subject of a disagreement with KPMG on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in their report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K of the SEC’s rules and regulations.

Neither our bylaws nor other governing documents or law require stockholder ratification of the appointment of BDO as the Company’s independent registered public accounting firm. However, we are submitting the appointment of BDO to the stockholders for ratification to obtain our stockholders views. If the stockholders do not ratify the appointment of BDO, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the BBCN annual meeting is required to ratify the appointment of BDO as BBCN’s independent registered public accounting firm for the year ending December 31, 2016.

The BBCN Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of BDO USA, LLP as BBCN’s Independent Registered Public Accounting Firm.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permitted non-audit services rendered by our independent registered public accounting firm. The policy requires advance approval of all services before the independent registered public accounting firm is engaged to provide such services. The advance approval of services may be delegated to the Chair of the Audit Committee who has authority to approve up to $25,000 of services, which must be ratified at the next scheduled Audit Committee meeting

Fees Paid to BDO

No audit fees, audit related fees, tax fees or other fees were incurred with respect to BDO in 2014.

Aggregate fees for professional services rendered by BDO for the Company with respect to the year ended December 31, 2015 were:

2015
Audit Fees	$577,489
Audit Related Fees	—
Tax Fees	—
All Other Fees	—

Total Fees	$577,489

The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our annual consolidated financial statements for fiscal year 2015. Audit fees include the fees for the audit of the consolidated financial statements and internal control over financial reporting and review of our quarterly consolidated financial statements included in our quarterly Form 10-Q filings for 2015. No audit-related fees, tax fees or other fees were incurred in 2015.

Fees Paid to KPMG

Aggregate fees for professional services rendered by KPMG for the Company with respect to the years ended December 31, 2014 and 2015 were:

	2014(1)	2015
Audit Fees	$940,000	127,021
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$940,000	127,021

(1)	2014 fees paid to KPMG include 190,000 in overage fees paid subsequent to the filing of BBCN’s 2015 Proxy Statement.

The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2014 and 2015. Audit fees include the fees for the audit of the consolidated financial statements and internal control over financial reporting, and review of our quarterly consolidated financial statements included in our quarterly Form 10-Q filings for 2014 and 2015.

No audit-related fees, tax fees or other fees were incurred in 2014 and 2015.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this Report by reference.

In performing its functions, in 2015 the Audit Committee met and held discussions with management of the Company and the Bank and with BDO, the independent auditors for the Company and the Bank for the year ended December 31, 2015. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has:

•	Reviewed and discussed the financial statements with management and the independent auditors;

•	Discussed with the independent auditor the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standards No. 16, Communications with Audit Committees; and

•	Received the written disclosures and the letter from the independent auditor required by the Public Company Accounting Oversight Board and Independence rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed any relationships that may impact the objectivity and independence of BDO, and satisfied itself as to BDO’s independence.

Based on these discussions and reviews, the Company’s Audit Committee recommended to our board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on form 10-K for the year ended December 31, 2015, for filing with the SEC.

Respectfully submitted by the Audit Committee:

DALE S. ZUEHLS (Chair)

JINHO DOO

GARY E. PETERSON

Date of Audit Committee Report: February 24, 2016

BBCN PROPOSAL 6: NONBINDING ADVISORY VOTE TO APPROVE COMPENSATION PAID TO “NAMED EXECUTIVE OFFICERS”

Advisory Resolution

The Company believes that our overall executive compensation program, as described in this joint proxy statement/prospectus, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our stockholders.

Our stockholders are asked to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers (also referred to as “NEOs”) as disclosed in this joint proxy statement/prospectus in accordance with the SEC’s rules. Accordingly, the Company asks stockholders annually to vote for or against the following resolution:

“Resolved, that the stockholders of BBCN Bancorp, Inc. hereby approve the compensation of the Named Executive Officers as reflected in the Joint Proxy Statement/Prospectus for the Company’s 2016 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the Summary Compensation Table and other executive compensation tables and the narrative discussion contained in the Joint Proxy Statement/Prospectus.”

Your vote will be advisory, which means that it will not be binding upon our board of directors. In the event this proposal is not approved by our stockholders, the vote will neither be construed as overruling any decision by our board of directors or our Compensation Committee, nor will it create or imply any additional fiduciary duty by our board of directors or our Compensation Committee. Notwithstanding the foregoing, our board of directors and Compensation Committee will consider the nonbinding, advisory vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this joint proxy statement/prospectus for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this joint proxy statement/prospectus. We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

The Compensation Committee, and our board of directors, believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our Named Executive Officers as disclosed in this joint proxy statement/prospectus.

The BBCN Board Of Directors Recommends that BBCN Stockholders Vote “FOR” the Nonbinding Advisory Resolution Approving the Compensation of the Named Executive Officers.

Executive Officer Qualifications and Experience

Kevin S. Kim, 58. Mr. Kim is Chairman, President and Chief Executive Officer of BBCN Bancorp and President and Chief Executive Officer of BBCN Bank. He has been President and Chief Executive Officer of BBCN Bancorp since March 2013 and of BBCN Bank since April 2014. He has been Chairman of the Board of BBCN Bancorp since May 2012 and served as Chairman of the Board of BBCN Bank from December 2011 through June 2014. Formerly a director of Center Financial Corporation and Center Bank from 2008 until the merger of equals with Nara Bancorp, Inc. and Nara Bank completed on November 30, 2011, Mr. Kim was the lead negotiator from Center resulting in the creation of BBCN. Prior to joining BBCN as the President and Chief Executive Officer, Mr. Kim practiced law for 18 years, focusing on corporate and business transactions, tax planning, and real estate transactions. Mr. Kim began his professional career as a Certified Public Accountant working for approximately 10 years at Arthur Andersen LLP and KPMG LLP. Mr. Kim serves on the board of directors of United Way of Greater Los Angeles. He received a B.A. degree with a major in English and a minor in International Trade from Hankuk University of Foreign Studies in Seoul, Korea, an M.B.A. degree from the Anderson School of Management, the University of California, Los Angeles, and a J.D. degree from Loyola Law School in California. Mr. Kim is a graduate of the ABA Stonier Graduate School of Banking, University of Pennsylvania, and earned the Wharton Leadership Certificate from The Wharton School Aresty Institute of Executive Education.

Kyu S. Kim, 55. Ms. Kim, a 18-year veteran of BBCN Bank, was promoted to Senior Executive Vice President effective May 1, 2013 and was named Chief Operating Officer effective August 2, 2013. Previously, she served as Executive Vice President and Chief Commercial Banking Officer of BBCN Bank upon the merger of Nara Bank and Center Bank completed on November 30, 2011. Prior to the merger, Ms. Kim, who we credit with building former Nara Bank’s eastern region presence from the ground up, was the Executive Vice President and Eastern Regional Manager for Nara Bank from April 2008 through November 2011. Previously, she held the titles Senior Vice President and Eastern Regional Manager for Nara Bank from October 2005 through March 2008 and Deputy Regional Manager from July 2003 to September 2005. Ms. Kim also served as the Manhattan Branch Manager from February 2000 to September 2005 and Flushing Branch Manager from September 1998 to February 2000. Prior to joining Nara Bank, Ms. Kim was Vice President and Chief Credit Officer at the former Chicago-based Foster Bank from March 1990 to September 1997. Ms. Kim received her B.B.A. degree in Finance from the University of Wisconsin, Oshkosh. She completed the Graduate School of Banking at the University of Wisconsin, Madison and the ABA Stonier Graduate School of Banking at the University of Pennsylvania. Ms. Kim also earned the Wharton Leadership Certificate from The Wharton School Aresty Institute of Executive Education.

Douglas J. Goddard, 63. Mr. Goddard assumed the position of Executive Vice President and Chief Financial Officer of BBCN Bancorp and BBCN Bank on April 1, 2013, after having served as the Deputy Chief Financial Officer since the merger of Nara Bancorp, Inc. and Center Financial Corporation completed on November 30, 2011. Mr. Goddard has nearly 30 years of experience in financial management in the commercial banking sector. Prior to the merger, he served as Interim Chief Financial Officer of Center Financial Corporation beginning in June 2010. From 1997 through 2009, Mr. Goddard served as Executive Vice President and Chief Financial Officer of the former First Federal Bank of California, which was placed into receivership by the FDIC in December 2009. He also was involved in several other bank acquisitions in his prior positions at California United Bank and Pasadena-based Community Bank. Mr. Goddard began his professional career as an auditor in 1974 at KPMG LLP. A Certified Public Accountant, Mr. Goddard earned a B.A. degree in economics and accounting from Claremont McKenna College, where he graduated cum laude with departmental honors.

Daniel H. Kim, 49. Mr. Kim joined BBCN Bancorp as Executive Vice President and Chief Planning Officer effective November 25, 2013. Prior to joining BBCN Bancorp, he was the Executive Vice President, Chief Financial Officer and Corporate Secretary of the former Saehan Bancorp, Inc. and Saehan Bank. Having joined Saehan in September 2003, Mr. Kim directly supervised and provided oversight of numerous departments within the organization, including accounting/investment, central operations administration, human resources, IT, compliance and BSA requirements. From May 1997 to August 2003, Mr. Kim served as First Vice President and Manager of the accounting, corporate planning and investment departments of the former Pacific Union Bank, during which time he successfully consummated that bank’s initial public offering. Mr. Kim began his banking career in June 1991 at the former Center Bank, where he last served as Assistant Vice President and Accounting/Investment Officer. Mr. Kim earned a B.A. degree in economics/business from the University of California, Los Angeles.

David W. Kim, 50. Mr. Kim currently serves as Executive Vice President, Chief Operations Administrator and General Counsel of BBCN Bank. With more than 20 years of experience in the banking industry, he joined the Bank effective April 1, 2014 as Executive Vice President, Chief Administrative Officer and General Counsel. Prior to BBCN, Mr. Kim joined United Central Bank in 2011 as part of a turnaround team, where he served as Executive Vice President, Chief Operating Officer and General Counsel. From 2010 to 2011, Mr. Kim was Executive Vice President and Chief Credit Officer of Commonwealth Business Bank. Prior to that, he was Senior Vice President, Chief Operating Officer and General Counsel of Wilshire State Bank from 2005 to 2010. Mr. Kim began his career in the Korean-American banking industry in 1995 at Hanmi Bank, where he served as Senior Vice President, Chief Administrative Officer and General Counsel. Previously, Mr. Kim was with Chase Bank in New York and the International Monetary Fund in Washington, D.C. Mr. Kim received a B.S. degree in economics and public policy from Indiana University and a J.D. degree from George Washington University Law School.

Jason K. Kim, 49. Mr. Kim was appointed Executive Vice President and Chief Lending Officer of BBCN Bank effective December 1, 2011 and is responsible for the SBA, equipment lease finance, credit card and residential mortgage departments. Prior to the merger of equals creating BBCN, he served as Chief Credit Officer of Center Bank since April 2007 and was promoted to Executive Vice President in December 2010. A 23-year veteran of the Bank, Mr. Kim served as Senior Vice President and Manager of Center Bank’s SBA Department from 1991 to 2007. Under his tenure, Center Bank’s SBA Department was recognized for having maintained the highest asset quality among more than 800 lenders across the nation, leading to the Company’s receipt of the “Lender of the Year Award” by the U.S. Small Business Administration in 2006. Mr. Kim graduated from the University of California, Los Angeles with a B.A. degree in economics.

Mark H. Lee, 53. Mr. Lee has served as Executive Vice President and Chief Credit Officer of BBCN Bank since May 2009. Previously, Mr. Lee was Senior Vice President and Deputy Chief Credit Officer at East West Bank from May 2007 to April 2009, and prior to that he was the Manager of the Commercial Business Credit department. Prior to his work at East West Bank, Mr. Lee served in various lending and credit capacities starting in 1990 at California Bank and Trust, Center Bank and Sanwa Bank California. Mr. Lee earned his B.S. degree in biochemistry from Pacific Union College and his M.B.A. degree in corporate finance from the Marshall School of Business, University of Southern California.

Brian E. Van Dyk, 53. Mr. Van Dyk was appointed Executive Vice President and Chief Information Officer of BBCN Bank effective December 1, 2011 and has more than 30 years of experience in the information technology sector. Previously, Mr. Van Dyk worked as an integration, IT conversion and vendor management consultant for RLR Management Consulting, Inc. from February 2006 to November 2011, and as President of the Premier Division of Aurum Technology Inc. (and Fidelity Information Systems) from December 1999 to October 2005. Prior to his work at Aurum Technology, Mr. Van Dyk served in various software development and management positions with Electronic Data Systems from 1984 to 1999. Mr. Van Dyk earned his B.S. degree in business finance from Montana State University.

Minkyun You, 51. Mr. You was appointed Executive Vice President and Chief Risk Officer of BBCN Bank effective March 3, 2014, and is responsible for all areas of risk, compliance and BSA management. Previously, Mr. You was employed by HSBC USA where he served in roles of increasing responsibility from June 2011 through January 2014. Most recently, he was Senior Vice President and Head of Enterprise Compliance Risk, responsible for compliance risk strategy, risk assessment, risk reporting, compliance risk systems and compliance issue management. From June 2006 to June 2011, Mr. You was Director and Head Consultant at IMAG Consulting Services LLC, where he spearheaded numerous operational, regulatory and risk-based projects for large global financial institutions. Mr. You earned a B.S. degree in accounting from the University of Binghamton and is a Certified Anti-Money Laundering Specialist.

Who are the Named Executive Officers?

The Named Executive Officers, whom we also refer to as NEOs, are (i) each person who served as our Chief Executive Officer for any period of time during 2015; (ii) each person who served as our Chief Financial Officer for any period of time during 2015; and (iii) each of the other three most highly compensated executive officers employed by us as of December 31, 2015, whose total compensation for services rendered to us in all capacities during 2015 exceeded $100,000, along with any former executive officer who would have been so included on the basis of his/her 2015 compensation if he had remained an employee at year end. For 2015, the NEOs are Kevin S. Kim, Douglas J. Goddard, Kyu S. Kim, Minkyun You and Mark H. Lee, as well as our former Senior Executive Vice President and Chief Administrative Officer Cha Y. Park, who retired from the Company effective December 22, 2015.

Human Resources and Compensation Committee Report

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

The Human Resources and Compensation Committee (“Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) included in this joint proxy statement/prospectus with management and, based on such review and discussions, has recommended to the board of directors that the CD&A be included in this joint proxy statement/prospectus.

Respectfully submitted by the members of the Compensation Committee.

SCOTT YOON-SUK WHANG (Chair)

PETER Y.S. KIM

DAVID P. MALONE

DALE S. ZUEHLS

Date: February 24, 2016

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our executive compensation program, the factors that were considered in making compensation decisions for our Named Executive Officers (“NEOs”) and how we have modified our programs to meet the Company’s needs in the future. The compensation decisions that pertain to the NEOs listed in the table below were made by the Compensation Committee.

Name	Title
Kevin S. Kim	Chairman, President & Chief Executive Officer
Douglas J. Goddard	Executive Vice President & Chief Financial Officer
Kyu S. Kim	Senior Executive Vice President & Chief Operating Officer
Minkyun You	Executive Vice President & Chief Risk Officer
Mark H. Lee	Executive Vice President & Chief Credit Officer
Cha Y. Park	Former Senior Executive Vice President & Chief Administrative Officer

Executive Summary

2015 Financial and Strategic Business Performance

BBCN continued to fortify its foundation for sustainable growth in 2015, marked by strong profitability, robust loan origination volumes, disciplined cost management and positive asset quality trends, as demonstrated by the following achievements:

•	Net income increased 4% to $92.3 million, or $1.16 per diluted common share

•	Return on average assets of 1.25%

•	Return on average equity of 10.11%

•	Efficiency ratio of 48.43%

•	$1.69 billion in new loans, representing a 27% increase over origination volumes in the prior year

•	12.3% growth in total loans

•	11.4% growth in total deposits

•	12.0% decline in nonaccrual loans and 9.1% decline in classified loans, with declines driven by payoffs and loan upgrades

•	Total stockholder return of 23%

In addition to the strong progress made to date in transforming BBCN to a more diversified financial institution, the Company embarked on a new journey with the announcement of a merger of equals with Wilshire Bancorp, creating the only super regional Korean-American bank in the United States. The combined entity will enjoy a significantly stronger competitive position, with unrivaled leadership among our niche peers and unparalleled opportunity to cross-sell a comprehensive offering of products and services—further improving upon the value proposition BBCN is providing to its customers, employees and stockholders.

2015 Stockholder Feedback and Program Changes

Each year, we carefully consider the results of our stockholder say-on-pay vote from the preceding year. At the May 2015 annual stockholders’ meeting, 45.8% of the votes cast supported our executive compensation decisions. We interpreted the results of our 2015 vote as a signal to expand our dialogue with stockholders to help us understand their perspectives on compensation and take steps to ensure that we make future changes to our program that are aligned with competitive practices and in the best interests of both our stockholders and executives.

Following are highlights of the changes we have either made or are in the process of making:

•	A more structured approach to Annual Cash Incentive Awards for the Chief Executive Officer. The Compensation Committee adopted an approach that uses a formulaic structure preferred by many of our investors. This program replaces the prior structure, which involved a greater degree of discretion. This new design structure is described starting on page 151.

•	A new independent compensation consultant. As part of our increased effort to continually improve to our compensation practices, the Compensation Committee engaged Pearl Meyer, an independent compensation consultant, in June 2015. The Committee directed Pearl Meyer to perform a comprehensive review of our executive compensation structure, its competitiveness relative to comparable banking organizations, and our related governance practices. Pearl Meyer provided the Committee with recommendations for potential changes to our practices going forward and the Committee is currently taking these recommendations under consideration.

•	A new set of stockholder-friendly features. In early 2016, the Compensation Committee approved a formal clawback policy. In addition, a stock ownership guideline for our CEO was adopted and our guidelines for non-employee directors was enhanced to bolster our current compensation governance practices and further strengthen the alignment of stockholder and executive interests.

•	Commitment to greater transparency and dialogue with stockholders. Beginning with this CD&A, we have made a commitment to explain more fully the Compensation Committee’s thought process as it relates to establishing executive compensation levels and design. We are also in the process of launching a more formalized stockholder outreach program to not only share more openly our rationale for executive compensation decisions, but to be just as intentional about listening to our stakeholders to obtain and understand their thoughts and concerns.

Chief Executive Officer (“CEO”) Pay at a Glance

The independent members of the board of directors selected Kevin S. Kim to serve as President and CEO of BBCN Bancorp on March 7, 2013, and in April of 2014 expanded his responsibilities to include President and

CEO of BBCN Bank, based on their belief that Mr. Kim was the leader BBCN needed to successfully guide the Company through its longer-term growth objective to be the premier Korean-American bank in the United States with total assets in excess of $10 billion. As such, the Company entered into a new employment agreement with Mr. Kim effective April 2014 that was designed to be commensurate with his significantly increased responsibilities and leadership role within the Company. The new employment agreement provided Mr. Kim with an initial annual base salary of $650,000, target annual cash incentive opportunity of 75% of his annual base salary, time-based vesting stock options and time-based vesting restricted stock. In entering into the new employment agreement with Mr. Kim, the Compensation Committee’s prior consultant reviewed the terms of the agreement, including the compensation components and found them to be within competitive practices of comparable banks. Previously, upon his appointment as President and CEO of the Bancorp, Mr. Kim was granted restricted stock units.

The Compensation Committee believes the time-based vesting equity awards, in particular, were critical to retaining Mr. Kim for the long term during a critical time in the Company’s growth and transition and aligning his interests with the long-term interests of our stockholders. The restricted stock awards were designed to be the primary retention vehicle, ensuring that Mr. Kim had immediate unvested equity, while the stock options were designed primarily to motivate and reward growth in the value of the Company. The nature of these equity awards were unique to the Company’s specific needs during the leadership transition and are not necessarily indicative of the Committee’s plans for future awards to Mr. Kim, which will be evaluated and developed during 2016. No equity awards were granted to Mr. Kim in 2015.

Because we view the 2013 and 2014 equity awards granted to Mr. Kim as special multi-year hire-on awards, the Committee’s assessment of his actual total annual compensation does not directly correlate with annual amounts disclosed in the Summary Compensation Table on page 158. Rather than inclusion of the awards at full market value on the date of grant (which results in significant swings between 2013, 2014 and 2015), the Compensation Committee evaluates his total annual compensation opportunity by including a normalized value of his hire-on awards, spreading the grant date fair market value over the intended service periods—the periods over which the hire-on awards vest. The chart below illustrates Mr. Kim’s “normalized” total compensation each year, relative to the cumulative total return to stockholders since his date of hire:

Chief Executive Officer Compensation & Stockholder Returns

*	Reflects equity award values granted pursuant to Employment Agreement, normalized over intended service period (vesting period).

2015 Compensation Decisions

The Compensation Committee made the following compensation decisions for fiscal 2015:

•	Base Salaries: Increased base salaries of NEOs consistent with Company-wide salary adjustment rates (ranging between 3% and 4%)

•	Annual Cash Incentive Awards: The Compensation Committee awarded Mr. Kim 118% of his target award opportunity. The other NEOs received between 79% and 86% of their respective target award opportunities. For more information, please refer to page 159.

•	Long-Term Equity Incentive Awards: The Compensation Committee did not grant any equity awards to any of the NEOs in 2015.

•	Long-Term Cash Incentive Plan (“LTIP”): The Company met required performance targets and the Company contributed $50,000 and $30,000 to deferred compensation accounts of Kevin S. Kim and Kyu S. Kim, respectively, in accordance with the terms of their respective plans.

Best Compensation Practices & Policies

Our executive compensation program is reinforced by the following best-practice governance standards which encourage prudent decision-making and prevent excessive risk-taking behaviors through the following processes, policies and practices:

•	Stock ownership policy

•	Clawback policy

•	No tax gross ups

•	No automatic “single trigger” vesting upon a change of control

•	New independent compensation consultant retained

•	No excessive perquisites

What Guides Our Executive Compensation Program

Compensation Philosophy and Objectives

We believe that the most effective executive compensation programs are those that align the interests of our executive officers with those of our stockholders. A properly structured compensation program will reinforce and support the development of a strong performance-oriented culture within the Company to achieve specific short and long-term strategic objectives while taking into consideration potential risk implications, such as not encouraging imprudent risk-taking that threatens the long-term value of the Company. Although we believe that a significant percentage of executive compensation should be based on the principles of pay for performance, we also recognize that we must have the ability to attract and retain highly talented executive officers by offering competitive base salaries.

The Company’s executive compensation programs are designed to provide:

•	levels of base salary that are competitive with companies in our peer group;

•	annual cash incentive bonuses that are tied to our financial results, achievement of our yearly strategic goals and achievement of individual performance objectives;

•	long-term incentive equity awards, that are designed to encourage executive officers to focus their efforts on building stockholder value by meeting longer-term financial and strategic goals; and

•	long-term cash incentives that deliver opportunities for performance-based contributions to select executive officers’ deferred compensation accounts.

The Compensation Committee attempts to strike a balance among these elements, each of which is discussed in greater detail below, in designing and administering the Company’s executive compensation programs. With respect to performance-based compensation, the Compensation Committee believes that executive compensation should be closely tied to the financial and operational performance of the Company, individual performance and the officer’s level of responsibility, as well as risk management. The Compensation Committee believes that the equity-based portion of our executive compensation should also include meaningful retention features that encourage key employees to remain in the employment of the Company.

Roles and Responsibilities of the Human Resources and Compensation Committee

The Compensation Committee has strategic and oversight responsibility for the compensation and benefits programs of the Company. The Compensation Committee reviews the compensation recommendations made by the Chief Executive Officer for employees at the Executive Vice President level and above and any other Chief Officers who are not Executive Vice Presidents (the Chief Internal Auditor is a Senior Vice President) to determine whether the compensation paid to such employees is reasonable and competitive and whether such compensation serves the interests of the Company’s stockholders. The Chief Risk Officer reports directly to the Board Risk and Compliance Committee (also referred to as “BRCC”) and the Chief Internal Auditor reports directly to the Audit Committee. The Chairs of the BRCC and Audit Committee provide input on compensation decisions for the Chief Risk Officer and Chief Internal Auditor, respectively, in conjunction with the Compensation Committee.

The Compensation Committee is also responsible for establishing, implementing, and monitoring the compensation structure, policies, and programs of the Company subject to the overall authority of the board of directors, including assessment of the risk profile of each compensation policy and practice, and for assessing and recommending to the board for approval of the total compensation paid to the Chief Executive Officer and Executive Vice Presidents of the Company. The Compensation Committee periodically reviews the pay practices of companies in our peer group to determine the appropriate compensation mix and levels for our executive officers. The Compensation Committee may engage the advice of outside experts, including compensation consultants. It is the Compensation Committee’s policy to engage only advisors that the Compensation Committee determines to be sufficiently independent. The Compensation Committee meets at least four times a year and also holds special or telephonic meetings to discuss extraordinary items, such as the hiring or dismissal of employees at the Executive Vice President level or above. For fiscal year 2015, the Compensation Committee met a total of nine times, including regularly scheduled Compensation Committee meetings, special meetings and telephonic meetings. The Chair of the Compensation Committee regularly reports to the board of directors on the Compensation Committee’s actions and recommendations. A copy of the Compensation Committee’s charter may be found in the Corporate Governance section of our website at www.BBCNbank.com.

The Role of the Independent Compensation Consultant

In 2014, the Compensation Committee retained EW Business Partners to review the employment agreement entered into with our President and CEO.

The Compensation Committee elected to engage a new independent compensation consultant in June 2015 to provide expertise on competitive pay practices and program design. The independent compensation consultant serves as an objective third-party advisor in assessing the reasonableness of compensation levels and the appropriateness of the design of the Company’s evolving executive compensation program structure.

Pursuant to authority granted to it under its charter, the Compensation Committee engaged Pearl Meyer as its independent consultant. Pearl Meyer reports directly to the Compensation Committee. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with the SEC rules and has determined that work performed by Pearl Meyer does not create a conflict of interest.

The Role of Peer Groups

The Company has historically conducted internal analyses of our executive pay practices relative to a peer group of U.S. public commercial banks similar in size (total assets) and structure (deposit mix and loan portfolio). With Pearl Meyer’s engagement in 2015, the Compensation Committee revised the peer group to be used in making compensation decisions. Pearl Meyer recommended, and the Committee approved, the following general criteria for selecting peers:

•	total assets one-half to two times the Bank’s total assets;

•	operating revenue one-half to two times the Bank’s operating revenue;

•	market capitalization one-third to three times the Bank’s market capitalization;

•	loan mix with emphasis on commercial real estate loans; and

•	Ratio of noninterest income to operating revenue less than 30%

The resulting peer group approved by the Compensation Committee is as follows:

• Banner Corporation	• Glacier Bancorp, Inc.

• Capital Bank Financial Corp.	• Hanmi Financial Corporation

• Cathay General Bancorp	• Pinnacle Financial Partners, Inc.

• Columbia Banking System, Inc.	• Sterling Bancorp

• CVB Financial Corp.	• Union Bankshares Corporation

• First Commonwealth Financial Corp.	• United Bankshares Inc.

• First Financial Bancorp	• United Community Banks, Inc.

• First Interstate BancSystem, Inc.	• Western Alliance Bancorporation

• First Merchants Corp.	• Wilshire Bancorp Inc.

• First Midwest Bancorp Inc.

As of August 2015, BBCN Bancorp’s total assets were positioned at approximately the 38th percentile of peer banks, operating revenue at the 58th percentile and market capitalization at the 35th percentile.

Pearl Meyer reviewed our executive officers’ 2015 target compensation relative to compensation of similarly positioned executives among the peer banks and presented findings from the review to the Compensation Committee in September 2015. The Compensation Committee will consider the findings from the Pearl Meyer report when making executive compensation decisions for 2016.

Elements of Compensation

The four primary elements of our executive compensation structure are base salaries, annual cash incentives, long-term equity incentive awards and long-term cash incentives. The following describes the objectives and policies underlying each of the elements of our executive compensation program.

Base Salary

Base salary is the fixed component of total direct compensation. We believe that base salaries should be competitive with the salaries paid by comparable banking institutions based on each individual’s experience, performance and geographic location. The Compensation Committee considers a wide variety of factors in determining base salary levels, including individual performance, Company performance, the business or corporate function for which the executive is responsible, the nature and importance of the executive officer’s position and role within the Company, the scope of the executive officer’s responsibility or internal relationships and the current compensation package in place for the executive officer, including the executive officer’s current annual base salary. In setting base salaries, the Compensation Committee also takes into account that target bonuses under our annual incentive program generally are set as a percentage of base salary. In 2015, each of the named executive officers received base salary increases between 3% and 4%, consistent with annual merit adjustments for employees Company-wide. The compensation analysis performed by Pearl Meyer in September of 2015 found our CEO’s 2015 base salary and the average base salaries to our other executive officers were within +/-10% of peer bank 50th percentile salaries.

The 2015 and 2014 base salaries for the NEOs were as follows:

NEO	2014 Base Salary	2015 Base Salary	Year-over-Year % Change
Kevin S. Kim	$650,000	$675,000	4%
Douglas J. Goddard	$291,500	$301,000	3%
Kyu S. Kim	$315,000	$325,000	3%
Minkyun You	$280,000	$290,000	4%
Mark H. Lee	$275,400	$284,000	3%
Cha Y. Park	$315,000	$325,000	3%

Annual Cash Incentive Bonus

We believe performance-based incentive compensation programs, with incentive criteria primarily tied to the Bank’s performance, aligns the interest of our executive officers with those of our stockholders.

The following sections discuss the Compensation Committee’s criteria used to determine 2015 annual cash incentive awards for the Chief Executive Officer and other NEOs.

Chief Executive Officer Award: Performance Measures and Results

In early 2015, the annual cash incentive award opportunity for our Chief Executive Officer was approved by the Compensation Committee. Mr. Kim’s annual cash incentive opportunity is based on profitability, balance sheet, regulatory and strategic goals. His target 2015 annual cash incentive award opportunity was 75% of salary. The Compensation Committee established threshold and maximum award opportunities and goals, which set Mr. Kim’s threshold opportunity at 50% of salary and maximum opportunity at 125% of salary. In early 2016, the Compensation Committee reviewed the Bank’s actual financial and regulatory performance relative to approved goals to determine the 2015 annual incentive payout for the CEO. The Compensation Committee approved an annual incentive payout to the CEO equal to 88.63% of his salary or $598,224, as illustrated in the table below.

Performance Measures	Weight	2015 Performance Goals			Actual Results	Bonus Earned
		Minimum	Target	Maximum
Profitability	50%
Return on Average Assets	10%	0.94%	1.17%	1.46%	1.25%	$59,935
Return on Average Equity	30%	7.65%	9.56%	11.95%	10.11%	$175,175
Efficiency Ratio	10%	60.34%	50.28%	40.22%	48.43%	$56,832
Balance Sheet Growth	30%
Deposit Growth (excluding wholesale)	15%	7.2%	9.00%	11.25%	9.10%	$78,469
Total Loan Growth	15%	6.40%	8.00%	10.00%	12.00%	$126,563
Regulatory Ratings/ Strategic(a)	20%				Met	$101,250

TOTAL	100%					$598,224

(a)	We are not permitted to disclose regulatory ratings, and the nature of the strategic goals is such that they are not quantifiable.

Other NEOs’ Awards: Performance Objectives and Results

Annual cash incentive bonuses for all other senior employees with a title of First Vice President and above, including NEOs other than the Chief Executive Officer, are paid under the Company’s Performance Incentive Plan (“PIP”). The PIP was developed to recognize and reward senior officers, who help enhance stockholder value, profitability and customer satisfaction and help meet the strategic goals of the Company. The program also measures performance against agreed-upon goals in determining an incentive award. The PIP is administered by the Chief Executive Officer and approved by the Compensation Committee.

The PIP defines Bank performance and individual goals and establishes incentive award opportunities for each level of management. In early 2015, the Chief Executive Officer recommended the allocation of incentive opportunities to each NEO (excluding himself) and the award basis for 2015 to the Compensation Committee, which then approved the recommendations. The allocation of each year’s PIP accrual, to be paid in the following year, is determined by the relative performance and contribution to the financial results of the Company by each NEO and achievement of individual performance goals under each NEO’s PIP.

The following table summarizes award opportunities and performance basis for each level of management (excluding the Chief Executive Officer).

Level	Target Incentive as a Percentage of Salary	Performance Basis
		Bank	Individual
Senior Executive Vice President	45%	80%	20%
Executive Vice President	40%	75%	25%

Following is a summary of the Bank performance goals approved for 2015, the respective assigned weights in determining the overall payout opportunity, and actual performance results:

Performance Measures	2015 Target Performance Goal	Weight		Actual Results
		Sr. EVP	EVP
Profitability		28.00%	26.25%
Net Income ($millions)	$91.0	5.60%	5.25%	$92.8
Return on Average Equity	9.56%	5.60%	5.25%	10.11%
Return on Average Assets	1.17%	5.60%	5.25%	1.25%
Net Interest Margin	3.74%	5.60%	5.25%	3.88%
Efficiency Ratio	50.28%	5.60%	5.25%	48.43%
Balance Sheet Growth		26.00%	24.38%
Deposit Growth (excluding wholesale)	9.00%	13.00%	12.19%	9.10%
Total Loan Growth	8.00%	13.00%	12.19%	12.00%
Strategic Initiatives		13.00%	12.19%	91%
Regulatory Ratings		13.00%	12.19%	100%

Total Bank Goals		80%	75%	98.5%

Following is a summary of the Individual performance goal categories approved for 2015 and the respective assigned weights in determining the overall payout opportunity:

2015 Individual Goal Category	Sr. EVP Weights	EVP Weights
Meet financial budget goals, including loans, deposits and profitability assigned	2.00%	2.50%
Maintain high standards of asset quality, customer service, and employee morale	2.00%	2.50%
Satisfactory rating for any applicable internal audits, compliance code of ethics related subjects, minimized (litigation or actual cash losses) and timely implementation of corrective actions	2.00%	2.50%
Retain and recruit unit’s critical employees	2.00%	2.50%
Develop staff by providing adequate trainings	2.00%	2.50%
Individual Performance Evaluations Score	10.00%	12.50%
Total Individual Goals	20%	25%

Upon the recommendation of the Chief Executive Officer, the Compensation Committee approved the following annual cash incentive awards to the following PIP participants, based on the combined achievement of Bank and individual performance in 2015: Ms. Kyu S. Kim $123,000, or 84% of target; Mr. Goddard $95,000, or 79% of target; Mr. You $100,000, or 86% of target; and Mr. Lee 92,000, or 81% of target. The payouts of annual cash incentive bonuses for 2015 to the NEOs were lower than target levels, reflecting a flat budget for such bonuses accrued during the calendar year and a greater-than-budgeted level of participation in the Company’s Performance Incentive Plan.

Long-Term Equity Incentive Awards

Long-term incentive equity awards are an additional component of the Company’s total compensation package for retaining and motivating executive officers. The Compensation Committee believes that equity-based compensation, including stock options and performance units, ensures that the Company’s officers have a personal stake in the long-term success of the Company without encouraging such officers to take inappropriate or unnecessary risks.

During the Company’s history, long-term incentive equity awards have been granted from time to time to help retain officers and secure their ongoing commitment to the Company. These long-term incentive awards have been granted under the BBCN Bancorp, Inc. 2007 Equity Incentive Plan (also referred to as the “2007 Plan”) and, prior to the merger of Nara Bancorp Inc. and Center Financial Corporation, under the 2006 Center Stock Incentive Plan (also referred to as the “2006 Plan”).

The Compensation Committee did not grant any equity awards to any of the NEOs in 2015.

The Compensation Committee intends to develop a long-term incentive strategy following completion of the merger, which will deliver long-term incentive awards based on the achievement of longer term financial performance objectives. In addition, the Compensation Committee will reevaluate the frequency of grants in light of practices by peer banks in a manner that is consistent with the compensation philosophy of the Company and stockholders’ interests.

Long-Term Cash Incentive Plan

The Company has a Long Term Incentive Plan (also referred to as “LTIP”), which is intended to incentivize executive officers to remain employed by the Bank for the long term and to provide a vehicle for executive officers to build a retirement fund beyond the Company’s 401(k) plan. We believe that stability of our executive management team is a key component to the Company’s future success and growth.

•	Kyu S. Kim became an LTIP participant in 2008. According to the terms of her individual LTIP agreement, Kyu S. Kim is entitled to have up to $30,000 per year, for a ten-year period beginning in 2008, credited to a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when she reaches 65 years of age. The agreement has a five-year vesting cliff of 50% of her total potential contribution amount plus accrued interest in her deferred compensation account, with an additional 10% vesting of the total potential contributions plus accrued interest in each of years six through ten.

•	Kevin S. Kim became an LTIP participant in 2014. According to the terms of his individual LTIP agreement, Kevin S. Kim is entitled to have up to $50,000 per year, for a five-year period beginning in 2014, credited to a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when he reaches 65 years of age. The agreement has a three-year vesting cliff of 50% of his total potential contribution amount plus accrued interest in his deferred compensation account, with an additional 25% vesting of the total potential contributions plus accrued interest in each of years four and five.

The LTIP requires the satisfaction of certain performance criteria by each participant each year in order for the executive officer to receive full credit for his or her potential yearly contribution. Performance criteria are determined in advance by our board of directors each year. Since 2008, the performance criteria have been that the Company must meet at least 80% of its budgeted return on assets and return on equity targets to be eligible for any contribution to an executive officer’s LTIP account. Based on discussions during strategic planning sessions between the board of directors and management during the course of 2014, a financial budget was presented to the board in December 2014, which forecasted balanced prudent growth of earning assets with the desire to continue to invest the Bank’s new initiatives in mortgage lending, wealth management and enhanced credit card offerings. The final budget was approved by the board of directors in January 2015.

In 2015, the Company’s return on assets and return on equity exceeded 80% of target, and, as a result, the Company credited $50,000 and $30,000 to Kevin S. Kim and Kyu S. Kim’s deferred accounts, respectively.

Performance Criteria	Target	80% of Target	Actual Results
Return on Assets	1.17%	0.936%	1.25%
Return on Equity	9.56%	7.648%	10.11%

The LTIP provides for full vesting of a participant’s then-current account balance in the event of the participant’s death during employment. The LTIP provides for partial accelerated vesting of the total potential contribution amount plus accrued interest in the deferred compensation accounts upon the occurrence the executive’s separation from service for good reason within 12 months following a change in control event. Kevin S. Kim’s employment agreement provides for accelerated vesting of his LTIP account balance upon termination of his employment in circumstances described below.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

At the recommendation of the Compensation Committee, in 2016 our board of directors adopted stock ownership guidelines for our Chief Executive Officer and enhanced guidelines in place for the non-employee directors. The individuals subject to the guidelines generally have five years from the date the guidelines were adopted, their election to the board or their appointment as Chief Executive Officer to meet the guidelines. If guidelines have not been met, such individuals must retain 100% of the net shares received pursuant to any equity incentive award, after shares are sold or withheld, as the case may be, to pay any exercise price or satisfy any tax obligations arising in connection with the exercise, vesting or payment of the award. Adopted guidelines are as follows:

Role	Guideline
Chief Executive Officer	5x base salary
Non-Employee Directors	3x annual cash retainer*

*	Increased from two times annual cash compensation

Currently, our CEO ownership level exceeds the above stated guideline.

Clawback Policy

At the recommendation of the Compensation Committee, in 2016 our board of directors adopted a clawback policy. The clawback policy provides for the recoupment of certain incentive based compensation which was earned, vested and granted to our executive officers, including former executive officers, based on any financial reporting measure, our stock price or total stockholder return. Incentive compensation is subject to recoupment if received within any of the three fiscal years prior to the determination that a material error in our financial statements has occurred requiring an accounting restatement. This policy is intended to comply with Section 954 of the Dodd-Frank Act and any applicable stock exchange rules that may be adopted under such act.

Other Benefits

The NEOs are entitled to participate in the same benefits programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, paid vacation and the Company contributions to the 401(k) Plan, if any. The Company provides limited perquisites to its NEOs, such as club dues, where the club enhances opportunities to meet and network with prospective customers and other business leaders. Please see the footnotes to the Summary Compensation Table for further information.

CEO Employment Agreement

Upon the recommendation of the Special Committee and in collaboration with the Compensation Committee, our board of directors appointed Kevin S. Kim as President and Chief Executive Officer of both the Bank and the Company on April 21, 2014 and entered into an Amended and Restated Employment Agreement (the “Agreement”), dated as of July 11, 2014, which replaced Mr. Kim’s existing employment agreement entered into with the Company on May 31, 2013. The following summary presents the material terms of the Agreement and is qualified in its entirety by reference to the Form 8-K previously furnished to the SEC on July 11, 2014.

•	Term. Under the terms of the Agreement, Mr. Kim became employed as the Chief Executive Officer and President of the Company and the Bank for an initial term of five years, commencing as of April 11, 2014 (the “Commencement Date”), which term is subject to annual twelve-month extensions. The Agreement specifies that Mr. Kim’s employment is “at will,” meaning that either he may terminate his employment on 90 days’ notice given at any time or the Company may terminate his employment at any time, in either case with or without any specified reason. The Agreement provides for certain payments to Mr. Kim, described below, upon termination of his employment.

•	Non-equity Compensation. Mr. Kim is to receive an annual base salary at an initial rate of $650,000 per year, which may be adjusted at the discretion of the Company’s board of directors based on annual reviews required by the Agreement. The Agreement also provides for annual discretionary cash bonuses based on the reasonable determination of the Company’s and Bank’s board of directors, or applicable committees of such boards, regarding Mr. Kim’s performance of his responsibilities in accordance with specified performance criteria. Such bonuses may range between 50% and 125% of his annual base salary with the target bonus amount at 75% of his annual base salary, depending on the board of directors’ reasonable determination of the degree to which he has achieved the specified performance criteria and has an acceptable overall performance evaluation. In addition, Mr. Kim is entitled to an automobile allowance of $1,450 a month, reimbursement of the cost of monthly membership fees and dues at a specified social club and a specified country club, perquisites and benefit plans available to other executive employees of the Company, and reimbursement of reasonable business-related expenses.

•

Equity Compensation. Pursuant to the Agreement, Mr. Kim received a grant of 30,000 shares of common stock that are subject to forfeiture and are not transferable by Mr. Kim until vested, commonly referred to as “restricted stock,” and nonqualified stock options to purchase 200,000 shares of common stock of the Company. Each of these grants vests in five equal annual installments commencing on the first anniversary of the Commencement Date. Both of such grants are subject to the terms and conditions of the 2007 Plan. The Agreement also confirms that the previous grant by the Company of 20,000 restricted stock units to Mr. Kim on March 6, 2013 under the 2007 Plan remains in effect. Pursuant to the Agreement, the Company has also undertaken to adopt and implement the 2008 Long-Term Incentive Plan (“LTIP”) for Mr. Kim, the material terms of which are discussed on page 153 of this joint proxy statement/prospectus. On February 24, 2016, the Compensation Committee (with Mr. Kim’s consent) recommended, and on February 25, 2016, the board of directors approved a 30,000 share reduction in the number of shares subject to the June 27, 2014 stock option grant to Mr. Kim. Such reduction is being made to bring the total equity grants to Mr. Kim within the individual annual grant limit under the 2007 Plan. The remaining 170,000 stock options vest and become exercisable 40,000 stock options each on the first four anniversaries of the grant date and 10,000 stock options on the fifth anniversary.

•	Termination Clauses. The Agreement provides that upon termination of Mr. Kim’s employment for any reason he will be entitled to receive, to the extent not previously paid, all salary earned or accrued through the date of termination, all annual bonuses earned for calendar years completed prior to the date of termination, reimbursement for reasonable and necessary business expenses incurred by him through the date of termination and any other payments and benefits to which he is entitled under applicable compensation arrangements or benefit plans, such as accrued vacation pay, but not including any severance payment provided for in the Company’s severance policies applicable to its salaried employees generally. In addition, if Mr. Kim’s employment is terminated by the Company without cause or is terminated by Mr. Kim for good reason, as defined in the Agreement, or is terminated as a result of Mr. Kim’s death or permanent disability, Mr. Kim may, in the discretion of the Company’s board of directors, be paid an amount equal to a pro rata portion of his annual bonus for the portion of the year completed up to the effective date of his termination, using for this purpose the amount of the annual bonus earned by him in the preceding year. The foregoing amounts are collectively referred to in the Agreement as the (“Accrued Benefits”).

•	Termination Pay. If Mr. Kim’s employment is terminated by the Company without cause or by Mr. Kim with good reason before a change in control of the Company, he will be entitled to receive, in addition to the Accrued Benefits, a lump-sum severance payment in an amount equal to 150% of his then current annual base salary. In addition, all unvested awards granted to Mr. Kim pursuant to the 2007 Plan will vest, subject to certain limitations, and his then-accrued LTIP account balance will vest in full. If Mr. Kim’s termination of employment under the foregoing circumstances occurs within one year after a change in control of the Company, he will be entitled to receive, as his exclusive remedy in respect of such termination, the Accrued Benefits, a lump-sum severance payment in an amount equal to 250% of his then current annual base salary, full vesting of all unvested awards granted or issued to him under the 2007 Plan, and full vesting of his then-accrued LTIP account balance.

•	Limitations on Payments. The amounts payable to Mr. Kim upon termination of employment will be subject to certain limitations intended to result in such payments not being subject to the penalties imposed on “parachute payments” or on certain nonqualified deferred compensation pursuant to the Internal Revenue Code. In addition, Mr. Kim’s entitlement to such amounts will be subject to the requirement that he execute a release of all claims against the Company, the Bank and certain related persons arising out of or relating to his employment, the Agreement, his compensation, the circumstances of his termination and other specified matters.

•

Clawback Features. The Agreement provides that the Company may, subject to the discretion and approval of the boards of directors of the Company and the Bank, as applicable, and to the extent permitted by governing law, require the reimbursement (with interest) or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to Mr. Kim if all of the following factors are present: (a) the award was predicated upon achievement of financial results that were subsequently the subject of a material restatement, (b) the board of directors of the Company or the Bank, as applicable, determines that Mr. Kim has engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to Mr. Kim based upon the restated financial results. The Agreement further provides that in no event shall the total compensation paid upon departure of Mr. Kim from the Company be in an amount that exceeds the level of compensation that applicable bank regulatory authorities consider to constitute safe and sound at the time of such payment, taking into account applicable laws, regulations and regulatory guidance.

Compensation Risk Considerations

The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage employees to take unnecessary and excessive risks. We do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Tax, Accounting and Regulatory Considerations

We take tax, accounting and regulatory requirements into consideration in choosing the particular elements of our compensation and in the procedures we use to set and pay those elements. We seek to pay compensation in the most tax-effective manner where reasonably possible, and, therefore, we take tax considerations into account.

In doing so, we consider the requirements of Section 162(m) of the Internal Revenue Code. Section 162(m) provides that payments of compensation in excess of $1,000,000 annually to a covered employee (the Chief Executive Officer and each of the three-highest paid executive officers other than the Chief Financial Officer) will not be deductible for purposes of U.S. corporate income taxes unless it is “performance-based” compensation and is paid pursuant to a plan and procedures meeting certain requirements of the Internal Revenue Code. Under our stockholder approved 2007 Plan and 2015 Executive Annual Incentive Compensation Program our Compensation Committee may issue awards which qualify as deductible performance-based compensation under Section 162(m). However, we may pay compensation that does not satisfy the requirements of Section 162(m) where we believe that it is in the best overall interests of the Company. We believe that the Chief Executive Officer’s 2015 Annual Cash Incentive award is performance-based for purposes of Section 162(m), and that the balance of his compensation taxable in 2015 is within the $1,000,000 annual deduction limit under Section 162(m).

Section 409A of the Internal Revenue Code provides that an employee receiving deferred compensation (including certain types of equity awards) is subject to additional income tax and interest charges unless the deferred compensation is paid pursuant to a plan and procedures meeting certain requirements of Section 409A. It is our intention to deliver compensation which complies with the requirements under Section 409A.

Compensation Committee Interlocks and Insider Participation

The members of our Human Resources and Compensation Committee are Messrs. Scott Yoon-Suk Whang (Chair), Peter Y.S. Kim, David P. Malone and Dale S. Zuehls, all of whom satisfy the Nasdaq Stock Market listing requirements and relevant Internal Revenue Service and SEC regulations on director independence. None of the members of the Compensation Committee have ever been an officer or employee of the Company or any of its subsidiaries. In addition, none of our directors or executive officers have served as a director of an entity for which a member of the Compensation Committee is an executive officer.

Executive Compensation Tables

I.	2015 Summary Compensation Table

The Summary Compensation Table and related narratives present the compensation paid to or earned by our Named Executive Officers for the three years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Options Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Comp Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Kevin S. Kim	2015	668,077	857	—	—	648,224	2,695	49,190	1,369,043
Chairman, President & Chief Executive Officer	2014	589,231	908	470,400	520,979	602,500	653	46,506	2,231,177
	2013	360,000	1,665	263,600	—	224,000	—	98,977	948,242

Douglas J. Goddard	2015	298,442	857	—	—	95,000	—	26,238	420,537
Executive Vice President & Chief Financial Officer	2014	288,414	910	—	—	94,000	—	26,238	409,562
	2013	273,416	1,665	—	—	100,000	—	26,238	401,319

Kyu S. Kim	2015	322,308	788	—	—	153,000	1,282	29,976	507,354
Senior Executive Vice President & Chief Operating Officer	2014	305,442	827	—	—	143,000	992	27,351	477,612
	2013	250,938	36,582	56,599	—	140,000	721	28,027	512,867

Minkyun You	2015	287,308	857	—	—	100,000	—	23,824	411,989
Executive Vice President & Chief Risk Officer	2014	226,154	100,908	—	—	82,000	—	11,146	420,208

Mark H. Lee	2015	281,685	857	—	—	92,000	—	25,050	399,592
Executive Vice President & Chief Credit Officer	2014	273,925	908	—	—	88,000	—	25,050	387,883
	2013	246,462	31,665	—	—	96,000	—	25,050	399,177

Cha Y. Park	2015	324,808	857	—	—	—	—	376,498	702,163
Former Senior Executive Vice President & Chief Administrative Officer	2014	305,308	200,911	329,000	—	105,000	—	24,937	965,156

(1)	The amounts reported in the Salary column reflect the actual amount paid in each year.
(2)	Each current NEO received holiday bonuses made up of gift cards aggregating approximately $857 in the fourth quarter of 2015.
(3)	The amounts reported in the Stock Awards column represent the aggregate grant date fair value for performance units and restricted stock in each respective year. Pursuant to SEC regulations regarding the valuation of equity awards, amounts in the “Stock Awards” column represent the applicable full grant date fair values of stock awards in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. See Note 1 of the BBCN consolidated financial statements for the year ended December 31, 2015, incorporated by reference in this joint proxy statement/prospectus for information regarding assumptions underlying valuation of equity awards.
(4)	The amounts reported in the Options Awards column represent the aggregate grant date fair value for stock options granted in each respective year. Kevin S. Kim was granted 200,000 stock options with a strike price of $15.88 on June 27, 2014 under the 2007 Plan, which vest and become exercisable 20% on each of the first five anniversaries of the grant date. The closing price of the Company’s stock on June 27, 2014 was $15.88. As more fully described on page 156 of this joint proxy/prospectus, the number of stock options granted to Kevin S. Kim on June 27, 2014 was reduced by 30,000 to 170,000 and vest and become exercisable 40,000 stock options on each of the first four anniversaries of the grant date and 10,000 stock options on the fifth anniversary. In addition to the change in the number of stock options granted, the value of Kevin S. Kim’s 2014 stock option award reflected above has been revised from the value previously shown in the Company’s 2014 Summary Compensation Table to correct the assumption of the volatility rate for the Company’s stock. Note that the amounts reported in this column represent the applicable grant date fair values of stock options in accordance with FASB ASC Topic 718, which do not necessarily correspond to the actual economic value that will be received by the NEO from the options.
(5)	Amounts shown are for services rendered during the year indicated, but were typically paid in the subsequent year. The amounts shown represent performance-based bonuses and Company contribution credits to deferred compensation accounts under the Company’s LTIP, both of which are more fully described in the CD&A. Non-equity incentive plan compensation reported for Kevin S. Kim in 2014 and Kyu S. Kim in 2014 and 2013 has been corrected from the amounts previously shown in the Company’s 2014 and 2013 Summary Compensation Table to include amounts credited in those years under their respective LTIP agreements.

(6)	Amounts shown are above-market interest on LTIP deferred accounts, based on the difference between the 6.25% annual interest rate provided on the LTIP accounts and 120% of the applicable federal long-term rate (compounded monthly) in effect at the time the LTIP was established, which was 3.06% for Kevin S. Kim and 4.60% for Kyu S. Kim. Above-market interest on LTIP deferred accounts reported for Kevin S. Kim in 2014 and Kyu S. Kim in 2013 have been corrected from the amounts previously shown in the Company’s 2014 and 2013 Summary Compensation Table to reflect corrected federal long-term rates.
(7)	For 2015, all other compensation for each NEO includes perquisites, matching contributions to the Company’s 401(k) Plan and auto allowance. The Company made matching contributions to the Company’s 401(k) Plan for 2015 in the following amounts: $11,250 each for Kevin S. Kim, Douglas J. Goddard, Kyu S. Kim, Mark H. Lee and Cha Y. Park; and $10,024 for Minkyun You. For Kevin S. Kim, all other compensation in 2015 also included monthly membership fees at a social club and a country club, aggregating $19,508. For Cha Y. Park, all other compensation for 2015 also included payout of $24,292 in accrued vacation pay on employment termination and $325,000 in severance payments to be made in 2016, which amount was fully accrued in 2015. All other compensation in 2015 also includes the estimated value of the Bank Owned Life Insurance benefit of $1,032 for Kevin S. Kim, $1,188 for Douglas J. Goddard and $4,071 for Kyu S. Kim based on the cost of coverage specified by the IRS group-term life insurance premium table. All other compensation reported for Kevin S. Kim, Kyu S. Kim and Douglas J. Goddard in 2014 and 2013 has been corrected from the amounts previously shown in the Company’s 2014 and 2013 Summary Compensation Table to include the estimated value of their respective Bank Owned Life Insurance benefit for 2014 and 2013 based on the cost of coverage specified by the IRS group-term insurance premium table.

II.	2015 Grants of Plan-Based Awards Table

The following summarizes non-equity incentive awards granted to the NEOs during the fiscal year ended December 31, 2015. No other plan-based awards were granted to NEOs during the year.

Name	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards(1)(2)
		Threshold ($)	Target ($)	Maximum ($)
Kevin S. Kim Chairman, President & Chief Executive Officer	3/26/2015	337,500	506,250	843,750
Douglas J. Goddard Executive Vice President & Chief Financial Officer	3/26/2015		120,400
Kyu S. Kim Senior Executive Vice President & Chief Operating Officer	3/26/2015		146,250
Minkyun You Executive Vice President & Chief Risk Officer	3/26/2015		116,500
Mark H. Lee Executive Vice President & Chief Credit Officer	3/26/2015		113,600

(1)	For Kevin S. Kim, reflects annual cash incentive bonus opportunity approved by the Compensation Committee available to be earned based on the achievement of annual profitability, balance sheet growth, efficiency, regulatory and strategic goals.
(2)	For all other NEOs, reflects target annual cash incentive bonus opportunity administered by the Chief Executive Officer, subject to approval by the Compensation Committee and to be earned based on the achievement of Bank performance and individual goals.

III.	2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning the value of all unexercised options and unvested stock awards awarded to the NEOs and remaining outstanding as of December 31, 2015. This includes options, unvested performance units, restricted stock and restricted stock units granted under the 2007 Plan.

		Option Awards(1)				Stock Awards
Name	Option/ Stock Award Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kevin S. Kim Chairman, President & Chief Executive Officer	3/6/2013							6,667	114,806
	4/11/2014					24,000	413,280
	6/27/2014	40,000	130,000	15.88	6/27/2024
Douglas J. Goddard Executive Vice President & Chief Financial Officer	2/10/2012							2,700	46,494
Kyu S. Kim Senior Executive Vice President & Chief Operating Officer	2/10/2012							2,325	40,037
	6/26/2013							2,400	41,328

Mark H. Lee Executive Vice President & Chief Credit Officer	2/10/2012							2,375	40,898

(1)	Terms of outstanding stock options are for a period of ten years from the date the option is granted. Options may be exercised during a period not to exceed three months following the termination of an optionee’s continuous service to the Company for any reason other than disability or death. If an optionee becomes disabled or dies during his service to the Company, the optionee’s option may be exercised up to twelve months following the date of termination of employment. Kevin S. Kim was granted 200,000 stock options on June 27, 2014 under the 2007 Plan, which vest and become exercisable 20% on each of the first five anniversaries of the grant date. As more fully described on page 156 of this joint proxy/prospectus, the number of stock options granted to Kevin S. Kim on June 27, 2014 was reduced by 30,000 to 170,000 which vest and become exercisable 40,000 stock options on each of the first four anniversaries of the grant date and 10,000 stock options on the fifth anniversary. The number of option awards reflected above has been revised from the numbers previously shown in the Company’s 2014 Outstanding Equity Awards at Fiscal Year-End Table to reflect this reduction.
(2)	Kevin S. Kim was granted 30,000 shares of restricted stock pursuant to the 2007 Plan on April 11, 2014, which vest 20% on each of the first five anniversaries of the grant date.
(3)	Value based on $17.22, the closing price per share of our common stock on December 31, 2015.
(4)	Performance units and restricted stock units were granted pursuant to the 2007 Plan. Kevin S. Kim was granted 20,000 performance units on March 6, 2013, which vest equally in thirds on each of the first three anniversaries of the grant date. Douglas J. Goddard was granted 10,800 performance units on February 10, 2012, which vest 50% on the second anniversary and 25% on each of the third and fourth anniversaries of the grant date. Kyu S. Kim was granted 9,300 performance units on February 10, 2012, which vest 50% on the second anniversary and 25% on each of the third and fourth anniversaries of the grant date. Kyu S. Kim was granted 4,000 performance units on June 26, 2013, which vest 20% on each of the first five anniversaries of the grant date. Mark H. Lee was granted 9,500 performance units on February 10, 2012, which vest 50% on the second anniversary and 25% on each of the third and fourth anniversaries of the grant date.

IV.	2015 Option Exercises and Stock Vested Table

The following table presents information concerning the number of shares acquired and the value realized during 2015 upon the exercise of stock options and the vesting of restricted stock and performance units previously granted to each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Kevin S. Kim Chairman, President & Chief Executive Officer	—	—	6,667	(2)	92,738
	—	—	6,000	(2)	88,620
Douglas J. Goddard Executive Vice President & Chief Financial Officer	—	—	2,700	(3)	35,775
Kyu S. Kim Senior Executive Vice President & Chief Operating Officer	—	—	2,325	(4)	30,806
	—	—	800	(4)	12,216

Mark H. Lee Executive Vice President & Chief Credit Officer	—	—	2,375	(5)	31,469

(1)	Values were determined by multiplying the number of shares or units, as applicable, that vested by the closing market price of our common stock on the vesting date.
(2)	Kevin S. Kim was granted 20,000 performance units on March 6, 2013, which vest equally in thirds on each of the first three anniversaries of the grant date. Of these performance units, 6,667 vested on March 6, 2015, on which date the closing market price of our common stock was $13.91. Kevin S. Kim was granted 30,000 shares of restricted stock on April 11, 2014, which vest 20% on each of the first five anniversaries of the grant date. Of these restricted stock shares, 6,000 vested on April 11, 2015, on which date the closing market price of our common stock was $14.77.
(3)	Douglas J. Goddard was granted 10,800 performance units on February 10, 2012, which vest 50% on the second anniversary and 25% each on the third and fourth anniversaries of the grant date. Of these performance units, 2,700 vested on February 10, 2015, on which date the closing market price of our common stock was $13.25.
(4)	Kyu S. Kim was granted 9,300 performance units on February 10, 2012, which vest 50% on the second anniversary and 25% each on the third and fourth anniversaries of the grant date. Of these performance units, 2,325 vested on February 10, 2015, on which date the closing market price of our common stock was $13.25. Kyu S. Kim was granted 4,000 performance units on June 26, 2013, which vest 20% on each of the first five anniversaries of the grant date. Of these performance units, 800 vested on June 26, 2015, on which date the closing market price of our common stock was $15.27.
(5)	Mark H. Lee was granted 9,500 performance units on February 10, 2012, which vest 50% on the second anniversary and 25% each on the third and fourth anniversaries of the grant date. Of these performance units, 2,375 vested on February 10, 2015, on which date the closing market price of our common stock was $13.25.

V.	2015 Nonqualified Deferred Compensation Table

The following table presents information concerning deferred compensation during the fiscal year ended December 31, 2015. Kevin S. Kim and Kyu S. Kim currently are the only NEOs employed with the Company and participating in the Company’s Long Term Cash Incentive Plan. A narrative description of the deferred compensation plan for executives may be found in the CD&A.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Kevin S. Kim Chairman, President & Chief Executive Officer	—	50,000	6,534	—	108,117
Kyu S. Kim Senior Executive Vice President & Chief Operating Officer	—	30,000	10,972	—	181,550

(1)	The full amount of these contributions is reported as 2015 non-equity incentive plan compensation in the Summary Compensation Table.
(2)	The earnings on the employee deferred compensation plans are calculated based on the total amount of interest accrued on account balances during 2015. The above-market portion of those interest amounts in 2015, which amounted to $2,695 for Kevin S. Kim and $1,282 for Kyu S. Kim are reported in the Summary Compensation Table.
(3)	The aggregate balance at last fiscal year end includes $50,653 for Kevin S. Kim and $123,385 for Kyu S. Kim that was reported as compensation to them in the Summary Compensation Table for years prior to 2015.

VI.	Potential Payments Upon Termination of Employment or Change in Control

The following table presents the estimated payments and benefits that each NEO would have been entitled to if they were terminated on December 31, 2015. Unless otherwise indicated, all amounts are payable in lump sums. The proposed merger with Wilshire Bancorp, Inc. is not expected to be a change in control of BBCN for purposes of the potential payments described below.

Name	Cash Severance Arrangements/ Compensation ($)		Acceleration of Unvested Options and Stock Awards ($)(1)	Total Termination Benefits ($)
Kevin S. Kim
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	1,012,500	(2)	702,286	1,714,786
Involuntary Termination (For Cause)	—		—	—
Termination in Connection with Change in Control	1,773,556	(2)(3)	702,286	2,475,842
Death	108,117	(4)	702,286	810,403
Disability	—		702,286	702,286
Douglas J. Goddard
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	—		—	—
Involuntary Termination (For Cause)	—		—	—
Termination in Connection with Change in Control	—		46,494	46,494
Death	—		46,494	46,494
Disability	—		46,494	46,494
Kyu S. Kim
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	—		—	—
Involuntary Termination (For Cause)	—		—	—
Termination in Connection with Change in Control	—	(3)	81,365	81,365
Death	—	(4)	81,365	81,365
Disability	—		81,365	81,365
Minkyun You
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	—		—	—
Involuntary Termination (For Cause)	—		—	—
Termination in Connection with Change in Control	—		—	—
Death	—		—	—
Disability	—		—	—
Mark H. Lee
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	181,293	(5)	—	181,293
Involuntary Termination (For Cause)	—		—	—
Termination in Connection with Change in Control	181,293	(5)	40,898	222,191
Death	—		40,898	40,898
Disability	—		40,898	40,898

(1)	The 2007 Plan provides for vesting of all performance units and stock options upon a change in control, death or the finding of permanent disability. This calculation assumes that each NEO’s performance units and restricted stock were paid out in stock at the closing price on December 31, 2015, of $17.22 per share, and that Kevin S. Kim’s unvested stock options were paid out in the amount of the difference between the stock closing price on December 31, 2015, of $17.22 per share, and the option exercise price of $15.88 per share.

(2)	Pursuant to the terms of Kevin S. Kim’s employment agreement, which is described in more detail beginning on page 155 of this joint proxy statement/prospectus, Mr. Kim would have been entitled to 150% of his annual base salary for involuntary termination occurring on December 31, 2015, other than for cause and not in connection with a change in control of the Company, and 250% of his annual base salary for involuntary termination occurring on December 31, 2015 within one year following a change in control.
(3)	The LTIP allows for payment of a portion of the LTIP benefits upon good reason termination of employment within 12 months following a change of control. Mr. Kim would have been entitled to a benefit of $86,056, equal to 33.34% of the sum of his account balance on December 31, 2015 and his potential contributions for years thereafter, upon a change in control occurring on December 31, 2015, payable in accordance with the terms of his LTIP. Ms. Kim would not have been entitled to any additional LTIP benefit, other than her then-vested benefit, as the result of a change in control or termination of employment occurring on December 31, 2015.
(4)	The LTIP allows for payment of 100% of a participant’s account balance upon the death of the participant. Kevin S. Kim and Kyu S. Kim are participants in the LTIP, and currently have vested rights to LTIP benefits of $0 and $193,240, respectively. The amounts included in the table are $108,117 for Kevin S. Kim and $0 for Kyu S. Kim, which reflect the excess of the amounts payable in the event of death occurring on December 31, 2015 over the then-vested benefit amounts.
(5)	Pursuant to the terms of Mark H. Lee’s employment agreement, Mr. Lee would have been entitled to payment of his then current annual base salary through the agreement term date of August 20, 2016.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

I.	Beneficial Ownership of Directors and Executive Officers

The following presents information concerning the beneficial ownership of our common stock as of February 22, 2015 for (i) each of our directors and director nominees, (ii) each of our named executive officers, and (iii) all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(1)	Options/SARs exercisable within 60 days (#)(2)	Total Beneficial Ownership (#)	Percent of Class(3)
Independent Directors
Jinho Doo	—	—	—	n/a
Jin Chul Jhung(4)	209,193	23,415	232,608	*
Peter Y.S. Kim(5)	889,473	23,415	912,888	1.15%
Sang Hoon Kim(6)	812,933	23,415	836,348	1.05%
Chung Hyun Lee	233,119	23,415	256,534	*
William J. Lewis	—	—	—	n/a
David P. Malone	—	—	—	n/a
Gary E. Peterson	—	—	—	n/a
Scott Yoon-Suk Whang(7)	59,602	—	59,602	*
Dale S. Zuehls	—	—	—	n/a
Named Executive Officers
Kevin S. Kim(8)	511,017	80,000	591,017	*
Kyu S. Kim	10,998	—	10,998	*
Douglas J. Goddard	10,800	—	10,800	*
Mark H. Lee	16,518	—	16,518	*
Minkyun You	—	—	—	n/a
Cha Y. Park	5,000	—	5,000	*
All Directors and Executive Officers as a Group (20 Individuals)				3.82%

*	Less than 1%

(1)	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated or if stock is held as separate property) and minor children, and by any other relatives of such person who have the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person’s spouse) is the sole beneficiary and has pass-through voting rights and investment power.
(2)	Each of the following directors and executive officers had 23,415 vested, exercisable stock options outstanding under the 2006 Plan: Jin Chul Jhung, Peter Y.S. Kim, Sang Hoon Kim, Chung Hyun Lee and Jason K. Kim. Kevin S. Kim had 68,000 vested, exercisable stock options outstanding under the 2007 Plan.
(3)	This percentage is based on the total number of shares of the Company’s common stock outstanding as of February 22, 2016, which was 79,566,356.
(4)	Ownership includes 189,193 shares gifted to an irrevocable trust with his spouse as sole trustee to which Mr. Jhung retains the sole voting and investment power.
(5)	Ownership includes 390,000 shares gifted to his children to which Mr. Kim retains the sole voting and investment power.
(6)	Ownership includes 211,842 shares held by a trust of which Mr. Kim is a trustee, and 5,317 shares held by other relatives of Mr. Kim, as to all of which shares Mr. Kim has shared voting and investment power pursuant to agreements with the record owners of the shares. Also includes 175,487 shares held by Mr. Kim’s wife as separate property, all of which are pledged and as to which shares Mr. Kim has shared voting and investment power.
(7)	Ownership includes 19,933 shares owned by revocable trust and 6,000 shares gifted to his grandchildren, which Mr. Whang retains the sole voting and investment power.
(8)	Ownership includes 6,667 performance units scheduled to vest on March 6, 2016 and 6,000 restricted stock shares scheduled to vest on April 11, 2016.

II.	Beneficial Owners of More Than 5% of Our Stock

The following table presents information known to the Company pursuant to SEC filings as of February 22, 2015 concerning the beneficial owners of more than five percent of the outstanding shares of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
BlackRock, Inc.	7,441,921	(2)	9.35%
40 East 52nd Street, New York, NY 10022

FMR LLC	6,849,874	(3)	8.61%
245 Summer Street, Boston, MA 02110

The Vanguard Group	5,831,487	(4)	7.33%
100 Vanguard Boulevard, Malvern, PA 19355

Dimensional Fund Advisors LP	4,199,424	(5)	5.28%
Building One, 6300 Bee Cave Road, Austin, TX 78746

(1)	We have relied on the filings with the SEC on Schedule 13G of each of the listed stockholders in determining how many shares each stockholder owns. The public filings on Schedule 13G, including any amendments thereto, by these stockholders reflect ownership information as of December 31, 2015.
(2)	Based solely upon information contained in a Schedule 13G/A filed with the SEC on January 25, 2016, BlackRock, Inc. has sole power to vote or direct the vote of 7,252,108 shares; and sole power to dispose of or direct the disposition of 7,441,921 shares.
(3)	Based solely upon information contained in a Schedule 13G/A filed with the SEC on February 12, 2016, FMR has sole power to vote 359,878 shares; and sole power to dispose or to direct the disposition of 6,849,874 shares.

(4)	Based solely upon information contained in a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group has sole power to vote or direct the vote of 101,809 shares; shared power to vote or direct the vote of 7,000 shares; sole power to dispose or to direct the disposition of 5,726,478 shares; and shared power to dispose of or to direct the disposition of 105,009 shares.
(5)	Based solely upon information contained in a Schedule 13G filed with the SEC on February 9, 2016, Dimensional Fund Advisors has sole power to vote or direct the vote of 3,939,749 shares; and sole power to dispose of or direct the disposition of 4,199,424 shares.

Additional Information About Our Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our executive officers and directors, and persons who own more than 10% of the Company’s common stock, are required to file reports of ownership and changes in ownership with the SEC. The SEC requires executive officers, directors and greater than 10% beneficial owners to furnish to us copies of all Section 16(a) forms they file. Based solely on our review of these reports and of certifications furnished to us, we believe that during the fiscal year ended December 31, 2015, all executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Policies and Procedures for Approving Related Party Transactions

We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed by the Nomination and Governance Committee and ultimately reviewed and approved by our board of directors. As required under its charter, the Nomination and Governance Committee is responsible for reviewing each director’s independence (according to the Nasdaq Stock Market, IRS and the SEC standards) and for making recommendations to the board of directors based on its findings.

Our Code of Ethics and Business Conduct for employees requires employees who may have a potential or apparent conflict of interest to notify their supervisor or the Ethics Officer. Our Director Code of Ethics and Business Conduct requires directors to notify the chair of the Nomination and Governance Committee. A potential conflict is considered to exist whenever an individual has an outside interest, direct or indirect, which could conflict with the individual’s duty to the Company or adversely affect the individual’s judgment in the discharge of his or her responsibilities at the Company. Prior to consideration of a related party transaction, our board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. The board of directors then determines whether the terms and conditions of the transaction are more or less favorable to the Company than those offered by unrelated third parties. Once the board of directors determines that the terms and conditions are substantially similar to those offered by unrelated parties, the transaction may be permitted if it is approved by a majority of the independent directors entitled to vote on the matter with the interested director abstaining.

All of the transactions reported below were approved by our board of directors in accordance with these policies and procedures, and we believe that the terms of these transactions were not less favorable to us as those we could have obtained from unrelated third parties. The employee and director Code of Ethics and Business Conduct can be found in the Corporate Governance section of our website at www.BBCNbank.com. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

To identify related party transactions, each year we require our directors and executive officers to complete director and officer questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest. In addition, director independence is discussed on a regular basis at the Nomination and Governance Committee, and the Bank tracks all deposit accounts on a daily basis and loan accounts on a quarterly basis. Directors and executive officers are required to notify the Legal Department of any updates to the information supplied in the questionnaire occurring after the date of its completion.

There are no existing or proposed material transactions between the Company or the Bank and any of our officers, directors, nominees or principal stockholders or the immediate family or associates of the foregoing persons, except as indicated below.

Transactions Considered

Some of the directors and officers of the Company and/or the Bank and the immediate families and the business organizations with which they are associated, are customers of, and have had banking transactions with, the Bank in the ordinary course of our business and we expect to have banking transactions with such persons in the future. All loans made to such persons have been made in the ordinary course of business; on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to persons not related to the Bank; and do not involve more than a normal risk of collectability or present other unfavorable features.

BBCN PROPOSAL 7: APPROVAL OF THE BBCN BANCORP, INC. 2016 INCENTIVE COMPENSATION PLAN

We are seeking shareholder approval of the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan (the “Plan”).

Background

On February 25, 2016, BBCN’s board of directors adopted the Plan, subject to approval by BBCN’s shareholders. Awards may be granted under the Plan prior to such shareholder approval, but may not be exercised or settled for shares of BBCN’s common stock (which we is referred to as “shares” in this BBCN Proposal 7) unless and until shareholder approval is obtained. As of the date of this joint proxy statement/prospectus, no awards have been granted under the Plan. Awards that have been granted and are outstanding under the BBCN Bancorp, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) and the Center Financial Corporation 2006 Stock Incentive Plan, as each has been amended from time to time (together with the 2007 Plan, the “Prior Plans”) will continue to be governed by the terms of the Prior Plans, but no further awards may be made under the Prior Plans. As of the date of this filing, and subject to the approval of the Plan, the following shares will no longer be available for future grant under the Prior Plans:

Plan	Expiration	Shares Currently Available
2007 Plan	November 2021	24,690
2006 Plan	April 2016	2,322,058

Rationale for the Adoption of the Plan

The Plan will allow BBCN, its subsidiaries, and any business, corporation, partnership, limited liability company or other entity designated by BBCN’s board of directors in which BBCN or a subsidiary of BBCN holds a direct or indirect substantial ownership interest (together with BBCN’s subsidiaries, the “related entities”), to continue to attract, motivate, retain and reward high-quality executives and other employees, officers, directors and consultants by enabling such persons to acquire or increase a proprietary interest in BBCN in order to strengthen the mutuality of interests between such persons and BBCN’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. BBCN would be at a distinct competitive disadvantage if BBCN could not use awards provided under the Plan to attract, motivate, retain and reward such persons. The use of shares of BBCN’s common stock as part of its compensation program fosters a pay-for-performance culture that is an important element of BBCN’s overall compensation philosophy.

We believe that BBCN has successfully used stock-based awards to attract, retain and incentivize highly qualified employees and other service providers, and that the 2,400,000 shares that would be available for issuance under Plan would allow us to continue attracting, retaining and incentivizing highly qualified employees and other service providers in the future through the issuance of stock-based awards. Absent approval of the Plan, we would have fewer than 25,000 shares available for future awards, significantly hampering our ability to compete for top talent. We expect that the 2,400,000 shares available for issuance under the Plan would be sufficient to provide a competitive equity incentive program for approximately the next four to five years.

In addition to seeking to satisfy the shareholder approval requirement under applicable stock exchange rules and the shareholder approval requirement for incentive stock options (“ISOs”) to receive preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), BBCN is also seeking shareholder approval of the Plan to satisfy the shareholder approval requirement under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), so that BBCN may grant performance-based awards that are intended to qualify for exclusion from the federal tax deduction limitation under Section 162(m). Section 162(m) places a limit of $1 million on the amount BBCN may deduct in any one year for compensation paid to its chief executive officer and each of its other three most highly-paid executive officers other than its chief financial officer. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) (“Performance-Based Compensation”) is not subject to this deductibility limit. For awards to qualify for this exception, shareholders must approve the material terms of the Plan under which the awards are paid. The material terms of the Plan include (i) the employees eligible to receive awards, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the Plan below. Notwithstanding the foregoing, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Plan will be deductible under all circumstances.

Description of the Plan

A copy of the Plan is attached hereto as Annex G and is hereby incorporated into this joint proxy statement/prospectus by reference. The following summary of key provisions of the Plan, as well as the other summaries and descriptions relating to the Plan contained elsewhere in this proposal, are each qualified in their entirety by reference to the full text of the Plan.

Purpose

The purpose of the Plan is to assist BBCN and the related entities to continue to attract, motivate, retain and reward high-quality executives and other employees, officers, directors and consultants by enabling such persons to acquire or increase a proprietary interest in BBCN in order to strengthen the mutuality of interests between such persons and BBCN’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

Eligibility

The persons eligible to receive awards under the Plan are officers, directors and employees of BBCN and the related entities. In addition, individuals who are consultants or advisors to BBCN or any of the related entities who render bona fide services that are not in connection with the offer and sale of BBCN’s securities in a capital-raising transaction, who do not directly or indirectly promote or maintain a market for BBCN securities and who otherwise qualify as a de facto employees or consultants under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement are eligible to receive awards (“consultants”). Only employees of BBCN, or any parent corporation or subsidiary corporation of BBCN, are eligible to receive ISOs.

As of February 29, 2016, approximately 9 officers, 10 directors, and 954 other employees were eligible to participate in the Plan. On such date we had no consultants eligible to participate in the Plan. The individuals to whom awards are to be granted, from among those who are eligible, is determined by the Compensation Committee of BBCN’s board of directors or a subcommittee thereof formed by the Compensation Committee (the “plan administrator”).

Shares Available for Awards; Participant Annual Limits

Subject to certain adjustments described below, the number of shares available for issuance under the Plan is 2,400,000. Any share that is subject to an award granted under the Plan will be counted against this limit as 1 share.

If shares subject to an award are forfeited, expire or otherwise terminate without being issued, or are not issued because the award is settled for cash or otherwise does not result in such shares being issued, such shares will again be available for awards under the Plan. Any such share will be added back as 1 share. However, if any award is exercised through the tendering of shares or by the withholding of shares, or withholding tax liabilities arising from an award are satisfied by the tendering of shares or by the withholding of shares, then the number of shares tendered or withheld will not be available for grant under the Plan.

Awards granted or shares issued by BBCN in assumption of, or in substitution or exchange for, awards previously granted by an entity that is acquired by BBCN or a related entity, or that otherwise becomes a related entity of or combines with BBCN or a related entity will not reduce the shares available for issuance under the Plan or count against any individual participant limit. Additionally, in the event that an entity acquired by BBCN or any related entity, or with which BBCN or any related entity combines, has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, such available shares (as appropriately adjusted in connection with such acquisition or combination) may be used for awards and will not reduce the shares authorized for use under the Plan if and to the extent that the use of such shares would not require approval of BBCN’s shareholders under applicable stock exchange rules.

Subject to the adjustments described below, (i) a participant under the Plan (a “participant”) may not be granted options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares and/or other stock-based awards, in each case that are intended to qualify as Performance-Based Compensation and that are denominated in or valued by reference to a designated number of shares, that in the aggregate relate to more than 300,000 shares in any fiscal year, and (ii) the maximum dollar value payable to any one participant with respect to performance units that are intended to be qualified as Performance-Based Compensation and that are granted in any fiscal year is (A) $3,000,000 with respect to any 12 month performance period, and (B) $4,500,000 with respect to any performance period that is more than 12 months.

Subject to the adjustments described below, the maximum number of shares that may be delivered under the Plan as a result of the exercise of ISOs is 2,400,000.

Subject to the adjustments described below, a participant who is a director but is not also an employee or consultant may not be granted any awards with respect to more than 50,000 shares in any fiscal year.

In the event that certain corporate transactions or events affect the shares and/or other securities of BBCN, the plan administrator will, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (i) the number and kind of shares which may be delivered in connection with awards granted thereafter, (ii) the number and kind of shares by which the individual participant limitations described above are measured, (iii) the number and kind of shares subject to or deliverable in respect of outstanding awards, (iv) the exercise price, grant price or purchase price relating to any award and/or may make provision for payment of cash or other property in respect of any outstanding award, and (v) any other aspect of any award that the plan administrator determines to be appropriate.

Except as described in the foregoing paragraph, the plan administrator may not (i) lower the exercise or grant price of an option or SAR after it is granted, (ii) cancel an option or SAR when the exercise or grant price exceeds the fair market value of the underlying shares in exchange for cash or another award, (iii) cancel an outstanding option or SAR in exchange for an option or SAR with an exercise or grant price that is less than the exercise or grant price of the original option or SAR or (iv) take any other action with respect to an option or SAR that may be treated as a repricing pursuant to the applicable stock exchange rules, in each case without shareholder approval.

The closing price of BBCN’s common stock on the Nasdaq Global Select Market on May 26, 2016 was $16.12 per share.

Administration

The plan administrator is the Compensation Committee of BBCN’s board of directors or a subcommittee thereof formed by the Compensation Committee. If BBCN’s board of directors fails to designate a committee or if there are no longer any members on the committee so designated by BBCN’s board of directors, or for any other reason determined by BBCN’s board of directors, then BBCN’s board of directors will serve as the plan administrator (in which case it is intended that the Plan will be administered by only those members of BBCN’s board of directors who are “independent” members of BBCN’s board of directors within the meaning of applicable stock exchange rules).

The plan administrator will have full and final authority, subject to and consistent with the provisions of the Plan, to select participants, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the plan administrator may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the plan administrator under the Plan or pursuant to any award, the plan administrator will not be required to follow past practices, act in a manner consistent with past practices, or treat any eligible person or participant in a manner consistent with the treatment of any other eligible persons or participants. Decisions of the plan administrator will be final, conclusive and binding on all persons or entities.

The committee acting as the plan administrator, and not BBCN’s board of directors, will exercise sole and exclusive discretion (i) on any matter relating to a participant then subject to Section 16 of the Exchange Act with respect to BBCN to the extent necessary in order that transactions by such participant will be exempt under Rule 16b-3 under the Exchange Act or (ii) with respect to any award that is intended to qualify as Performance-Based Compensation, to the extent necessary in order for such award to so qualify. The plan administrator may delegate to members of BBCN’s board of directors or committees thereof, or to officers or managers of BBCN or any related entity, the authority, subject to such terms and limitations as the plan administrator will determine, to perform administrative and other functions, provided that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for awards granted to participants subject to Section 16 of the Exchange Act in respect of BBCN and will not cause awards intended to qualify as Performance-Based Compensation to fail to so qualify.

Stock Options and SARs

The plan administrator is authorized to grant stock options, including ISOs and stock options not eligible for preferential tax treatment under Section 422 of the Internal Revenue Code (“nonstatutory stock options”), and SARs, which entitle the participant to receive the amount by which the fair market value of a share on the date of exercise exceeds the grant price of the SAR. The exercise price subject to an option and the grant price of a SAR are determined by the plan administrator, provided that the exercise price of an option and the grant price of a SAR will be no less than 100% of the fair market value of a share on the date such option or SAR is granted. If an employee owns or is deemed to own more than 10% of the combined voting power of all classes of stock of BBCN (or any parent corporation or subsidiary corporation of BBCN), the exercise price of any ISO granted to such employee (to the extent required by the Code at the time of grant) will be no less than 110% of the fair market value of a share on the date of grant.

For purposes of the Plan, the term “fair market value” means the fair market value of shares, awards or other property as determined by the plan administrator, or under procedures established by the plan administrator. Unless otherwise determined by the plan administrator, the fair market value of a share as of any given date will be the closing sale price per share reported on a consolidated basis for shares listed on the principal stock exchange or market on which shares are traded on such date (or as of such later measurement date as determined by the plan administrator on the date the award is authorized by the plan administrator), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

The term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions for cancellation of unexercised options or SARs at or following termination of service generally will be fixed by the plan administrator at the time of grant, provided that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years. Methods of exercise and settlement and other terms of options and SARs will be determined by the plan administrator. The plan administrator may permit the exercise price of options to be paid in cash, shares, other awards or other property, including participant notes.

The plan administrator may grant SARs in tandem with options (“Tandem SARs”). A Tandem SAR may only be exercised when the related option would be exercisable and the fair market value of the shares subject to the related option exceeds the option’s exercise price. Any option related to a Tandem SAR will no longer be exercisable to the extent the Tandem SAR has been exercised and any Tandem SAR will no longer be exercisable to the extent the related option has been exercised.

Restricted Stock and RSUs

The plan administrator is authorized to grant restricted stock and RSUs. Restricted stock is a grant of shares, which are subject to such risks of forfeiture and other restrictions as the plan administrator may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a shareholder of BBCN, including voting and dividend rights, unless and until the shares are forfeited. Cash dividends, shares, and any other property distributed as a dividend with respect to any restricted stock award that vests based on achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the restricted stock award and will be paid at the time such restrictions and risk of forfeiture lapse.

An award of RSUs confers upon a participant the right to receive shares or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the plan administrator may impose. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares, other awards or other property equal in value to dividends paid on a specific number of shares or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares, awards, or otherwise as specified by the plan administrator. Dividend equivalents credited in connection with an award that vests based on the achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend equivalents have been credited.

Bonus Stock and Awards in Lieu of Cash Obligations

The plan administrator is authorized to grant shares as a bonus (free of restrictions), or to grant shares or other awards authorized under the Plan in lieu of BBCN’s obligations to pay cash under the Plan or other plans or compensatory arrangements.

Other Stock Based awards

The plan administrator is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares. The plan administrator determines the terms and conditions of any such awards.

Performance Awards

The plan administrator is authorized to grant performance awards to participants on terms and conditions established by the plan administrator. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the plan administrator upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as “performance shares”) or by reference to a designated amount of property including cash (in which case they are referred to as “performance units”). Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the plan administrator.

The provisions of the Plan that are intended to qualify awards as Performance-Based Compensation (not subject to the limitation on tax deductibility under Section 162(m)) will apply to any restricted stock award, RSU award, performance award, or other stock-based award if the award is granted to a participant who is, or is likely to be, as of the end of the tax year in which BBCN would claim a tax deduction in connection with such award, a “covered employee” and such award is intended to qualify as Performance-Based Compensation. The term “covered employee” means BBCN’s chief executive officer and each other person whose compensation is required to be disclosed in BBCN’s filings with the SEC by reason of that person being among the three highest compensated officers of BBCN (other than BBCN’s principal financial officer) as of the end of a taxable year.

If and to the extent that the plan administrator determines that an award is intended to qualify as Performance-Based Compensation, one or more of the following business criteria for BBCN, on a consolidated basis, and/or for related entities, or for business or geographical units of BBCN and/or a related entity (except with respect to the total shareholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for such award:

(1) earnings per share;

(2) revenues or margins;

(3) cash flow;

(4) operating margin;

(5) return on assets, investment, capital, or equity (including tangible equity);

(6) economic value added;

(7) direct contribution;

(8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations after excluding extraordinary or special items (including, without limitation, stock-based compensation, goodwill impairments, building and other significant asset sales, asset write-downs, plant closures and related layoffs, and/or amortization of intangibles); income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of BBCN;

(9) working capital;

(10) management of fixed costs or variable costs;

(11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures;

(12) total shareholder return;

(13) debt reduction;

(14) market share;

(15) entry into new markets, either geographically or by business unit;

(16) customer retention and satisfaction;

(17) loans;

(18) deposits;

(19) assets;

(20) tangible book value;

(21) efficiency ratio;

(22) fee income;

(23) net interest income;

(24) noninterest income;

(25) net interest margin;

(26) nonperforming assets;

(27) net charge offs;

(28) classified assets;

(29) provision for loan and/or lease losses;

(30) Texas ratio;

(31) assets under management;

(32) strategic plan development and implementation, including turnaround plans; and/or

(33) the fair market value of a share.

Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the plan administrator including, but not limited to, a group of select companies that are comparable to BBCN. The plan administrator may, at the time the performance goals are set, require that those goals be determined by excluding the impact of (i) restructurings, discontinued operations, and any other item that is either unusual or infrequent in nature, (ii) change in accounting standards required by generally accepted accounting principles or (iii) such other exclusions or adjustments as the plan administrator specifies at the time the award is granted. The plan administrator may express a performance goal in any form that the plan administrator may determine, including, without limitation, absolute value, ratio, average, percentage growth, absolute growth, cumulative growth, performance in relation to an index, performance in relation to peer company performance, per share outstanding or per full-time equivalent employee.

Achievement of performance goals in respect of performance awards intended to qualify as Performance-Based Compensation will be measured over a performance period no shorter than 12 months and no longer than 5 years, as specified by the plan administrator.

No participant will receive any payment under the Plan that is intended to qualify as Performance-Based Compensation unless the plan administrator has certified that the performance criteria and any other material terms previously established by the plan administrator or set forth in the Plan have been satisfied to the extent necessary to qualify as Performance-Based Compensation.

Other Terms of Awards

Subject to the terms of the Plan and any applicable award agreement, payments to be made by BBCN or a related entity upon the exercise of an award or settlement of an award may be made in such forms as the plan administrator may determine, including, without limitation, cash, shares, other awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (including through trusts or other arrangements), provided that any determination to pay in installments or on a deferred basis will be made by the plan administrator at the time of grant. Any installment or deferral provided for in the preceding sentence will be subject to BBCN’s compliance with applicable law and applicable stock exchange rules, generally will be consistent with the “unfunded” status of the Plan and will be made in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Internal Revenue Code.

BBCN and any related entity may withhold from any award granted, any payment relating to an award, or any payroll or other payment to a participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an award, and may take such other action as the plan administrator determines to enable BBCN or any related entity and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award. This includes authority to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of a participant’s tax obligations, either on a mandatory or elective basis.

Awards may not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability, or assigned or transferred, otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and options and SARs may be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative, except that awards (other than ISOs and SARs in tandem with ISOs) may be transferred during the lifetime of the participant, and exercised by such transferees, only by transfers that are permitted by the plan administrator, are by gift or pursuant to a domestic relations order, and are to a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

Awards generally may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

Vesting; Acceleration of Vesting

Except for certain limited situations (including death, disability, retirement, change in control, grants to new hires to replace forfeited compensation, grants representing payment of earned performance awards or other incentive compensation, substitute awards and grants to directors), restricted stock awards, RSUs, performance shares and other stock-based awards will vest over a period of not less than one year. Subject to this limitation on the vesting of these types of awards, the plan administrator may accelerate the exercisability of options and SARs and the vesting and settlement of awards in its sole discretion or upon the occurrence of specified events.

Change in Control

Only if provided in any employment, award or other agreement between the participant and BBCN or any related entity, or to the extent otherwise determined by the plan administrator in its discretion, upon the occurrence of a change in control, (i) any option or SAR will become immediately vested and exercisable, (ii) any restrictions, deferral of settlement, and forfeiture conditions applicable to a restricted stock award, RSU award or other stock-based award subject only to future service requirements will lapse and such awards will be deemed fully vested and (iii) with respect to any award subject to performance criteria, the plan administrator may consider such awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the performance period completed as of the change in control). Unless the plan administrator otherwise determines, or as is provided in any employment, award or other agreement between the participant and BBCN or any related entity, vesting of awards will not accelerate in connection with a change in control if either (A) BBCN is the surviving entity in the change in control and the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (B) the successor company or its parent company assumes or substitutes for the applicable award.

In the event of a change in control (and subject to the provisions described above relating to vesting of awards), any outstanding awards may be dealt with in accordance with any of the following approaches, without participant consent, as determined by the agreement effectuating the transaction or, if not so determined, as determined by the plan administrator: (i) the outstanding awards may be continued, if BBCN is a surviving entity, (ii) the outstanding awards may be assumed or substituted for by the surviving entity or its parent or subsidiary, (iii) with full exercisability or vesting, expiration of the outstanding awards may be accelerated, or (iv) the outstanding awards may be cancelled upon payment of their value (in the case of options or SARs, measured by the excess, if any, of the fair market value of a share over the exercise or grant price) in cash, cash equivalents or other property.

Clawback of Benefits

BBCN may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any BBCN policies that currently exist or that may from time to time be adopted or modified in the future by BBCN and/or applicable law. If the participant, without the consent of BBCN, while employed by or providing services to BBCN or any subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of BBCN or any subsidiary, then, at the discretion of the plan administrator, (i) any outstanding, vested or unvested, earned or unearned portion of the award may be canceled and (ii) the participant or other person to whom any payment has been made or shares or other property have been transferred in connection with the award may be required to forfeit and pay over to BBCN all or any portion of the gain realized upon the exercise of any option or SAR and the value realized on the vesting or payment of any other award.

Amendment and Termination

The board of directors may amend, alter, suspend, discontinue or terminate the Plan, or the plan administrator’s authority to grant awards, without the consent of shareholders or participants, except that any amendment or alteration to the Plan will be subject to the approval of BBCN’s shareholders if such shareholder approval is required by any federal or state law or regulation or the rules of applicable stock exchange, and BBCN’s board of directors may otherwise, in its discretion, determine to submit other changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or an award agreement, without the consent of an affected participant, no such board of directors action may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The plan administrator may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or an award agreement, without the consent of an affected participant, no such plan administrator or board of directors action may materially and adversely affect the rights of such participant under terms of such award.

The Plan will terminate at the earliest of (a) such time as no shares remain available for issuance under the Plan, (b) termination of the Plan by BBCN’s board of directors, or (c) the tenth anniversary of the effective date of the Plan. Awards outstanding upon expiration of the Plan will remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to awards under the Plan. This summary is based on BBCN’s understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

U.S. Federal Income Tax Consequences

ISOs. In general, neither the grant nor the exercise of an ISO granted under the Plan will result in taxable income to the option holder or a deduction to BBCN. If the option holder holds shares received upon exercise of an ISO for more than two years after the date the option is granted and more than one year after the date of exercise, any later sale of such shares will result in a capital gain or loss (and BBCN is not entitled to any deduction for Federal income tax purposes).

If shares received upon the exercise of an ISO are disposed of before the holding period requirements described above have been satisfied, the option holder generally will recognize ordinary income at the time of disposition. The amount of such ordinary income generally will be equal to the difference between the fair market value of the shares on the date of exercise and the exercise price (or, if less, the difference between the amount realized on disposition of the shares and the exercise price). Any additional gain (or any loss) generally will be a capital gain (or loss). BBCN generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain reporting requirements.

Certain option holders exercising ISOs may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of shares purchased upon exercise of ISOs, determined on the date of exercise, and (ii) the exercise price, will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

Nonstatutory stock options. No income results upon the grant of a nonstatutory stock option. When an option holder exercises a nonstatutory stock option, he or she will recognize ordinary income subject to withholding. Generally, such income will be recognized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the shares received over the exercise price. BBCN generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

Restricted stock. Generally, restricted stock is not taxable to the participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the shares at the time of grant (without regard to the restrictions) is included in ordinary income and there is no further income recognition when the restrictions lapse. BBCN generally will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

RSUs. Generally, the participant will not be subject to tax upon the grant of RSUs but will recognize ordinary income in an amount equal to the fair market value of any shares received on the date of delivery of the underlying shares under the RSUs. BBCN generally will be entitled to a corresponding tax deduction.

SARs. Generally, the participant will not be subject to tax upon the grant of SARs. Upon the receipt of shares pursuant to the exercise of a SAR, the participant generally will recognize ordinary income in an amount equal to the fair market value of the shares received. The ordinary income recognized with respect to the receipt of shares upon exercise of SARs will be subject to any necessary withholding and reporting requirements. Generally, BBCN will not be entitled to a tax deduction upon the grant or termination of SARs. However, BBCN generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the participant upon exercise of SARs.

Other awards. Generally, the participant will recognize ordinary income subject to tax on other awards at the time of payment, whether paid in cash, shares or other property. With respect to such awards, BBCN generally will be allowed a tax deduction for the amount included in the taxable ordinary income of the participant at the time of inclusion.

Section 162(m). As described above, Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to BBCN’s chief executive officer and to certain of BBCN’s other executive officers. The general rule is that compensation paid to any of these specified executives is tax deductible only to the extent that it does not exceed $1 million in any tax year. However, certain compensation is exempt from this $1 million limitation on deductibility if such compensation qualifies as Performance-Based Compensation. One of the requirements to qualify as Performance-Based Compensation is that the compensation must be paid pursuant to a plan for which the material terms have been approved by shareholders. Provided that the Plan is approved by BBCN’s shareholders, the Company believes that options and SARs granted under the Plan should be exempt as Performance-Based Compensation, and consequently any deduction available to BBCN as discussed above would not be limited by Section 162(m). Restricted stock, RSUs and other awards would be exempt from this $1 million limitation on deductibility only if the vesting of such awards is based on the satisfaction of performance criteria that have been approved by BBCN’s shareholders. The performance measures listed above are included in the Plan and subject to shareholder approval as part of the Plan so that such awards may be granted under the Plan as Performance-Based Compensation. The plan administrator, in its discretion, may grant awards under the Plan to such executive officers that do not qualify as Performance-Based Compensation. Additionally, there can be no assurance that any awards under the Plan that are intended to qualify as Performance-Based Compensation will so qualify.

Section 409A. Participants receiving awards that are subject to, but fail to comply with, the deferred compensation requirements of Section 409A of the Internal Revenue Code (“Section 409A”) are subject to a penalty tax of 20% of the income from such awards in addition to ordinary income tax, plus interest charges. Failure to comply with Section 409A also may result in an acceleration of the timing of income taxation of such awards. Awards granted under the Plan are intended to be exempt from or to comply with the rules of Section 409A. The plan administrator intends to administer any award providing for deferred of compensation in a manner that is consistent with the requirements of Section 409A to the maximum extent possible.

This summary is not a complete description of the U.S. Federal income tax aspects of the Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the Plan, as well as foreign, state and local tax consequences.

Plan Benefits

The future benefits or amounts that would be received under the Plan are discretionary and are therefore not determinable at this time.

The BBCN Board of Directors Recommends that BBCN Stockholders Vote “FOR” Proposal 7.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2015. As of December 31, 2015, our equity compensation plans included the Center Financial Corporation 2006 Stock Incentive Plan and the BBCN Bancorp, Inc. 2007 Equity Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in Column(a)(c)
Equity compensation plans approved by security holders	487,851	$19.07	2,533,850
Equity compensation plans not approved by security holders	—	—	—

Total	487,851	$19.07	2,533,850

BBCN PROPOSAL 8: ADJOURNMENT OF THE ANNUAL MEETING

If there are not sufficient votes to constitute a quorum or to adopt and approve the merger agreement at the time of our annual meeting, the merger agreement cannot be adopted and approved unless our annual meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that we have received at the time of our annual meeting to be voted for an adjournment, if deemed necessary, we have submitted the question of adjournment to our stockholders as a separate matter for their consideration. If it is deemed necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to our stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

The BBCN Board of Directors Recommends that BBCN Stockholders Vote “FOR” Proposal 8.

OTHER PROPOSALS TO BE CONSIDERED AT THE WILSHIRE ANNUAL MEETING

Unless otherwise indicated or the context otherwise requires, references to “we,” “our,” “us” or the “Company” in the following sections of this joint proxy statement/prospectus that relate to the other proposals to be considered at the Wilshire annual meeting are to Wilshire Bancorp, Inc., including its subsidiary, Wilshire Bank.

WILSHIRE PROPOSAL 2: ELECTION OF DIRECTORS

The size of the Wilshire board of directors is currently set at nine directors. Wilshire’s articles of incorporation provide that its board of directors will be divided into three classes: Class I, Class II, and Class III, the members of which serve for staggered three-year terms. The terms of the current Class I, Class II, and Class III directors are set to expire at the annual meetings of the Wilshire shareholders in 2017, 2018, and 2016, respectively. Three, two, and three directors currently serve in Class I, II, and III, respectively. There is one vacancy on the board of directors. At the 2016 annual meeting, three directors comprising the Class III directors are to be elected. The board of directors has proposed the nominees listed below for election as Class III directors to serve until the 2019 annual meeting or until their successors are duly elected and qualified. All of the nominees listed below currently serve as Class III directors on the board of directors and all of the nominees were recommended for re-election by the board of directors.

Unless otherwise specified in the form of proxy, proxies solicited hereby will be voted for the election of the nominees listed below. Each of the nominees has agreed to serve for a three-year term. If any of them should become unable to serve as a director, the board of directors may designate a substitute nominee. In that case, the proxies will be voted for the substitute nominee or nominees to be designated by the board of directors. If no substitute nominees are available, there will be additional vacancies on the board of directors.

There are no arrangements or understandings between Wilshire Bancorp and any person pursuant to which such person has been elected as a director.

Set forth below is certain information with respect to each nominee for election as a Class III director:

Name	Age	Position Held with Wilshire Bancorp
Steven J. Didion	50	Class III Director
Daisy Y. Ha	41	Class III Director
Jae Whan Yoo	67	Class III Director

Business Experience of Nominees

Steven J. Didion, 50 Class III Director	Mr. Didion is currently General Partner and Portfolio Manager of JCSD Partners, LP, a bank-focused hedge fund based in California. He began his career with Salomon Brothers Inc. and moved to Hoefer & Arnett in 1991 to build out its Bank Research Group. He was appointed Chief Executive Officer of Hoefer & Arnett in 2001 and then initiated the merger with Howe Barnes in 2006. Following three years as Director of the Financial Institutions Group at Howe Barnes Hoefer & Arnett, Mr. Didion left in 2009 to join the Endicott Group, a private equity firm in New York specializing in bank investments. He left Endicott in 2013 to join and manage JCSD Partners, LP.

Mr. Didion was appointed as a Class III director of Wilshire Bancorp in January 2014. He is a member of the Human Resources/Nominations & Corporate Governance Committee. He also serves as Chairman of the Asset & Liability Committee and as a member of the Information Technology Committee of Wilshire Bank. Since August 2014, Mr. Didion has served as an alternate member for the Directors Loan Committee. Mr. Didion is also a director of Rock Bancshares and its subsidiary, Heartland Bank in Arkansas and previously served on the board of the Children’s Hospital Oakland Foundation and Big Brothers/Big Sisters of the Peninsula.

We believe Mr. Didion is well qualified to serve as a member of Wilshire Bancorp’s board of directors considering his executive leadership and management experience in the financial services industry as well as his knowledge and understanding of financial statement analysis.

Daisy Y. Ha, 41 Class III Director

Ms. Ha began her legal career as a term law clerk to a United States district court judge in 2000. The following year, she joined the employment law department of Paul Hastings, where she litigated and provided advice on matters of employment law. In 2004, she returned to the United States district court as a career law clerk, assisting in a variety of areas, including general civil law and criminal law. In 2011, she was an appellate court attorney for the California Court of Appeal.

Ms. Ha was appointed as a Class III director of Wilshire Bancorp in January 2014. She serves as a member of the Audit Committee and the Human Resources/Nominations & Corporate Governance Committee. Ms. Ha is also a member of the Asset & Liability Committee and the Compliance/CRA Committee of Wilshire Bank.

Wilshire believes Ms. Ha’s diverse legal experience brings constructive insight to the board. She is active in the Williams College and Polytechnic High School alumni community.
Jae Whan Yoo, 67 Class III Director

Mr. Yoo became President and Chief Executive Officer of Wilshire Bancorp and Wilshire Bank and was appointed as a Class III director of each entity in February 2011. Previously he served as a director and President and Chief Executive Officer of Hanmi Financial Corp. and Hanmi Bank from 2003 until 2004, and of Center Financial Corporation and Center Bank from 2007 to 2011. Prior to his time with Hanmi, Mr. Yoo had been a director of Industrial Bank of Korea, had served as Executive Vice President and Deputy President at KorAm Bank which was renamed Citibank Korea, as well as for Bank of America in various locations such as Seoul, Korea, Seattle, Washington and New York City.

Wilshire believes Mr. Yoo is well qualified to serve as a director of Wilshire Bancorp and Wilshire Bank considering his experience as Chief Executive Officer of other large, publicly traded financial institutions as well as a long, solid and global bank credit and operations experience. At those institutions, he held similar responsibility for the strategic direction and management of the businesses’ day-to-day operations. Mr. Yoo brings valuable broad industry knowledge and specific institutional experience to the board of directors.

Vote Required

Because this is an uncontested election, directors will be elected by the affirmative vote of the majority of all votes cast at the annual shareholders’ meetings (assuming that such votes represent at least a majority of the required quorum). Under this type of majority vote standard, a director nominee will be elected only if the number of votes “For” that nominee exceeds the number of votes “Withheld.” The number of “For” votes must also represent a majority of the number of votes required to establish a quorum at the annual meeting.

If one of the above-named directors fails to be elected at the annual meeting, then, unless the incumbent director has earlier resigned, the term of that director will end on the date that is the earlier of 90 days after the date on which the voting results for the annual meeting are determined or the date on which the board of directors selects a person to fill the office held by that director.

Board Recommendation

The Wilshire board of directors recommends that shareholders vote FOR the election of the three nominees for directors assigned to Class III of the board of directors.

Other Directors and Executive Officers

The following table sets forth information concerning the Wilshire Class I and Class II directors and the named executive officers:

Name	Age	Position Held with Wilshire Bancorp, Inc.
Donald Byun	64	Class I Director
Lawrence Jeon	49	Class I Director
Steven Koh	70	Class I Director
Craig Mautner	56	Class II Director
John R. Taylor	65	Class II Director
Alex Ko	49	Executive Vice President and Chief Financial Officer
Lisa K. Pai	56	Executive Vice President, Corporate Secretary and Chief Legal and Human Resources Officer
Peter Koh	39	Executive Vice President and Chief Credit Officer
Elaine Jeon	55	Former Executive Vice President and Chief Operations Administrator

Business Experience of Other Directors and Executive Officers

Donald Byun, 64 Class I Director

Mr. Byun retired as the president of Jay Dee, Inc., a manufacturer of apparel in 2012. Prior to his retirement, he served as president of Jay Dee, Inc. beginning in 2000. Mr. Byun was re-appointed as a Class I director of Wilshire Bancorp and a director of Wilshire Bank in July 2009 after previously serving on the board of directors of Wilshire Bancorp and Wilshire Bank from 2004 to 2007.

Mr. Byun was appointed as Lead Independent Director in January 2014 and serves as a member of the Audit and HR/NCG Committees. He also serves as Chairman of the Directors Loan Committee and as a member of the Asset & Liability and Compliance/CRA Committees of Wilshire Bank.

Wilshire believes Mr. Byun’s experience in various commercial, consumer and investment businesses as well as his proficiency in corporate banking functions bring valuable insight to the board in an extensive scope of topics critical to Wilshire Bancorp’s banking business.

Lawrence Jeon, 49 Class I Director

Mr. Jeon is a Certified Public Accountant and President of Lawrence Jeon & Co. He has more than 23 years of experience in public accounting, which includes financial audit and tax services for commercial banks, international trade companies and various types of businesses and industries. Lawrence Jeon & Co. was founded in 2001 and provides professional services in the areas of tax compliance and planning, financial audit, review and various business consulting. Mr. Jeon also serves as a chairman of the Korean-American Chamber of Commerce in Los Angeles and as a director of the Korean-American CPA Society of Southern California, both local non-profit organizations.

Mr. Jeon was appointed as a Class I director of Wilshire Bancorp and a director of Wilshire Bank in in December 2007. He is a member of the Audit and HR/NCG Committees. Mr. Jeon also serves as a member of the Asset & Liability, the Directors Loan and the Information Technology Committees of Wilshire Bank. He was appointed as the Chair of the Compliance/CRA Committee in January 2014.

Wilshire believes Mr. Jeon is well qualified to serve on the board of directors considering his leadership experience, specifically his experience as a Certified Public Accountant, and his valuable knowledge of the financial services industry.

Steven Koh, 70 Class I Director & Chairman of the Board

Mr. Koh is the Chairman of Pacific Steel Corporation, an international steel trading and nationwide distributing company that he founded in 1973. He also has served as the Chairman of the World Federation of Overseas Korean Traders Association and as a director of the Center for Industrial Research & Executive Education in California State Polytechnic University since 1997.

Mr. Koh has served as a director of Wilshire Bank since 1986 and as Chairman of Wilshire Bank’s board of directors since 1993. Mr. Koh was appointed as a director and Chairman of the Wilshire Bancorp board upon Wilshire Bancorp’s formation in December 2003. Mr. Koh was a member of Wilshire Bancorp’s Nominations & Corporate Governance Committee and its Human Resources Committee from 2004 until July 2013. He currently serves as a member of the following committees for Wilshire Bank: Asset & Liability, Compliance/CRA and Directors Loan. Mr. Koh’s son, Peter Koh, also serves as an executive officer of Wilshire Bancorp and Wilshire Bank in the position of Executive Vice President and Chief Credit Officer.

Wilshire believes Mr. Koh is well qualified to serve as Chairman of Wilshire Bancorp’s board considering his executive leadership and management experience in several businesses, including financial services businesses. Mr. Koh also provides the board with valuable institutional knowledge resulting from his 29 years of experience as a director of Wilshire Bank and Wilshire Bancorp. In addition, Mr. Koh brings beneficial knowledge and understanding of financial statement analysis and other insights from his experience as Chairman of the board of directors for both private and publicly-traded companies.

Craig Mautner, 56 Class II Director

Mr. Mautner has extensive experience in information technology and recently retired as a Senior Software Engineer at Google. He also serves as President at Pi Properties Inc., a real estate investment holding company and a Manager in Mautner Family II, LLC., an investment holding company. Mr. Mautner has been a founding investor in several startups, including LifeFactory, Reef Brazil and multiple tech companies. Mr. Mautner has more than 25 years of experience in the development of software, hardware and system architecture, primarily with a consumer focus.

Mr. Mautner was appointed as a Class II director of Wilshire Bancorp and a director of Wilshire Bank in January 2012. He has served as a member of the Nominations and Corporate Governance Committee since 2012 and now serves as a member of the combined Human Resources/Nominations and Corporate Governance Committee, or the “HR/NCG Committee.” He has also served as Chairman of the Information Technology Committee of Wilshire Bank since its inception in 2012.

Wilshire believes Mr. Mautner is well qualified to serve on the board of directors considering his extensive knowledge in information technologies as well as his leadership role in investment companies.

John R. Taylor, 65 Class II Director

Mr. Taylor was a senior audit partner in KPMG LLP’s Financial Services practice based in Los Angeles prior to his retirement in 2011. Mr. Taylor has over 38 years of public accounting experience and provided services to numerous publicly held banks, financial institutions and financial services clients during his 27 years as a KPMG partner.

Mr. Taylor was appointed as a Class II director of Wilshire Bancorp and as a director of Wilshire Bank in November 2011. He has served as a member of the Nominations and Corporate Governance Committee and the Audit Committee since 2011, and he currently serves as Chairman of the Audit and HR/NCG Committees. Mr. Taylor also serves as a member of the Asset & Liability Committee, the Compliance/CRA Committee, the Directors Loan Committee and the Information Technology Committee of Wilshire Bank.

Wilshire believes Mr. Taylor is well qualified to serve on the board of directors considering his extensive experience in public accounting, his experience in providing integrated audit services to the financial services industry and his understanding of the financial statements and accounting requirements for public-company financial institutions.

Alex Ko, 49 Executive Vice President and Chief Financial Officer

Mr. Ko was appointed Senior Vice President and Chief Financial Officer of Wilshire Bancorp and Wilshire Bank as of April 7, 2008. On April 1, 2010, Mr. Ko was promoted to Executive Vice President and Chief Financial Officer. Before joining Wilshire Bancorp, Mr. Ko practiced for twelve years as a Certified Public Accountant with KPMG. During that time, his focus was primarily in the area of financial services.

Mr. Ko is responsible for Wilshire’s corporate finance, corporate accounting and reporting, planning and financial risk management, treasury and investment relationship functions.

Lisa K. Pai, 56 Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary

Ms. Pai was appointed as Executive Vice President, Corporate Secretary, and Chief Legal and Human Resources Officer of Wilshire Bancorp and Wilshire Bank in December 2012. Previously, Ms. Pai served as Executive Vice President and Chief Legal and Human Resources Officer at BBCN Bancorp after the merger of Nara Bancorp and Center Financial Corporation in 2011. She also served as Executive Vice President, General Counsel and Chief Risk Officer at Center Financial Corporation from 2007 to 2011. Ms. Pai has worked in banking since 1994, and prior to that, she practiced law at the law firm of Thelen, Marrin, Johnson and Bridges.

Ms. Pai is responsible for overseeing corporate governance, providing legal advice and overseeing the management of bank-wide human resource matters.
Peter Koh, 39 Executive Vice President and Chief Credit Officer

Mr. Koh joined Wilshire Bank in June 2007 as Senior Loan Officer and held the position of Chief Credit Review Officer and then Deputy Chief Credit Officer before being appointed as Chief Credit Officer in July 2013. On July 1, 2014, Mr. Koh was promoted to Executive Vice President and Chief Credit Officer. He also had previously worked for Wilshire Bank from 2001 to 2005 in various credit-related positions. Mr. Koh’s father, Steven Koh, is a Director and Chairman of the Board of Wilshire Bancorp and of Wilshire Bank.

Mr. Koh is responsible for approving new loan production, assessing portfolio risk and reserve adequacy, training and developing lending staff, and engaging in bank-wide strategic decisions.
Elaine Jeon, 54 Former Executive Vice President and Chief Operations Administrator

Ms. Jeon was with Wilshire Bank since 1998, spending her first 11 years in Accounting before transitioning to Operations Administration. Prior to her promotion to Chief Operations Administrator in June of 2010, Ms. Jeon served in various management positions such as Accounting Manager, Controller, Interim Chief Financial Officer and Deputy Chief Financial Officer. On July 1, 2014, Ms. Jeon was promoted to Executive Vice President and Chief Operations Administrator.

Ms. Jeon was responsible for managing all branch operations and facility-related matters. She also oversaw the Bank’s public relations, including media and corporate marketing and advertising.

Ms. Jeon resigned from her positions at Wilshire Bank effective February 22, 2016.

Corporate Governance Principles and Board Matters

Wilshire is committed to having sound corporate governance principles, both at the holding company level and at Wilshire Bank. Such principles are essential to running Wilshire’s business efficiently and to maintaining its integrity in the marketplace. Wilshire has adopted a set of Corporate Governance Guidelines that embody these principles. Wilshire Bancorp and Wilshire Bank have also adopted a Personal and Business Code of Conduct that applies to all officers, directors, employees and consultants, in accordance with the applicable Nasdaq rules and with Item 406 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Corporate Governance Guidelines, Personal and Business Code of Conduct, and Code of Professional Conduct for the Chief Executive Officer and Senior Financial Officers are posted on the Internet website (www.wilshirebank.com) under the Investor Relations page.

Board Independence

The Wilshire board of directors has determined that each of its current directors, except Messrs. Yoo and Koh, is independent under the applicable Nasdaq rules.

Director Qualifications

Wilshire believes that its directors should have the highest professional and personal ethics and values, consistent with its longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all shareholders. When considering potential director candidates, the HR/NCG Committee also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of the needs and the existing composition of the board of directors. For more information on Board diversity, see the discussion under the heading “Human Resources/Nominations and Corporate Governance Committee.”

Director Meetings

During the fiscal year 2015, the board of directors held 14 meetings and the Wilshire Bank board of directors held 14 meetings. Each director attended at least 75% of the total of all Board and applicable committee meetings. Directors are encouraged to attend annual meetings of the Wilshire shareholders, although Wilshire has no formal policy on director attendance at annual shareholders’ meetings. All directors attended the last annual meeting of Wilshire shareholders. Each of the Wilshire directors also serves on the board of directors of Wilshire Bank.

Independent Director Meetings

At least twice a year, the independent members of the board of directors meet separately from the full board of directors and outside the presence of the management in executive session. The board of directors held more than two such executive sessions during the fiscal year 2015. Mr. Donald Byun has served as Wilshire’s Lead Independent Director since January 1, 2014 and presides over meetings of only independent directors.

Shareholder Communications with the Board of Directors

The board of directors has established a process for shareholders to communicate with the board of directors or with individual directors. Shareholders who wish to communicate with the board of directors or with individual directors should direct written correspondence to the Corporate Secretary at the principal executive offices located at 3200 Wilshire Blvd., Suite 1410, Los Angeles, California 90010. Any such communication must contain:

•	a representation that the shareholder is a beneficial owner of Wilshire’s capital stock;

•	the name and address of the shareholder sending such communication; and

•	the class and number of shares of Wilshire’s capital stock that are beneficially owned by such shareholder.

Wilshire’s Corporate Secretary will forward such communications to the board of directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take any other appropriate action regarding such communication.

Board Committees Composition and Membership

The board of directors has established two standing committees—the Audit Committee and the HR/NCG Committee.

The membership and function of each of the board committees is described below. The board of directors generally meets in conjunction with the monthly meetings of the board of directors of Wilshire Bank. The table below provides more detailed information regarding individual committee membership of the board as of the date of this joint proxy statement/prospectus:

Name	HR/NCG Committee	Audit Committee
Donald Byun	Member	Member
Steven J. Didion	Member
Daisy Y. Ha	Member	Member
Lawrence Jeon	Member	Member
Steven Koh
Craig Mautner	Member
John R. Taylor	Chairman	Chairman
Jae Whan Yoo

Board Leadership Structure

The roles of Chairman and Chief Executive Officer are separate positions within the company. Mr. Koh serves as the Chairman of the Board and Mr. Yoo serves as the Chief Executive Officer. Wilshire separates the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for implementing the strategic plan for the Bank and the day-to-day leadership and performance of Wilshire, while the Chairman of the board of directors provides strategic direction to the Chief Executive Officer, is the liaison between the Chief Executive Officer and the board of directors, and presides over meetings of the board of directors. In addition, the board of directors has designated Mr. Donald Byun to serve as the Lead Independent Director.

Risk Oversight

The board of directors has an active role, as a whole and also at the committee level, in overseeing management of the risks relating to the business. The board of directors regularly receives reports from senior management on areas of material risk to Wilshire Bank, including its credit, liquidity, operational and legal and regulatory risks. In accordance with Wilshire’s Audit Committee Charter, the Audit Committee reviews areas of major financial risk exposure as well as the steps management has taken to monitor and control such exposure. The Audit Committee also meets periodically with management to discuss policies relating to risk assessment and risk management. In addition, the HR/NCG Committee oversees the management of risks relating to the executive and non-executive compensation plans and arrangements, as well as risks associated with the independence of the board of directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

Committees of Wilshire

Audit Committee

The board of directors has established an Audit Committee to assist the board of directors in fulfilling its responsibilities for general oversight of the integrity of the consolidated financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of independent auditors and the internal audit function, and risk assessment and risk management. The duties of the Audit Committee include:

•	appointing, evaluating and determining the compensation of the independent auditors;

•	reviewing and approving the scope of the annual audit, the audit fee and the financial statements;

•	reviewing disclosure controls and procedures, internal control over financial reporting, the internal audit function and corporate policies with respect to financial information;

•	reviewing other risks that may have a significant impact on the financial statements;

•	preparing the Audit Committee report for inclusion in the annual proxy statement;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters; and

•	evaluating annually the Audit Committee Charter.

The Audit Committee works closely with management as well as the independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Wilshire for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The members of the Audit Committee are John R. Taylor, Lawrence Jeon, Daisy Y. Ha and Donald Byun. Mr. Taylor currently serves as Chairman of the Audit Committee. The Audit Committee meets regularly and held 9 meetings during fiscal year 2015.

The board of directors has determined that each of the members of the Audit Committee satisfies the independence and other composition requirements of the SEC and Nasdaq. The board of directors has determined that Mr. Taylor and Mr. Jeon both qualify as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and has the requisite accounting or related financial expertise required by applicable Nasdaq rules. Mr. Taylor was a senior audit partner with KPMG LLP’s Financial Services practice based in Los Angeles prior to his retirement on September 30, 2011. He has over 38 years of prior public accounting experience, including 27 years as a KPMG partner. Mr. Jeon is a Certified Public Accountant with more than 23 years of experience in public accounting and the President of Lawrence Jeon & Co., which provides professional services in the areas of tax compliance and planning, financial audit and review, and various types of business consulting.

The board of directors has adopted a written charter for the Audit Committee meeting applicable standards of the SEC and Nasdaq. A copy of the Audit Committee Charter can be found on the Internet website (www.wilshirebank.com) under the Investor Relations page.

Human Resources/Nominations and Corporate Governance Committee

The HR/NCG Committee performs all of the functions that were previously performed by the former Human Resources Committee and the former Nominations and Corporate Governance Committee. The HR/NCG Committee held 7 meetings during the fiscal year 2015.

The HR/NCG Committee is composed of six directors: John R. Taylor, Donald Byun, Steven J. Didion, Daisy Y. Ha, Lawrence Jeon and Craig Mautner, each of whom the board of directors has determined to be independent under applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Service. Mr. Taylor serves as the Committee’s Chairman.

The board of directors has adopted a written charter for the HR/NCG Committee. A copy of the HR/NCG Committee Charter can be found on the Internet website (www.wilshirebank.com) under the Investor Relations page.

Responsibilities of the HR/NCG Committee related to Executive Compensation and Human Resources. As described above, the HR/NCG Committee is responsible for duties that were previously the responsibilities of the Human Resources Committee. The HR/NCG Committee makes recommendations to the board of directors relating to the compensation of the Chief Executive Officer and other named executive officers, approves an annual report on executive compensation for inclusion in this joint proxy statement/prospectus and provides general oversight of compensation structure. Other specific duties and responsibilities of the HR/NCG Committee include:

•	reviewing and approving objectives relevant to executive officer compensation;

•	evaluating performance and determining the compensation of the executive officers in accordance with those objectives;

•	reviewing employment agreements for certain of the executive officers and making recommendations to the board of directors concerning such employment agreements;

•	reviewing executive compensation for compliance with applicable laws and regulations; and

•	evaluating human resources and compensation strategies.

More information regarding the responsibilities of the HR/NCG Committee that relate to human resources and executive compensation can be found in the HR/NCG Committee Charter.

Responsibilities of the HR/NCG Committee related to Nominations and Corporate Governance. As described above, the HR/NCG Committee is now responsible for duties that were previously the responsibilities of the Nominations and Corporate Governance Committee. Those duties and responsibilities include:

•	identifying and recommending to the board of directors individuals qualified to become members of the board and to fill vacant board positions;

•	recommending to the board the director nominees for the next annual meeting of shareholders;

•	recommending to the board director committee assignments;

•	recommending to the board the compensation for the directors;

•	reviewing and evaluating succession planning for the Chief Executive Officer and other executive officers;

•	monitoring continuing education program for the directors; and

•	evaluating annually the Nominations and Corporate Governance Committee charter.

The board of directors believes that it is necessary that the majority of the board of directors be comprised of independent directors and that it is desirable to have at least one audit committee financial expert serving on the Audit Committee. The HR/NCG Committee considers these requirements when recommending board nominees. The HR/NCG Committee employs a variety of methods for identifying and evaluating nominees for director. The HR/NCG Committee will regularly assess the appropriate size of the board and whether any vacancies on the board are expected due to retirement or other circumstances. When considering potential director candidates, the HR/NCG Committee also considers the candidate’s character, judgment, age, skills, including financial literacy, and experience in the context of the needs, the needs of Wilshire Bancorp and the skills and experience of the existing directors. While the HR/NCG Committee has the authority to do so, we have not, as of the date of this joint proxy statement/prospectus, paid any third party to assist in identifying and evaluating board nominees.

The board of directors has established a procedure whereby the shareholders can nominate potential director candidates. The HR/NCG Committee will consider director candidates recommended by the shareholders in a similar manner as those recommended by members of management or other directors, provided the shareholder submitting such nomination has complied with procedures set forth in the second amended and restated bylaws. See the information in this joint proxy statement/prospectus under the heading “Stockholder Proposals for Next Year—Consideration of Director Nominees,” for additional information regarding shareholder nomination of director candidates.

No candidate for election to the board of directors has been recommended within the preceding year by a beneficial owner of 5% or more of the common stock who is not also a director of Wilshire Bancorp.

The board of directors has no formal policy regarding the consideration of diversity in identifying director nominees, but the board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Director Compensation

We generally use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the HR/NCG Committee considers the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill level we require from the board members.

Cash Compensation Paid to Board Members

Meetings of the board of directors are held each month, generally on the same day as meetings of the Wilshire Bank board of directors. Each member of the board of directors also serves on Wilshire Bank’s board of directors. During the fiscal year 2015, directors received a retainer of $3,000 a month for their service as directors of Wilshire Bank. In addition to the monthly director retainer, certain directors received additional fees for serving in leadership roles that involve additional responsibilities. The Chairman of the board of directors at Wilshire Bank received an additional $8,000 a month for 2015. The Chair of Wilshire Bank’s Audit Committee and Directors Loan Committee each received an additional $3,000 a month for 2015. The Chair of Wilshire Bank’s Asset & Liability Committee received an additional $2,000 a month for 2015. Directors are also paid $300 per meeting attended for the following Bank-level director committees: Audit, Compliance/CRA and Information Technology. Directors are also paid $500 per meeting for attending Wilshire Bank Directors Loan Committee meetings. Directors are not paid additional fees for their service on the Wilshire board or for attending board or committee meetings.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the directors during the fiscal year ended December 31, 2015.

Summary Compensation Table—Directors

Name	*Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Donald Byun	$96,200	$—	$29,526	$700	$126,426
Steven J. Didion	61,200	24,998	—	700	86,898
Daisy Y. Ha	39,900	—	24,603	700	65,203
Lawrence Jeon	61,900	—	24,603	700	87,203
Steven Koh	153,000	—	34,449	700	188,149
Craig Mautner	37,200	24,998	—	700	62,898
John R. Taylor	96,400	30,004	—	700	127,104

(1)	The amounts shown represent the grant date value of restricted stock awards, calculated in accordance with SEC rules. The actual number of awards granted is shown in the “Outstanding Equity Awards at Fiscal Year End” table included later in this joint proxy statement/prospectus.
(2)	For stock option grants, the value shown is grant date fair value computed in accordance with applicable accounting rule of FASB ASC Topic 718. The actual number of awards granted is shown in the “Outstanding Equity Awards at Fiscal Year End” table included later in this joint proxy statement/prospectus.

Grant of Plan-Based Awards at Fiscal Year End

We have no formal policy or plan that requires stock options to be issued to the directors. The issuance of options to directors is a determination that is made by the board of directors at its discretion, after taking into consideration factors such as the performance, the fair value of the options and options issued to directors of similarly situated companies. Options were awarded to the directors on August 26, 2015 in the amounts set forth in the table below.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding option and stock awards held by the directors at December 31, 2015, including the number of shares underlying both exercisable and un-exercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

Outstanding Equity Awards at Fiscal Year-End

			Option awards(1)				Stock awards
Name	Grant Date(1)		Number of Securities underlying unexercised option (#) exercisable	Number of Securities underlying unexercised option (#) un-exercisable	Option exercise price($)	Option expiration date	Number of shares or units of stock that have not vested(#)	Market value of shares or units of stock that have not vested($)(3)
Donald Byun	01/30/2012	(2)	50,000	—	$3.53	01/29/2022	—	—
	08/26/2015		1,878	5,637	$10.30	08/25/2025	—	—
Steven J. Didion	01/02/2014		20,000	20,000	$10.71	01/02/2024	—	—
	08/26/2015		—	—	—	—	1,820	$21,021
Daisy Y. Ha	01/02/2014	(2)	20,000	20,000	$10.71	01/01/2024	—	—
	08/26/2015		1,565	4,697	$10.30	08/25/2025
Lawrence Jeon	01/30/2012	(2)	50,000	—	$3.53	01/29/2022	—	—
	08/26/2015		1,565	4,697	$10.30	08/25/2025	—	—
Steven Koh	01/30/2012	(2)	150,000	—	$3.53	01/29/2022	—	—
	08/26/2015		2,192	6,576	$10.30	08/25/2025
Craig Mautner	01/30/2012		40,000	—	$3.53	01/29/2022	—	—
	08/26/2015		—	—	—	—	1,820	$21,021
John R. Taylor	11/21/2011		40,000	—	$2.99	11/21/2021	—	—
	08/26/2015		—	—	—	—	2,185	$25,237

(1)	All granted options vest equally over a three year period with the first 25% on the date of grant and the remaining 75% ratably over the next three years, are exercisable for ten years, and expire on the last business day prior to the tenth anniversary of the grant date.
(2)	Previously granted, but not exercised, options with exercise price ranging from $6.61 to $9.32 in 2008 and 2009 were modified on January 30, 2012 with the first 25% vesting on the date of modification. These modified options are exercisable for ten years with the exercise price of $3.53 and expire on the last business day prior to the tenth anniversary of the modification.

(3)	Restricted stock granted on 8/26/15 will vest over a period of three years. Market value is calculated by the closing price of $11.55 as of December 31, 2015.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares acquired on exercise(#)	Value realized on exercise($)	Number of Shares acquired on vesting(#)	Value realized on vesting($)(1)
Craig Mautner	—	—	607	$6,252
Steven J. Didion	—	—	607	$6,252
John R. Taylor	—	—	728	$7,498

(1)	The market value of the restricted stock was calculated by multiplying the closing market price of Wilshire’s stock at 8/26/2015, $10.30, by number of shares of restricted stock.

Compensation Risk Assessment

As discussed in the Human Resources/Nominations and Corporate Governance Committee Report below, the HR/NCG Committee conducted assessments of the risks associated with the compensation policies and practices during 2015, including the compensation arrangements for both executives and non-executive employees. That assessment included a review of policies and procedures relating to the components of the compensation program, a review of incentive-based equity and cash compensation features, identification of any compensation design features that could potentially encourage excessive or imprudent risk taking and consideration of the presence or absence of controls, oversight or other factors that mitigate potential risk.

Based upon the above-described review, we do not believe that the compensation practices are reasonably likely to have any material adverse effect on us or the business. Currently, the only written employment agreement with an executive officer is the one in place with the Chief Executive Officer, Jae Whan Yoo. A summary of the terms of his employment agreement is included in this joint proxy statement/prospectus under the subheading “Employment Agreements.”

Any annual bonus to be paid to Mr. Yoo under the current second term employment agreement will be at the discretion of the HR/NCG Committee, although the committee still considers the bonus formula under the original employment agreement for comparison purposes.

While Wilshire has commission compensation arrangements with certain of the other non-executive employees, we do not believe that these arrangements are reasonably likely to have a material adverse effect on the company. These commissions are based upon the levels of loan production of certain of the loan officers. The board believes that any risk created by these types of production incentives are sufficiently mitigated by the regular loan review and approval process, which is independent of the employee in question.

The HR/NCG Committee annually reviews a comprehensive Incentive Compensation Risk Management Policy. This Policy describes the risk management measures that we will undertake to ensure compliance the requirements and recommendations established by the Dodd-Frank Act and the Interagency Guidance on Sound Incentive Compensation, which is applicable to all federally insured financial institutions. Among other things, the Policy provides for regular compensation risk assessments which are intended to ensure that the incentive compensation arrangements do not encourage company management to expose the organization to imprudent risks that could threaten the safety and soundness of Wilshire Bank.

Compensation Committee Report

The HR/NCG Committee consists of six members: John R. Taylor (Chairman), Donald Byun, Steven J. Didion, Daisy Y. Ha, Lawrence Jeon and Craig Mautner. All members are independent directors under the Nasdaq and SEC compensation committee structure and membership requirements. The HR/NCG Committee has duties and powers as described in its written charter adopted by the board of directors. A copy of the charter can be found on the Internet website (www.wilshirebank.com) under the Investor Relations page.

The HR/NCG Committee held 7 meetings during fiscal year 2015. The HR/NCG Committee, with the assistance of management, reviewed the elements of the compensation programs, which are mentioned in the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, to determine whether any portion of the compensation practices encouraged excessive risk taking and concluded that the compensation policies and practices for the employees are not reasonably likely to have a material adverse effect on Wilshire Bancorp. Based upon this review, the related discussions and such other matters deemed relevant and appropriate by the Human Resources Committee, the Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus to be delivered to shareholders.

None of Wilshire Bancorp, the board of directors, or the HR/NCG Committee has engaged a compensation consultant for the purpose of compensation analysis or any non-compensation related services during the past five years.

Submitted by the Human Resources/Nominations and Corporate Governance Committee of the board of directors.

John R. Taylor (Chairman)

Donald Byun

Steven J. Didion

Daisy Y. Ha

Lawrence Jeon

Craig Mautner

Dated: April 27, 2016

WILSHIRE PROPOSAL 3: RATIFICATION OF THE SELECTION OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the board of directors has selected Crowe Horwath LLP as Wilshire’s independent auditors for the fiscal year ending December 31, 2016, and has further directed that the selection of Crowe Horwath LLP be submitted for ratification by the shareholders at the annual shareholders’ meeting. Representatives of Crowe Horwath LLP are expected to be present at the annual shareholders’ meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Neither Wilshire’s bylaws nor other governing documents or law require shareholder ratification of the selection of Crowe Horwath LLP as Wilshire’s independent registered public accounting firm. However, Wilshire is submitting its selection of Crowe Horwath LLP to Wilshire shareholders for ratification so that Wilshire may obtain the shareholders’ views. If the shareholders fail to ratify the selection of Crowe Horwath LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Wilshire’s best interests and the best interests of the shareholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the affirmative vote of the holders of a majority of the outstanding shares of Wilshire common stock entitled to vote and that are present in person or represented by proxy at the annual meeting will be required to ratify the selection of Crowe Horwath LLP as independent auditors for the fiscal year ending December 31, 2016.

The board of directors unanimously recommends a vote FOR ratification of the selection of Crowe Horwath LLP as Wilshire’s independent auditors for the fiscal year ending December 31, 2016.

Audit Fees

The following table shows the fees paid or accrued by us for the audit provided by Crowe Horwath LLP for fiscal 2014 and fiscal 2015.

	2015	2014
Audit Fees(1)	$680,000	$569,164
Tax Fees(2)	234,915	285,487
All Other Fees	—	—

Total	$914,915	$854,651

(1)	Represents audit fees we either paid or accrued to Crowe Horwath LLP for 2015.
(2)	In 2015, $231,690 was paid to Moffett & Grigorian LLP and $3,225 was paid to Crowe Horwath LLP.

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the independent registered public accounting firm for the audit of Wilshire’s annual financial statements and review of financial statements included in Wilshire’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to us or any of Wilshire’s subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, which was approved in its current form by the board of directors on January 28, 2015, Wilshire’s Audit Committee assists the board of directors in, among other things, oversight of the financial reporting process, including the effectiveness of Wilshire’s internal accounting and financial controls and procedures, and controls over the accounting, auditing and financial reporting practices.

The board of directors has determined that all four members of the Audit Committee meet the independence and experience requirements of the SEC and Nasdaq, and that the Audit Committee Chairman, Mr. Taylor, and one of its members, Mr. Jeon, both satisfy the criteria for an “audit committee financial expert” as defined by the regulations of the SEC. During fiscal year 2015, the Audit Committee held 9 meetings.

The Audit Committee is responsible primarily for assisting the board of directors in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by Wilshire’s independent registered public accounting firm and internal audit department, evaluating Wilshire’s accounting policies and its system of internal controls that management and the board of directors have established, reviewing significant financial transactions, and overseeing enterprise risk management. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Wilshire’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by Wilshire’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services. The Audit Committee obtained from Crowe Horwath LLP a formal written statement describing all relationships between Wilshire and its auditors that might bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee discussed with Crowe Horwath LLP any relationships that may have an impact on its objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee has also reviewed and approved the amount of fees paid to Crowe Horwath LLP, for audit and merger-related audit services. The Audit Committee has specifically reviewed and approved the amount of fees paid to Crowe Horwath LLP for audit and non-audit services and concluded that the provision of services by Crowe Horwath LLP is compatible with the maintenance of Crowe Horwath LLP’s independence.

The Audit Committee has reviewed and discussed Wilshire Bancorp’s audited consolidated financial statements as of and for the year ended December 31, 2015 with Wilshire’s management and Crowe Horwath LLP. Management’s discussions with the Audit Committee included a review of critical accounting policies. The Audit Committee also reviewed and discussed the results of internal audit examinations. The Audit Committee has also discussed with Crowe Horwath LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the PCAOB.

At 8 of its 9 meetings during 2015 the Audit Committee met with members of senior management and the independent registered public accounting firm to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting.

Based upon the above-mentioned review and discussions with management, the internal auditors and the independent registered public accounting firm, and subject to the limitations on Wilshire’s role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the board of directors that Wilshire’s audited consolidated financial statements be included in its Annual Report on Form10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee of the board of directors

John R. Taylor (Chairman)

Lawrence Jeon

Donald Byun

Daisy Y. Ha

Dated: February 12, 2016

WILSHIRE PROPOSAL 4: APPROVAL OF AN ADVISORY AND NON-BINDING VOTE

ON THE COMPENSATION OF WILSHIRE BANCORP’S NAMED EXECUTIVE OFFICERS

The following proposal is an advisory, non-binding vote on the compensation of the named executive officers as required by Section 14A of the Securities Exchange Act, which was added by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and by rules of the SEC. We present the resolution set forth below for approval by the shareholders.

We believe that the compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of Wilshire’s shareholders. The HR/NCG Committee, which is comprised entirely of independent directors, oversees the executive compensation program and monitors policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

We encourage you to closely review the Compensation Discussion and Analysis, beginning on page 200 of this joint proxy statement/prospectus, as well as the tabular disclosure which follows that discussion, including the footnotes and narratives which accompany each table, as they describe the compensation policies and procedures and the components and amounts comprising the compensation paid to the named executive officers.

The following resolution gives you, as a shareholder, the opportunity to endorse or not endorse the compensation we pay to Wilshire’s named executive officers by voting to approve or not to approve such compensation as described in this joint proxy statement/prospectus:

“RESOLVED, that the shareholders of Wilshire Bancorp, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the proxy statement.”

Because your vote is advisory, it will not be binding upon the board of directors and may not be construed as overruling any decision by the board of directors nor shall it create or imply any additional fiduciary duty owed by the board of directors. However, the HR/NCG Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors and the HR/NCG Committee believe that Wilshire’s commitment to responsible compensation practices as described in this joint proxy statement/prospectus justifies a vote by shareholders FOR the resolution approving the compensation of Wilshire’s executives as disclosed in this joint proxy statement/prospectus.

The presentation of this proposal for a shareholder vote does not restrict or limit the ability of shareholders to make other proposals for inclusion in the proxy materials related to executive compensation, as long as those proposals are otherwise made consistent with the requirements of Wilshire’s Bylaws.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the affirmative vote of the holders of a majority of the outstanding shares of Wilshire common stock entitled to vote and that are present in person or represented by proxy at the annual meeting, will be required to approve the advisory proposal on executive compensation.

The board of directors unanimously recommends a vote FOR approval of the compensation of Wilshire’s executives named in the Summary Compensation Table of this joint proxy statement/prospectus for the 2016 Annual Meeting of Shareholders, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in this joint proxy statement/prospectus.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of Wilshire common stock as of February 29, 2016 by (1) each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of Wilshire common stock, (2) each of the directors, (3) each of the persons named in the Summary Compensation Table appearing later in this joint proxy statement/prospectus (the “named executive officers”) and (4) all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or dispositive power and options that are currently exercisable or exercisable within 60 days (listed below as “Vested Option Shares”). Each director, officer or 5% or more shareholder known to us, as the case may be, has furnished to us information with respect to beneficial ownership. Except as otherwise indicated in the footnotes to this table, we believe that the beneficial owners of common stock listed below, based on information each of them has provided to us, have sole voting and dispositive power with respect to their shares.

The table below lists the applicable beneficial ownership percentage which is calculated based upon 78,650,503 shares of common stock outstanding as of February 29, 2016. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 29, 2016 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the address for each shareholder listed below is: C/O Wilshire Bancorp, Inc., 3200 Wilshire Blvd., Los Angeles, California 90010.

	Common Stock Beneficially Owned(1)
Beneficial Owner	Shares Beneficially Owned (a)		Vested Option Shares (b)		Total (a) & (b)	Percentage of Shares Beneficially Owned
Greater than 5% Shareholders:
Steven Koh(1)(2)	5,652,407		152,192	(3)(9)	5,804,599	7.37%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	6,327,562				6,327,562	8.05%
Fidelity Management & Research Company(4) 245 Summer Street Boston, MA 02210	5,698,980				5,698,980	7.25%

Directors and Named Executive Officers:
Donald Byun	810,000		51,879	(3)(10)	861,879	1.10%
Lawrence Jeon	87,900		51,566	(3)(10)	139,466	*
Steven J. Didion	72,437	(11)	30,000	(7)	102,437	*
Daisy Y. Ha	627,907		31,566	(7)(10)	659,473	*
Craig Mautner	26,437	(11)	40,000		66,437	*
John R. Taylor	2,925	(11)	40,000		42,925	*
Jae Whan Yoo	323,869		75,000	(8)	398,869	*
Alex Ko	39,507	(9)(12)	35,000	(5)	74,507	*
Lisa Pai	20,867	(9)(12)	30,000	(6)	50,867	*
Peter Koh	65,492	(9)(12)	22,500	(5)(13)	87,992	*
Elaine Jeon	54,363	(9)(12)	2,500	(13)	56,863	*
All executive officers and directors as a group (12)

*	Less than 1%
(1)	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a charitable foundation, family or living trust or limited partnership as to which such person is a trustee, general partner, or primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary.
(2)	Also a director.
(3)	Previously granted, but not exercised, options with exercise price range from $6.61 to $9.32, in 2008 and 2009 were modified on January 30, 2012 with the first 25% vesting on the date of modification. Thereafter, this option becomes exercisable to an additional 25% of the share subject to this option on each anniversary of the date of modification. The modified options are exercisable for ten years at the exercise price of $3.53 and expire on the date ten years from the date of modification.
(4)	As the information about institutional shareholders are based on a Schedule 13G filed with the SEC, the number of shares reported are as of December 31, 2015, but the percentage is based on the number of shares of Wilshire Bancorp’s common stock issued and outstanding as of February 29, 2016.
(5)	On June 27, 2012, we granted stock options with the first 25% vesting on the date of grant. The remaining options are exercisable over three years at the exercise price of $5.29 and expire on the last business day prior to the fifth anniversary of the grant date.

(6)	On January 30, 2013, we granted options to purchase 30,000 shares of Wilshire common stock with the first 25% of such options vesting on the date of grant. The remaining options are exercisable over three years at the exercise price of $6.12 and expire on the last business day prior to the fifth anniversary of the grant date.
(7)	On January 2, 2014, we granted options to purchase 40,000 shares of Wilshire common stock with the first 25% of such options vesting on the date of grant. The remaining options are exercisable over three years at the exercise price of $10.71 and expire on the last business day prior to the fifth anniversary of the grant date.
(8)	On February 18, 2014, we granted options to purchase 100,000 shares of Wilshire common stock with the first 25% of such options vesting on the date of grant. The remaining options are exercisable over three years at the exercise price of $10.13 and expire on the last business day prior to the fifth anniversary of the grant date.
(9)	On March 31, 2014, we granted restricted stocks to the named executive officers with the first 25% of such restricted stock vesting on the date of grant (which are included in this amount) and the remaining 75% will vest over a 3-year period in equal shares of 25% at each anniversary.
(10)	On August 26, 2015, we granted stock options with the first 25% vesting on the date of grant. The remaining options are exercisable over three years at the exercise price of $10.30 and expire on the last business day prior to the tenth anniversary of the grant date.
(11)	On August 26, 2015, we granted restricted stocks with the first 25% of such restricted stock vesting on the date of grant (which are included in this amount) and the remaining 75% will vest over a 3-year period in equal shares of 25% at each anniversary.
(12)	On April 8, 2015, we granted restricted stocks to the named executive officers with the first 25% of such restricted stock vesting on the date of grant (which are included in this amount) and the remaining 75% will vest over a 3-year period in equal shares of 25% at each anniversary.
(13)	On September 30, 2015 we granted options to purchase 10,000 shares of our common stock with the first 25% of such options vesting on the date of grant. The remaining options are exercisable over three years at the exercise price of $10.51 and expire on the last business day prior to the fifth anniversary of the grant date. Due to her resignation on February 22, 2016, Ms. Jeon’s options expire 30 days from the date of her resignation.

Compensation Discussion & Analysis

The Human Resources/Nominations and Corporate Governance Committee, or the “HR/NCG Committee,” of our board of directors is tasked with oversight of our compensation programs. Our compensation programs include programs designed specifically for our executive officers who are named in the Summary Compensation Table appearing later in this joint proxy statement/prospectus.

Our board of directors established the HR/NCG Committee to, among other things, review and recommend the compensation levels of our named executive officers, evaluate the performance of our named executive officers and consider senior management succession issues and related matters of our company.

In accordance with the Marketplace Rules of the Nasdaq Stock Market, Inc., the HR/NCG Committee is composed entirely of independent, non-management members of the board of directors. No HR/NCG Committee member participates in any of our employee compensation programs and none of the HR/NCG Committee members has any material business relationships with Wilshire Bancorp.

Executive Officer Compensation Program

Compensation Program Philosophy

Our practice has generally been not to provide employment contracts to any of our executive officers other than our President and Chief Executive Officer. The employment agreement with our current President and Chief Executive Officer, Mr. Jae Whan Yoo, was renewed for a three year term at the expiration of his prior contract in February 2014. The terms of the employment agreement are discussed later in this joint proxy statement/

prospectus. The HR/NCG Committee and board of directors would consider offering additional employment contracts if they were considered necessary and beneficial to our company.

Our compensation philosophy is to attempt to directly link executive compensation to continuous improvements in corporate performance, achievement of specific operation, financial and strategic objectives and increases in shareholder value. Our HR/NCG Committee reviews the compensation packages of our named executive officers, taking into account factors which it considers relevant, such as business conditions within and outside the industry, our financial performance, the market composition for executives of similar background and experience, and the performance of the executive officer under consideration.

Compensation Program Objectives and Rewards

The primary goals of our compensation program are to attract, motivate, and retain executives capable of leading our company in achieving its business objectives. Our HR/NCG Committee and board of directors believe that compensation should:

•	with respect to incentive and bonus compensation, relate to the value created for shareholders by being tied to the financial performance and condition of our company and each executive officer’s contribution thereto;

•	reward individuals who help us achieve our short-term and long-term objectives and thereby contribute significantly to the success of our company;

•	help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and

•	reflect the qualifications, skills, experience and responsibilities of each executive officer.

We use a compensation framework with multiple payment components to balance various short-term and long-term objectives. We believe the framework rewards our executive officers for favorable financial performance of our company over the longer term, while also recognizing that our executive officers have shorter term needs to maintain a reasonable lifestyle. For example, the HR/NCG Committee views base salary and perquisites as a means to provide some degree of security to each executive at the base threshold level of compensation, to provide such executives with a reasonable standard of living and a base wage at a level comparable to our peers, and to encourage the executives’ day-to-day productivity. On the other hand, the HR/NCG Committee views annual cash incentives as motivation for our executives to focus on our annual goals. It views longer term incentives such as equity awards, including stock option grants, as a means to motivate our executives to focus on longer term strategic goals that will drive value for all our shareholders and, accordingly, also reward the executives for helping us to achieve these longer term strategic goals.

Compensation Program Oversight and Implementation

Our HR/NCG Committee, which is composed of six independent directors, is responsible for performing compensation committee functions, as provided under the rules of the SEC and Nasdaq, including the review and recommendation to the board of directors of the compensation of our named executive officers. Our HR/NCG Committee exercises independent discretion in respect of executive compensation matters, subject to review and approval of their recommendations on such matters by the board of directors.

To carry out the compensation program process, the HR/NCG Committee annually reviews the salary for each named executive officer. Salary is predominantly based upon the named executive officer’s salaries in previous years. However, the HR/NCG Committee also considers several other factors when determining salary and other compensation for our named executive officers. Some of those factors are: (a) leadership; (b) nature, scope and level of responsibilities; and (c) contribution to our financial results in previous periods. In addition, with respect to the President and Chief Executive Officer, the HR/NCG Committee also considers the term of the employment agreement governing the base salary for that position. Because the HR/NCG Committee has not formally or historically applied any specific weighting to the various factors considered, the HR/NCG Committee ultimately uses its own judgment and expertise in determining appropriate base salary levels that meet our overall objectives. The HR/NCG Committee then compares its initial view with information it has gathered on comparable executives in the Peer Group (discussed below) and makes any adjustments it believes are necessary to reflect changing market conditions that are evidenced by the Peer Group information.

The HR/NCG Committee also annually reviews the overall performance of our company, in order to determine whether payment of an annual bonus to the named executive officers is appropriate. With respect to each of our other named executive officers, annual bonus is wholly discretionary based upon such review of our performance by the HR/NCG Committee. At this same time, the HR/NCG Committee generally also determines whether the named executive officers and other key officers will receive stock option grants, or other equity grants, which the HR/NCG Committee believes will link the achievement of longer term strategic and financial goals for our company, as well as longer term individual performance, resulting in greater value for all of our shareholders.

Review of Named Executive Officers Compensation

Periodic annual reviews of our named executive officers compensation are discussed with the HR/NCG Committee by our Chief Executive Officer for its consideration. The HR/NCG Committee takes into account these annual reviews, as well as other information it deems relevant (including generally the Peer Group and Industry Data analyses detailed below) in making recommendations to the board of directors regarding each named executive officer’s compensation. Our board of directors makes all final compensation decisions for named executive officers, including salary and bonus payments, as well as stock option grants. Mr. Jae Whan Yoo, who is a director as well as President and Chief Executive Officer, abstains from such discussion and voting on stock option grants and also on matters relating to his own compensation. With respect to each decision by the board of directors regarding compensation of the named executive officers discussed in this joint proxy statement/prospectus, unless noted otherwise herein, the board of directors determined to accept the recommendations of the HR/NCG Committee with respect to such matters.

Role of Named Executive Officers in Compensation Decisions

The HR/NCG Committee considers the role of each named executive officer to review when reviewing each element of his or her compensation. In each case, several factors, such as the scope of responsibilities and experience, are taken into account and balanced against the HR/NCG Committee’s view of competitive salary levels. Although the Chief Executive Officer and other named executive officers may participate in discussions with the HR/NCG Committee regarding their respective compensation, all deliberations by and voting on recommendations from the HR/NCG Committee with respect to the compensation of the Chief Executive Officer are conducted outside the presence of the Chief Executive Officer.

Peer Group and Compensation Targets

To ensure that the overall compensation program for our named executive officers is competitive, the HR/NCG Committee reviews the compensation programs of two financial services organizations that are viewed by the HR/NCG Committee as directly competing banks (the “Peer Group”), as well as those of the banking industry published by the California Department of Business Oversight and California Bankers Association (the “Industry Data”). The Peer Group information is used to compare our executive compensation levels with those of community banks that have executive positions with responsibilities similar in scope and that have a business network that competes with us for executive talent.

Below is a table showing the comparable financial institutions in the Peer Group. The Peer Group includes two direct competitors which are publicly-traded community bank holding companies located in the same metropolitan areas as Wilshire Bancorp: Hanmi Financial Corporation and BBCN Bancorp, Inc. To remain consistent from year to year, we expect that the HR/NCG Committee will use this type of Peer Group analysis as part of our annual marketplace study. On the other hand, because some of the specific financial institutions included in the Peer Group may change their size, relevance or other pertinent factors, the Peer Group could include new or different companies in the future. On a broader scale, the Industry Data includes data published by the California Department of Business Oversight, and by the California Bankers Association, and is based on a large pool of financial institutions operating within the State of California. The Peer Group maintains a branch network in areas with a large number of ethnic minority groups such as the Los Angeles, New York, Chicago and Dallas metropolitan areas. The HR/NCG Committee reviews the data of the Peer Group and the Industry in general (collectively referred to as the “Survey Data”) in order to gauge whether it believes that the overall compensation of our named executive officers is competitive. While the Industry Data is generally considered relevant by the HR/NCG Committee, the HR/NCG Committee considers the Peer Group data to be the most relevant comparative data in its compensation recommendation process.

Peer Group Table(1)

(In Thousands)

Peer	Revenues($)(2)	Net Income($)(3)	Total Assets($)	Market Cap($)	Return on Average Equity(4)
Wilshire	196,496	61,405	4,713,468	907,931	11.84%
Hanmi	195,719	53,823	4,234,521	758,432	11.30%
BBCN	316,733	92,258	7,912,070	1,370,132	10.11%

(1)	All financial information in the table above is for the year ended December 31, 2015.
(2)	Revenues include net interest income and non-interest income for the year ended December 31, 2015.
(3)	Net income to common shareholders for the year ended December 31, 2015.
(4)	Return on Average Equity, or ROAE, is calculated by dividing 2015 net income for each company by 2015 average equity for each company. Source of information for Hanmi Financial Corporation and BBCN Bancorp, Inc. is the annual report of each institution as filed with the SEC.

Compensation Program Elements for 2015

For 2015, our HR/NCG Committee determined that the overall compensation program for our named executive officers, including the benefits program, should consist of the following: (a) base salaries and incentive bonuses, (b) long-term incentive compensation through stock option or restricted stock grants and (c) health, welfare, and survivor income benefits.

Base Salaries

In 2015, our HR/NCG Committee held 7 meetings, during some of which the Committee discussed, deliberated and voted on recommendations for the salaries of our named executive officers and determined that the salaries of our named executive officers were competitive with those of our peer banks.

Incentive Bonus Payments

We typically pay incentive bonus payments to our named executive officers which are discretionary in nature. The annual profit sharing bonus is paid in the early part of the following fiscal year, based on the annual performance of our company.

Our board of directors does not utilize a formal quantitative benchmark that triggers the payment of incentive bonuses to our named executive officers. Each year, the board of directors conducts a qualitative review taking into consideration our overall financial and strategic performance. The board of directors makes the decision to pay bonuses to the named executive officers in its discretion. In an effort to avoid establishing specific quantitative performance criteria and benchmarks that may promote unnecessary or excessive risk-taking by our named executive officers, the board of directors’s decisions regarding incentive bonus compensation to named executive officers are based upon subjective and qualitative criteria determined by the board of directors that relate both to the executive’s individual performance and the short and long-term financial and strategic contribution and strength of the institution as a whole.

Our board of directors does review certain quantitative factors when considering the long-term financial and strategic performance and strength of our company as a whole. For example, as a general rule, the board of directors will typically review our earnings performance as compared to prior years when determining whether it is appropriate to pay bonuses in any given year. This type of quantitative review is not, however, required as a part of any formal written policy or agreement and the board of directors may determine not to pay bonuses, even in years when the company performs well financially.

Long-term Incentive through Equity Grants

In March 2008, the HR Committee of our board of directors approved our 2008 Stock Incentive Plan, or the “2008 Plan.” From time to time, our HR Committee has made recommendations to the full board of directors concerning stock option grants to named executive officers and other employees.

Each stock option permits the named executive officer and directors, generally for a period of five to ten years, to purchase one share of Wilshire Bancorp stock from us at the exercise price, which is the closing price of our stock on the date of grant. Stock options have value only to the extent the price of our common stock on the date of exercise exceeds the exercise price. As disclosed in the compensation tables below, we granted stock options and/or restricted stock awards to certain of our named executive officers during 2015.

Health and Welfare Benefits

We offer a variety of health and welfare programs to all eligible employees. Our named executive officers generally are eligible for the same benefit programs on the same basis as the rest of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability.

We provide full time employees, regularly scheduled to work 30 or more hours per week, short-term disability, long-term disability and basic life insurance at no cost to the employee. We offer a qualified 401(k) savings and retirement plan. All of our employees, including named executive officers, are generally eligible to participate in our 401(k) plan after the initial six-month waiting period.

Survivor Income Agreements; Bank-Owned Life Insurance Policies

In 2003, we adopted a Survivor Income Plan for the benefit of the directors and certain officers of Wilshire Bank. This plan is intended to encourage their continued employment and service with Wilshire Bank and to reward them for their past service and contribution. Wilshire Bank has also entered into separate Survivor Income Agreements with certain of its officers and directors relating to the Survivor Income Plan. Under the terms of the Survivor Income Plan, each participant is entitled to a base amount of death proceeds as set forth in the participant’s election to participate, which base amount increases three percent per calendar year, but only until normal retirement age, which is 65. If the participant remains employed by Wilshire Bank after age 65, the death benefit will be fixed at the amount determined at age 65. If a participant has attained age 65 prior to becoming a participant in the Survivor Income Plan, the death benefit shall be equal to the base amount set forth in their election to participate with no increases. Wilshire Bank is obligated to pay any death benefit owing under the Survivor Income Plan in a lump sum within 90 days following the participant’s death.

The participant’s rights under the Survivor Income Plan terminate upon termination of employment or directorship with Wilshire Bank. Upon termination of employment (except for termination for cause), the participant will have the option to convert the amount of death benefit calculated at such termination of employment date to a split dollar arrangement, provided such arrangement is available under bank regulation or tax law. If available, Wilshire Bank and the participant will enter into a split dollar agreement and split dollar policy endorsement. Under such an arrangement, we would annually impute income to the officer or director based on tax law or rules in force upon conversion. For some directors, starting from 2013, if the participants and the Bank enter into a split dollar agreement, the Bank has agreed to reimburse the participant for income tax generated by the income to be imputed to the participant. Four former directors continued to receive these reimbursements of split dollar imputed income in 2015.

In 2015, Lisa Pai and Peter Koh were added as participants in Wilshire Bank’s Survivor Income Plan. Elaine Jeon was previously added in 2003 and was granted an increased initial pre-retirement death benefit in 2015.

To fund Wilshire Bank’s obligations under the Survivor Income Plan, Wilshire Bank purchased bank-owned life insurance policies covering the lives of our directors and certain officers with an aggregate premium amount of $10.5 million in 2003, $3.0 million in 2005, $532,000 in 2008, $96,000 in 2009, and $619,000 in 2011, $731,000 in 2012, $710,000 in 2013, $538,000 in 2014 and $1,123,000 in 2015. For these amounts, we paid a single premium in 2003, 2005, 2008, 2009, 2011, 2012, 2013, 2014 and December 2015, and have not made any other payments since that time. Wilshire Bank is the sole owner of the policies, the primary beneficiary of the life insurance policies and recognizes the increase of the cash surrender value of the policies as tax-exempt other income.

The following table summarizes the amount of the supplemental death benefit each director and named executive officer is entitled to receive under the Bank-Owned Life Insurance and Survivor Income Plan as of December 31, 2015:

Director or Executive Officer	Initial Pre- Retirement Death Benefit	Post-Retirement Death Benefit(1)
2003 Awards
Steven Koh	$1,000,000	$1,464,770
Elaine Jeon	$150,000	$296,038
2005 Awards
Donald Byun	$300,000	$358,216
2008 Awards
Lawrence Jeon	$300,000	$592,076
Alex Ko	300,000	592,076
2011 Awards
Jae Whan Yoo(2)	$1,000,000	$1,061,364
2012 Awards
John R. Taylor	$300,000	$327,818
Craig Mautner	300,000	440,560
2014 Awards
Steven J. Didion	$300,000	$495,855
Daisy Y. Ha	300,000	628,133
2015 Awards
Peter Koh	$300,000	$668,387
Lisa Pai	300,000	403,175
Elaine Jeon(3)	300,000	415,270

(1)	Maximum amount considering annual increase by 3% until age 65
(2)	Jae Whan Yoo’s pre-retirement death benefit was increased to $1,000,000 in 2013
(3)	Elaine Jeon’s pre-retirement death benefit was increased to $300,000 in 2015

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by us in any year with respect to our Chief Executive Officer or any other named executive officers unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to our named executive officers for deductibility under Section 162(m), including (i) certain amounts paid as base salary and incentive bonus, (ii) certain compensation expense related to options granted pursuant to our 2008 Stock Option Plan. We may from time to time pay compensation to our named executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although we have generally attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by our company, the accounting rules pursuant to APB 25 and FAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Severance Plan and Payments upon Termination or Change-In-Control

We do not have a severance plan in place for any of our named executive officers, except for severance provided under the written employment agreement of our Chief Executive Officer or any severance plans that apply to all employees. Our employment agreement with Mr. Yoo requires that severance be paid to him under certain circumstances. Specifically, in the event that Mr. Yoo is terminated without cause, his employment agreement provides that his salary would continue for the lesser of twelve months or the duration of the remaining term of the agreement.

Our stock incentive plan also provides for acceleration of vesting with respect to certain stock options and restricted stock awards that are held by our named executive officers and directors if certain conditions are met. The acceleration provisions of our stock incentive plan operate similarly for all of our employees. Accordingly, the plan does not discriminate in scope, terms or operation, in favor our executive officers. Options and restricted stock granted under the plan are also available generally to all salaried employees.

Employment Agreements

The only written employment that we have with any of our named executive officers is with our President and Chief Executive Officer, Jae Whan Yoo, which was renewed for a second term of three years ending on February 17, 2017, effective on February 18, 2014.

Under the terms of the employment agreement, Mr. Yoo receives an annual base salary of $400,000, and is eligible to participate in our employee benefits plans, including our 401(k) Plan. Any additional bonus payments to Mr. Yoo will be in the sole discretion of our board of directors and will be based upon the same types of objectives that are considered in connection with discretionary bonuses paid to our other named executive officers and which are discussed under the heading, “Incentive Bonus Payments,” above.

In connection with the renewal of Mr. Yoo’s employment agreement, he received on the effective date a grant of stock options to purchase 100,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the date of grant. The stock options were issued under our 2008 Stock Incentive Plan. On the date of grant, 25,000 of these options became immediately vested. The remaining 75% will vest equally over the next three years, with such vesting subject to at least a satisfactory rating on his performance review in each of those years.

In the event that Mr. Yoo is terminated without cause, his employment agreement provides that he will be entitled to receive his base salary for the lesser of twelve months or the duration of the remaining term of the agreement. If terminated for cause, Mr. Yoo will not be entitled to any further compensation, except for base compensation and expenses earned prior to the date of such termination.

For one year following termination of his employment agreement, Mr. Yoo will be subject to certain non-competition and non-solicitation restrictions. The merger agreement additionally provides that BBCN will offer a consulting agreement to with Mr. Yoo with the combined company for a one-year term beginning at the completion of the merger.

Executive Compensation—Summary Table

The following table sets forth for each of the named executive officers listed below: (i) the dollar value of base salary and bonus earned during the years ended December 31, 2015, 2014 and 2013; (ii) the grant date fair value recognized for stock and option awards, in accordance with ASC 718; (iii) the dollar value of earnings for services pursuant to awards granted during these years under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings during these years; (v) all other compensation for these years; and, finally, (vi) the dollar value of total compensation for these years.

Summary Compensation Table—Senior Executives

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation		Total
Jae Whan Yoo	2015	$403,590	$300,000	$—	$—	$52,401	(4)	$755,990
President & CEO	2014	$393,750	$271,000	$—	$292,700	$52,968	(4)	$1,010,418
	2013	$348,750	$219,063	$—	—	$50,968	(4)	$618,781

Alex Ko	2015	$303,887	$83,500	$83,148	—	$36,619	(5)	$507,155
EVP & CFO	2014	$293,151	$81,000	$66,130		$34,228	(5)	$474,509
	2013	$280,167	$100,000	—	—	$31,638	(5)	$411,805

Lisa K. Pai	2015	$268,905	$75,500	$76,050	—	$31,457	(6)	$451,912
EVP & Chief Legal and Human Resources Officer(7)	2014	$264,572	$76,000	$60,541	—	$28,863	(6)	$429,976
	2013	$256,563	$10,000	—	$61,200	$21,307	(6)	$349,070

Peter Koh	2015	$245,326	$70,500	$70,980	$18,250	$29,770	(7)	$434,826
EVP & Chief Credit Officer	2014	$214,500	$61,000	$48,212	—	$24,245	(7)	$347,957
	2013	$163,545	$50,000	—		$22,696	(7)	$236,241

Elaine Jeon	2015	$234,725	$54,500	$53,742	$18,250	$29,108	(8)	$390,325
Former EVP & Chief Operations Administrator	2014	$193,002	$41,000	$36,984	—	$22,614	(8)	$293,600
	2013	$177,798	$14,000	—	—	$15,785	(8)	$207,583

(1)	The amount shown in the column includes an incentive bonus to Mr. Yoo in the amount of $300,000, Mr. Ko in the amount of $83,500, Ms. Pai in the amount of $75,500, Mr. Koh of $70,500, and Ms. Jeon in the amount of $54,500 which was paid in April 2015.
(2)	The amounts shown, except with respect to the amounts corresponding to Mr. Yoo, represent restricted stock awards which vest over a 3-year period; the first 25% of such restricted stock vest on the date of grant and the remaining 75% will vest over a 3-year period in equal shares of 25% at each anniversary.
(3)	For stock option grants, the value shown is the grant date fair value computed in accordance with applicable accounting rule of FASB ASC Topic 718. The actual number of awards granted is shown in the “Outstanding Equity Awards at Fiscal Year End” table included later in this joint proxy statement/prospectus.
(4)	Mr. Yoo received $15,900, $15,600 and $15,300 in 2015, 2014 and 2013, respectively, as our contribution to his 401(k) Plan; an amount equal to $18,126, $18,000 and $18,000 in car allowance in 2015, 2014 and 2013, respectively; $2,412, $3,096 and $3,114 in gasoline paid by us in 2015, 2014 and 2013, respectively; $13,740, $13,320 and $12,782 in club dues in each of 2015, 2014 and 2013, respectively; and communication expenses of $2,187, $2,517 and $1,772 in 2015, 2014 and 2013, respectively.
(5)

Mr. Ko received $13,500, $13,125 and $13,125 in 2015, 2014 and 2013, respectively, as our contribution to his 401(k) Plan; an amount equal to $8,475, $8,400 and $8,400 in car allowance in 2015, 2014 and 2013, respectively; $4,054, $4,004 and $3,979 in gasoline paid by us in 2015, 2014 and 2013, respectively; $7,265, $5,285 and $2,931 in club dues in each of 2015, 2014 and 2013, respectively; and communication expenses of $3,325, $3,414 and $3,203 in 2015, 2014 and 2013, respectively.
(6)	Ms. Pai received $14,617, $15,600 and $7,116 in 2015, 2014, and 2013, respectively, as our contribution to her 401(k) Plan; an amount equal to $8,475, $8,400 and $700 in car allowance in 2015, 2014 and 2013, respectively; $1,179, $1,953 and $2,498 in gasoline paid by us in 2015, 2014 and 2013, respectively; $2,839, $1,527 and $1,786 in health club dues in 2015, 2014 and 2013, respectively; communication expenses of $1,335, $1,384 and $1,507 in 2015, 2014 and 2013, respectively; and a $3,012 insurance waiver payment in 2015.
(7)	Mr. Koh received $13,500, $10,892 and $9,633 in 2015, 2014 and 2013, respectively, as our contribution to his 401(k) Plan; an amount equal to $8,475, $8,400 and $8,400 in car allowance in 2015, 2014 and 2013, respectively; $3,222, $2,649 and $3,156 in gasoline paid by us in 2015, 2014 and 2013, respectively; $1,483 and $920 in health club dues in 2015 and 2014; $1,335, $1,384 and $1,507 in communication expenses in 2015, 2014 and 2013, respectively; and a $1,754 insurance waiver payment in 2015.
(8)	Ms. Jeon received $13,531, $10,650 and $10,667 in 2015, 2014 and 2013, respectively, as our contribution to her 401(k) Plan; an amount equal to $8,152, $8,400 and $1,200 in car allowance in 2015, 2014 and 2013, respectively; $1,815, $2,649 and $2,382 in gasoline paid by us in 2015, 2014 and 2013, respectively; $3,880 in health club dues in 2015; and communication expenses of $1,730, $1,361 and $1,536 in 2015, 2014 and 2013, respectively.

Grant of Plan-Based Awards at Fiscal Year End

In April, 2015, an aggregate of 28,000 restricted stock awards were granted to named executive officers. Details are in “Outstanding Equity Awards at Fiscal Year-End” table below.

Grant of Plan-Based Awards at Fiscal Year End

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive plan Awards			Estimated Future Payouts Under Equity Incentive plan Awards			All Other Stock Awards (#)		All Other Option Awards (#)		Exercise or Base Price of Option Awards (Price/Sh) ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum (#)	Threshold ($)	Target ($)	Maximum (#)
Alex Ko	4/8/2015	—	—	—	—	—	—	8,200	(1)	—		—	$83,148	(4)
EVP & Chief Financial Officer
Lisa Pai	4/8/2015	—	—	—	—	—	—	7,500	(1)	—		—	$76,050	(4)
EVP & Chief Legal/HR Officer
Peter Koh	4/8/2015	—	—	—	—	—	—	7,000	(1)	—		—	$70,980	(4)
EVP & Chief Credit Officer	9/30/2015	—	—	—	—	—	—	—		10,000	(2)	$10.51	$18,250	(5)
Elaine Jeon	4/8/2015	—	—	—	—	—	—	5,300	(1)	—		—	$53,742	(4)
Former EVP & Chief Operations Administrator	9/30/2015	—	—	—	—	—	—	—		10,000	(2)	$10.51	$18,250	(5)

(1)	Represents restricted stock awards.
(2)	Represents stock options granted under the 2008 Stock Option Plan.
(3)	The exercise price for each stock option is the closing stock price on the date of grant.
(4)	The amounts shown represent the grant date value of restricted stock awards, calculated in accordance with SEC rules.
(5)	For stock option grants, the value shown is the grant date fair value computed in accordance with applicable accounting rule of FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2015, including the number of shares underlying both exercisable and un-exercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

Outstanding Equity Awards at Fiscal Year End

Name	Grant Date	Option awards(1)				Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
		Number of Securities underlying unexercised options (#) exercisable	Number of Securities underlying unexercised options (#) un-exercisable	Option exercise price ($)	Option expiration date
Jae Whan Yoo	6/27/2012	35,000	—	$5.29	6/26/2017	—		—
	2/18/2014	50,000	50,000	$10.13	2/17/2019	—		—

Alex Ko	6/27/2012	35,000	—	$5.29	6/26/2017
	3/31/2014					2,950		$34,073	(2)
	4/8/2015					6,150		$71,033	(2)
							$
							$

Lisa Pai	1/30/2013	22,500	7,500	$6.12	1/29/2018
	3/31/2014					2,700		$31,185	(2)
	4/8/2015					5,625		$64,969	(2)
							$
							$

Peter Koh	6/27/2012	20,000		$5.29	6/26/2017
	9/30/2015	2,500	7,500	$10.51	9/29/2020
	3/31/2014					2,150		$24,833	(2)
	4/8/2015					5,250		$60,638	(2)

Elaine Jeon	6/27/2012	7,000		$5.29	6/26/2017
	9/30/2015	2,500	7,500	$10.51	9/29/2020
	3/31/2014					1,650		$19,058	(2)
	4/8/2015					3,975		$45,911	(2)

(1)	The first 25% of the stock options vest immediately, with the remainder vesting ratably over three years from the date of grant. The options expire after five years from the date of grant.
(2)	Restricted stock granted on 3/31/2014 and 4/8/2015 will vest over a period of three years. Market value is calculated by the closing price of $11.55 as of December 31, 2015.

Options Exercised and Stock Vested at Fiscal Year End

The following table provides information concerning the exercise and vesting during 2015 of stock options and restricted stock granted to our named executive officers in 2015.

Options Exercised and Stock Vested for the Fiscal Year 2015

	Option Awards			Stock Awards
Name	Number of Shares acquired on exercise(#)	Value realized on exercise($)(1)		Number of Shares acquired on vesting(#)	Value realized on vesting($)
Jae Whan Yoo	15,000	$73,500	(2)
President & Chief Executive Officer
Alex Ko				3,525	$35,493	(4)
EVP & Chief Financial Officer
Lisa Pai				3,225	$32,472	(4)
EVP & Chief Legal/HR Officer
Peter Koh				2,825	$28,463	(4)
EVP & Chief Credit Officer
Elaine Jeon	16,000	$91,040	(3)	2,150	$21,661	(4)
Former EVP & Chief Operations Administrator

(1)	“Value realized” is the difference between the exercise price and the market price on the exercise date, multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he or she sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be different from that on the exercise date of the option. In addition, the “Value Realized” numbers do not reflect the tax impact of the exercise.
(2)	The market value of the stock options was calculated by multiplying the difference from closing market price of the Company’s stock at the exercise date on 9/1/2015, $10.19, and exercise price, $5.29, by number of exercised stock options.
(3)	The market value of the stock options was calculated by multiplying the difference from closing market price of the Company’s stock at the exercise dates on 6/3/2015, $11.48 and on 9/17/2015, $10.68, and exercise price, $5.29, by number of exercised stock options. Due to her resignation on February 22, 2016, Ms. Jeon’s options expire 30 days from the date of her resignation.
(4)	The market value of the restricted stock was calculated by multiplying the closing market price of the Company’s stock at 3/31/15, $9.97 and 4/8/15, $10.14, by number of shares of restricted stock.

Pension Benefits

The table disclosing the actuarial present value of each of our named executive officer’s accumulated benefit under defined benefit plans, the number of years of credited service under each such plan, and the amount of pension benefits paid to each named executive officers during the year is omitted because we do not have a defined benefit plan for named executive officers. The only retirement plan available to our named executive officers in 2015 was our qualified 401(k) savings and retirement plan, which is available to all employees.

Non-Qualified Deferred Compensation

The table disclosing contributions to non-qualified defined contributions and other deferred compensation plans, each named executive officer’s withdrawals, earnings and fiscal year-end balances in those plans is omitted because, in 2015, we had no non-qualified deferred compensation plans or benefits for our executive officers or other employees.

Potential Payments Upon Termination or Change-in-Control

We do not have a severance plan in place for any of our named executive officers, except for severance provided under the written employment agreement of our Principal Executive Officer. Our employment agreement with Mr. Yoo requires that severance be paid to him under certain circumstances. Specifically, in the event that Mr. Yoo is terminated without cause, his employment agreement provides that his salary would continue for the lesser of twelve months or the duration of the remaining term of the agreement. The merger agreement additionally provides that a consulting agreement be entered into with Mr. Yoo for the combined company on a one-year term beginning at the completion of the merger. For any change-in-control, Wilshire’s stock option agreements provide for an acceleration of vesting in the event of a qualifying involuntary termination of employment following such event.

Compensation Committee Interlocks and Insider Participation

During 2015, our HR/NCG Committee consisted of John R. Taylor (Chairman), Donald Byun, Steven J. Didion, Daisy Y. Ha, Lawrence Jeon and Craig Mautner. No member of the HR/NCG Committee was an officer or employee of Wilshire Bancorp or any of its subsidiaries during 2015 and no member of the HR/NCG Committee was formerly an officer of Wilshire Bancorp or any of its subsidiaries. In addition, none of our executive officers has served as a member of a compensation committee or board of directors of any other entity of which an executive officer is currently serving as a member of the board of directors.

Certain Relationships and Related Transactions

Under Section 402 of the Sarbanes-Oxley Act of 2002, it is generally prohibited for any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer. This prohibition, however, is not applicable to loans that are made in compliance Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. We believe that all related transactions comply with Section 402 of the Sarbanes-Oxley Act or have been made pursuant to a valid exception from Section 402 of the Sarbanes-Oxley Act.

Certain of our officers, directors and principal shareholders and their affiliates have had transactions with Wilshire Bank, including borrowings and investments in certificates of deposit. Our management believes that all such loans and investments have been and will continue to be made in the ordinary course of business of Wilshire Bank on substantially the same terms, including interest rates paid and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and do not involve more than the normal risk of collectibles or present other unfavorable features. All loans made by Wilshire Bank to its directors, officers and principal shareholders are in compliance with the requirements of Federal Reserve Regulation O.

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. To ensure that all loans and related party transactions are in our best interests, the board of directors of Wilshire Bancorp, excluding any interested parties, reviews and evaluates all loans to related parties. The board of directors reviews such loans for compliance with the “Insider Loans” provisions of Wilshire Bank’s General Loan Policy. The policy requires that a majority of the entire board of directors approve, in advance, all loans to insiders of Wilshire Bank and their related interests or to insiders of an affiliate of Wilshire Bank where the aggregate amount loaned to the insider and his or her related interests exceeds the greater of $25,000 or five percent of the Bank’s capital and unimpaired surplus. The interested party may not participate directly or indirectly by participating in the discussion during the voting. Prior approval also is needed whenever the aggregate amount of such loans exceeds $500,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (the “10% Shareholders”), to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and 10% Shareholders are required by the Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms so filed.

Based solely on our review of copies of such forms received, and except as set forth below, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% shareholders were timely satisfied.

WILSHIRE PROPOSAL 5: ADJOURNMENT OF THE ANNUAL MEETING

If there are not sufficient votes to constitute a quorum or to adopt and approve the merger agreement at the time of our annual meeting, the merger agreement cannot be adopted and approved unless our annual meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that we have received at the time of our annual meeting to be voted for an adjournment, if deemed necessary, we have submitted the question of adjournment to our stockholders as a separate matter for their consideration. If it is deemed necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to our stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

The board of directors unanimously recommends a vote FOR Proposal 5.

DESCRIPTION OF WILSHIRE

The following information should be read with the financial statements incorporated by reference into this joint proxy statement/prospectus.

Business

Wilshire is a bank holding company headquartered in Los Angeles, California. Its principal subsidiary, Wilshire Bank, is a California state chartered and FDIC-insured financial institution that offers commercial banking loan and deposit products, focusing primarily on small- to medium-sized businesses and individuals in multi-ethnic markets in Southern California, Texas, New Jersey, and the New York metropolitan area. Wilshire Bank currently operates a network of 35 full-service branch offices in Southern California, Texas, Alabama, Georgia, New Jersey, and the greater New York City metropolitan area. Wilshire Bank also has five loan production offices, or “LPOs,” of which three are utilized primarily for the origination of loans under the Small Business Administration (“SBA”) lending program located in Colorado, Georgia, and Washington, and two that are utilized primarily for the origination of residential mortgage loans located in Southern California. At March 31, 2016, Wilshire had consolidated assets of $4.72 billion, total loans of $3.89 billion, total deposits of $3.85 billion and total shareholders’ equity of $546.2 million. Wilshire’s principal executive offices are located at 3200 Wilshire Boulevard Los Angeles, California 90010, and its telephone number is (213) 387-3200.

Wilshire is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to regulation as a bank holding company by the Federal Reserve Board. Wilshire Bank is a California state chartered commercial bank whose deposits are insured by the FDIC up the maximum limits thereof. Wilshire Bank is subject to regulation, supervision and regular examination by the DBO and the FDIC.

Incorporation of Certain Information Regarding Wilshire by Reference

The foregoing information concerning Wilshire does not purport to be complete. Certain additional information relating to Wilshire’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this joint proxy statement/prospectus from other documents filed by Wilshire with the SEC and listed under “Where You Can Find Additional Information” on page 218. If you desire copies of any of these documents, you may contact Wilshire at its address or telephone number indicated under “Where You Can Find Additional Information” on page 218.

DESCRIPTION OF BBCN

The following information should be read with the financial statements incorporated by reference into this joint proxy statement/prospectus.

Business

BBCN Bancorp is a bank holding company headquartered in Los Angeles, California. BBCN Bancorp offers commercial and retail banking loan and deposit products through its wholly owned subsidiary, BBCN Bank, a California state-chartered bank. BBCN Bank primarily focuses its business in Korean communities in California, New Jersey, and the New York City, Chicago, Seattle and Washington, D.C. metropolitan areas. At March 31, 2016, BBCN had consolidated assets of $8.06 billion, total loans of $6.38 billion, total deposits of $6.47 billion and total stockholders’ equity of $962.0 million. BBCN’s headquarters are located at 3731 Wilshire Boulevard, Suite 1000, Los Angeles, California 90010, and its telephone number at that address is (213) 639-1700.

BBCN Bancorp exists primarily for the purpose of holding the stock of the Bank and of such other subsidiaries as it may acquire or establish. BBCN Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”), up to applicable limits. BBCN Bank is subject to regulation, supervision and regular examination by the DBO and FDIC.

Incorporation of Certain Information Regarding BBCN by Reference

The foregoing information concerning BBCN does not purport to be complete. Certain additional information relating to BBCN’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this joint proxy statement/prospectus from other documents filed by BBCN with the SEC and listed under “Where You Can Find Additional Information” on page 218. If you desire copies of any of these documents, you may contact BBCN at its address or telephone number indicated under “Where You Can Find Additional Information” on page 218.

LEGAL MATTERS

The validity of the BBCN common stock to be issued in connection with the merger will be passed upon for BBCN by Morrison & Foerster LLP, counsel to BBCN.

Morrison & Foerster LLP and Hunton & Williams LLP will provide opinions regarding certain federal income tax consequences of the merger for BBCN and Wilshire, respectively, at the closing of the merger.

EXPERTS

The consolidated financial statements of BBCN Bancorp, Inc. as of and for the year ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BBCN Bancorp, Inc. as of December 31, 2014 and for each of the years in the two-year period ended December 31, 2014 have been incorporated by reference herein in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Wilshire Bancorp, Inc. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K/A for the year ended December 31, 2015 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

BBCN

If the merger is completed, Wilshire shareholders will become stockholders of BBCN following BBCN’s 2016 annual meeting. To be eligible under the Securities and Exchange Commission’s stockholder proposal rule (Rule 14a-8) for inclusion in BBCN’s proxy statement, proxy card and presentation at BBCN’s 2017 annual meeting of stockholders, a proper stockholder proposal must be received by BBCN at its principal offices at 3731 Wilshire Boulevard, Suite 1000, Los Angeles, California 90010 no later than February 10, 2017, which is 120 calendar days before the anniversary of the date on which BBCN first mailed its proxy statement for 2016. If, however, BBCN’s 2017 annual meeting of stockholders is moved to a date that is more than 30 days before or after the first anniversary date of the 2016 annual meeting, then the deadline is a reasonable time before BBCN begins to print and send its proxy materials. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including other provisions of Rule 14a-8.

In addition, BBCN’s bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at BBCN’s 2017 annual meeting but not included in BBCN’s 2017 annual meeting proxy materials. To be eligible for consideration at the 2017 annual meeting of stockholders, any such proposal for new business or director nominees must be submitted in writing sufficiently in advance to be received by BBCN at its principal offices at 3731 Wilshire Boulevard, Suite 1000, Los Angeles, California 90010 no less than 100 days nor more than 120 days prior to the anniversary date of the 2016 annual meeting, unless the 2017 annual meeting is moved to a date that is more than 30 days before or after such anniversary date, in which case the notice must be received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting is first given or made by BBCN. Such notice must also comply with the provisions of our bylaws requiring submission of information regarding the new business proposal or nomination and the person or persons submitting it.

Wilshire

If the merger is consummated, there will be no Wilshire annual meeting of shareholders next year. In that case, shareholder proposals must be submitted to BBCN in accordance with the procedures described above. In case the merger is not consummated, set forth below is information relevant to a regularly scheduled 2017 annual meeting of shareholders of Wilshire.

To be eligible under the Securities and Exchange Commission’s stockholder proposal rule (Rule 14a-8) and under Wilshire’s amended and restated bylaws for inclusion in Wilshire’s proxy statement, proxy card and presentation at Wilshire’s 2017 annual meeting of shareholders, a proper shareholder proposal must be received by Wilshire at its principal offices at 3200 Wilshire Boulevard, Suite 1400, Los Angeles, California 90010 no later than February 10, 2017, which is 120 calendar days before the anniversary of the date on which Wilshire mailed its proxy statement for 2016. The notice must be in the manner and form required by Wilshire’s amended and restated bylaws and Rule 14a-8 under the Exchange Act.

In addition, Wilshire’s Bylaws establish an advance notice procedure with regard to director nominations intended to be presented at Wilshire’s 2017 annual meeting but not included in Wilshire’s 2017 annual meeting proxy materials. For director nominations to be properly brought before the 2017 annual meeting by a shareholder, the shareholder must deliver written notice to Wilshire not less than 60 nor more than 90 days prior to the date of the meeting. If, however, the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Such nominations and must comply with all requirements set forth in Wilshire’s Bylaws.

In case the merger is not consummated, set forth below is information relevant to a regularly scheduled 2017 annual meeting of Wilshire shareholders.

Consideration of Director Nominees

Wilshire Bancorp’s Bylaws provide for the nomination of directors in the following manner:

“At any annual or special meeting of shareholders, persons nominated for election as directors by shareholders shall be considered only if advance notice thereof has been timely given as provided herein and such nominations are otherwise proper for consideration under applicable law and the articles of incorporation and bylaws of the Corporation. Notice of the name of any person to be nominated by any shareholders for election as a director of the Corporation at any meeting of shareholders shall be delivered to the Secretary of the Corporation at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 70 days in advance of the annual meeting if the Corporation shall have been previously disclosed, in these by-laws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the board of directors determines to hold the meeting on a different date. Any shareholder desiring to nominate any person for election as a director of the Corporation shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Corporation beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Corporation), such person’s signed consent to serve as a director of the Corporation if elected, such shareholder’s name and address and the number and class of all shares of each class of stock of the Corporation beneficially owned by such shareholder. As used herein, shares “beneficially owned” shall mean all shares as to which such person, together with such person’s affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to be beneficially owned pursuant to rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as well as all shares as to which such person, together with such person’s affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions). The person presiding at the meeting in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that nominees not be considered if such notice has not been given.”

The board of directors will consider director candidates recommended by our shareholders in a similar manner as those recommended by members of management or other directors, provided the shareholder submitting such nomination has complied with the procedures set forth in the foregoing provision. To date, we have not received any recommended nominees from any non-management shareholders or group of shareholders that beneficially owns five percent of our voting stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Each of BBCN and Wilshire files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in 100 F St., N.E., Washington, D.C. 20549. You may telephone the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Any other information contained on any website referenced in this joint proxy statement/prospectus is not incorporated by reference in this joint proxy statement/prospectus.

BBCN has filed a registration statement under the Securities Act of 1933 with the SEC on Form S-4 with respect to BBCN’s common stock to be issued in connection with the merger. This joint proxy statement/prospectus constitutes the prospectus of BBCN that was filed as part of the registration statement. The registration statement and its exhibits are available for inspection and copying as described above.

This joint proxy statement/prospectus is part of a registration statement and constitutes a prospectus of BBCN in addition to being a proxy statement of BBCN and Wilshire for their respective stockholder meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or all of the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed in this section. The SEC allows BBCN and Wilshire to “incorporate by reference” information relating to BBCN and Wilshire into this joint proxy statement/prospectus. This means that we can disclose information to you by referring you to another document separately filed by BBCN or Wilshire with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information superseded by information nin this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporated by reference the documents listed below that BBCN or Wilshire has previously filed with the SEC. These documents contain important information, including about BBCN, Wilshire and their finances.

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. None of BBCN or Wilshire has authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing nor posting of this joint proxy statement/prospectus to stockholders of BBCN or Wilshire nor the issuance of ordinary shares of BBCN in the transaction shall create any implication to the contrary.

BBCN Filings (SEC File Number 000-50245)	Period or Date(s) Filed
Annual Report on Form 10-K	Year ended December 31, 2015 (as amended on Form 10-K/A on April 20, 2016 and April 28, 2016)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2016
Current Reports on Form 8-K	January 25, 2016; January 27, 2016; April 8, 2016; May 18, 2016
Current Reports on Form 8-K/A	February 2, 2016; February 3, 2016; April 14, 2016; May 19, 2016; May 25, 2016
Wilshire Filings (SEC File Number 000-50923)	Period or Date(s) Filed
Annual Report on Form 10-K/A	Year ended December 31, 2015 (as amended on Form 10-K/A on April 11, 2016 and April 28, 2016)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2016
Current Reports on Form 8-K	January 4, 2016; February 12, 2016; March 1, 2016; April 8, 2016; May 20, 2016; May 26, 2016
Current Reports on Form 8-K/A	April 18, 2016

All additional documents that BBCN or Wilshire may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the BBCN stockholder and Wilshire shareholder meetings, respectively, shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the internet websites of BBCN or Wilshire, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a shareholder of Wilshire, you can obtain any of the documents incorporated by reference through Wilshire or the SEC. Documents incorporated by reference are available from Wilshire without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Wilshire Bancorp, Inc.

3200 Wilshire Boulevard, Suite 1400

Los Angeles, California 90010

Attention: Corporate Secretary

Telephone: (213) 387-3200

Email: LisaPai@WilshireBank.com

A hard copy of such documents incorporated by reference shall not be sent to you unless requested.

In order to ensure timely delivery of the documents, Wilshire shareholders must make their requests no later than five business days prior to the date of the Wilshire annual meeting, or no later than July 7, 2016.

If you are a stockholder of BBCN, you can obtain any of the documents incorporated by reference through BBCN or the SEC. Documents incorporated by reference are available from BBCN without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

BBCN Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Attention: Corporate Secretary

Telephone: (213) 639-1700

Email: DavidW.Kim@BBCNBank.com

A hard copy of such documents incorporated by reference shall not be sent to you unless requested.

In order to ensure timely delivery of the documents, BBCN stockholders must make their requests no later than five business days prior to the date of the BBCN annual meeting, or no later than July 7, 2016.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

The information contained in this joint proxy statement/prospectus with respect to BBCN was provided solely by BBCN and the information contained in this joint proxy statement/prospectus with respect to Wilshire was provided solely by Wilshire.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of December 7, 2015

between

BBCN BANCORP, INC.

and

WILSHIRE BANCORP, INC.

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

TABLE OF CONTENTS—(Continued)

A-v

(continued)

EXHIBITS

Exhibit A	Amendment to Bylaws
Exhibit B	Agreement of Bank Merger

A-vi

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2015 (this “Agreement”), is entered into between BBCN Bancorp, Inc., a Delaware corporation (“BBCN”), and Wilshire Bancorp, Inc., a California corporation (“WIBC”). BBCN and WIBC are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the boards of directors of BBCN and WIBC have each approved, and declared it to be advisable and in the best interests of their respective stockholders to effect, a “merger of equals” by means of a stock-for-stock merger provided for herein in which WIBC would merge with and into BBCN, with BBCN surviving (the “Merger”);

WHEREAS, the boards of directors of BBCN and WIBC have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, the boards of directors of BBCN and WIBC have each adopted resolutions recommending to the stockholders of BBCN and WIBC, respectively, that they adopt this Agreement;

WHEREAS, BBCN and WIBC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for federal and, if applicable, state and local income Tax purposes, the Parties intend that the Merger shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement, shall constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the boards of directors of BBCN’s wholly owned subsidiary, BBCN Bank, a California state chartered banking corporation (“BBCN Bank”), and WIBC’s wholly owned subsidiary, Wilshire Bank, a California state chartered banking corporation (“Wilshire Bank”), have each approved, and declared it to be advisable and in the best interests of their respective stockholders, BBCN and WIBC, to consummate, concurrently with or as soon as reasonably practicable after the Merger, a business combination transaction in which Wilshire Bank would merge with and into BBCN Bank, with BBCN Bank surviving (the “Bank Merger”) pursuant to an Agreement and Plan of Bank Merger, the form of which is attached to this Agreement as Exhibit B (the “Bank Merger Agreement”), and have each recommended to its respective sole stockholder that such stockholder approve the Bank Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 6.4(a).

“Adoption” has the meaning set forth in Section 4.2(d).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Legal Requirements” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Government Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Assumed Options” has the meaning set forth in Section 3.1(c).

“Assumed Plan” has the meaning set forth in Section 3.1(c).

“Assumed Restricted Shares” has the meaning set forth in Section 3.1(c).

“Bank Merger” has the meaning set forth in the Recitals.

“Bank Merger Act” has the meaning set forth in Section 4.1(d).

“Bank Merger Agreement” has the meaning set forth in the Recitals.

“BBCN” has the meaning set forth in the Preamble.

“BBCN Bank” has the meaning set forth in the Recitals.

“BBCN Benefit Plans” has the meaning set forth in Section 4.2(l).

“BBCN Board” shall mean the board of directors of BBCN.

“BBCN Board Approval” has the meaning set forth in Section 4.2(p).

“BBCN Board Recommendation” has the meaning set forth in Section 6.1(c).

“BBCN Certificates” has the meaning set forth in Section 3.2(a).

“BBCN Charter Amendment” has the meaning set forth in Section 4.2(d).

“BBCN Common Stock” has the meaning set forth in Section 4.2(b).

“BBCN Contracts” has the meaning set forth in Section 4.2(k).

“BBCN Debentures” has the meaning set forth in Section 4.2(c).

“BBCN Disclosure Schedule” has the meaning set forth in Section 4.2.

“BBCN Intellectual Property” has the meaning set forth in Section 4.2(t).

“BBCN Loss-Sharing Approval” has the meaning set forth in Section 4.2(d).

“BBCN Operative Documents” has the meaning set forth in Section 4.2(c).

“BBCN Permits” has the meaning set forth in Section 4.2(g).

“BBCN Preferred Stock” has the meaning set forth in Section 4.2(b).

“BBCN Proposal” has the meaning set forth in Section 8.2(b).

“BBCN Related Parties” has the meaning set forth in Section 8.2(e)(i).

“BBCN SEC Documents” has the meaning set forth in Section 4.2(e).

“BBCN Stock” shall mean BBCN Common Stock and BBCN Preferred Stock.

“BBCN Stock Option” shall mean each outstanding option to purchase shares of BBCN Common Stock.

“BBCN Stock Plan” has the meaning set forth in Section 4.2(b).

“BBCN Stockholders Meeting” has the meaning set forth in Section 6.1(c).

“BBCN TARP Warrant” has the meaning set forth in Section 4.2(b).

“BBCN Termination Fee” has the meaning set forth in Section 8.2(b).

“BBCN Trust Agreement” has the meaning set forth in Section 4.2(c).

“Benefit Plans” has the meaning set forth in Section 4.1(l).

“BHC Act” has the meaning set forth in Section 4.1(a).

“Board Recommendations” has the meaning set forth in Section 6.1(c).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“CGCL” shall mean the California General Corporation Law.

“Change in Recommendation” has the meaning set forth in Section 6.1(f).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“CMS” has the meaning set forth in Section 4.1(n).

“Code” has the meaning set forth in the Recitals.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Consolidation Committee” has the meaning set forth in Section 6.9(c).

“Constituent Corporations” shall mean each of BBCN and WIBC.

“DBO” has the meaning set forth in Section 4.1(d).

“Derivative Contract” has the meaning set forth in Section 4.1(u).

“Dissenters’ Rights Statute” has the meaning set forth in Section 3.1(d).

“Dissenting Shareholder” has the meaning set forth in Section 3.1(d).

“DGCL” shall mean the Delaware General Corporation Law.

“EDGAR” has the meaning set forth in Section 4.1(e).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Law” has the meaning set forth in Sections 4.1(bb).

“ERISA” has the meaning set forth in Section 4.1(l).

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Exchange Act” has the meaning set forth in Section 4.1(d).

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” shall mean (i) certificates for shares of BBCN Common Stock deposited with the Exchange Agent in accordance with Section 3.2(a), together with any dividends or distributions with respect thereto, and (ii) cash made available by BBCN to the Exchange Agent in accordance with Section 3.2(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(b).

“FDIA” has the meaning set forth in Section 4.1(m).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” has the meaning set forth in Section 4.1(d).

“Form S-4” has the meaning set forth in Section 6.1(a).

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Hazardous Materials” has the meaning set forth in Sections 4.1(bb).

“Indemnified Liabilities” has the meaning set forth in Section 6.10(a).

“Indemnified Parties” has the meaning set forth in Section 6.10(a).

“Injunction” has the meaning set forth in Section 7.1(e).

“Intervening Event” has the meaning set forth in Section 6.1(g).

“Intellectual Property” shall mean, on a worldwide basis, any and all intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals, including: (a) any and all patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries; (b) any and all copyrights, works of authorship, copyright registrations and applications for copyright registration, certificates of copyright and copyrightable subject matter, including, without limitation, mask works, mask work registrations, applications for mask work registrations, and all moral rights; (c) any and all trademarks, service marks, trade names, logos, mottos, slogans, taglines, corporate names, product names, service names, trademark registrations and applications for trademark registration, Internet domain names and addresses, all other indicia of commercial source or origin, and all goodwill associated therewith; (d) any and all trade secrets under applicable law and other rights in know-how and confidential or proprietary information; (e) any and all computer software including, all source code, object code, HTML scripts, firmware and middleware; (f) any and all computer hardware, electronic devices and information technology systems; and (g) any and all databases and data collections.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).

“Loans” shall mean loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected as such in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles.

“Loss-Sharing Approval” has the meaning set forth in Section 4.2(d).

“material” shall mean, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or on the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement;

“Material Adverse Effect” shall mean, with respect to any Person, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole; on the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis; or on the ability of such Party to consummate the Merger or the Bank Merger as contemplated hereby; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”: any change or event occurring after the date of this Agreement that is caused by or results from (A) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated California state chartered banks operating in Los Angeles, California, (C) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated California state chartered banks operating in Los Angeles, California, (D) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (E) actions or omissions of BBCN or WIBC required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated California state chartered banks, (G) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any stockholder litigation relating to the Merger and the other transactions contemplated by this Agreement (it being understood that, for the avoidance of doubt, the foregoing shall not waive or otherwise affect in any way any of the conditions to closing set forth in Section 7.1(e)), (H) a decline in the price of the BBCN Common Stock or the WIBC Common Stock on NASDAQ (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(G) of this definition), or (I) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(H) of this definition).

“Merger” has the meaning set forth in the Recitals.

“NASDAQ” shall mean the NASDAQ Global Select Market or The Nasdaq Stock Market, Inc., as applicable.

“OREO” has the meaning set forth in Section 4.1(v).

“Party” has the meaning set forth in the Preamble.

“Payment” has the meaning set forth in Section 3.1(d).

“Permitted Liens”, with respect to any Person, shall mean (i) liens for current Taxes and assessments not yet delinquent or as to which such Person is (A) diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both, and (B) with respect to which adequate reserves for the payment of such Taxes and assessments have been established on the books of such Persons in accordance with generally accepted accounting principles and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and past practices for such Person for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks.

“Person” shall be interpreted broadly and includes any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“Required BBCN Vote” has the meaning set forth in Section 4.2(d).

“Required WIBC Vote” has the meaning set forth in Section 4.1(q).

“Requisite Regulatory Approvals” has the meaning set forth in Section 4.1(d).

“SBA” has the meaning set forth in Section 4.1(d)

“SBIA” has the meaning set forth in Section 4.1(d).

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 16 Information” shall mean information accurate in all material respects regarding the WIBC Insiders, the number of shares of WIBC Common Stock held by each such WIBC Insider and the number and description of the WIBC Stock Options and WIBC Restricted Shares held by each such WIBC Insider.

“Securities Act” has the meaning set forth in Section 4.1(b).

“Share Issuance” has the meaning set forth in Section 4.2(d).

“Significant Subsidiary” shall mean any Subsidiary of WIBC or BBCN, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“SOX Act” has the meaning set forth in Section 4.1(e).

“Subsidiary” shall mean, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal which the board of directors of BBCN or WIBC, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, stockholder approval risk and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of BBCN or WIBC, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (after taking into account all adjustments or modifications that that the other Party may propose pursuant to the terms hereof),

(ii) is not subject to any financing contingencies (and if financing is required, then such financing is reasonably committed to the third party making the Acquisition Proposal) and is reasonably likely to be provided and (iii) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal, (1) with respect to any Acquisition Proposal by a financial institution (or any parent, subsidiary or other affiliate thereof) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, shall have the meaning assigned to such term in Section 6.4(a), and (2) with respect to any other Acquisition Proposal, shall have the meaning assigned to such term in Section 6.4(a), except that, for purposes of this clause (2), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”.

“Surviving Corporation” shall mean BBCN, at and after the Effective Time, as the surviving corporation in the Merger.

“Surviving Bank” shall mean BBCN Bank, at and after the Effective Time, as the surviving bank in the Bank Merger.

“Target Party” has the meaning set forth in Section 6.1(g).

“Tax” or “Taxes” (including with correlative meaning, “Taxable”) shall mean (i) any federal, foreign, state, provincial, territorial, municipal, or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, recordation, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security (or similar), employment insurance, unemployment insurance, social insurance, pension plan, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, escheat, unclaimed property, add-on minimum, estimated, or other tax, assessment, duty, fee, levy, premium, contribution or other governmental charge of any kind whatsoever imposed by a Governmental Entity, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any of the foregoing or any contest or dispute thereof, and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Closing Date.

“Tax Return” shall mean any report, return, estimate, election, designation, form, claim for refund, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) filed or required to be filed with any Governmental Entity with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Violation” has the meaning set forth in Section 4.1(d).

“Voting Debt” shall mean all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

“WIBC” has the meaning set forth in the Preamble.

“WIBC Benefit Plans” has the meaning set forth in Section 4.1(l).

“WIBC Board” has the meaning set forth in Section 4.1(h).

“WIBC Board Approval” has the meaning set forth in Section 4.1(p).

“WIBC Board Recommendation” has the meaning set forth in Section 6.1(b).

“WIBC Certificate” shall mean a stock certificate that immediately prior to the Effective Time represented one or more shares of WIBC Common Stock.

“WIBC Common Stock” has the meaning set forth in Section 4.1(b).

“WIBC Contracts” has the meaning set forth in Section 4.1(k).

“WIBC Current Premium” has the meaning set forth in Section 6.10(b).

“WIBC Disclosure Schedule” has the meaning set forth in Section 4.1.

“WIBC Debentures” has the meaning set forth in Section 4.1(c).

“WIBC Insiders” shall mean those officers and directors of WIBC who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“WIBC Intellectual Property” has the meaning set forth in Section 4.1(t).

“WIBC Loss-Sharing Approval” has the meaning set forth in Section 4.1(d).

“WIBC Operative Documents” has the meaning set forth in Section 4.1(c).

“WIBC Permits” has the meaning set forth in Section 4.1(g).

“WIBC Preferred Stock” has the meaning set forth in Section 4.1(b).

“WIBC Proposal” has the meaning set forth in Section 8.2(c).

“WIBC Related Parties” has the meaning set forth in Section 8.2(e)(ii).

“WIBC Restricted Share” shall mean any share of WIBC Common Stock that remains subject to restrictions imposed pursuant to the WIBC Stock Plans that do not lapse upon the Effective Time.

“WIBC SEC Documents” has the meaning set forth in Section 4.1(e).

“WIBC Stock” shall mean WIBC Common Stock and WIBC Preferred Stock.

“WIBC Stock Option” shall mean each outstanding option issued pursuant to a WIBC Stock Plan or a predecessor plan to purchase shares of WIBC Common Stock.

“WIBC Stock Plans” has the meaning set forth in Section 4.1(b).

“WIBC Stockholders Meetings” has the meaning set forth in Section 6.1(b).

“WIBC Termination Fee” has the meaning set forth in Section 8.2(c).

“WIBC Trust Agreement” has the meaning set forth in Section 4.1(c).

“Wilshire Bank” has the meaning set forth in the Recitals.

1.2 Rules of Interpretation; Construction Provisions. Unless the context otherwise requires:

(a) when a reference is made in this Agreement to Articles, Sections, Subsections, Exhibits or Schedules, such reference shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement, unless otherwise indicated;

(b) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(d) the phrase “furnished” or “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available, including as posted in the respective Party’s dataroom;

(e) the phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement;

(f) references in the Agreement to any gender include the other gender;

(g) the phrases “known” or “knowledge” mean, with respect to either Party, the actual knowledge of such Party’s executive officers, after reasonable due inquiry;

(h) the word “day” means calendar day;

(i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(j) the term “dollars” and the symbol “$” mean United States Dollars;

(k) references in this agreement to the “United States” means the United States of America and its territories and possessions; and

(l) except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-business day, the period in question shall end on the next business day.

ARTICLE II

THE MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, and the relevant provisions of the CGCL, WIBC shall be merged with and into BBCN at the Effective Time, the separate corporate existence of WIBC shall cease and BBCN shall continue its corporate existence under the laws of the State of Delaware as the Surviving Corporation.

2.2 Effective Time of the Merger. On the Closing Date, BBCN and WIBC shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and shall concurrently cause the Certificate of Merger, or any other certificate, agreement or other document specified in the relevant provisions of the CGCL to cause the Merger to be effective in California, to be filed with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the CGCL. The Merger shall become effective upon (a) such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (b) such later date and time as may be specified in the Certificate of Merger (the “Effective Time”).

2.3 Closing. The closing of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to occur at the offices of Morrison & Foerster LLP, Los Angeles, California, on a date and at a time to be agreed upon by the Parties, which date shall be no later than the fifth business day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by Applicable Legal Requirements) of those conditions), or at such other location, date and time as Parties shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effects of the Merger. BBCN shall be the Surviving Corporation in the Merger. At the Effective Time, WIBC shall be merged with and into BBCN and the separate existence of WIBC shall cease. The Merger shall have the effects set forth in the DGCL and the CGCL.

2.5 Certificate of Incorporation and By-Laws. The Certificate of Incorporation of BBCN as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended to provide that, effective as of the Effective Time, the name of the Surviving Corporation shall be changed to a name mutually acceptable to WIBC and BBCN as determined pursuant to Section 6.9(b). The By-laws of BBCN as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A, shall be the By-laws of the Surviving Corporation.

2.6 Bank Merger; Right to Revise Structure.

(a) Concurrently with the execution and delivery of this Agreement by the Parties, BBCN and WIBC shall cause BBCN Bank and Wilshire Bank to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement concurrently with or as soon as reasonably practicable after consummation of the Merger.

(b) Prior to the Effective Time, the Parties shall have the right to change the method of effecting the Bank Merger to an alternative structure mutually agreed by the Parties; provided, however, that any actions taken pursuant to this Section 2.6(b) shall not (i) alter or change the kind or amount of consideration to be issued to or retained by holders of WIBC Common Stock or BBCN Common Stock, as compared with what they would otherwise receive or retain pursuant to this Agreement, (ii) adversely affect the tax consequences of the transaction to any such holder, (iii) materially delay receipt of any Requisite Regulatory Approval, or (iv) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the Party entitled to the benefits thereof). If the Parties mutually agree to change the structure of the Bank Merger, the Parties shall execute an appropriate amendment to the Bank Merger Agreement, as applicable, in order to reflect the change in structure; provided, however, that any such amendment shall not otherwise substantially affect the economic and other rights and obligations of the Parties or their respective shareholders.

2.7 Tax Consequences. For United States federal income tax purposes, the Parties intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and the Parties will report the Merger as such for United States federal, state and local income tax purposes. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of BBCN, WIBC or the holder of any of such Parties’ securities:

(a) Cancellation of Stock Owned by the Parties. Any shares of WIBC Common Stock that are issued and outstanding immediately prior to the Effective Time and are owned by WIBC or BBCN shall be cancelled and retired and no stock of BBCN or other consideration shall be delivered in exchange therefor. Any shares of BBCN Common Stock that are issued and outstanding immediately prior to the Effective Time and are owned by WIBC shall be cancelled and retired.

(b) Conversion of WIBC Common Stock. Subject to Section 3.1(d) and Section 3.2(e), each share of WIBC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall be converted into 0.7034 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and nonassessable shares of BBCN Common Stock. None of such shares of WIBC Common Stock shall remain outstanding and all of such shares shall automatically be cancelled and retired and shall cease to exist, and each stock certificate previously representing any such shares shall thereafter represent solely the shares of BBCN Common Stock into which such WIBC Common Stock has been converted and the right pursuant to Section 3.2(e) to receive payment of cash in lieu of the issuance of fractional shares, without interest, if applicable.

(c) Stock Options and Other Equity-Based Awards. Unless otherwise agreed to in writing by WIBC and BBCN after the date hereof:

(i) Assumption of WIBC Options. WIBC and BBCN shall take all actions necessary (including delivery of any required notices by WIBC) to provide that, effective as of the Effective Time, without any action on the part of the holders thereof, each outstanding WIBC Stock Option, whether or not vested, shall cease to represent the right to acquire shares of WIBC Common Stock and shall instead be converted automatically into an option to acquire shares of BBCN Common Stock as provided below (an “Assumed Option”), and such Assumed Options shall be assumed by BBCN on substantially the same terms and conditions as were applicable under the corresponding WIBC Stock Options immediately prior to the Effective Time; provided, however, that after the Effective Time:

(1) each Assumed Option shall be exercisable (or shall become exercisable in accordance with its terms) for a number of shares of BBCN Common Stock equal to the product of (x) the number of shares of WIBC Common Stock that would be issuable upon exercise of such WIBC Stock Option outstanding immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share; and

(2) the per share exercise price for the BBCN Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient determined by dividing (x) the per share exercise price for such WIBC Stock Option outstanding immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent.

Any restriction on the exercisability of such WIBC Stock Option in effect as of the date hereof shall continue in full force and effect, and the term, exercisability, and vesting schedule of such WIBC Stock Option as in effect on the date hereof shall remain unchanged. As soon as reasonably practicable following the Closing Date, the Surviving Corporation shall deliver to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such WIBC Stock Option by the Surviving Corporation. WIBC and BBCN shall cooperate and coordinate with respect to any materials to be submitted to the holders of WIBC Stock Options in connection with any notice required under this Section 3.1(c)(i).

(ii) Assumption of WIBC Stock Plans. By virtue of the Merger, and without any action by any holders of equity awards, BBCN shall assume the WIBC Stock Plans (the “Assumed Plan”), with such assumption to be effective as of the Effective Time. Upon and following the Effective Time, BBCN shall be able to grant stock awards, to the extent permitted by Applicable Legal Requirements and applicable stock exchange listing regulations, under the terms of the Assumed Plan, to issue the reserved but unissued shares of WIBC Common Stock under the Assumed Plan and the shares that would otherwise return to the Assumed Plan pursuant to the terms thereof, except that immediately upon the Effective Time, all references to a number of shares of WIBC Common Stock shall be (A) changed to references to BBCN Common Stock and (B) converted to a number of shares of BBCN Common Stock equal to the product of the number of shares of WIBC Common Stock stated in the WIBC Stock Plans multiplied by the Exchange Ratio, rounded down to the nearest whole share, and all references to WIBC in the Assumed Plan and Assumed Options shall be deemed to refer to BBCN. The board of directors of BBCN (or an appropriate committee thereof in accordance with Rule 16b-3(d) of the Exchange Act) shall, effective as of the Effective Time, become the administrator of the Assumed Plan.

(iii) WIBC Restricted Shares. At the Effective Time, each WIBC Restricted Share then outstanding shall be assumed by BBCN. Subject to, and in accordance with, the terms of the WIBC Stock Plans and any applicable award or other agreement, each award of WIBC Restricted Shares then outstanding shall be converted into the number of shares of BBCN Common Stock equal to the number of shares of WIBC Common Stock subject to the WIBC Restricted Share immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share of BBCN Common Stock) (the “Assumed Restricted Shares”). Except as specifically provided in the preceding sentence, following the Effective Time, each Assumed Restricted Shares shall otherwise be subject to the same restrictions, terms and conditions as were applicable to such shares immediately prior to the Effective Time. WIBC and BBCN shall take all steps necessary to cause the foregoing provisions of this Section 3.1(c)(iii) to occur, including but not limited to delivering all required notices. WIBC and BBCN shall cooperate and coordinate with respect to any materials to be submitted to the holders of WIBC Restricted Shares in connection with any notice required under this Section 3.1(c)(iii).

(iv) The transactions contemplated by this Section 3.1(c) shall in all cases be done in a manner designed to comply with Section 409A of the Code and, to the extent applicable, Section 424 of the Code.

(d) Dissenters’ Rights. Notwithstanding anything to the contrary herein, any holder of WIBC Common Stock who is entitled to demand and has properly exercised a demand for dissenters’ rights pursuant to Sections 1300 et. seq. of the CGCL (the “Dissenters’ Rights Statute”) and who has not failed to perfect, effectively withdrawn or lost such shareholder’s right to dissent under the Dissenters’ Rights Statute (“Dissenting Shareholder”), will have, by virtue of the Merger, the right to receive and be paid the fair market value (the “Payment”) of the “dissenting shares” (as such term is defined in the Dissenters’ Rights Statute) in accordance with the provisions of the Dissenters’ Rights Statute, and no further rights other than those provided under the Dissenters’ Rights Statute. After the amount of the Payment has been agreed upon or finally determined pursuant to the Dissenters’ Rights Statute, any Dissenting Shareholder entitled to the Payment pursuant to the Dissenters’ Rights Statute will be entitled to receive such Payment, and the dissenting shares will thereupon be cancelled.

(e) BBCN Capital Stock. Each share of BBCN Common Stock and each share of BBCN Preferred Stock shall remain outstanding without change following the Effective Time as shares of the Surviving Corporation, except as provided in Section 3.1(a).

3.2 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, BBCN shall deposit or make available to a bank or trust company designated by BBCN and reasonably acceptable to WIBC (the “Exchange Agent”), for the benefit of the holders of WIBC Common Stock for exchange in accordance with this Article II, (i) certificates or, at the option of BBCN, evidence of shares in book entry form (collectively “BBCN Certificates”) representing the shares of BBCN Common Stock issuable pursuant to Section 3.1 in exchange for such shares of WIBC Common Stock and (ii) sufficient cash to pay cash in lieu of fractional shares in accordance with Section 3.2(e).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of shares of WIBC Common Stock of record immediately prior to the Effective Time whose shares were converted into shares of BBCN Common Stock pursuant to Section 3.1 (i) a letter of transmittal (which shall specify that, with respect to WIBC Certificates, delivery shall be effected and risk of loss and title to the WIBC Certificates shall pass, only upon delivery of the WIBC Certificates and such letter of transmittal to the Exchange Agent, and which shall be in such form and have such other provisions as BBCN and WIBC may reasonably specify) and (ii) instructions for use in effecting the surrender of the WIBC Certificates or WIBC Common Stock held in book entry form, as applicable, in exchange for BBCN Certificates representing the number of whole shares of BBCN Common Stock into which such WIBC Common Stock has been so converted. Upon surrender of a WIBC Certificate for cancellation to the Exchange Agent together with such letter of transmittal or submission of a letter of transmittal in respect of shares of WIBC Common Stock in book entry form, as applicable, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such WIBC Common Stock shall be entitled to receive in exchange therefor a BBCN Certificate representing that number of whole shares of BBCN Common Stock, which such holder has the right to receive in respect of the WIBC Common Stock surrendered pursuant to the provisions of this Article II (after taking into account all shares of WIBC Common Stock then held by such holder), and the WIBC Common Stock so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of WIBC Common Stock which is not registered in the transfer records of WIBC, a BBCN Certificate representing the proper number of shares of BBCN Common Stock may be issued to a transferee if a duly executed letter of transmittal accompanied, in the case of WIBC Common Stock in certificated form, by the relevant WIBC Certificate representing such WIBC Common Stock, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each WIBC Certificate and each book entry in respect of Common Stock in book entry form shall be deemed at any time after the Effective Time to represent only the BBCN Common Stock into which such shares of WIBC Common Stock have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of BBCN Common Stock, if applicable, as contemplated by this Section 3.2.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to BBCN Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered WIBC Common Stock with respect to the shares of BBCN Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of unsurrendered WIBC Common Stock pursuant to Section 3.2(e), until the holder of such WIBC Common Stock shall have complied with the exchange procedures set forth in Section 3.2(b). Subject to the effect of Applicable Legal Requirements, following the surrender of any such WIBC Common Stock, there shall be paid to the holder of whole shares of BBCN Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of BBCN Common Stock to which such holder is entitled pursuant to Section 3.2(e), if applicable, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of BBCN Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of BBCN Common Stock.

(d) No Further Ownership Rights. All shares of BBCN Common Stock issued upon conversion of shares of WIBC Common Stock in accordance with the terms hereof (in each case, including any cash paid pursuant to Section 3.2(c) or 3.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of WIBC Common Stock; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by WIBC in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of WIBC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any WIBC Certificate or letter of transmittal in respect of shares of WIBC Common Stock in book entry form, as applicable, is presented to the Surviving Corporation for any reason, the WIBC Common Stock represented thereby or referred to therein shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of BBCN Common Stock shall be issued upon the surrender for exchange of WIBC Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu thereof, upon surrender of the applicable WIBC Common Stock by submission of a letter of transmittal to the Exchange Agent accompanied, in the case of WIBC Common Stock in certificated form, by the applicable WIBC Certificates, the Exchange Agent shall pay each holder of such WIBC Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of WIBC Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on NASDAQ, as reported on the NASDAQ website at the close of NASDAQ’s regular session of trading, for a share of BBCN Common Stock on the last trading day immediately preceding the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of WIBC for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of WIBC Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for BBCN Common Stock, any cash in lieu of fractional shares of BBCN Common Stock and any dividends or distributions with respect to BBCN Common Stock.

(g) No Liability. None of BBCN, WIBC or the Surviving Corporation shall be liable to any holder of shares of WIBC Common Stock for shares of BBCN Common Stock, or dividends or distributions with respect thereto or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Withholding. BBCN shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of WIBC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by BBCN, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of WIBC Common Stock, in respect of which such deduction and withholding was made by BBCN.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of WIBC. Except (i) as set forth in the WIBC SEC Documents, other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” (or any similar captions) and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, or (ii), with respect to any subsection of this Section 4.1, as set forth in the correspondingly identified subsection of the confidential disclosure schedules delivered by WIBC to BBCN concurrently herewith (the “WIBC Disclosure Schedule”), WIBC represents and warrants to BBCN as follows:

(a) Organization, Standing and Power. WIBC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of WIBC and its Significant Subsidiaries is a corporation, limited liability company, trust or partnership duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC. The copies of Articles of Incorporation and By-laws of WIBC and Wilshire Bank, which have been previously furnished to BBCN, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of WIBC consists of 200,000,000 shares of common stock, without par value (the “WIBC Common Stock”), and 5,000,000 shares of preferred stock, with $1,000 par value (the “WIBC Preferred Stock”). As of the close of business on December 1, 2015, (A) 78,559,467 shares of WIBC Common Stock, including 135,874 WIBC Restricted Shares, were issued and outstanding, 895,083 shares of WIBC Common Stock were reserved for issuance upon exercise of stock options, performance units or other awards under the WIBC 2008 Stock Incentive Plan and the WIBC 1997 Stock Option Plan (jointly, the “WIBC Stock Plans”), and 778,837 shares of WIBC Common Stock were held by WIBC in its treasury or by Subsidiaries of WIBC and (B) no shares of WIBC Preferred Stock were issued and outstanding. All outstanding shares of WIBC Common Stock and WIBC Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of none of such shares was subject to preemptive rights.

(ii) Set forth in Section 4.1(b)(ii) of the WIBC Disclosure Schedule is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that WIBC or any of its Subsidiaries has issued. Except as set forth in Section 4.1(b)(ii) of the WIBC Disclosure Schedule, no Voting Debt of WIBC or any WIBC Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of WIBC or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. Except as set forth in Section 4.1(b)(ii) of the WIBC Disclosure Schedule or otherwise in this Section 4.1(b), no WIBC Subsidiary has issued securities held by any entity other than WIBC or a WIBC Subsidiary.

(iii) Except for (A) this Agreement, (B) WIBC Stock Options, restricted units and performance units issued under the WIBC Stock Plans, which represented, as of December 1, 2015, the right to acquire (in the case of WIBC Stock Options) or to receive the value up to an aggregate of, respectively, 895,083, 135,874 and no shares of WIBC Common Stock, and (C) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 5.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which WIBC or any Subsidiary of WIBC is a party or by which it or any such Subsidiary is bound obligating WIBC or any Subsidiary of WIBC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of WIBC or of any Subsidiary of WIBC or obligating WIBC or any Subsidiary of WIBC to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of WIBC or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of WIBC or any of its Subsidiaries or (B) except as set forth in Section 4.1(b)(iii) of the WIBC Disclosure Schedule, pursuant to which WIBC or any of its Subsidiaries is or could be required to register shares of WIBC Common Stock, WIBC Preferred Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof to the extent permitted by Section 5.1.

(iv) Since December 31, 2014, except as set forth in Section 4.1(b)(iv) of the WIBC Disclosure Schedule and except to the extent permitted by Section 5.1, WIBC has not (A) issued any shares of capital stock or securities exercisable or exchangeable for or convertible into shares of capital stock of WIBC or any of its Subsidiaries, other than pursuant to and as required by the terms of the WIBC Stock Plans and any employee stock options and other awards issued under the WIBC Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 5.1(c) and 5.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more WIBC Subsidiaries, any shares of capital stock of WIBC or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of WIBC dividends or other distributions on the outstanding shares of capital stock of WIBC.

(v) Set forth in Section 4.1(b)(v) of the WIBC Disclosure Schedule is a true, correct and complete list of all equity securities that WIBC or any of its Subsidiaries owns, controls or holds for its own account, and neither WIBC nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any Person other than Wilshire Bank, in the case of WIBC.

(vi) Set forth in Section 4.1(b)(vi) of the WIBC Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of all outstanding WIBC Stock Options and WIBC Restricted Shares and for each such WIBC Stock Option and WIBC Restricted Share, and other right, (i) the number of shares of WIBC Common Stock subject thereto, (ii) the terms of vesting (including the extent to which it shall become accelerated as a result of the Merger) and vested status, (iii) the grant and expiration dates, if applicable, (iv) the exercise price, if applicable, (v) the name of the holder thereof, (vi) for each WIBC Stock Option, whether such WIBC Stock Option is intended to be an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise, and (v) for each Restricted Share, whether WIBC has received a copy of an election made under Section 83(b) of the Code, which, if applicable, was, to the knowledge of WIBC, validly made and filed with the IRS in a timely fashion. No WIBC Stock Option (whether or not currently outstanding) is, or has been, subject to Section 409A of the Code and the regulations promulgated thereunder.

(vii) With respect to the WIBC Stock Options, each such grant was made in accordance with the terms of the WIBC Stock Plans and all Applicable Legal Requirements, including valid exemptions from registration under the Securities Act and all other applicable securities laws.

(c) Organization and Qualification of the WIBC Trusts. With respect to the WIBC Trusts:

(i) Each WIBC Trust has issued and sold capital securities and common securities under an Amended and Restated Declaration of Trust (each a “WIBC Trust Agreement”), and WIBC has issued to each WIBC Trust, Floating Rate Junior Subordinated Deferrable Interest Debentures (“WIBC Debentures”), under an Indenture (each Trust’s Indenture and Trust Agreement are collectively referred to as the “WIBC Operative Documents”). Section 4.1(c)(i) of the WIBC Disclosure Schedule sets forth, with respect to each WIBC Trust, the (i) date of its WIBC Trust Agreement and Indenture, (ii) aggregate liquidation value of its capital securities, (ii) aggregate liquidation value of its common securities, (iii) aggregate amount of WIBC Debentures that have been issued to that WIBC Trust by WIBC, (iv) the rate paid on its capital securities, the common securities and the WIBC Debentures, (v) date after which WIBC may redeem the WIBC Debentures at par, and (vi) maturity date of the WIBC Debentures.

(ii) Each WIBC Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the State of Connecticut and the State of Delaware, as applicable, with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the WIBC Operative Documents. No WIBC Trust is a party to or otherwise bound by any material agreement other than the WIBC Operative Documents and a Placement Agreement of even date with the WIBC Trust Agreement. The WIBC Trust is and will, under current law, be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

(iii) The capital securities and the common securities issued by each WIBC Trust have been duly authorized by the WIBC Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of such WIBC Trust. None of the capital securities or the common securities is subject to preemptive or other similar rights. All of the outstanding common securities issued by the WIBC Trusts are directly owned by WIBC free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws. The common securities issued by the WIBC Trusts satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended. Neither WIBC nor any of the WIBC Trusts is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act. The WIBC Debentures are not held of record by stockholders of WIBC or Wilshire Bank.

(iv) The sole assets of each WIBC Trust are its WIBC Debentures, any interest paid on such WIBC Debentures to the extent not distributed, proceeds of such WIBC Debentures, or any of the foregoing.

(v) All of the proceeds from the sale of the capital securities issued by the WIBC Trusts have been invested in the WIBC Debentures. All of the proceeds from the sale of the common securities issued by the WIBC Trusts have been invested in the WIBC Debentures. All WIBC Debentures are and have been held by the WIBC Trusts since their initial issuance.

(vi) Each WIBC Trust was not formed to, and is not authorized to, conduct any trade or business and each WIBC Trust has not conducted any trade or business since it was formed. Each WIBC Trust exists for the exclusive purposes of (i) issuing and selling its capital securities and the common securities, (ii) using the proceeds from the sale of its capital securities and the common securities to acquire the WIBC Debentures, and (iii) engaging only in activities necessary, advisable or incidental thereto. Each WIBC Trust was formed to facilitate direct investment in the assets of that WIBC Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in either WIBC Trust with diverse interests in the assets of that WIBC Trust.

(vii) Except as set forth on Section 4.1(c)(vii) of the WIBC Disclosure Schedule, WIBC has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the WIBC Debentures. Except as set forth on Section 4.1(c)(vii) of the WIBC Disclosure Schedule, WIBC has not exercised its right to defer interest payments on any of the WIBC Debentures. Except as set forth on Section 4.1(c)(vii) of the WIBC Disclosure Schedule, WIBC has not been advised by the Federal Reserve or the Federal Reserve Bank of San Francisco to defer interest payments on any of the WIBC Debentures, nor does WIBC have knowledge of any basis for the same.

(viii) Each WIBC Trust’s income consists solely of payments made by WIBC with respect to the WIBC Debentures, and such payments are not derived from the active conduct of a financial business by that WIBC Trust. Both WIBC’s obligation to make those payments and the amounts thereof are set forth in the WIBC Debentures. Neither WIBC’s obligation to make those payments nor the amounts payable by WIBC is dependent on income or profits of WIBC or any Affiliate of WIBC (although WIBC’s ability to do so is so dependent).

(ix) WIBC has not issued any class of capital shares either pari passu or senior to the WIBC Debentures. All WIBC Debentures are either pari passu or senior to WIBC’s trade accounts payable arising in the ordinary course of business.

(x) WIBC and each WIBC Trust have created a debtor-creditor relationship between WIBC, as debtor, and that WIBC Trust, as a creditor, and WIBC and each WIBC Trust have treated the WIBC Debentures as indebtedness for all tax purposes.

(xi) Each WIBC Operative Document entered into by WIBC or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of WIBC or one of its Subsidiaries, and to the knowledge of WIBC, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing).

(d) Authority.

(i) WIBC has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of the principal terms of the Merger by the requisite vote of the holders of WIBC Stock, to consummate the transactions to which WIBC is a party contemplated hereby. The execution and delivery of this Agreement by WIBC and the consummation by WIBC of the transactions to which it is a party contemplated hereby have been duly authorized by all necessary corporate action on the part of WIBC, subject in the case of the consummation of the Merger to the approval of the principal terms of the Merger by the stockholders of WIBC. This Agreement has been duly executed and delivered by WIBC and constitutes a valid and binding obligation of WIBC, enforceable against WIBC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Articles of Incorporation or By-laws of WIBC or any Significant Subsidiary of WIBC, or (B) except as set forth in Section 4.1(d)(ii) of the WIBC Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, WIBC Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to WIBC or any Subsidiary of WIBC or their respective properties or assets, which Violation, in the case of clause (B) above, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on WIBC or the Surviving Corporation.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to WIBC or any Subsidiary of WIBC in connection with the execution and delivery of this Agreement by WIBC or the consummation by WIBC of the transactions contemplated hereby (including the Bank Merger), the failure to make or obtain which would have a Material Adverse Effect on WIBC or the Surviving Corporation, except for (A) the filing of appropriate applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), and approval of the same, (B) the filing of an appropriate application with the FDIC and the California Department of Business Oversight (the “DBO”) and approval of the same (the approvals required by the immediately preceding clauses (A) and (B) are referred to herein collectively as the “Requisite Regulatory Approvals”), (C) the filing with the SEC of (1) the Form S-4, including the Joint Proxy Statement/Prospectus, and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) and Regulation 14A (including Schedule 14A) and Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders, authorizations and approvals as may be required in connection therewith, (D) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, (E) obtaining the appropriate approvals or consents under any loss-sharing agreement with the FDIC to which WIBC or any Subsidiary of WIBC is a party (the “WIBC Loss-Sharing Approvals”), and (F) such filings, notifications and approvals as may be required under the Small Business Investment Act of 1958 (“SBIA”) and the rules and regulations of the Small Business Administration (“SBA”) thereunder.

(e) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) WIBC has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2012

(the “WIBC SEC Documents”). WIBC has delivered or made available to BBCN true, correct and complete copies of all WIBC SEC Documents, all comment letters received by WIBC from the SEC since December 31, 2012, all responses to such comment letters by or on behalf of WIBC and all other correspondence since December 31, 2012 between the SEC and WIBC, in each case to the extent not available to the public in completely unredacted form on the SEC’s EDGAR website (“EDGAR”). No Subsidiary of WIBC is, or since December 31, 2012 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the WIBC SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such WIBC SEC Documents, and none of the WIBC SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of WIBC included in the WIBC SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of WIBC and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in WIBC SEC Documents since WIBC’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of WIBC are, or, since December 31, 2012 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of WIBC.

(ii) Since December 31, 2012, WIBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the DBO and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably likely to result in a change or effect that, either individually or in the aggregate, is material and adverse on WIBC. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of WIBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC, WIBC and its Subsidiaries do not have, and since September 30, 2015 WIBC and its Subsidiaries have not incurred (except to the extent permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in WIBC’s financial statements in accordance with generally accepted accounting principles).

(iv) WIBC is, and since December 31, 2012 has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. WIBC has delivered to BBCN true, correct and complete copes of all correspondence between WIBC and NASDAQ since December 31, 2012.

(v) As used in this Section 4.1(e), the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

(f) Information Supplied. None of the information supplied or to be supplied by WIBC expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus shall, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by WIBC with respect to statements made or incorporated by reference therein based on information supplied by BBCN for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(g) Compliance with Applicable Legal and Reporting Requirements.

(i) WIBC and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of WIBC and its Subsidiaries, taken as a whole (the “WIBC Permits”), the WIBC Permits are in full force and effect and WIBC and its Subsidiaries are in compliance with the terms of the WIBC Permits, except where the failure to so hold, be in full force and effect or comply, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(ii) Except as set forth in Section 4.1(g)(ii) of the WIBC Disclosure Schedule, since December 31, 2012, WIBC and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the SOX Act, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Legal Requirements, and all applicable fair lending and other discrimination-related statutes, rules or regulations), except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC. To the knowledge of WIBC, no investigation by any Governmental Entity with respect to WIBC or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of WIBC or its Subsidiaries, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(h) Accounting and Internal Controls.

(i) The records, systems, controls, data and information of WIBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of WIBC or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(ii) WIBC and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii) WIBC has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to provide that (1) all information required to be disclosed by WIBC in the reports it files under the Exchange Act and all information disseminated by WIBC to its holders of WIBC Common Stock is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to WIBC’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to WIBC’s auditors and the audit committee of the board of directors of WIBC (the “WIBC Board”) (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect WIBC’s ability to record, process, summarize and report financial data and have identified for WIBC’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in WIBC’s internal controls. WIBC has made available to BBCN a summary of any such disclosure made by management to WIBC’s auditors and audit committee since December 31, 2012.

(iv) Since December 31, 2012, neither WIBC nor any of its Subsidiaries or, to the knowledge of WIBC, any director, officer, employee, auditor, accountant or representative of WIBC or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of WIBC or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that WIBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(i) Legal Proceedings. Except as set forth in Section 4.1(i) of the WIBC Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of WIBC, threatened, against or affecting WIBC or any Subsidiary of WIBC as to which there is a significant possibility of an adverse outcome that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on WIBC or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against WIBC or any Subsidiary of WIBC having, or which would reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect on WIBC or on the Surviving Corporation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of WIBC, threatened against WIBC that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by WIBC pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(j) Taxes. Except as set forth in Section 4.1(j) of the WIBC Disclosure Schedule:

(i) Each of WIBC and the WIBC Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns were true, correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid. There are no Liens for Taxes (other than Permitted Liens) upon any material assets of WIBC or any of the WIBC Subsidiaries.

(ii) No written or, to the knowledge of WIBC, unwritten notice of any deficiency with respect to Taxes that has been proposed, asserted or assessed against WIBC or any of the WIBC Subsidiaries and has not previously been paid has been received by WIBC or any WIBC Subsidiary. WIBC has made available to BBCN correct and complete copies of all material examination reports and statements of deficiency assessed against or agreed to by WIBC or any of the WIBC Subsidiaries since January 1, 2010.

(iii) Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(iv) Neither WIBC nor any WIBC Subsidiary has waived any statute of limitations in respect of Taxes, or agreed to an extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(v) Neither WIBC nor any WIBC Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(vi) Neither WIBC nor any WIBC Subsidiary has any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax law, except for Taxes of the affiliated group of which WIBC is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax law.

(vii) Neither WIBC nor any WIBC Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity).

(viii) Neither WIBC nor any WIBC Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent WIBC from delivering the representation letters described in Sections 7.2(c) and 7.3(c) to Morrison & Foerster LLP, counsel to BBCN, and Hunton & Williams LLP, counsel to WIBC, for purposes of their Tax opinions, described in Sections 7.2(c) and 7.3(c), to the effect that the Merger shall be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(ix) Neither WIBC nor any WIBC Subsidiary has engaged in a transaction that would be reportable by or with respect to WIBC or any WIBC Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code or the applicable Treasury Regulations issued thereunder.

(x) WIBC and the WIBC Subsidiaries have withheld from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable Tax law.

(xi) Wilshire Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(xii) No unresolved deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, against WIBC and the WIBC Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with generally accepted accounting principles and are being contested in good faith by appropriate procedures.

(xiii) WIBC has taken no position on any United States federal income Tax Return (whether or not such position has been disclosed on any such United States federal income Tax Return) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Applicable Legal Requirement.

(k) Certain Agreements. Except as set forth in Section 4.1(k) of the WIBC Disclosure Schedule and except for this Agreement, neither WIBC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding

(i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $150,000 or more per annum;

(ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iii) which limits the ability of WIBC or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires WIBC or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to WIBC and its Subsidiaries taken as a whole,

(iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement);

(v) in the case of a WIBC Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in combination with another event), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or in combination with another event);

(vi) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement;

(vii) which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less;

(viii) real property leases; or

(ix) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business.

WIBC has previously made available to BBCN complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.1(k) (collectively referred to herein as the “WIBC Contracts”). All of the WIBC Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on WIBC. Neither WIBC nor any of its Subsidiaries has, and to the knowledge of WIBC, none of the other parties thereto have, violated in any material respects any provision of, or committed or failed to perform in any material respects any act, and, to the knowledge of WIBC, no event or condition exists, which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any WIBC Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(l) Benefit Plans; Labor Matters.

(i) With respect to each employee benefit plan (including any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any current or former employee, director or other service provider of WIBC or any of its Subsidiaries, or any dependent or beneficiary of any of the foregoing, has any present or future right to benefits, and which is or has been within the past 10 years maintained or contributed to by WIBC or any of its Subsidiaries or under which WIBC or any of its Subsidiaries has any present or future liability (the “WIBC Benefit Plans”), WIBC has made available to BBCN a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (B) such WIBC Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such WIBC Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each WIBC Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS with respect to any WIBC Benefit Plan qualified under Section 401(a) of the Code.

(ii) None of the WIBC Benefit Plans are subject to Title IV of ERISA.

(iii) Neither WIBC, its Subsidiaries, nor any of their ERISA Affiliates has any liability under or with respect to a multiemployer plan (as defined in Section 3(37) of ERISA) nor any liability or contingent liability for providing, under any WIBC Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(iv) Each WIBC Benefit Plan that is a nonqualified deferred compensation subject to Section 409A of the Code has been operated and administered in material compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto. No WIBC Benefit Plan provides for the indemnification, reimbursement or gross-up of any Taxes imposed by Section 409A of the Code.

(v) With respect to each WIBC Benefit Plan, WIBC has complied and is now in compliance, in all material respects, with all the provisions of ERISA, the Code and all Applicable Legal Requirements, and each WIBC Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms. Each WIBC Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or advisory or opinion letter from the IRS affording equivalent reliance that it is so qualified up to and including the current IRS remedial amendment cycle applicable to such plan and no event has occurred and, to the knowledge of WIBC, no condition exists that would reasonably be expected to adversely affect the qualified status of any such WIBC Benefit Plan. No amendment is required to be made to any such plan for which the remedial amendment period is not open.

(vi) With respect to the WIBC Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of WIBC, there exists no condition or set of circumstances in connection with which WIBC or any of its Subsidiaries could be subject to any liability that would reasonably be expected to result in material liability to WIBC under ERISA, the Code or any other Applicable Legal Requirements, including any liability arising through indemnification.

(vii) True and complete copies of the WIBC Stock Plans as in effect on the date hereof, and copies of all outstanding awards agreements relating thereto, have been provided or made available to BBCN.

(viii) Except as set forth in Section 4.1(l)(viii) of the WIBC Disclosure Schedule, (A) the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, shall not give rise to any liability under any WIBC Benefit Plan or WIBC Stock Plan, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former stockholder, employee or other service provider of WIBC or any Subsidiary of WIBC or related beneficiaries, and (B) no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of WIBC or any Subsidiary of WIBC who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any WIBC Benefit Plan, WIBC Stock Plan or other agreement, plan or arrangement currently in effect would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No WIBC Benefit Plan or WIBC Stock Plan provides for the gross-up, reimbursement or indemnification of any Taxes imposed by Section 4999 of the Code.

(ix) Except as set forth in Section 4.1(l)(ix) of the WIBC Disclosure Schedule, none of the assets of any WIBC Benefit Plan are invested in employer securities or employer real property.

(x) With respect to each of the WIBC Benefit Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(xi) Since December 31, 2012, WIBC has complied in all material respects with all Applicable Legal Requirements and employment or worker practices related to the employment of its employees and the engagement of its independent contractors, consultant, interns, or other non-employee service providers, including provisions related to wages, hours, overtime exemption classification, independent contractor classification, leaves of absence, equal opportunity, privacy right, retaliation, immigration, wrongful discharge, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other taxes. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of WIBC, threatened between WIBC or any Subsidiary of WIBC and any of their respective present or former employees or independent contractor, consultant, intern, or other non-employee service provider, except as described in Section 4.1(l)(xi) of the WIBC Disclosure Schedule. As of the date hereof and since December 31, 2012, to the knowledge of WIBC, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of WIBC or any Subsidiary of WIBC. WIBC believes that the relationships between Bank and its employees are good. To the knowledge of WIBC, no senior executive officer or manager of any material operations of WIBC or any group of employees of WIBC has or have any present plans to terminate their employment with WIBC.

(m) Bank Subsidiary. WIBC owns all of the outstanding shares of capital stock of Wilshire Bank, free and clear of any claim, lien or encumbrance. All of the shares of capital stock of Wilshire Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Wilshire Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. Wilshire Bank is a California-state chartered nonmember bank whose primary federal bank regulator is the FDIC.

(n) Agreements with Regulators. Except as set forth in Section 4.1(n) of the WIBC Disclosure Schedule, neither WIBC nor any Subsidiary of WIBC is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter, matter requiring attention or matter requiring board attention or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect from, or since December 31, 2012, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, imposes any material requirements or procedures, relates to its compliance management systems (“CMS”) or activities pursuant to such CMS, including Anti-money Laundering, Bank Secrecy Act or Know Your Customer Requirements, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has WIBC been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. WIBC and its Subsidiaries are in compliance with all of the foregoing so listed in Section 4.1(n) of the WIBC Disclosure Schedule. There are no formal or informal investigations, known to WIBC, relating to any regulatory matters pending before any Governmental Entity with respect to WIBC or any of its Subsidiaries.

(o) Absence of Certain Changes or Events. Except to the extent permitted by Section 5.1 with respect to actions taken after the date hereof, since September 30, 2015 (i) WIBC and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a Material Adverse Effect on WIBC and (iii) there has not been (A) any action or event of the type that would have required the consent of BBCN under Section 5.1 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of WIBC or any of its Subsidiaries (whether or not covered by insurance).

(p) Board Approval. The WIBC Board, by resolutions duly adopted at a meeting duly called and held (the “WIBC Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of WIBC and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of WIBC approve the principal terms of the Merger and directed that such matter be submitted for consideration by WIBC stockholders at the WIBC Stockholders Meeting. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(q) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of WIBC Common Stock to approve the principal terms of this Agreement (the “Required WIBC Vote”) is the only vote of the holders of any class or series of WIBC capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(r) Properties. WIBC or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the WIBC SEC Documents filed prior to the date hereof as being owned by WIBC or one of its Subsidiaries or acquired after the date thereof which are material to WIBC’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such WIBC SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to WIBC’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a Material Adverse Effect on WIBC.

(s) Condition of Assets. Except as set forth on Section 4.1(s) of the WIBC Disclosure Schedule, all tangible assets, including furniture, fixtures and equipment, used by WIBC are in operating condition, ordinary wear and tear excepted, and conform in all material respects with all material ordinances, regulations, zoning and other laws, whether federal, state or local. WIBC owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of WIBC is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

(t) Intellectual Property. WIBC and its Subsidiaries own or have a valid license to use all Intellectual Property necessary to carry on their business substantially as currently conducted (collectively, the “WIBC Intellectual Property”), except where such failures to own or validly license such WIBC Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC. To WIBC’s knowledge, WIBC and its Subsidiaries and the operation of the business of WIBC and its Subsidiaries as currently conducted do not: (i) infringe or misappropriate any Intellectual Property of any Person; (ii) violate any right of any Person (including, without limitation, any right to privacy or publicity), or (iii) engage in or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither WIBC nor any of its Subsidiaries has received any written notice or claim from any Person asserting actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure by WIBC or such Subsidiary of any Intellectual Property, defamation of any Person, violation of any right of any Person (including any right to privacy or publicity), or violation of any unfair competition or trade practice law by WIBC or such Subsidiary or relating to the business of WIBC or such Subsidiary as conducted at or prior to Closing. To WIBC’s knowledge, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any WIBC Intellectual Property. Any disclosures to third parties of the confidential information of WIBC and/or any of its Subsidiaries have been pursuant to executed written confidentiality agreements containing restrictive disclosure and use provisions that are customarily used by financial institutions, except where such failures to such an agreement would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(u) Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for WIBC’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which WIBC believes to be financially responsible. Each Derivative Contract of WIBC or any of its Subsidiaries constitutes the valid and legally binding obligation of WIBC or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles), and is in full force and effect. Neither WIBC nor its Subsidiaries, nor to the knowledge of WIBC any other party thereto, is in breach of any of its obligations under any Derivative Contract of WIBC or one of its Subsidiaries. The financial position of WIBC and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of WIBC and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

(v) Loan Portfolio.

(i) Except as set forth in Section 4.1(v)(i) of the WIBC Disclosure Schedule, neither WIBC nor any of its Subsidiaries is a party to any written or oral (A) Loans under the terms of which the obligor was, as of September 30, 2015, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of WIBC, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of WIBC or any of its Subsidiaries, or to the knowledge of WIBC, any affiliate of any of the foregoing. Set forth in Section 4.1(v)(i) of the WIBC Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of WIBC and its Subsidiaries that, as of September 30, 2015, were classified by WIBC as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of WIBC and its Subsidiaries that, as of September 30, 2015, were classified as such, together with the aggregate principal amount of such Loans by category, and (C) each asset of WIBC or any of its Subsidiaries that, as of September 30, 2015, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by WIBC or by any Governmental Entity. WIBC shall provide to BBCN, on a monthly basis, a schedule of Loans of WIBC and its Subsidiaries that become classified in the manner described in the previous sentence, or any Loan of WIBC and its Subsidiaries the classification of which is changed to a lower classification or to OREO after the date of this Agreement.

(ii) Each Loan of WIBC and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of WIBC and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, provided, that any exceptions to clauses (A)-(C) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(iii) Each outstanding Loan of WIBC and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of WIBC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements, any exceptions to which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(iv) Except as set forth in Section 4.1(v)(iv) of the WIBC Disclosure Schedule, none of the agreements pursuant to which WIBC or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) There are no outstanding Loans made by WIBC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of WIBC or its Subsidiaries, other than loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(w) Insurance. Set forth in Section 4.1(w) of the WIBC Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by WIBC and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither WIBC nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Section 4.1(w) of the WIBC Disclosure Schedule, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(x) Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between WIBC or any of its Subsidiaries, on the one hand, and any (i) officer or director of WIBC or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of WIBC, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of WIBC, on the other hand, except those of a type available to employees of WIBC generally.

(y) Brokers or Finders. Except for the recipient and amounts set forth in Section 4.1(y) of the WIBC Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, and, if the Merger is not consummated, WIBC agrees to indemnify BBCN and to hold BBCN harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by WIBC or its affiliates.

(z) Opinion of WIBC Financial Advisor. The WIBC Board has received the opinion of WIBC’s financial advisor, dated the date of this Agreement, to the effect that, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of WIBC Common Stock.

(aa) Absence of Certain Business Practices. Neither WIBC nor any of its officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of WIBC (or assist WIBC in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to WIBC.

(bb) Environmental Matters.

(i) Each of WIBC and its Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment, including laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”).

(ii) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of WIBC, threatened (or past or present actions or events that could from the basis of any such suit, claim, action, proceeding, investigation or notice) in which WIBC or any WIBC Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Materials, occurring at or on a site owned, leased or operated by WIBC or any WIBC Subsidiary, or to the knowledge of WIBC, relating to any material release or threatened release into the environment of any Hazardous Materials, occurring at or on a site not owned, leased or operated by WIBC or any WIBC Subsidiary.

(iii) During the period of WIBC or any WIBC Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

(iv) To the knowledge of WIBC, neither WIBC nor any WIBC Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Materials at a site owned, leased or operated by such Person on any property securing such loan.

(v) For purposes of this Agreement, the term “Hazardous Materials” means any hazardous substance, hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Environmental Law.

(cc) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.1, neither WIBC nor any other Person on behalf of WIBC is making or has made any express or implied representation or warranty with respect to WIBC or with respect to any other information provided to BBCN in connection with the transactions contemplated herein. Neither WIBC nor any other Person shall have or be subject to any liability or indemnification obligation to BBCN or any other Person resulting from the distribution to BBCN, or the use by BBCN of, any such information, including any information, documents, projections, forecasts or other material made available to BBCN in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 4.1. WIBC acknowledges that BBCN is making no representations or warranties other than the representations and warranties contained in Section 4.2.

4.2 Representations and Warranties of BBCN. Except (i) as set forth in the BBCN SEC Documents, other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” (or any similar captions) and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, or (ii), with respect to any subsection of this Section 4.2, as set forth in the correspondingly identified subsection of the confidential disclosure schedules delivered by BBCN to WIBC concurrently herewith (the “BBCN Disclosure Schedule”), BBCN represents and warrants to WIBC as follows:

(a) Organization, Standing and Power. BBCN is a bank holding company registered under the BHC Act. Each of BBCN and its Significant Subsidiaries is a corporation, limited liability company, trust or partnership duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN. The copies of Certificate of Incorporation and By-laws of BBCN and BBCN Bank, which have been previously furnished to WIBC, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of BBCN consists of 150,000,000 shares of common stock, par value $0.001 per share (the “BBCN Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 (the “BBCN Preferred Stock”). As of the close of business on December 1, 2015, (A) 79,556,621 shares of BBCN Common Stock, including 440,047 BBCN Restricted Shares, were issued and outstanding, 19,276 shares of BBCN Common Stock were reserved for issuance upon the exercise of the U.S. Treasury Department’s warrant under its TARP Capital Purchase Program (“BBCN TARP Warrant”) and 2,906,998 shares of BBCN Common Stock were reserved for issuance upon exercise of stock options, stock appreciation rights, restricted stock, performance shares, performance units or other awards under the Amended and Restated BBCN 2007 Equity Incentive Plan and the 2006 Stock Incentive Plan (jointly, the “BBCN Stock Plans”), and no shares of BBCN

Common Stock were held by BBCN in its treasury or by its Subsidiaries; and (B) no shares of BBCN Preferred Stock were issued and outstanding. All outstanding shares of BBCN Common Stock and BBCN Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of none of such shares was subject to preemptive rights. The shares of BBCN Common Stock to be issued pursuant to or as specifically contemplated by this Agreement shall have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable and the issuance of none of such shares was or shall be subject to preemptive rights.

(ii) Set forth in Section 4.2(b)(ii) of the BBCN Disclosure Schedule is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that BBCN or any of its Subsidiaries has issued. Except as set forth in Section 4.2(b)(ii) of the BBCN Disclosure Schedule, no Voting Debt of BBCN or any BBCN Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of BBCN or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. Except as set forth in Section 4.2(b)(ii) of the BBCN Disclosure Schedule or otherwise in this Section 4.2(b), no BBCN Subsidiary has issued securities held by any entity other than BBCN or a BBCN Subsidiary.

(iii) Except for (A) this Agreement, (B) the BBCN TARP Warrant, (C) BBCN Stock Options and restricted and performance units issued under the BBCN Stock Plans, which represented, as of December 1, 2015, the right to acquire (in the case of BBCN Stock Options) or to receive the value of (in the case of restricted and performance units) up to an aggregate of, respectively, 324,143 and 126,049 shares of BBCN Common Stock, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 5.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which BBCN or any Subsidiary of BBCN is a party or by which it or any such Subsidiary is bound obligating BBCN or any Subsidiary of BBCN to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of BBCN or of any Subsidiary of BBCN or obligating BBCN or any Subsidiary of BBCN to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of BBCN or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of BBCN or any of its Subsidiaries or (B) except as set forth in Section 4.2(b)(iii) of the BBCN Disclosure Schedule, pursuant to which BBCN or any of its Subsidiaries is or could be required to register shares of BBCN Common Stock, BBCN Preferred Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof to the extent permitted by Section 5.2.

(iv) Since December 31, 2014, except as set forth in Section 4.2(b)(iv) of the BBCN Disclosure Schedule and except to the extent permitted by Section 5.2, BBCN has not (A) issued any shares of capital stock or securities exercisable or exchangeable for or convertible into shares of capital stock of BBCN or any of its Subsidiaries, other than pursuant to and as required by the terms of the BBCN Stock Plans and any employee stock options and other awards issued under the BBCN Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 5.2(c) and 5.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more BBCN Subsidiaries, any shares of capital stock of BBCN or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of BBCN dividends or other distributions on the outstanding shares of capital stock of BBCN.

(v) Set forth in Section 4.2(b)(v) of the BBCN Disclosure Schedule is a true, correct and complete list of all equity securities that BBCN or any of its Subsidiaries owns, controls or holds for its own account, and neither BBCN nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any Person other than BBCN Bank, in the case of BBCN.

(vi) Set forth in Section 4.2(b)(vi) of the BBCN Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of all outstanding BBCN Stock Options and BBCN Restricted Shares and for each such BBCN Stock Option and BBCN Restricted Share, and other right, (i) the number of shares of BBCN Common Stock subject thereto, (ii) the terms of vesting (including the extent to which it shall become accelerated as a result of the Merger) and vested status, (iii) the grant and expiration dates, if applicable, (iv) the exercise price, if applicable, (v) the name of the holder thereof, (vi) for each BBCN Stock Option, whether such BBCN Stock Option is intended to be an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise, and (v) for each Restricted Share, whether BBCN has received a copy of an election made under Section 83(b) of the Code, which, if applicable, was, to the knowledge of BBCN, validly made and filed with the IRS in a timely fashion. No BBCN Stock Option (whether or not currently outstanding) is, or has been, subject to Section 409A of the Code and the regulations promulgated thereunder.

(vii) With respect to the BBCN Stock Options, each such grant was made in accordance with the terms of the BBCN Stock Plans and all Applicable Legal Requirements, including valid exemptions from registration under the Securities Act and all other applicable securities laws.

(c) Organization and Qualification of the BBCN Trusts. With respect to the BBCN Trusts:

(i) Each BBCN Trust has issued and sold capital securities and common securities under an Amended and Restated Declaration of Trust (each a “BBCN Trust Agreement”), and BBCN has issued to each BBCN Trust, Floating Rate Junior Subordinated Deferrable Interest Debentures (“BBCN Debentures”), under an Indenture (each Trust’s Indenture and Trust Agreement are collectively referred to as the “BBCN Operative Documents”). Section 4.2(c)(i) of the BBCN Disclosure Schedule sets forth, with respect to each BBCN Trust, the (i) date of its BBCN Trust Agreement and Indenture, (ii) aggregate liquidation value of its capital securities, (ii) aggregate liquidation value of its common securities, (iii) aggregate amount of BBCN Debentures that have been issued to that BBCN Trust by BBCN, (iv) the rate paid on its capital securities, the common securities and the BBCN Debentures, (v) date after which BBCN may redeem the BBCN Debentures at par, and (vi) maturity date of the BBCN Debentures.

(ii) Each BBCN Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the State of Connecticut and the State of Delaware, as applicable, with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the BBCN Operative Documents. No BBCN Trust is a party to or otherwise bound by any material agreement other than the BBCN Operative Documents and a Placement Agreement of even date with the BBCN Trust Agreement. The BBCN Trust is and will, under current law, be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

(iii) The capital securities and the common securities issued by each BBCN Trust have been duly authorized by the BBCN Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of such BBCN Trust. None of the capital securities or the common securities is subject to preemptive or other similar rights. All of the outstanding common securities issued by the BBCN Trusts are directly owned by BBCN free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws. The common securities issued by the BBCN Trusts satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended. Neither BBCN nor any of the BBCN Trusts is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act. The BBCN Debentures are not held of record by stockholders of BBCN or BBCN Bank.

(iv) The sole assets of each BBCN Trust are its BBCN Debentures, any interest paid on such BBCN Debentures to the extent not distributed, proceeds of such BBCN Debentures, or any of the foregoing.

(v) All of the proceeds from the sale of the capital securities issued by the BBCN Trusts have been invested in the BBCN Debentures. All of the proceeds from the sale of the common securities issued by the BBCN Trusts have been invested in the BBCN Debentures. All BBCN Debentures are and have been held by the BBCN Trusts since their initial issuance.

(vi) Each BBCN Trust was not formed to, and is not authorized to, conduct any trade or business and each BBCN Trust has not conducted any trade or business since it was formed. Each BBCN Trust exists for the exclusive purposes of (i) issuing and selling its capital securities and the common securities, (ii) using the proceeds from the sale of its capital securities and the common securities to acquire the BBCN Debentures, and (iii) engaging only in activities necessary, advisable or incidental thereto. Each BBCN Trust was formed to facilitate direct investment in the assets of that BBCN Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in either BBCN Trust with diverse interests in the assets of that BBCN Trust.

(vii) Except as set forth on Section 4.2(c)(vii) of the BBCN Disclosure Schedule, BBCN has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the BBCN Debentures. Except as set forth on Section 4.2(c)(vii) of the BBCN Disclosure Schedule, BBCN has not exercised its right to defer interest payments on any of the BBCN Debentures. Except as set forth on Section 4.2(c)(vii) of the BBCN Disclosure Schedule, BBCN has not been advised by the Federal Reserve or the Federal Reserve Bank of San Francisco to defer interest payments on any of the BBCN Debentures, nor does BBCN have knowledge of any basis for the same.

(viii) Each BBCN Trust’s income consists solely of payments made by BBCN with respect to the BBCN Debentures, and such payments are not derived from the active conduct of a financial business by that BBCN Trust. Both BBCN’s obligation to make those payments and the amounts thereof are set forth in the BBCN Debentures. Neither BBCN’s obligation to make those payments nor the amounts payable by BBCN is dependent on income or profits of BBCN or any Affiliate of BBCN (although BBCN’s ability to do so is so dependent).

(ix) BBCN has not issued any class of capital shares either pari passu or senior to the BBCN Debentures. All BBCN Debentures are either pari passu or senior to BBCN’s trade accounts payable arising in the ordinary course of business.

(x) BBCN and each BBCN Trust have created a debtor-creditor relationship between BBCN, as debtor, and that BBCN Trust, as a creditor, and BBCN and each BBCN Trust have treated the BBCN Debentures as indebtedness for all tax purposes.

(i) Each BBCN Operative Document entered into by BBCN or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of BBCN or one of its Subsidiaries, and to the knowledge of BBCN, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing).

(d) Authority.

(i) BBCN has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the (A) adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of BBCN Common Stock entitled to vote thereon (the “Adoption”), (B) the approval of an amendment to the BBCN Charter to change the name as provided in Section 6.9(b) by the affirmative vote of the holders of a majority of outstanding shares of BBCN Common Stock entitled to vote thereon (the “BBCN Charter Amendment”), and (C) the approval of the issuance of shares of BBCN Common Stock in the Merger (the “Share Issuance”) by a majority of the votes cast at the BBCN Stockholders Meeting (the Adoption, the BBCN Charter Amendment and the Share Issuance, collectively, the “Required BBCN Vote”), to consummate the transactions to which BBCN is a party contemplated hereby. The execution and delivery of this Agreement by BBCN and the consummation by BBCN of the transactions to which it is a party contemplated hereby have been duly authorized by all necessary corporate action on the part of BBCN, subject in the case of the consummation of the Merger and the Share Issuance, to the effectiveness of the BBCN Charter Amendment and the Required BBCN Vote. This Agreement has been duly executed and delivered by BBCN and constitutes a valid and binding obligation of BBCN, enforceable against BBCN in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of BBCN or any Significant Subsidiary of BBCN, or (B) except as set forth in Section 4.2(d)(ii) of the BBCN Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, BBCN Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to BBCN or any Subsidiary of BBCN or their respective properties or assets, which Violation, in the case of clause (B) above, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BBCN or the Surviving Corporation.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to BBCN or any Subsidiary of BBCN in connection with the execution and delivery of this Agreement by BBCN or the consummation by BBCN of the transactions contemplated hereby (including the Bank Merger), the failure to make or obtain which would have a Material Adverse Effect on BBCN or the Surviving Corporation, except for (A) the Requisite Regulatory Approvals, (B) the filing with the SEC of (1) the Form S-4, including the Joint Proxy Statement/Prospectus and (2) such reports under Sections 12,

13(a), 13(d) and 16(a) and Regulation 14A (including Schedule 14A) and Rule 14f-1 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders, authorizations and approvals as may be required in connection therewith, (C) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, (D) obtaining the appropriate approvals or consents under any loss-sharing agreement with the FDIC to which BBCN or any Subsidiary of BBCN is a party (the “BBCN Loss-Sharing Approvals,” together with the WIBC Loss-Sharing Approvals, are referred to herein, individually, as a “Loss-Sharing Approval” and, collectively, as the “Loss-Sharing Approvals”), and (E) such filings, notifications and approvals as may be required under the SBIA and the rules and regulations of the SBA thereunder.

(e) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) BBCN has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2012 (the “BBCN SEC Documents”). BBCN has delivered or made available to WIBC true, correct and complete copies of all BBCN SEC Documents, all comment letters received by BBCN from the SEC since December 31, 2012, all responses to such comment letters by or on behalf of BBCN and all other correspondence since December 31, 2012 between the SEC and BBCN, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of BBCN is, or since December 31, 2012 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the BBCN SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BBCN SEC Documents, and none of the BBCN SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of BBCN included in the BBCN SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of BBCN and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in BBCN SEC Documents since BBCN’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of BBCN are, or, since December 31, 2012 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of BBCN.

(ii) Since December 31, 2012, BBCN and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the DBO and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably likely to result in a change or effect that, either individually or in the aggregate, is material and adverse on BBCN. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of BBCN included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN, BBCN and its Subsidiaries do not have, and since September 30, 2015 BBCN and its Subsidiaries have not incurred (except to the extent permitted by Section 5.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in BBCN’s financial statements in accordance with generally accepted accounting principles).

(iv) BBCN is, and since December 31, 2012 has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. BBCN has delivered to WIBC true, correct and complete copes of all correspondence between BBCN and NASDAQ since December 31, 2012.

(v) As used in this Section 4.2(e), the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

(f) Information Supplied. None of the information supplied or to be supplied by BBCN expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by BBCN with respect to statements made or incorporated by reference therein based on information supplied by WIBC for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

(g) Compliance with Applicable Legal and Reporting Requirements.

(i) BBCN and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of BBCN and its Subsidiaries, taken as a whole (the “BBCN Permits”), the BBCN Permits are in full force and effect and BBCN and its Subsidiaries are in compliance with the terms of the BBCN Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(ii) Except as set forth in Section 4.2(g)(ii) of the BBCN Disclosure Schedule, since December 31, 2012, BBCN and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the SOX Act, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Legal Requirements, and all applicable fair lending and other discrimination-related statutes, rules or regulations), except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN. To the knowledge of BBCN, no investigation by any Governmental Entity with respect to BBCN or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of BBCN or its Subsidiaries, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(h) Accounting and Internal Controls.

(i) The records, systems, controls, data and information of BBCN and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BBCN or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(ii) BBCN and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii) BBCN has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to provide that (1) all information required to be disclosed by BBCN in the reports it files under the Exchange Act and all information disseminated by BBCN to its holders of BBCN Common Stock is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to BBCN’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to BBCN’s auditors and the audit committee of the BBCN Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect BBCN’s ability to record, process, summarize and report financial data and have identified for BBCN’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in BBCN’s internal controls. BBCN has made available to WIBC a summary of any such disclosure made by management to BBCN’s auditors and audit committee since December 31, 2012.

(iv) Since December 31, 2012, neither BBCN nor any of its Subsidiaries or, to the knowledge of BBCN, any director, officer, employee, auditor, accountant or representative of BBCN or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BBCN or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that BBCN or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(i) Legal Proceedings. Except as set forth in Section 4.2(i) of the BBCN Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of BBCN, threatened, against or affecting BBCN or any Subsidiary of BBCN as to which there is a significant possibility of an adverse outcome that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BBCN or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BBCN or any Subsidiary of BBCN having, or which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BBCN or on the Surviving Corporation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of BBCN, threatened against BBCN that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by BBCN pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(j) Taxes. Except as set forth in Section 4.2(j) of the BBCN Disclosure Schedule:

(i) Each of BBCN and the BBCN Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns were true, correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid. There are no Liens for Taxes (other than Permitted Liens) upon any material assets of BBCN or any of the BBCN Subsidiaries.

(ii) No written or, to the knowledge of BBCN, unwritten notice of any deficiency with respect to Taxes that has been proposed, asserted or assessed against BBCN or any of the BBCN Subsidiaries and has not previously been paid has been received by BBCN or any BBCN Subsidiary. BBCN has made available to WIBC correct and complete copies of all material examination reports and statements of deficiency assessed against or agreed to by BBCN or any of the BBCN Subsidiaries since January 1, 2010.

(iii) Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(iv) Neither BBCN nor any BBCN Subsidiary has waived any statute of limitations in respect of Taxes, or agreed to an extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(v) Neither BBCN nor any BBCN Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(vi) Neither BBCN nor any BBCN Subsidiary has any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax law, except for Taxes of the affiliated group of which BBCN is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax law.

(vii) Neither BBCN nor any BBCN Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity).

(viii) Neither BBCN nor any BBCN Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent BBCN from delivering the representation letters described in Sections 7.2(c) and 7.3(c) to Morrison & Foerster LLP, counsel to BBCN, and Hunton & Williams LLP, counsel to WIBC, for purposes of their Tax opinions, described in Sections 7.2(c) and 7.3(c), to the effect that the Merger shall be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(ix) Neither BBCN nor any BBCN Subsidiary has engaged in a transaction that would be reportable by or with respect to BBCN or any BBCN Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code or the applicable Treasury Regulations issued thereunder.

(x) BBCN and the BBCN Subsidiaries have withheld from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable Tax law.

(xi) It is the present intention of BBCN to continue at least one significant historic business line of WIBC, or to use at least a significant portion of WIBC’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(xii) No unresolved deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, against BBCN and the BBCN Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with generally accepted accounting principles and are being contested in good faith by appropriate procedures.

(xiii) BBCN has taken no position on any United States federal income Tax Return (whether or not such position has been disclosed on any such United States federal income Tax Return) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Applicable Legal Requirement.

(k) Certain Agreements. Except as set forth in Section 4.2(k) of the BBCN Disclosure Schedule and except for this Agreement, neither BBCN nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding:

(i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $150,000 or more per annum;

(ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iii) which limits the ability of BBCN or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires BBCN or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to BBCN and its Subsidiaries taken as a whole;

(iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement);

(v) in the case of a BBCN Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in combination with another event), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or in combination with another event);

(vi) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement;

(vii) which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less;

(viii) real property leases; or

(ix) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business.

BBCN has previously made available to WIBC complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.2(k) (collectively referred to herein as the “BBCN Contracts”). All of the BBCN Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on BBCN. Neither BBCN nor any of its Subsidiaries has, and to the knowledge of BBCN, none of the other parties thereto have, violated in any material respects any provision of, or committed or failed to perform in any material respects any act, and, to the knowledge of BBCN, no event or condition exists, which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any BBCN Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(l) Benefit Plans; Labor Matters.

(i) With respect to each Benefit Plan under which any current or former employee, director or other service provider of BBCN or any of its Subsidiaries, or any dependent or beneficiary of any of the foregoing, has any present or future right to benefits, and which is or has been within the past 10 years maintained or contributed to by BBCN or any of its Subsidiaries or under which BBCN or any of its Subsidiaries has any present or future liability (the “BBCN Benefit Plans”), BBCN has made available to WIBC a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (B) such BBCN Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such BBCN Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each BBCN Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS with respect to any BBCN Benefit Plan qualified under Section 401(a) of the Code.

(ii) None of the BBCN Benefit Plans are subject to Title IV of ERISA.

(iii) Neither BBCN, its Subsidiaries, nor any of their ERISA Affiliates has any liability under or with respect to a multiemployer plan (as defined in Section 3(37) of ERISA) nor any liability or contingent liability for providing, under any BBCN Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(iv) Each BBCN Benefit Plan that is a nonqualified deferred compensation subject to Section 409A of the Code has been operated and administered in material compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto. No BBCN Benefit Plan provides for the indemnification, reimbursement or gross-up of any Taxes imposed by Section 409A of the Code.

(v) With respect to each BBCN Benefit Plan, BBCN has complied and is now in compliance, in all material respects, with all the provisions of ERISA, the Code and all Applicable Legal Requirements, and each BBCN Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms. Each BBCN Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or advisory or opinion letter from the IRS affording equivalent reliance that it is so qualified up to and including the current IRS remedial amendment cycle applicable to such plan no event has occurred and, to the knowledge of BBCN, no condition exists that would reasonably be expected to adversely affect the qualified status of any such BBCN Benefit Plan. No amendment is required to be made to any such plan for which the remedial amendment period is not open.

(vi) With respect to the BBCN Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of BBCN, there exists no condition or set of circumstances in connection with which BBCN or any of its Subsidiaries could be subject to any liability that would reasonably be expected to result in material liability to BBCN under ERISA, the Code or any other Applicable Legal Requirements, including any liability arising through indemnification.

(vii) True and complete copies of the BBCN Stock Plans as in effect on the date hereof, and copies of all outstanding awards agreements relating thereto, have been provided or made available to WIBC.

(viii) Except as set forth in Section 4.2(l)(viii) of the BBCN Disclosure Schedule, (A) the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, shall not give rise to any liability under any BBCN Benefit Plan or BBCN Stock Plan, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former stockholder, employee or other service provider of BBCN or any Subsidiary of BBCN or related beneficiaries, and (B) no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of BBCN or any Subsidiary of BBCN who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any BBCN Benefit Plan, BBCN Stock Plan or other agreement, plan or arrangement currently in effect would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No BBCN Benefit Plan or BBCN Stock Plan provides for the gross-up, reimbursement or indemnification of any Taxes imposed by Section 4999 of the Code.

(ix) Except as set forth in Section 4.2(l)(ix) of the BBCN Disclosure Schedule, none of the assets of any BBCN Benefit Plan are invested in employer securities or employer real property.

(x) With respect to each of the BBCN Benefit Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(xi) Since December 31, 2012, BBCN has complied in all material respects with all Applicable Legal Requirements and employment or worker practices related to the employment of its employees and the engagement of its independent contractors, consultant, interns, or other non-employee service providers, including provisions related to wages, hours, overtime exemption classification, independent contractor classification, leaves of absence, equal opportunity, privacy right, retaliation, immigration, wrongful discharge, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of BBCN, threatened between BBCN or any Subsidiary of BBCN and any of their respective present or former employees or independent contractor, consultant, intern, or other non-employee service provider, except as described in Section 4.2(l)(xi) of the BBCN Disclosure Schedule. As of the date hereof and since December 31, 2012, to the knowledge of BBCN, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of BBCN or any Subsidiary of BBCN. BBCN believes that the relationships between Bank and its employees are good. To the knowledge of BBCN, no senior executive officer or manager of any material operations of BBCN or any group of employees of BBCN has or have any present plans to terminate their employment with BBCN.

(m) Bank Subsidiary. BBCN owns all of the outstanding shares of capital stock of BBCN Bank, free and clear of any claim, lien or encumbrance. All of the shares of capital stock of BBCN Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. BBCN Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. BBCN Bank is a California-state chartered nonmember bank whose primary federal bank regulator is the FDIC.

(n) Agreements with Regulators. Except as set forth in Section 4.2(n) of the BBCN Disclosure Schedule, neither BBCN nor any Subsidiary of BBCN is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter, matter requiring attention or matter requiring board attention or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect from, or since December 31, 2012 has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, imposes any material requirements or procedures, relates to its CMS or activities pursuant to such CMS, including Anti-money Laundering, Bank Secrecy Act or Know Your Customer Requirements or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has BBCN been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. BBCN and its Subsidiaries are in compliance with all of the foregoing so listed in Section 4.2(n) of the BBCN Disclosure Schedule. There are no formal or informal investigations, known to BBCN, relating to any regulatory matters pending before any Governmental Entity with respect to BBCN or any of its Subsidiaries.

(o) Absence of Certain Changes or Events. Except to the extent permitted by Section 5.2 with respect to actions taken after the date hereof, since September 30, 2015 (i) BBCN and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a Material Adverse Effect on BBCN and (iii) there has not been (A) any action or event of the type that would have required the consent of WIBC under Section 5.2 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of BBCN or any of its Subsidiaries (whether or not covered by insurance).

(p) Board Approval. The BBCN Board, by resolutions duly adopted at a meeting duly called and held (the “BBCN Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of BBCN and its stockholders and declared the Merger to be advisable, (ii) approved and declared advisable this Agreement and the Merger, (iii) resolved to submit this Agreement to the stockholders of BBCN for their consideration and vote in accordance with Section 252 of the DGCL, (iv) approved the BBCN Charter Amendment, amendment to the By-laws and Share Issuance and (v) recommended that the stockholders of BBCN adopt this Agreement and directed that such matters be submitted for consideration by BBCN stockholders at the BBCN Stockholders Meeting. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(q) Vote Required. The Required BBCN Vote is the only vote of the holders of any class or series of BBCN capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(r) Properties. BBCN or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the BBCN SEC Documents filed prior to the date hereof as being owned by BBCN or one of its Subsidiaries or acquired after the date thereof which are material to BBCN’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such BBCN SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to BBCN’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a Material Adverse Effect on BBCN.

(s) Condition of Assets. Except as set forth on Section 4.2(s) of the BBCN Disclosure Schedule, all tangible assets, including furniture, fixtures and equipment, used by BBCN are in operating condition, ordinary wear and tear excepted, and conform in all material respects with all material ordinances, regulations, zoning and other laws, whether federal, state or local. BBCN owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of BBCN is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

(t) Intellectual Property. BBCN and its Subsidiaries own or have a valid license to use all Intellectual Property necessary to carry on their business substantially as currently conducted (collectively, the “BBCN Intellectual Property”), except where such failures to own or validly license such BBCN Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN. To BBCN’s knowledge, BBCN and its Subsidiaries and the operation of the business of BBCN and its Subsidiaries as currently conducted do not: (i) infringe or misappropriate any Intellectual Property of any Person; (ii) violate any right of any Person (including, without limitation, any right to privacy or publicity), or (iii) engage in or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither BBCN nor any of its Subsidiaries has received any written notice or claim from any Person asserting actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure by BBCN or such Subsidiary of any Intellectual Property, defamation of any Person, violation of any right of any Person (including, any right to privacy or publicity), or violation of any unfair competition or trade practice law by BBCN or such Subsidiary or relating to the business of BBCN or such Subsidiary as conducted at or prior to Closing. To BBCN’s knowledge, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any BBCN Intellectual Property. Any disclosures to third parties of the confidential information of BBCN and/or any of its Subsidiaries have been pursuant to executed written confidentiality agreements containing restrictive disclosure and use provisions that are customarily used by financial institutions, except where such failures to such an agreement would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(u) Derivatives. All Derivative Contracts, whether entered into for BBCN’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which BBCN believes to be financially responsible. Each Derivative Contract of BBCN or any of its Subsidiaries constitutes the valid and legally binding obligation of BBCN or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles), and is in full force and effect. Neither BBCN nor its Subsidiaries, nor to the knowledge of BBCN any other party thereto, is in breach of any of its obligations under any Derivative Contract of BBCN or one of its Subsidiaries. The financial position of BBCN and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of BBCN and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

(v) Loan Portfolio.

(i) Neither BBCN nor any of its Subsidiaries is a party to any written or oral (A) Loans under the terms of which the obligor was, as of September 30, 2015, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of BBCN, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of BBCN or any of its Subsidiaries, or to the knowledge of BBCN, any affiliate of any of the foregoing. Set forth in Section 4.2(v) of the BBCN Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BBCN and its Subsidiaries that, as of September 30, 2015, were classified by BBCN as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of BBCN and its Subsidiaries that, as of September 30, 2015, were classified as such, together with the aggregate principal amount of such Loans by category, and (C) each asset of BBCN or any of its Subsidiaries that, as of September 30, 2015, was classified as OREO and the book value thereof, it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by BBCN or by any Governmental Entity. BBCN shall provide to WIBC, on a monthly basis, a schedule of Loans of BBCN and its Subsidiaries that become classified in the manner described in the previous sentence, or any Loan of BBCN and its Subsidiaries the classification of which is changed to a lower classification or to OREO after the date of this Agreement.

(ii) Each Loan of BBCN and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of BBCN and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, provided, that any exceptions to clauses (A)-(C) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(iii) Each outstanding Loan of BBCN and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BBCN and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements, any exceptions to which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(iv) None of the agreements pursuant to which BBCN or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) There are no outstanding Loans made by BBCN or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of BBCN or its Subsidiaries, other than loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(w) Insurance. Set forth in Section 4.2(w) of the BBCN Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by BBCN and its Subsidiaries. All such insurance policies and bonds are in full force and effect, and neither BBCN nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Section 4.2(w) of the BBCN Disclosure Schedule, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(x) Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between BBCN or any of its Subsidiaries, on the one hand, and any (i) officer or director of BBCN or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of BBCN, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of BBCN, on the other hand, except those of a type available to employees of BBCN generally.

(y) Brokers or Finders. Except for the recipient and amounts set forth in Section 4.2(y) of the BBCN Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, and, if the Merger is not consummated, BBCN agrees to indemnify WIBC and to hold WIBC harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by BBCN or its affiliates.

(z) Opinion of BBCN Financial Advisor. The BBCN Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from its financial advisor to the effect that, as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to BBCN.

(aa) Absence of Certain Business Practices. Neither BBCN nor any of its officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of BBCN (or assist BBCN in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to BBCN.

(bb) Environmental Matters.

(i) Each of BBCN and its Subsidiaries is in material compliance with all applicable Environmental Laws.

(ii) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of BBCN, threatened (or past or present actions or events that could from the basis of any such suit, claim, action, proceeding, investigation or notice) in which BBCN or any BBCN Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Materials, occurring at or on a site owned, leased or operated by BBCN or any BBCN Subsidiary, or to the knowledge of BBCN, relating to any material release or threatened release into the environment of any Hazardous Materials, occurring at or on a site not owned, leased or operated by BBCN or any BBCN Subsidiary.

(iii) During the period of BBCN or any BBCN Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

(iv) To the knowledge of BBCN, neither BBCN nor any BBCN Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding,

investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Materials at a site owned, leased or operated by such Person on any property securing such loan.

(cc) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.2, neither BBCN nor any other Person on behalf of BBCN is making or has made any express or implied representation or warranty with respect to BBCN or with respect to any other information provided to WIBC in connection with the transactions contemplated herein. Neither BBCN nor any other Person shall have or be subject to any liability or indemnification obligation to WIBC or any other Person resulting from the distribution to WIBC, or the use by WIBC of, any such information, including any information, documents, projections, forecasts or other material made available to WIBC in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 4.2. BBCN acknowledges that WIBC is making no representations or warranties other than the representations and warranties contained in Section 4.1.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of WIBC. Except as otherwise permitted or contemplated by Section 5.1 of the WIBC Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Time, WIBC agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that BBCN shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) Ordinary Course. WIBC and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, use all reasonable efforts to preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and use all reasonable efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any respect as of the Effective Time. WIBC shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to WIBC, except as required by, or to comply with, Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b) Dividends; Changes in Stock. WIBC shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) for dividends by a wholly owned Subsidiary of WIBC, (B) the declaration and payment of regular quarterly cash dividends not to exceed $0.06 per share made by WIBC to its stockholders consistent with past practice, and (C) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of WIBC in accordance with the terms of the WIBC Operative Documents entered into by such Subsidiary, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except pursuant to agreements in effect on the date hereof and disclosed in Section 5.1(b) of the WIBC Disclosure Schedule).

(c) Issuance of Securities. WIBC shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of WIBC Common Stock upon the exercise or settlement of WIBC Stock Options outstanding on the date of this Agreement, (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of WIBC and (iii) the grant of WIBC Stock Options or WIBC Restricted Shares to officers, directors, employees and others in the ordinary course of business of WIBC; provided, however, that, as of the Effective Date, the aggregate number of shares of WIBC Common Stock exercisable or represented by such newly issued WIBC Restricted Shares or issuable upon vesting of any such newly granted WIBC Stock Options or WIBC Restricted Shares, net of any WIBC Stock Options or WIBC Restricted Shares which were canceled, terminated or forfeited between the date of this Agreement and the Effective Date, shall not exceed 300,000 shares in the aggregate.

(d) Governing Documents. WIBC shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its Articles of Incorporation, By-laws or similar organizational documents, as applicable, or, except to the extent permitted by Section 6.1(g) or 6.4(b), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of WIBC.

(e) No Acquisitions. Except as provided in Section 6.4 of this Agreement, WIBC shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit (i) the purchase of assets in insubstantial amounts in the ordinary course of business consistent with past practice; (ii) the purchase of Small Business Administration loans, mortgage loans and other real estate owned in the ordinary course of business consistent with past practice; and (iii) foreclosures, repossessions or other debt-previously-contracted acquisitions in the ordinary course of business.

(f) No Dispositions. WIBC shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by WIBC and its Subsidiaries) which are material, individually or in the aggregate, to WIBC; provided, however, that the foregoing shall not prohibit (i) the sale of assets in insubstantial amounts in the ordinary course of business consistent with past practice; and (ii) the sale of Small Business Administration loans, mortgage loans, investment securities and other real estate owned in the ordinary course of business consistent with past practice.

(g) Indebtedness. WIBC shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of WIBC or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) indebtedness of any Subsidiary of WIBC to WIBC or to another Subsidiary of WIBC, and (B) in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank and borrowings from the U.S. Treasury Department under its Treasury Tax and Loan Investment Program) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h) Other Actions. WIBC shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(i) Accounting Methods. WIBC shall not, and shall not permit any of its Subsidiaries to, change in any material respect its methods of accounting in effect at September 30, 2015, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred in by WIBC’s independent auditors or required by bank regulatory authorities.

(j) Tax Matters. WIBC shall not, and shall not permit its Subsidiaries to, make or rescind any material Tax election, make any material amendments to Tax Returns previously filed, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to WIBC or any WIBC Subsidiary, or settle or compromise any material Tax liability or refund.

(k) Compensation and Benefit Plans. WIBC shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any WIBC Benefit Plan, or any agreement, arrangement, plan or policy between WIBC or a Subsidiary of WIBC and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the WIBC Stock Plans or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(l) Investment Portfolio; Interest Rate Risk; Other Risk. WIBC shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by WIBC or any of its Subsidiaries in the ordinary course of business consistent with past practice.

(m) No Liquidation. WIBC shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n) Foreclosures. WIBC shall not foreclose on or take deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries standard of CERCLA § 101(35), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Materials in quantities that would create a material liability under the Environmental Laws.

(o) Other Agreements. WIBC shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.

5.2 Covenants of BBCN. Except as otherwise permitted or contemplated by Section 5.2 of the BBCN Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Time, BBCN agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that WIBC shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) Ordinary Course. BBCN and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, use all reasonable efforts to preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and use all reasonable efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. BBCN shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to BBCN, except as required by, or to comply with, Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b) Dividends; Changes in Stock. BBCN shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) for dividends by a wholly owned Subsidiary of BBCN, (B) the declaration and payment of regular quarterly cash dividends not to exceed $0.11 per share made by BBCN to its stockholders consistent with past practice, and (C) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of BBCN in accordance with the terms of the BBCN Operative Documents entered into by such Subsidiary, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any

Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except pursuant to agreements in effect on the date hereof and disclosed in Section 5.2(b) of the BBCN Disclosure Schedule).

(c) Issuance of Securities. BBCN shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of BBCN Common Stock upon the exercise or settlement of BBCN Stock Options outstanding on the date of this Agreement, (ii) issuance of BBCN Common Stock upon exercise of the BBCN TARP Warrants, (iii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of BBCN, and (iv) the grant of BBCN Stock Options or BBCN Restricted Shares to officers, directors, employees and others in the ordinary course of business of BBCN; provided, however, that, as of the Effective Date, the aggregate number of shares of BBCN Common Stock exercisable or represented by such newly issued BBCN Restricted Shares or issuable upon vesting of any such newly granted BBCN Stock Options or BBCN Restricted Shares, net of any BBCN Stock Options or BBCN Restricted Shares which were canceled, terminated or forfeited between the date of this Agreement and the Effective Date, shall not exceed 422,119 shares in the aggregate.

(d) Governing Documents. BBCN shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its Certificate of Incorporation, By-laws or similar organizational documents, as applicable, or, except to the extent permitted by Section 6.1(g) or 6.4(b), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of BBCN.

(e) No Acquisitions. Except as provided in Section 6.4 of this Agreement, BBCN shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit (i) the purchase of assets in insubstantial amounts in the ordinary course of business consistent with past practice; (ii) the purchase of Small Business Administration loans, mortgage loans and other real estate owned in the ordinary course of business consistent with past practice; and (iii) foreclosures, repossessions or other debt-previously-contracted acquisitions in the ordinary course of business.

(f) No Dispositions. BBCN shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by BBCN and its Subsidiaries) which are material, individually or in the aggregate, to BBCN; provided, however, that the foregoing shall not prohibit (i) the sale of assets in insubstantial amounts in the ordinary course of business consistent with past practice; and (ii) the sale of Small Business Administration loans, mortgage loans, investment securities and other real estate owned in the ordinary course of business consistent with past practice.

(g) Indebtedness. BBCN shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of BBCN or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) indebtedness of any Subsidiary of BBCN to BBCN or to another Subsidiary of BBCN, and (B) in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank and borrowings from the U.S. Treasury Department under its Treasury Tax and Loan Investment Program) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h) Other Actions. BBCN shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(i) Accounting Methods. BBCN shall not, and shall not permit any of its Subsidiaries to, change in any material respect its methods of accounting in effect at September 30, 2015, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred in by BBCN’s independent auditors or required by bank regulatory authorities.

(j) Tax Matters. BBCN shall not, and shall not permit its Subsidiaries to, make or rescind any material Tax election, make any material amendments to Tax Returns previously filed, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to BBCN or any BBCN Subsidiary, or settle or compromise any material Tax liability or refund.

(k) Compensation and Benefit Plans. BBCN shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any BBCN Benefit Plan, or any agreement, arrangement, plan or policy between BBCN or a Subsidiary of BBCN and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the BBCN Stock Plans or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(l) Investment Portfolio; Interest Rate Risk; Other Risk. BBCN shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by BBCN or any of its Subsidiaries in the ordinary course of business consistent with past practice.

(m) No Liquidation. BBCN shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n) Foreclosures. BBCN shall not foreclose on or take deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries standard of CERCLA § 101(35), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Materials in quantities that would create a material liability under the Environmental Laws.

(o) Other Agreements. BBCN shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.2.

5.3 Transition. In order to facilitate the integration of the operations of WIBC and BBCN and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of WIBC and BBCN shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of Applicable Legal Requirements, including laws regarding the exchange of information and other laws regarding competition. Without in any way limiting the provisions of Section 6.2, WIBC and BBCN, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other Party and in a manner least disruptive to the other Party, be entitled to review the operations and visit the facilities of the other Party and its Subsidiaries at all times as may be deemed reasonably necessary by BBCN or WIBC, as the case may be, in order to accomplish the foregoing arrangements.

5.4 Advice of Changes; Government Filings.

(a) Each Party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would, either individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on such Party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b) WIBC and BBCN shall file all reports, schedules, applications, registrations and other information required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall, if requested, deliver to the other Party copies of all such reports promptly after the same are filed. WIBC and BBCN shall file all Federal Reserve “Y” designated reports and Wilshire Bank and BBCN Bank shall file all call reports with the appropriate bank regulators and WIBC, Wilshire Bank, BBCN and BBCN Bank shall file all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and shall, if requested, make available to the other Party copies of all such reports promptly after the same are filed. Each of WIBC and BBCN shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

5.5 Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of BBCN and WIBC shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Time.

5.6 No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give BBCN, directly or indirectly, the right to control or direct the operations of WIBC or shall give WIBC, directly or indirectly, the right to control or direct the operations of BBCN prior to the Effective Time. Prior to the Effective Time, each of WIBC and BBCN shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date hereof, BBCN and WIBC shall cooperate in preparing mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the WIBC stockholders at the WIBC Stockholders Meeting and to the BBCN stockholders at the BBCN Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and WIBC and BBCN shall prepare and BBCN shall file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) in form and substance reasonably satisfactory to WIBC with respect to the issuance of BBCN Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of BBCN and WIBC shall use commercially reasonable efforts to file the initial, preliminary Joint Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable (and in any event within 45 days) following the date hereof. Each of BBCN and WIBC shall use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as is reasonably practicable following the initial filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. BBCN and WIBC shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each Party shall provide the other Party with a copy of all such filings made with the SEC. BBCN shall use its commercially reasonable efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. BBCN shall advise WIBC, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the BBCN Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of WIBC and BBCN.

(b) WIBC shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “WIBC Stockholders Meeting”) for the purpose of obtaining the Required WIBC Vote. The WIBC Board shall use its commercially reasonable efforts to obtain from the WIBC stockholders the Required WIBC Vote; provided, however, that the foregoing covenant shall not be deemed to limit the right of the WIBC Board to make a Change in Recommendation in compliance with Section 6.1(g). Unless this Agreement has been terminated in accordance with Section 8.1, nothing contained in this Agreement shall be deemed to relieve WIBC of its obligation to submit this Agreement to its stockholders for a vote on the approval of the principal terms of the Merger. Subject to Section 6.1(g), the Joint Proxy Statement/Prospectus shall include the recommendation of the WIBC Board that the stockholders of WIBC vote to approve the principal terms of the Merger (such recommendation being referred to herein as the “WIBC Board Recommendation”).

(c) BBCN shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “BBCN Stockholders Meeting”) for the purpose of obtaining the Required BBCN Vote. The BBCN Board shall use its commercially reasonable efforts to obtain from the BBCN stockholders the Required BBCN Vote; provided, however, that the foregoing covenant shall not be deemed to limit the right of the BBCN Board to make a Change in Recommendation in compliance with Section 6.1(g). Unless this Agreement has been terminated in accordance with Section 8.1, nothing contained in this Agreement shall be deemed to relieve BBCN of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof. Subject to Section 6.1(g), the Joint Proxy Statement/Prospectus shall include the recommendation of the BBCN Board that the stockholders of BBCN vote to approve and adopt this Agreement (such recommendation being referred to herein as the “BBCN Board Recommendation” and, together with the WIBC Board Recommendation, the “Board Recommendations”).

(d) Notwithstanding anything to the contrary contained in this Agreement, each Party may and, upon the written request of the other Party, shall, adjourn or postpone such Party’s Stockholders Meeting (i) if as of the time for which such Stockholders Meeting is originally scheduled (i) there are insufficient shares of such Party’s Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (ii) there are insufficient votes of holders to such Party’s Common Stock necessary to approve the principal terms of the Merger by the Required WIBC Vote (in the case of WIBC) or to approve the Adoption, the BBCN Charter Amendment and the Share Issuance by the Required BBCN Vote (in the case of BBCN); provided that nothing herein shall prevent a Party from adjourning its Stockholders Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of such Party has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such Party’s stockholders prior to such Party’s Stockholders Meeting.

(e) WIBC and BBCN shall each use their commercially reasonable efforts to cause the WIBC Stockholders Meeting and the BBCN Stockholders Meeting to be held on the same date.

(f) Subject to Section 6.1(g), neither the WIBC Board or the BBCN Board nor any committee of either thereof shall: (i) withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party, or adopt a resolution to withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted as indicating that such board of directors or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of its stockholders; (ii) fail to reaffirm, without qualification, its Board Recommendation or fail to state publicly, without qualification, that the Merger and this Agreement are in the best interests of its stockholders within five business days after the other Party requests in writing that such action be taken; (iii) fail to announce publicly within ten business days after a tender offer or exchange offer relating to the WIBC Common Stock (in the case of the WIBC Board) or the BBCN Common Stock (in the case of the BBCN Board), shall have been commenced, that it recommends rejection of such tender or exchange offer; (iv) fail to issue within 10 business days after an Acquisition Proposal is publicly announced with respect to WIBC (in the case of the WIBC Board) or BBCN (in the case of the BBCN Board) a press release announcing its opposition to such Acquisition Proposal; (v) approve, endorse or recommend any such Acquisition Proposal with respect to WIBC (in the case of the WIBC Board) or BBCN (in the case of the BBCN Board); or (vi) resolve to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to herein as a “Change in Recommendation”).

(g) Notwithstanding anything to the contrary contained in Sections 6.1(b), 6.1(c) or 6.1(f), at any time prior to the approval of the principal terms of the Merger by the Required WIBC Vote (in the case of WIBC) or at any time prior to the approval of the Adoption, the BBCN Charter Amendment and the Share Issuance by the Required BBCN Vote (in the case of BBCN), the WIBC Board or the BBCN Board, as the case may be, may effect a Change in Recommendation:

(i) if: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to WIBC or BBCN (such Party under such circumstances being referred to herein as a “Target Party”) and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, this Agreement; (C) the Target Party has complied with its obligations to provide notices to the other Party of any Acquisition Proposal and other matters requiring notice under Section 6.4(a); (D) at least five business days prior to each meeting of the board of directors of a Target Party at which such board of directors shall consider and determine whether any such offer constitutes a Superior Proposal, the Target Party provides the other Party with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the board of directors of the Target Party (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer (it being agreed that any change to the terms and conditions of such offer shall require a new notice and new five business day period); (E) the Target Party board of directors determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a Superior Proposal; (F) the Target Party board of directors does not effect, or cause the Target Party to effect, a Change in Recommendation at any time within five business days after the other Party receives written notice from the Target Party confirming that such board of directors has determined that such offer is a Superior Proposal and intends to effect a Change in Recommendation; (G) during such five business day period, if requested by such other Party, the Target Party engages in good faith negotiations with such other Party to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (H) at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the other Party as a result of the negotiations required by clause (G) or otherwise); and (I) the board of directors of the Target Party reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Change in Recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under the Applicable Legal Requirements; or

(ii) if: (A) a material development or change in circumstances occurs (that is not related to an Acquisition Proposal or a potential Acquisition Proposal) or arises after the date of this Agreement that was neither known to WIBC or BBCN or any of their respective executive officers, directors, advisors and representatives nor reasonably foreseeable by WIBC or BBCN or any of their respective executive officers, directors, advisors and representatives as of the date of this Agreement (such material development or change in such circumstances being referred to herein as an “Intervening Event”); (B) at least five (5) business days prior to each meeting of the WIBC Board or the BBCN Board at which such board of directors intends to consider whether such Intervening Event requires such board of directors to effect or cause WIBC (in the case of the WIBC Board) or BBCN (in the case of the BBCN Board) to effect, a Change in Recommendation, the Party whose board of directors is to meet for such purpose provides the other Party with a written notice specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed explanation of the Intervening Event (it being agreed that any material change in such Intervening Event shall require a new notice and five business day period); (C) during such five business day period, if requested by the Party so notified, the Party whose board of directors is to meet for such purpose engages in good faith negotiations with the Party so notified to amend this Agreement in a manner that obviates the need to effect or cause a Change in Recommendation as a result of such Intervening Event; and (D) the board of directors that is considering whether to effect a Change in Recommendation reasonably determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under Applicable Legal Requirements.

6.2 Access to Information.

(a) Upon reasonable notice, WIBC and BBCN shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, in a manner least disruptive to all its properties, books, contracts and records and, during such period, each of WIBC and BBCN shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Parties shall hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter, effective as of October 8, 2015, between WIBC and BBCN (as amended by Amendment No. 1, dated November 4, 2015, the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect.

(c) No such investigation by either BBCN or WIBC shall affect the representations and warranties of the other.

6.3 Reasonable Best Efforts.

(a) Each of WIBC and BBCN shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Corporation having an effect of the type referred to in Section 7.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 6.3, each of the Parties further agrees as follows:

(i) As soon as practicable after the date hereof, each of WIBC and BBCN shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to prepare all necessary documentation and effect all necessary filings in order to obtain the Requisite Regulatory Approvals.

(ii) The Parties shall cooperate with each other and shall each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger and Bank Merger. WIBC and BBCN shall have the right to review in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, WIBC and BBCN shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.

(iii) Subject to Applicable Legal Requirements, WIBC and BBCN shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity.

(iv) WIBC and BBCN shall promptly inform each other of and supply to each other any communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.

(v) WIBC and BBCN shall ensure that representatives of WIBC and BBCN shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be required by such Governmental Entity (and in such event, only after WIBC or BBCN, as the case may be, has advised such Governmental Entity of its insistence that the other Party be permitted to attend). In furtherance of the foregoing, WIBC and BBCN shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(b) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, nothing in this Agreement shall preclude either Party from meeting with its regulators on its own volition to discuss confidential supervisory information.

(c) BBCN agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of WIBC’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto.

(d) Each of WIBC and BBCN and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

6.4 Acquisition Proposals.

(a) Each of BBCN and WIBC agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries with respect to, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a transaction to effect, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving it or any of its Subsidiaries that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning 20% or more of any class of equity securities or any amount of securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries, or (B) any purchase or sale or other acquisition of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, or other acquisition of, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning 20% or more of any class of equity securities or any amount of securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries, or (D) a liquidation, dissolution or winding up of it (any such proposal, offer or transaction in any of the preceding clauses (A), (B), (C) or (D) (other than a proposal or offer made by the other Party or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage or enter into, continue or otherwise participate in any discussions with or provide any confidential information or data to any Person relating to, or engage in any negotiations concerning, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make an Acquisition Proposal or any other proposal that could reasonably be expected to lead to an Acquisition Proposal, or (iii) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, the board of directors of each Party shall be permitted, at any time prior to the approval of the principal terms of the Merger by the Required WIBC Vote (in the case of WIBC) or at any time prior to the approval and adoption of this Agreement by the Required BBCN Vote (in the case of BBCN), and subject to compliance by such Party with the other terms of this Section 6.4 and to such Party first entering into a confidentiality agreement (a copy of which shall be provided to the other Party) with the Person making the Acquisition Proposal described below having provisions (including standstill provisions) that are no less favorable to such Party than those contained in the Confidentiality Agreement (but excluding the exclusivity provisions set forth in Amendment No. 1 to the Confidentiality Agreement) and that expressly permits the Party to comply with its obligations under this Section 6.4, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person made or renewed after the date of this Agreement which such Party’s board of directors (x) concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal and (y) determines that engaging in such discussions and negotiations with, or providing such nonpublic information or data to, such Person is necessary in order for such board of directors to comply with its fiduciary duties to its stockholders under the Applicable Legal Requirements.

(ii) Each Party shall notify the other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal or any other indication that any Person is considering making an Acquisition Proposal with respect to it. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within 24 hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.4(b) (and shall promptly provide to the other Party copies of all material nonpublic information so provided not previously provided to the other Party) and shall keep the other Party promptly and fully informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing within 24 hours of receipt a copy of all material documentation (including all draft agreements) or correspondence relating thereto (including copies of all changes in any terms). At least five (5) business days prior to each meeting of the board of directors of any Party at which such board of directors shall consider and determine whether any offer constitutes a Superior Proposal, such Party shall provide the other Party with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the board of directors of such Party (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer.

(c) Each of BBCN and WIBC agrees that (i) it shall and shall cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, and shall promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal or any other such proposal, to return or destroy all confidential information or data heretofore furnished to such Person, (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal or any other such proposal and (iii) it shall not take any action to render inapplicable or to exempt any Person from Section 203 of the DGCL or any other antitakeover legislation. Each of BBCN and WIBC agrees that it shall use commercially reasonable efforts to inform its and its Subsidiaries’ respective directors, executive officers, key employees, agents and representatives of the obligations undertaken in this Section 6.4.

(d) Nothing in this Section 6.4 shall (i) permit either Party to terminate this Agreement or (ii) affect any other obligation of the Parties under this Agreement. Neither Party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(e) Nothing contained in this Section 6.4 shall prohibit either Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(d) or 8.1(e), as applicable and, provided further, that any such disclosure shall be subject to Section 6.11.

(f) Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Section 6.4(e) shall be deemed to be a Change in Recommendation by WIBC or BBCN, as the case may be, unless the board of directors of the Party making such disclosure expressly reaffirms its Board Recommendation to its stockholders in favor of the approval of the principal terms of the Merger or the adoption of this Agreement, as applicable.

(g) The provisions of this Section 6.4 shall be deemed, as between the Parties, to apply to each Party, its Subsidiaries and its and its Subsidiaries’ directors and employees, agents and representatives to the same extent as such provisions apply to the respective Parties, and each Party shall be responsible for any breach of such provisions by any of its or its Subsidiaries’ directors, employees, agents or representatives.

6.5 Stock Exchange Listing. BBCN shall use all reasonable efforts to cause the shares of BBCN Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

6.6 Employee Benefit Plans and Employee Matters.

(a) BBCN and WIBC agree that, except as otherwise provided herein (including as set forth in Section 6.6(a) of the WIBC Disclosure Schedule or Section 6.6(a) of the BBCN Disclosure Schedule, as applicable) and unless otherwise mutually determined, the BBCN Benefit Plans and WIBC Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and the Surviving Corporation shall as promptly as practical formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the BBCN Benefit Plans and WIBC Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the BBCN Benefit Plans and employees who were covered by the WIBC Benefit Plans. WIBC shall adopt such amendments to the WIBC Benefit Plans as requested by BBCN to implement the foregoing and to avoid the duplication of benefits. Notwithstanding any other provision of this Agreement, if requested by BBCN, WIBC shall terminate any plans, policies, programs or arrangements providing severance benefits, such termination to be effective prior to the Effective Date.

(b) As promptly as reasonably practicable after the date hereof, WIBC and BBCN agree to adopt a severance and retention plan in amounts and with other terms and conditions that are mutually acceptable to the Parties.

(c) WIBC and BBCN further agree that, to the extent that employees of WIBC and its Subsidiaries or BBCN and its Subsidiaries are covered by Benefit Plans of the Surviving Corporation, the Surviving Corporation shall: (i) provide employees of WIBC and its Subsidiaries and employees of BBCN and its Subsidiaries credit for all years of service with WIBC or any of its Subsidiaries and their predecessors, or BBCN and any of its Subsidiaries and their predecessors, as applicable, prior to the Effective Time for the purpose of eligibility and vesting, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Benefit Plans applicable to the individual immediately prior to the Closing Date) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to employees of WIBC and its Subsidiaries and BBCN and its Subsidiaries who remain as employees of the Surviving Corporation or its Subsidiaries (and their eligible dependents) and (iii) cause to be credited, for purposes of the Surviving Corporation’s health plans, any deductibles or out-of-pocket expenses incurred by employees of WIBC and its Subsidiaries and BBCN and its Subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation’s health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses. Notwithstanding the preceding sentence, to the extent that the Surviving Corporation reasonably determines that legal, administrative, or other impediments make compliance with the preceding sentence not reasonably practicable or that such compliance would result in the duplication of benefits, the Surviving Corporation shall have no obligations or liabilities with respect to the requirements of the preceding sentence. WIBC and BBCN hereby further agree that, except as otherwise specified in this Agreement, the Surviving Corporation shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of WIBC and its Subsidiaries and BBCN and its Subsidiaries. Without limiting the generality of the foregoing, BBCN shall recognize and honor all unused sick leave and unused vacation accrued by the employees of WIBC and its Subsidiaries as of the Effective Time notwithstanding any limitations on sick leave accruals or carry-overs or vacation accruals applicable under BBCN’s sick leave or vacation accrual policies.

(d) This Section 6.6 shall not create any third-party beneficiary rights, nor shall it be enforceable by any employee, any person representing the interest of employees, or any spouse, dependent, or beneficiary of any employee, nor shall anything herein be or be deemed an amendment to any employee benefit plan. This Section 6.6 is solely an agreement between and for the benefit of the Parties to this Agreement and shall be enforceable by them. No term of this Agreement shall be deemed to create any contract with any employee or to give any employee the right to be retained in the employment of the Surviving Corporation, or to interfere with the WIBC’s, BBCN’s or the Surviving Corporation’s right to terminate the employment of any employee at any time.

6.7 WIBC Stock Option and WIBC Restricted Shares.

(a) WIBC shall deliver to BBCN the Section 16 Information reasonably in advance of the Effective Time, and the BBCN Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the WIBC Insiders of BBCN Common Stock in exchange for shares of WIBC Common Stock (including WIBC Restricted Shares), and of options to purchase BBCN Common Stock upon conversion of WIBC Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by WIBC to BBCN prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

(b) BBCN agrees to file with the SEC, on the Closing Date (or by no later than 30 days after the Closing Date if permitted by Applicable Legal Requirements), a registration statement on Form S-8 (or any successor form) relating to the BBCN Common Stock issuable with respect to the Assumed Options and the Assumed Restricted Shares and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of Assumed Option or Assumed Restricted Shares remain outstanding.

6.8 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer Taxes imposed on either Party in connection with the Merger, and (b) the filing fees and printing and mailing expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by BBCN and WIBC.

6.9 Governance; Name Change; Consolidation Committee.

(a) Prior to the Effective Time, BBCN shall take all actions necessary to adopt the amendment to the By-laws of BBCN provided for in Exhibit A and to effect the requirements and adopt the resolutions referenced therein. On or prior to the Effective Time, BBCN shall cause the number of directors that shall comprise the board of directors of the Surviving Corporation at the Effective Time to be sixteen (16). Of the members of the initial board of directors of the Surviving Corporation at the Effective Time, nine (9) shall be current members of the BBCN Board as designated by BBCN prior to the Effective Time, and seven (7) shall be current members of the WIBC Board as designated by WIBC prior to the Effective Time. No other directors or employees of BBCN or WIBC shall be designated to serve on the board of directors of the Surviving Corporation at the Effective Time. Subject to and in accordance with the By-laws of the Surviving Corporation (as amended as set forth in Exhibit A), effective as of the Effective Time, (i) the WIBC chairman as of the date hereof shall serve as the Chairman of the Surviving Corporation, (ii) the Wilshire Bank chairman as of the date hereof shall serve as the Chairman of the board of directors of the Surviving Bank, (iii) the BBCN Chief Executive Officer as of the date hereof shall serve as the Chief Executive Officer and President of the Surviving Corporation, and (iv) the BBCN Bank Chief Executive Officer as of the date hereof shall serve as the Chief Executive Officer of the Surviving Bank.

(b) BBCN and WIBC agree to select a name for the Surviving Corporation and the Surviving Bank mutually acceptable to BBCN and WIBC as soon as reasonably practicable after the date of this Agreement and by no later than the fifth (5th) Business Day next preceding the date the Joint Proxy Statement/Prospectus is first mailed in definitive form to the Parties’ respective stockholders. Once the names have been selected pursuant to this Section 6.9(b), BBCN shall, and shall cause BBCN Bank to, take all actions necessary, including by adopting, and causing BBCN Bank to adopt, an amendment to the Certificate of Incorporation of BBCN and BBCN Bank, respectively, to provide that, effective as of the Effective Time, each of the names of the Surviving Corporation and BBCN Bank shall be changed to a name mutually acceptable to WIBC and BBCN.

(c) Within five (5) business days following the execution of this Agreement, the Parties shall establish a consolidation committee (the “Consolidation Committee”) consisting of three (3) individuals designated by WIBC and three (3) individuals designated by BBCN. The Consolidation Committee shall have responsibility for considering the development of strategic and integration policies and procedures, coordinating consolidation and integration related communications and overseeing management’s efforts in the integration of the WIBC and BBCN for the purpose of allowing WIBC and BBCN to prepare to consummate the Merger and the Bank Merger and be in a position to operate the Surviving Corporation and Surviving Bank upon the Closing. The Consolidation Committee also shall have responsibility to determine the remaining executive officers of the Surviving Corporation listed on Schedule 6.9(c) to be appointed by the Surviving Corporation board of directors effective, to the fullest extent permitted by law, as of immediately after the Effective Time, based on the recommendations made by a majority vote of the Consolidation Committee. The location of the headquarters and principal executive offices of the Surviving Corporation, as of the Effective Time, also shall be determined by the Consolidation Committee as soon as reasonably practicable prior to the Closing.

6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of WIBC or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of WIBC or any Subsidiary of WIBC, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by WIBC pursuant to WIBC’s Articles of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of WIBC and its Subsidiaries.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by WIBC (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by WIBC for such insurance (“WIBC’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of WIBC’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of WIBC’s Current Premium. In lieu of the foregoing, WIBC, in consultation with, but only upon the consent of BBCN, which consent shall not be unreasonably withheld, may obtain on or prior to the Effective Time a six-year “tail” policy or “extended discovery period” under WIBC’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed 300% of WIBC’s Current Premium.

(c) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 6.10.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.11 Public Announcements. Except to the extent required by Applicable Legal Requirements, BBCN and WIBC shall use commercially reasonable efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by Applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements, disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.1 or as otherwise permitted under Section 5.4, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Each Party shall provide the other Party with its stockholder lists and allow and facilitate the other Party’s contact with its stockholders and prospective investors and following a Change in Recommendation by WIBC or BBCN, as the case may be, such contacts may be made without regard to the above limitations of this Section 6.11.

6.12 Tax Matters. (a) WIBC and BBCN each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) WIBC and BBCN each agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.13 Untrue Representations. Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement, in any such case if and only to the extent that such untruth or such failure, would reasonably be expected to cause any of the conditions to the obligations of BBCN or WIBC to consummate the transactions contemplated hereby set forth in Sections 7.2(a) and (b) and Sections 7.3(a) and (b), respectively, to not be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Parties set forth in this Agreement or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

6.14 Litigation and Claims. Each Party shall promptly notify the other Party in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against the notifying Party or affecting any of its properties, Subsidiaries or affiliates and each Party shall promptly notify the other Party of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of the notifying Party, threatened against the notifying Party that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Party pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Neither Party may enter into any settlement agreement in respect of any stockholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without other Party’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.14, “participate” means that the non-litigating Party will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by the litigating Party (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating Party may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

6.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action.

6.16 Disclosure Schedules. At least ten (10) days prior to the Closing, each Party agrees to provide the other Party with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

6.17 Merger Consideration. The BBCN Common Stock to be issued by BBCN to the stockholders of WIBC pursuant to this Agreement shall, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The BBCN Common Stock to be issued to the stockholders of WIBC pursuant to this Agreement are and shall be free of any preemptive rights of any other Person, firm or entity. The BBCN Common Stock to be issued to the stockholders of WIBC pursuant to this Agreement shall not be subject to any restrictions on transfer arising under the Securities Act, except for BBCN Common Stock issued to any former stockholders of WIBC who may be deemed to be an “affiliate” (under the Exchange Act) of the Surviving Corporation after the Effective Time.

6.18 Consulting Agreement. Prior to the Closing, BBCN shall offer to enter into a consulting agreement with the WIBC Chief Executive Officer as of the date hereof pursuant to which, if such offer is accepted by such individual, such individual would be engaged as a consultant for the Surviving Corporation on a one-year term, beginning, if at all, only upon the Effective Time, with compensation and other terms as determined by the Consolidation Committee.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a) Stockholder Approval. WIBC shall have obtained the Required WIBC Vote, and BBCN shall have obtained the Required BBCN Vote.

(b) Stock Exchange Listing. The shares of BBCN Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ upon official notice of issuance.

(c) Other Approvals. Other than the filings provided for by Section 2.2, (i) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary to obtain the Requisite Regulatory Approvals and the Loss-Sharing Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations or filings shall be in full force and effect and shall not require any of the Parties to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, after giving effect to the transactions contemplated by this Agreement, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction (an “Injunction”) preventing, enjoining or restraining the consummation of the Merger, the Bank Merger or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity which makes the consummation of the Merger illegal.

(f) Absence of Burdensome Conditions Constituting Material Adverse Effect. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, requires any of the Parties, including the Surviving Corporation, to (i) pay any amounts (other than customary filing fees), or (ii) divest any banking office, or (iii) which imposes any other condition, requirement or restriction upon the Surviving Corporation or its Subsidiaries, that, in the case of each of the immediately preceding clauses (i), (ii) or (iii), would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation.

7.2 Conditions to Obligation of BBCN. The obligation of BBCN to effect the Merger is subject to the satisfaction of the following conditions unless waived by BBCN:

(a) Representations and Warranties. The representations and warranties of WIBC (i) set forth in Sections 4.1(a), 4.1(b), 4.1(d)(i) and 4.1(p) shall be true and correct in all respects (other than de minimus inaccuracies therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) set forth in this Agreement (other than the representations and warranties that are the subject of clause (i) shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on WIBC.

(b) Performance of Obligations. WIBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BBCN shall have received a certificate signed on behalf of WIBC by the chief executive officer and by the chief financial officer of WIBC to such effect.

(c) Tax Opinion. BBCN shall have received the opinion of Morrison & Foerster LLP, counsel to BBCN, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to BBCN shall be entitled to rely upon customary assumptions and representation letters provided by BBCN and WIBC.

(d) Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, either individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on WIBC.

7.3 Conditions to Obligation of WIBC. The obligation of WIBC to effect the Merger is subject to the satisfaction of the following conditions unless waived by WIBC:

(a) Representations and Warranties. The representations and warranties of BBCN (i) set forth in Sections 4.2(a), 4.2(b), 4.2(d)(i) and 4.2(p) shall be true and correct in all respects (other than de minimus inaccuracies therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) set forth in this Agreement (other than the representations and warranties that are the subject of clause (i) shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on BBCN.

(b) Performance of Obligations. BBCN shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WIBC shall have received a certificate signed on behalf of BBCN by the chief executive officer and by the chief financial officer of BBCN to such effect.

(c) Tax Opinion. WIBC shall have received the opinion of Hunton & Williams LLP, counsel to WIBC, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to WIBC shall be entitled to rely upon customary assumptions and representation letters provided by BBCN and WIBC.

(d) Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, either individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on BBCN.

(e) By-Law Amendment. BBCN shall have taken all action necessary so that the amendment to BBCN’s By-laws set forth in Exhibit A, and the resolutions contemplated therein, shall have been duly adopted by the BBCN Board effective no later than the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after approval of the Merger by the stockholders of WIBC or BBCN:

(a) by mutual consent of BBCN and WIBC in a written instrument;

(b) by either BBCN or WIBC, upon written notice to the other Party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either BBCN or WIBC, upon written notice to the other Party, if the Merger shall not have been consummated on or before September 30, 2016; provided, however, that (i) such date may be extended one or more times, but not past March 31, 2017, by notice from either Party delivered to the other Party on or before September 30, 2016, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible and (ii) the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement shall have resulted in, or materially contributed to, the failure of the Effective Time to occur on or before such date;

(d) by BBCN, upon written notice to WIBC, if (i) WIBC shall have (A) failed to recommend approval of the principal terms of the Merger at the WIBC Stockholders Meeting in accordance with Section 6.1(b) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call and hold the WIBC Stockholders Meeting in accordance with Section 6.1(b), (2) prepare and mail to its stockholders the Joint Proxy

Statement/Prospectus in accordance with Section 6.1(a), or (3) comply with the provisions of Section 6.4; or (ii) there shall have occurred a Change in Recommendation by the WIBC Board or WIBC, whether or not permitted by the terms hereof;

(e) by WIBC, upon written notice to BBCN, if (i) BBCN shall have (A) failed to recommend adoption of this Agreement at the BBCN Stockholders Meeting in accordance with Section 6.1(b) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call and hold the BBCN Stockholders Meeting in accordance with Section 6.1(c), (2) prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a), or (3) comply with the provisions of Section 6.4; or (ii) there shall have occurred a Change in Recommendation by the BBCN Board or BBCN, whether or not permitted by the terms hereof;

(f) by either BBCN or WIBC, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Sections 7.2(a), 7.2(b), 7.3(a) or 7.3(b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching Party or, by its nature, cannot be reasonably cured within such time period;

(g) by either BBCN or WIBC, if a vote shall have been taken at the duly convened BBCN Stockholders Meeting or WIBC Stockholders Meeting, as the case may be, and the Required BBCN Vote or Required WIBC Vote shall not have been obtained;

(h) by BBCN, if, since the date of this Agreement, WIBC shall have suffered a Material Adverse Effect;

(i) by WIBC, if, since the date of this Agreement, BBCN shall have suffered a Material Adverse Effect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either WIBC or BBCN as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of BBCN or WIBC or their respective officers or directors, except with respect to Sections 4.1(y), 4.2(x), 6.2(b) and 6.8, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b) BBCN shall pay WIBC, by wire transfer of immediately available funds, the sum of $40 million (the “BBCN Termination Fee”) if this Agreement is terminated as follows:

(i) if WIBC shall terminate this Agreement pursuant to Section 8.1(e), BBCN shall pay the BBCN Termination Fee on the business day following such termination;

(ii) if (A) either Party shall terminate this Agreement pursuant to Section 8.1(g) because the Required BBCN Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before the date of the BBCN Stockholders Meeting an Acquisition Proposal, whether or not relating to an Acquisition Proposal received prior to the date hereof, shall have been made or renewed to BBCN or its Board of Directors, publicly announced or otherwise become publicly known (a “BBCN Proposal”), and (C) if within eighteen (18) months after the date of such termination of this Agreement, BBCN or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, (1) any Acquisition Proposal with a financial institution (or any parent, subsidiary or other affiliate) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, or (2) any other Acquisition Proposal (substituting for purposes of this clause (C)(2) “50%” for “20%” in the definition thereof), then BBCN shall pay WIBC the BBCN Termination Fee upon the first to occur of the date of execution of such definitive agreement or the consummation of the transaction contemplated by such Acquisition Proposal; and

(iii) if (A) either Party shall terminate this Agreement pursuant to Section 8.1(c) or WIBC shall terminate this Agreement pursuant to Section 8.1(f), and (B) at any time after the date of this Agreement and before such termination there shall have been made or renewed a BBCN Proposal, and (C) if within eighteen (18) months of the date of such termination of this Agreement, BBCN or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, (1) any Acquisition Proposal with a financial institution (or any parent, subsidiary or other affiliate) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, or (2) any other Acquisition Proposal (substituting for purposes of this clause (C)(2) “50%” for “20%” in the definition thereof), then BBCN shall pay WIBC the BBCN Termination Fee upon the first to occur of the date of execution of such definitive agreement or the consummation of the transaction contemplated by such Acquisition Proposal.

If BBCN fails to pay all amounts due to WIBC on the dates specified, then BBCN shall pay all costs and expenses (including legal fees and expenses) incurred by WIBC in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by WIBC.

(c) WIBC shall pay BBCN, by wire transfer of immediately available funds, the sum of $40 million (the “WIBC Termination Fee”) if this Agreement is terminated as follows:

(i) if BBCN shall terminate this Agreement pursuant to Section 8.1(d), WIBC shall pay the WIBC Termination Fee on the business day following such termination;

(ii) if (A) either Party shall terminate this Agreement pursuant to Section 8.1(g) because the Required WIBC Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before the date of the WIBC Stockholders Meeting an Acquisition Proposal, whether or not relating to an Acquisition Proposal received prior to the date hereof, shall have been made or renewed to WIBC or its Board of Directors, publicly announced or otherwise become publicly known (a “WIBC Proposal”), and (C) if within eighteen (18) months after the date of such termination of this Agreement, WIBC or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, (1) any Acquisition Proposal with a financial institution (or any parent, subsidiary or other affiliate) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, or (2) any other Acquisition Proposal (substituting for purposes of this clause (C)(2) “50%” for “20%” in the definition thereof), then WIBC shall pay BBCN the WIBC Termination Fee upon the first to occur of the date of execution of such definitive agreement or the consummation of the transaction contemplated by such Acquisition Proposal; and

(iii) if (A) either Party shall terminate this Agreement pursuant to Section 8.1(c) or BBCN shall terminate this Agreement pursuant to Section 8.1(f), and (B) at any time after the date of this Agreement and before such termination there shall have been made or renewed a WIBC Proposal, and (C) if within eighteen (18) months of the date of such termination of this Agreement, WIBC or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, (1) any Acquisition Proposal with a financial institution (or any parent, subsidiary or other affiliate) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, or (2) any other Acquisition Proposal (substituting for purposes of this clause (C)(2) “50%” for “20%” in the definition thereof), then WIBC shall pay BBCN the WIBC Termination Fee upon the first to occur of the date of execution of such definitive agreement or the consummation of the transaction contemplated by such Acquisition Proposal.

If WIBC fails to pay all amounts due to BBCN on the dates specified, then WIBC shall pay all costs and expenses (including legal fees and expenses) incurred by BBCN in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by BBCN.

(d) Single Payment. The Parties acknowledge and hereby agree that in no event shall BBCN be required to pay the BBCN Termination Fee, or WIBC be required to pay the WIBC Termination Fee, as applicable, on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Sole and Exclusive Remedy.

(i) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which WIBC receives payment of the BBCN Termination Fee in accordance with Section 8.2, the receipt of the BBCN Termination Fee in such circumstance shall constitute the sole and exclusive remedy of WIBC and all WIBC Related Parties against BBCN or any of its former, current or future stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “BBCN Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and, upon receipt of the BBCN Termination Fee in such circumstance, none of the BBCN Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or thereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that the obligations under the Confidentiality Agreement shall continue to survive).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which BBCN receives payment of the WIBC Termination Fee in accordance with Section 8.2, the receipt of the WIBC Termination Fee in such circumstance shall constitute the sole and exclusive remedy of BBCN and all BBCN Related Parties against WIBC or any of its former, current or future stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “WIBC Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and, upon receipt of the WIBC Termination Fee in such circumstance, none of the WIBC Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or thereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that the obligations under the Confidentiality Agreement shall continue to survive).

(f) Liquidated Damages. Each of the Parties acknowledges and agrees that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and (ii) each of the BBCN Termination Fee and the WIBC Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate WIBC and BBCN, respectively, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, neither Party would have entered into this Agreement.

8.3 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of WIBC or of BBCN, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a) if to BBCN, to

BBCN Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Attention: Kevin Kim, Chief Executive Officer

Facsimile: 213-235-3033

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

707 Wilshire Boulevard

Los Angeles, CA 90017-3543

Phone: (213) 892-5200

Facsimile: (213) 892-5454

Attention: Henry M. Fields, Esq.

and

(b) if to WIBC, to

Wilshire Bancorp, Inc.

3200 Wilshire Boulevard, Suite 1400

Los Angeles, California 90010

Attention: Steven Koh, Chairman of the Board

Facsimile: (213) 383-2302

with a copy (which shall not constitute notice) to

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, TX 75202

Phone: (214) 468-3395

Facsimile: (214) 880-0011

Attention: Peter G. Weinstock, Esq.

9.3 Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 6.10, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of BBCN, WIBC or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of BBCN, WIBC, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with BBCN, WIBC or the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of BBCN, WIBC or the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the disclosure schedules delivered by BBCN or WIBC, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections. The BBCN SEC Documents and the WIBC SEC Documents, as applicable, shall qualify the representations and warranties in Article IV only to the extent it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such representation or warranty. The inclusion of any information in the BBCN SEC Documents and the WIBC SEC Documents, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business.

9.5 Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware (except to the extent that application of the “internal affairs doctrine” requires the application of the internal laws of the State of California), without giving effect to choice of law principles thereof.

9.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.8 Submission to Jurisdiction. Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event that subject matter jurisdiction is declined by or unavailable in the Court of Chancery of the State of Delaware, then such action, suit or proceeding shall be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof. Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.2 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with this Section 9.8, provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

9.9 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.8, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10. WITHOUT INTENDING IN ANY WAY TO LIMIT THE AGREEMENTS OF THE PARTIES SET FORTH IN SECTIONS 9.5 AND 9.8 AND IN THIS SECTION 9.10, IF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION; PROVIDED THAT AT THE OPTION OF ANY PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, BBCN and WIBC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

BBCN BANCORP, INC.

By:	/s/ Kevin S. Kim
Name:	Kevin S. Kim
Title:	Chairman of the Board

BBCN BANCORP, INC.

By:	/s/ David Kim
Name:	David Kim
Title:	Corporate Secretary

WILSHIRE BANCORP, INC.

By:	/s/ Steven Koh
Name:	Steven Koh
Title:	Chairman of the Board

WILSHIRE BANCORP, INC.

By:	/s/ Lisa Pai
Name:	Lisa Pai
Title:	Corporate Secretary

EXHIBIT A

AMENDMENT TO BBCN BYLAWS

The bylaws of BBCN shall be amended at or prior to the Effective Time to include, as of the Effective Time, the following new Article II, Section 9:

Section 9. Board Composition and Other Governance Matters at Merger Effective Time

9.1 The Board of Directors has resolved that the governance and other provisions set forth in this Article II, Section 9 shall apply and become effective at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of December 7, 2015, by and between the Corporation and Wilshire Bancorp, Inc. (“WIBC”), as may be amended from time to time (the “Merger Agreement”)).

9.2 The Board of Directors shall consist of 16 members. Prior to the earlier of (i) the first anniversary of the Effective Date or (ii) the first regularly scheduled Annual Meeting of the Corporation’s stockholders held after the Effective Date, the size of the Board may not be increased or decreased except as provided in Section 9.6 of this Article II. Effective as of the Effective Time, nine members of the Board of Directors shall be current members of the Board of Directors designated by the Corporation (such nine persons being referred to in this Article II, Section 9 as the “Continuing BBCN Directors”), and seven members of the Board of Directors shall be current members of the board of directors of WIBC designated by WIBC (such seven persons being referred to in this Article II, Section 9 as the “Continuing WIBC Directors”).

9.3 Effective as of the Effective Time, Mr. Steven Koh shall serve as Chairman of the Board of Directors.

9.4 Effective as of the Effective Time, Mr. Steven Koh shall serve as Chairman of the board of directors of BBCN Bank.

9.5 Subject to any independence and expertise requirements under Applicable Legal Requirements, at the Effective Time (i) the Nomination and Governance Committee shall be chaired by a Continuing BBCN Director, (ii) the Human Resources and Compensation Committee of the Board of Directors shall be chaired by a Continuing BBCN Director, (iii) the Lead Independent Director of the Board of Directors shall be a Continuing BBCN director and (iv) the Executive Committee of the Board of Directors shall be chaired by a Continuing WIBC Director.

9.6 This Article II, Section 9 may not be modified, amended or repealed, and any provision of these Bylaws inconsistent with the provisions of this Article II, Section 9 may not be adopted, unless in each case such action has been approved by at least a majority of the Continuing BBCN directors and a majority of the Continuing WIBC directors, in addition to any other approvals which may be required by these Bylaws, the Corporation’s Certificate of Incorporation and Applicable Law. In the event of any inconsistency between any provision of this Article II, Section 9 and any other provision of the Certificate of Incorporation or these Bylaws, the provisions of this Article II, Section 9 shall govern and control.

9.7 Whenever it is stated in this Article II, Section 9 that a specified action shall require the affirmative vote of a specified percentage of the full Board of Directors, if the application of such percentage does not result in a whole number of required votes, the vote required to approve, adopt or ratify any such action shall be the next highest whole number.

*End*

Exhibit B

AGREEMENT OF BANK MERGER

THIS AGREEMENT OF BANK MERGER, dated as of [●] (this “Bank Merger Agreement”), is entered into between Wilshire Bank, a California state-chartered bank and a wholly owned subsidiary of Wilshire Bancorp, Inc., a California corporation (“WIBC”), and BBCN Bank, a California state-chartered bank and a wholly owned subsidiary of BBCN Bancorp, Inc., a Delaware corporation (“BBCN”). Wilshire Bank and BBCN Bank are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, WIBC and BBCN entered into an Agreement and Plan of Merger, dated as of December 7, 2015 (the “Agreement”), providing, among other things, for the merger of WIBC with and into BBCN, with BBCN surviving (the “Merger”);

WHEREAS, in connection with the Merger, WIBC and BBCN desire to merge Wilshire Bank with and into BBCN Bank (the “Bank Merger”) concurrently with or as soon as reasonably practicable after the consummation of the Merger upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement; and

WHEREAS, for federal and, if applicable, state and local income Tax purposes, the Parties intend that the Bank Merger shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement, shall constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Bank Merger Agreement and the Agreement, subject to the conditions set forth in this Bank Merger Agreement and the Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Effective Time. Upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement, concurrently with or as soon as reasonably practicable after the consummation of the Merger, Wilshire Bank and BBCN Bank shall cause the Bank Merger to be consummated by filing a copy of this Bank Merger Agreement, certified by the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law (the “CGCL”), with the Commissioner of Financial Institutions of the State of California pursuant to Section 4887 of the California Financial Code (the “CFC”). The Bank Merger shall become effective [upon the time and date of such filing] or [insert such other time and date as may be agreed upon by Parties] (the “Effective Time”).

2. The Merger. BBCN Bank shall be the surviving bank in the Bank Merger (the “Surviving Bank”). At the Effective Time, Wilshire Bank shall be merged with and into BBCN Bank and the separate existence of Wilshire Bank shall cease. The Bank Merger shall be governed by, and shall have the effects set forth in, the CGCL and the CFC.

B-1

3. Effects of the Merger.

(a) The name of the Surviving Bank shall be “[●]”.

(b) At the Effective Time, the Surviving Bank shall succeed, without other transfer, to all the rights and properties, and shall be subject to all the debts and liabilities, of Wilshire Bank, and the separate existence of BBCN Bank, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Bank Merger.

(c) The Articles of Incorporation (as amended effective as of the Effective Time to reflect the new name of the Surviving Bank as set forth in Section 3(a)) and the Bylaws of BBCN Bank, as in effect as of the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

(d) The shares of BBCN Bank common stock, no par value per share (“BBCN Bank Common Stock”) and the shares of Wilshire Bank common stock, no par value per share (“Wilshire Bank Common Stock”) shall be treated as follows at the Effective Time: (i) each share of BBCN Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of BBCN Bank Common Stock; and (ii) each share of Wilshire Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled by operation of law without consideration and cease to be an issued and outstanding share of Wilshire Bank Common Stock.

4. Directors and Officers of the Surviving Bank. On or prior to the Effective Time, BBCN Bank shall cause the number of directors that shall comprise the board of directors of the Surviving Bank at the Effective Time to be 16. Of the members of the initial board of directors of the Surviving Bank at the Effective Time, nine (9) shall be current members of the board of directors of BBCN Bank as designated by BBCN Bank prior to the Effective Time, and seven (7) shall be current members of the board of directors of Wilshire Bank as designated by Wilshire Bank prior to the Effective Time.

5. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of WIBC, as the sole shareholder of Wilshire Bank, and BBCN, as the sole shareholder of BBCN Bank, at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Wilshire Bank and BBCN Bank shall use their commercially reasonable best efforts to proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by applicable law or otherwise necessary for the consummation of the Bank Merger on the terms provided herein, including, without limitation, the preparation and submission of such applications or other filings for approval of the Bank Merger as may be required by applicable laws and regulations.

6. Conditions Precedent. The obligations of the Parties under this Bank Merger Agreement shall be subject to: (a) the approvals of this Bank Merger Agreement by WIBC, as the sole shareholder of Wilshire Bank, and

B-2

BBCN, as the sole shareholder of BBCN Bank, at meetings duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (b) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required by applicable laws and regulations; and (c) the consummation of the Merger pursuant to the Agreement at or before the Effective Time.

7. General Provisions.

(a) Termination and Agreement. The obligations of the Parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Agreement. This Bank Merger Agreement shall terminate, without any further action of any Party, notwithstanding shareholder approval, in the event that the Agreement shall be terminated as provided therein prior to the Effective Time.

(b) Amendment. This Bank Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the Parties at any time prior to the Effective Time.

(c) Successors and Assigns. This Bank Merger Agreement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns, but this Bank Merger Agreement may not be assigned by any Party, by operation of law or otherwise, without the prior written consent of the other Party.

(d) Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

(e) Counterparts. This Bank Merger Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

[Remainder of this page intentionally left blank]

B-3

IN WITNESS WHEREOF, Wilshire Bank and BBCN Bank have caused this Bank Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

WILSHIRE BANK

By:
Name:
Title:

By:
Name:
Title:

BBCN BANK

By:
Name:
Title:

By:
Name:
Title:

B-4

Annex B

December 6, 2015

The Board of Directors

BBCN Bancorp, Inc.

3731 Wilshire Blvd.

Los Angeles, CA 90010

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW”, “we”, “us” or “our”) as investment bankers as to the fairness, from a financial point of view, to BBCN Bancorp, Inc. (“BBCN”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Wilshire Bancorp, Inc. (“WIBC”) with and into BBCN, pursuant to the Agreement and Plan of Merger, substantially in the form of the draft dated December 5, 2015, to be entered into by and between BBCN and WIBC (the “Agreement”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of BBCN, WIBC, the holders of common stock, par value $0.001 per share, of BBCN (the “BBCN Common Stock”), or the holders of common stock, no par value per share, of WIBC (the “WIBC Common Stock”), each share of WIBC Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.7034 shares of BBCN Common Stock. The ratio of 0.7034 shares of BBCN Common Stock for one share of WIBC Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, concurrently with, or as soon as reasonably practicable following the Merger, Wilshire Bank, a wholly-owned subsidiary of WIBC, will merge with and into BBCN Bank, a wholly-owned subsidiary of BBCN (such transaction, the “Bank Merger”), pursuant to a separate agreement and plan of merger.

KBW has acted as financial advisor to BBCN and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer and further to existing sales and trading relationships between certain KBW broker-dealer affiliates and each of BBCN and WIBC, KBW and its affiliates may from time to time purchase securities from, and sell securities to, BBCN and WIBC. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of BBCN and WIBC for their own respective accounts and for the accounts of their respective customers. We have acted exclusively for the board of directors of BBCN (the “Board”) in rendering this opinion and will receive a fee from BBCN upon the rendering of this opinion. A portion of our fees related to the Merger was payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, BBCN has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to BBCN for which compensation was received. In August

Keefe, Bruyette & Woods, a Stifel Company • One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020 • Toll Free: 877.520.8569 • Fax 415.782.5527 • www.kbw.com

The Board of Directors – BBCN Bancorp, Inc.

December 6, 2015

2014, KBW was retained by BBCN to act as financial advisor in connection with an acquisition that was not consummated and for which no compensation was paid to KBW. In August 2013, KBW acted as financial advisor to BBCN in connection with its acquisition of Foster Bankshares, Inc. In the past two years, KBW has not provided investment banking and financial advisory services to WIBC. We may in the future provide investment banking and financial advisory services to BBCN or WIBC and we would expect to receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon, without independent verification, material bearing upon the Merger and bearing upon the financial and operating condition of BBCN and WIBC, including among other things, the following: (i) a draft of the Agreement dated December 5, 2015 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of BBCN; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of BBCN; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of WIBC; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of WIBC; (vi) certain regulatory filings of BBCN, BBCN Bank, WIBC and WIBC Bank, including (as applicable) the quarterly reports on Form FRY-9C and the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2014 and the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015; (vii) certain other interim reports and other communications of BBCN and WIBC to their respective stockholders; and (viii) other financial information concerning the businesses and operations of BBCN and WIBC furnished to us by BBCN and WIBC or which we were otherwise directed to use for purposes of our opinion and our analyses, all of which formed a substantial basis for this opinion. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of BBCN and WIBC; (ii) the assets and liabilities of BBCN and WIBC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of BBCN and WIBC with similar information for certain other companies the securities of which are publicly traded; (v) the publicly available consensus “street estimates” of BBCN for 2015 through 2017 (as well as assumed BBCN long term growth rates that were provided to us by BBCN management), all of which information was discussed with us by BBCN management and used and relied upon by us, without independent verification, at the direction of such management with the consent of the Board; (vi) the publicly available consensus “street estimates” of WIBC for 2015 through 2017 (as well as assumed WIBC long term growth rates that were provided to us by WIBC management), all of which information was discussed with us by BBCN and WIBC managements and used and relied upon by us, without independent verification, based on such discussions and at the direction of BBCN management with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on BBCN (including but not limited to the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by BBCN management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by management of BBCN and WIBC regarding the past and current business operations, regulatory relations,

Keefe, Bruyette & Woods, a Stifel Company • One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020 • Toll Free: 877.520.8569 • Fax 415.782.5527 • www.kbw.com

The Board of Directors – BBCN Bancorp, Inc.

December 6, 2015

financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of BBCN as to the reasonableness and achievability of the publicly available consensus “street estimates” and assumed long term growth rates of BBCN and WIBC referred to above, that were provided to or otherwise discussed with us by BBCN management and, in the case of WIBC “street estimates” and long term growth rates, WIBC management, and that in each case we were directed by BBCN management to use. We have further relied upon BBCN management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Merger on BBCN (and the assumptions and bases therefor) that were prepared by, and provided to and discussed with us by, BBCN management and that we were directed by BBCN management to use. We have assumed, at the direction of BBCN, that all of the foregoing information reflects, or in the case of the BBCN and WIBC publicly available “street estimates” referred to above are consistent with, the best currently available estimates and reasonable judgments of BBCN management, and that the forecasts, projections and estimates set forth therein will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information that was provided to us was not prepared with the expectation of public disclosure, that such information, together with the publicly available consensus “street estimates” of BBCN and WIBC referred to above that we were directed to use, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the managements of BBCN and WIBC and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either BBCN or WIBC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent that the aggregate allowances for loan and lease losses for BBCN and WIBC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of BBCN or WIBC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of BBCN or WIBC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

Keefe, Bruyette & Woods, a Stifel Company • One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020 • Toll Free: 877.520.8569 • Fax 415.782.5527 • www.kbw.com

The Board of Directors – BBCN Bancorp, Inc.

December 6, 2015

We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the WIBC Common Stock; (ii) that any related transactions (including the Bank Merger) will be completed as contemplated by the Agreement; (iii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iv) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (v) that there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and any related transactions (including the Bank Merger) and that all conditions to the completion of the Merger and any related transactions (including the Bank Merger) will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of BBCN, WIBC or the pro forma entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of BBCN that BBCN has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to BBCN, WIBC, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to BBCN. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any related transaction (including the Bank Merger), any consequences of the Merger to BBCN, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any related transaction (including the Bank Merger), or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of BBCN to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by BBCN or the Board, (iii) the fairness of the amount or nature of any compensation to any of BBCN’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio, (iv) the effect of the Merger or any related transaction (including the Bank Merger) on, or the fairness of the consideration to be received by, holders of any class of securities of BBCN or WIBC or any other party to any other transaction contemplated by the Agreement (including the Bank Merger), (v) the actual value

Keefe, Bruyette & Woods, a Stifel Company • One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020 • Toll Free: 877.520.8569 • Fax 415.782.5527 • www.kbw.com

The Board of Directors – BBCN Bancorp, Inc.

December 6, 2015

of BBCN Common Stock to be issued in the Merger, (vi) the prices, trading range or volume at which BBCN Common Stock or WIBC Common Stock may trade following the public announcement of the Merger or the prices, trading range or volume at which BBCN Common Stock may trade following the consummation of the Merger, (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (viii) any legal, regulatory, accounting, tax or similar matters relating to BBCN, WIBC, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of BBCN Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to BBCN.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, a Stifel Company • One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020 • Toll Free: 877.520.8569 • Fax 415.782.5527 • www.kbw.com

Annex C

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

December 6, 2015

Board of Directors

Wilshire Bancorp, Inc.

3200 Wilshire Blvd, Suite 1400

Los Angeles, CA 90010

Ladies and Gentlemen:

Wilshire Bancorp, Inc. (“Wilshire”) and BBCN Bancorp, Inc. (“BBCN”) intend to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Wilshire will merge with and into BBCN with BBCN being the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of common stock, without par value, of Wilshire (“Wilshire Common Stock”) issued and outstanding immediately prior to the Effective Time, other than certain shares described in the Agreement, will be converted into 0.7034 of a share of the common stock, $0.001 par value per share, of BBCN (the “Exchange Ratio”). Cash will be paid in lieu of fractional shares. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Wilshire Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement, dated December [5], 2015; (ii) certain publicly available financial statements and other historical financial information of Wilshire that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BBCN that we deemed relevant; (iv) publicly available mean analyst earnings per share estimates for Wilshire for the years ending December 31, 2015 through December 31, 2017, and an estimated earnings per share growth rate for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Wilshire; (v) publicly available mean analyst earnings per share estimates for BBCN for the years ending December 31, 2015 through December 31, 2017, and an estimated long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of BBCN; (vi) the relative contribution of assets, liabilities, equity and earnings of Wilshire and BBCN to the combined entity; (vii) the pro forma financial impact of the Merger on BBCN based on assumptions related to transaction expenses, purchase accounting adjustments, certain loan loss provision reversals, an estimated dividend payout ratio as well as certain cost savings, as provided by the senior management of BBCN; (viii) the publicly reported historical price and trading activity for Wilshire and BBCN common stock, including a comparison of certain financial and stock market information for Wilshire and BBCN common stock and similar publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for the Wilshire and BBCN with similar bank and thrift institutions for which publicly available information is available; (x) the financial terms of certain other recent merger and acquisition transactions in the commercial banking industry, to the extent publicly available; (xi) the current market environment generally and the commercial banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Wilshire the business, financial condition, results of operations and prospects of Wilshire and held similar discussions with the senior management of BBCN regarding the business, financial condition, results of operations and prospects of BBCN.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Wilshire and BBCN, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the senior management of Wilshire and BBCN that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Wilshire or BBCN, nor have we reviewed any individual credit files of Wilshire or BBCN. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Wilshire or BBCN and we have assumed, with your consent, that the respective allowances for loan losses for both Wilshire and BBCN are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available mean analyst earnings per share estimates for Wilshire for the years ending December 31, 2015 through December 31, 2017, and an estimated earnings per share growth rate for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Wilshire. In addition, Sandler O’Neill used publicly available mean analyst earnings per share estimates for BBCN for the years ending December 31, 2015 through December 31, 2017, and an estimated long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of BBCN. Sandler O’Neill also received and used in its analyses certain assumptions related to transaction expenses, purchase accounting adjustments, certain loan loss provision reversals, an estimated dividend payout ratio as well as certain cost savings, as provided by the senior management of BBCN. With respect to the foregoing information used by Sandler O’Neill, the senior managements of Wilshire and BBCN confirmed to us that such information reflected (or, in the case of publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates of the senior managements of Wilshire and BBCN, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to any such information or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Wilshire or BBCN since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Wilshire and BBCN will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each of the parties to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Wilshire, BBCN or the Merger in any respect that would be material to our analyses, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting or tax matters relating to the Merger or any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Wilshire Common Stock after the date of this opinion or what the value of BBCN’s common stock will be once it is actually received by the holders of Wilshire Common Stock.

We have acted as financial advisor to the Board of Directors of Wilshire in connection with the Merger and a significant portion of our fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion. Wilshire has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from or sell securities to Wilshire, BBCN or their respective affiliates. We may also actively trade the securities of Wilshire or BBCN for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter is directed to the Board of Directors of Wilshire in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Wilshire as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Wilshire Common Stock and does not address the underlying business decision of Wilshire to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Wilshire or the effect of any other transaction in which Wilshire might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Wilshire’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Wilshire. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Wilshire Common Stock.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex D

AMENDMENT TO BBCN BYLAWS

The bylaws of BBCN shall be amended at or prior to the Effective Time to include, as of the Effective Time, the following new Article II, Section 9:

Section 9. Board Composition and Other Governance Matters at Merger Effective Time

9.1 The Board of Directors has resolved that the governance and other provisions set forth in this Article II, Section 9 shall apply and become effective at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of December 7, 2015, by and between the Corporation and Wilshire Bancorp, Inc. (“WIBC”), as may be amended from time to time (the “Merger Agreement”)).

9.2 The Board of Directors shall consist of 16 members. Prior to the earlier of (i) the first anniversary of the Effective Date or (ii) the first regularly scheduled Annual Meeting of the Corporation’s stockholders held after the Effective Date, the size of the Board may not be increased or decreased except as provided in Section 9.6 of this Article II. Effective as of the Effective Time, nine members of the Board of Directors shall be current members of the Board of Directors designated by the Corporation (such nine persons being referred to in this Article II, Section 9 as the “Continuing BBCN Directors”), and seven members of the Board of Directors shall be current members of the board of directors of WIBC designated by WIBC (such seven persons being referred to in this Article II, Section 9 as the “Continuing WIBC Directors”).

9.3 Effective as of the Effective Time, Mr. Steven Koh shall serve as Chairman of the Board of Directors.

9.4 Effective as of the Effective Time, Mr. Steven Koh shall serve as Chairman of the board of directors of BBCN Bank.

9.5 Subject to any independence and expertise requirements under Applicable Legal Requirements, at the Effective Time (i) the Nomination and Governance Committee shall be chaired by a Continuing BBCN Director, (ii) the Human Resources and Compensation Committee of the Board of Directors shall be chaired by a Continuing BBCN Director, (iii) the Lead Independent Director of the Board of Directors shall be a Continuing BBCN director and (iv) the Executive Committee of the Board of Directors shall be chaired by a Continuing WIBC Director.

9.6 This Article II, Section 9 may not be modified, amended or repealed, and any provision of these Bylaws inconsistent with the provisions of this Article II, Section 9 may not be adopted, unless in each case such action has been approved by at least a majority of the Continuing BBCN directors and a majority of the Continuing WIBC directors, in addition to any other approvals which may be required by these Bylaws, the Corporation’s Certificate of Incorporation and Applicable Law. In the event of any inconsistency between any provision of this Article II, Section 9 and any other provision of the Certificate of Incorporation or these Bylaws, the provisions of this Article II, Section 9 shall govern and control.

D-1

9.7 Whenever it is stated in this Article II, Section 9 that a specified action shall require the affirmative vote of a specified percentage of the full Board of Directors, if the application of such percentage does not result in a whole number of required votes, the vote required to approve, adopt or ratify any such action shall be the next highest whole number.

*End*

D-2

Annex E

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

BBCN BANCORP, INC.

BBCN Bancorp, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of this Corporation is BBCN Bancorp, Inc. and the date of filing of the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was June 5, 2000.

SECOND: Article I of the Certificate of Incorporation of this Corporation, as the same has been amended to date, is hereby amended and restated in its entirety to read as follows:

“I.

The name of the corporation is Hope Bancorp, Inc. (the “Corporation”).”

This Certificate of Amendment to Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of this Corporation in accordance with the provisions of Sections 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, BBCN BANCORP, INC. has caused this Certificate of Amendment to Certificate of Incorporation to be signed by the Corporate Secretary on this day of                     2016.

BBCN BANCORP, INC.

By:
David W. Kim, Corporate Secretary

Annex F

CALIFORNIA CORPORATIONS CODE §§ 1300-1313

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not hereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex G

BBCN BANCORP, INC.

2016 INCENTIVE COMPENSATION PLAN

BBCN BANCORP, INC.

2016 INCENTIVE COMPENSATION PLAN

BBCN BANCORP, INC.

2016 INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this BBCN BANCORP, INC. 2016 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist BBCN BANCORP, INC., a Delaware corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors and consultants to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. In addition, this Plan was designed and is intended to provide compensation which should qualify as “performance-based compensation” that is exempt from the deduction limitations imposed under Section 162(m) of the Code.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity; (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any; (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity; (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity; (v) any material violation or breach by the Participant of the Company’s or Related Entity’s policy for employee conduct, if any; (vi) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vii) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g) “Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee under this Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least three directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(j) “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Related Entity, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(k) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l) “Covered Employee” means the Person who, as of the end of the taxable year, either is the principal executive officer of the Company or is serving as the acting principal executive officer of the Company, and each other Person whose compensation is required to be disclosed in the Company’s filings with the Securities and Exchange Commission by reason of that person being among the three highest compensated officers of the Company (other than the chief financial officer) as of the end of a taxable year, or such other person as shall be considered a “covered employee” for purposes of Section 162(m) of the Code.

(m) “Director” means a member of the Board or the board of directors of any Related Entity.

(n) “Disability” means a Participant’s eligibility to receive long-term disability benefits under a plan sponsored by the Company or a Related Entity, or if no such plan is applicable, a Participant’s inability to perform the essential functions of his or her duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration as determined in the sole discretion of the Committee. Notwithstanding the foregoing, in the case of any Option that is an Incentive Stock Option, if and to the extent required in order for the Option to satisfy the requirements of Section 422 of the Code, the term “Disability” means disabled within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(p) “Effective Date” means the effective date of the Plan, which shall be                     , 2016.

(q) “Eligible Person” means each officer, Director, Employee or Consultant to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(r) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(t) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(u) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company or Related Entity, or any other action by the Company or a Related Entity which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (iii) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of fifty (50) miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company or Related Entity of the Participant’s Continuous Service other than for Cause, death or by reason of the Participant’s Disability, or (v) any material reduction in the Participant’s base salary (unless such reduction is part of a Company-wide reduction that affects a majority of the persons of comparable level to the Participant).

(v) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(w) “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(x) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) hereof.

(y) “Listing Market” means the NASDAQ Stock Market or any other national securities exchange on which any securities of the Company are listed for trading.

(z) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(aa) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(bb) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(cc) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(dd) “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 6(h) hereof.

(ee) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ff) “Performance Share” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(gg) “Performance Unit” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(hh) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(ii) “Prior Plans” means collectively, the BBCN Bancorp, Inc. 2006 Stock Incentive Plan and the BBCN Bancorp, Inc. 2007 Equity Incentive Plan, as each may have been amended from time to time.

(jj) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(kk) “Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(ll) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(mm) “Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period.

(nn) “Restricted Stock Unit Award” means an Award of Restricted Stock Unit granted to a Participant under Section 6(e) hereof.

(oo) “Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(pp) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(qq) “Shares” means the shares of common stock of the Company, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(rr) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(ss) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(tt) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by an entity, (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary or any Participant or Beneficiary, or any transferee under Section 10(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.

(b) Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act or (ii) with respect to any Award that is intended to qualify as

“performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be equal to 2,400,000. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to Awards under the Plan. For the avoidance of doubt, in the event that any Option or other Award granted under this Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the number of Shares tendered or withheld shall not be available for additional grant under the Plan.

(ii) Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combined has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market.

(iii) Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(iv) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 2,400,000 Shares.

(v) Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 10(c) hereof, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards with respect to more than 50,000 Shares.

(d) No Further Awards Under Prior Plans. In light of the adoption of this Plan, no further awards shall be made under the Prior Plans on and after the Effective Date.

5. Eligibility; Per-Participant Limitations. Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c) of this Plan, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and/or Other Stock-Based Awards denominated in or valued by reference to a designated number of Shares and that are subject to Section 8 hereof, with respect to more than 300,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units that are subject to Section 8 hereof is (x) $3,000,000 with respect to any 12 month Performance Period (pro-rated for any Performance Period that is less than 12 months based upon the ratio of the number of days in the Performance Period as compared to 365), and (y) with respect to any Performance Period that is more than 12 months, $4,500,000.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of California law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s shareholders.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

(B) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

(C) if shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant; provided, however, that if and to the extent that it would not violate Section 409A of the Code, the grant price for a Stock Appreciation Right that is granted as a Substitute Award for an outstanding Option may be lower than 100% of the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right if it is not less than the exercise price of the Option for which it is substituted. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without shareholder approval.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as or subsequently to the related Option is granted. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that, subject to the limitations set forth in Section 6(j)(ii) hereof, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, or except as otherwise provided in the last sentence of Section 6(h) hereof, may require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in each case in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at other specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an

Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that, subject to the limitations set forth in Section 6(j)(ii) hereof, the Committee may provide, by resolution or action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, and except as otherwise provided in the last sentence of Section 6(h) hereof, any Dividend Equivalents that are granted with respect to any Restricted Stock Unit Award shall be either (A) paid with respect to such Restricted Stock Unit Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Unit Award and whether the amount or value thereof shall be automatically deemed reinvested in additional Restricted Stock Units or other Awards, or if not so reinvested shall earn interest and at what rate for the period deferred, as the Committee shall determine or permit the Participant to elect. The applicable Award Agreement shall specify whether any Dividend Equivalents shall be paid at the dividend payment date, deferred or deferred at the election of the Participant. If the Participant may elect to defer the Dividend Equivalents, such election shall be made at such other times prescribed by the Committee as shall not result in a violation of Section 409A of the Code.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at some later date, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than twelve (12) months. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code. Notwithstanding any other provision of this Plan to the contrary, cash dividends, Shares, and any other property (other than cash) distributed as a dividend or otherwise with respect to any Performance Awards or any other Awards that are subject to satisfaction of performance goals, shall either (i) not be paid or credited, or (ii) be accumulated, shall be subject to satisfaction of the same performance goals to which the vesting of the underlying Award is subject, and shall be paid at the time such restrictions and risk of forfeiture lapses.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

(j) Certain Vesting Requirements and Limitations on Waiver of Forfeiture Restrictions. Except for certain limited situations (including death, disability, retirement, a Change in Control referred to in Section 9, grants to new hires to replace forfeited compensation, grants representing payment of earned Performance Awards or other incentive compensation, Substitute Awards or grants to Directors), Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards and Other Stock-Based Awards shall vest over a period of not less than one year.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to comply with Section 409A of the Code.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee. The term of any Option or Stock Appreciation Right shall not exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that in the event that on the last day of the term of an Option or a Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the Option or Stock Appreciation Right is prohibited by applicable law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that such extension of the term of the Option or Stock Appreciation Right would not cause the Option or Stock Appreciation Right to violate the requirements of Section 409A of the Code.

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with applicable law and all applicable rules of the Listing Market, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(e) hereof, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on a deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b). Code Section 409A.

(i) The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii) If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section  409A of the Code.

8. Code Section 162(m) Provisions.

(a) Covered Employees. The provisions of this Section 8 shall be applicable to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award if it is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, and is intended to qualify as “performance-based compensation” that is exempt from the deduction limitations imposed under Section 162(m) of the Code.

(b) Performance Criteria. If an Award is subject to this Section 8, then the payment or distribution thereof or the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on assets, investment, capital, or equity (including tangible equity); (6) economic value added; (7) direct contribution;

(8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations after excluding extraordinary or special items (including, without limitation, stock-based compensation, goodwill impairments, building and other significant asset sales, asset write-downs, plant closures and related layoffs, and/or amortization of intangibles); income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) loans; (18) deposits; (19) assets; (20) tangible book value; (21) efficiency ratio; (22) fee income; (23) net interest income; (24) noninterest income; (25) net interest margin; (26) nonperforming assets; (27) net charge offs; (28) classified assets; (29) provision for loan and/or lease losses; (30) Texas ratio; (31) assets under management; (32) strategic plan development and implementation, including turnaround plans; and/or (33) the Fair Market Value of a Share. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, a group of select companies that are comparable to the Company. In determining the achievement of the performance goals, the Committee may, at the time the performance goals are set, require that those goals be determined by excluding the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted. Notwithstanding anything to the contrary in this Section 8(b), the Committee may express a performance goal in any form that the Committee, within its discretion, may determine including, without limitation, absolute value, ratio, average, percentage growth, absolute growth, cumulative growth, performance in relation to an index, performance in relation to peer company performance, per share of common stock outstanding or per full-time equivalent employee.

(c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a Performance Period no shorter than twelve (12) months and no longer than five (5) years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification. No Participant shall receive any payment under the Plan that is subject to this Section 8 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Section 162(m) of the Code.

9. Change in Control.

(a) Effect of “Change in Control.” If and only to the extent provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently, upon the occurrence of a “Change in Control,” as defined in Section 9(b):

(i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control).

(iv) Notwithstanding the foregoing or any provision in any Award Agreement to the contrary, and unless the Committee otherwise determines in a specific instance, or as is provided in any employment or other agreement between the Participant and the Company any Subsidiary, and unless the Committee otherwise determines in a specific instance, each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award shall not be accelerated as described in Sections 9(a)(i), (ii) and (iii), if either (A) the Company is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance with Section 10(c)(ii) hereof. For the purposes of this Agreement, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) Consummation of a liquidation or dissolution of the Company; or

(iii) Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Corporation or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 9 of this Plan relating to vesting of Awards in the event of any Change in Control), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (b) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). For the purposes of this Agreement, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(iii) Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. Adjustments permitted hereby may include, without limitation, increasing the exercise price of Options and Stock Appreciation Rights, increasing performance goals, or other adjustments that may be adverse to the Participant. Notwithstanding the foregoing, no adjustments may be made with respect to any Awards subject to Section 8 if and to the extent that such adjustment would cause the Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d) Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(f) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

(g) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of the their respective officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(h) Clawback of Benefits.

(i) The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(ii) If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

(i) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(j) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(k) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(l) Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of California without giving effect to principles of conflict of laws, and applicable federal law.

(m) Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(n) Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(p) Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval, within 12 months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.